    AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON JANUARY 19, 2001

                                                      REGISTRATION NO. 333-43400
--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549
                             ---------------------


                               AMENDMENT NO. 4 TO

                                    FORM S-1

            REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933
                             ---------------------

                         OIL STATES INTERNATIONAL, INC.
                (Name of registrant as specified in its charter)
                             ---------------------

           DELAWARE                           3533                           76-0476605
 (State or other jurisdiction     (Primary Standard Industrial            (I.R.S. Employer
      Of incorporation or          Classification Code Number)           Identification No.)
          organization)                THREE ALLEN CENTER
                                   333 CLAY STREET, SUITE 3460
                                      HOUSTON, TEXAS 77002
                                         (713) 652-0582
                       (Address, including zip code, and telephone number,
                including area code, of registrant's principal executive officer)
                                         CINDY B. TAYLOR
                                       THREE ALLEN CENTER
                                   333 CLAY STREET, SUITE 3460
                                      HOUSTON, TEXAS 77002
                                         (713) 652-0582
                    (Name, address, including zip code, and telephone number,
                            including area code, of agent for service)

                             ---------------------

                                   Copies to:

                 SCOTT N. WULFE                                    JOE S. POFF
             VINSON & ELKINS L.L.P.                             BAKER BOTTS L.L.P.
            1001 FANNIN, SUITE 2300                               910 LOUISIANA
           HOUSTON, TEXAS 77002-6760                           HOUSTON, TEXAS 77002
                 (713) 758-2222                                   (713) 229-1234

                             ---------------------

    APPROXIMATE DATE OF COMMENCEMENT OF PROPOSED SALE TO THE PUBLIC: As soon as practicable after this registration statement becomes effective.
    If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, check the following box. [ ]
    If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]
    If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]
    If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]
    If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. [ ]
                             ---------------------


                        CALCULATION OF REGISTRATION FEE



--------------------------------------------------------------------------------------------------------------
--------------------------------------------------------------------------------------------------------------
                                                                     PROPOSED
                   TITLE OF EACH CLASS OF                       MAXIMUM AGGREGATE            AMOUNT OF
                SECURITIES TO BE REGISTERED                     OFFERING PRICE(1)       REGISTRATION FEE(2)
--------------------------------------------------------------------------------------------------------------
Common Stock, par value $.01 per share......................       $218,270,000               $57,552
--------------------------------------------------------------------------------------------------------------
--------------------------------------------------------------------------------------------------------------



(1)Estimated solely for purposes of calculating the registration fee pursuant to Rule 457(o) under the Securities Act of 1933.



(2)Registration fees in the aggregate amount of $56,287, based on a filing fee rate of $264 per $1,000,000 of securities registered, were previously paid upon the initial filing of this Registration Statement on August 10, 2000 and upon the filing of Amendment No. 1 on October 16, 2000. An additional $1,265 of registration fees, based on a filing fee rate of $250 per $1,000,000 of securities registered, are being paid in connection with the registration of an additional $5,060,000 of securities pursuant to this Amendment No. 4

                             ---------------------

    THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(A) OF THE SECURITIES ACT OF 1933 OR UNTIL THE REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE SECURITIES AND EXCHANGE COMMISSION, ACTING PURSUANT TO SAID SECTION 8(A), MAY DETERMINE.

--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

                                EXPLANATORY NOTE

     This registration statement contains two forms of prospectus to be used in connection with the offering of common stock, par value $.01 per share, of Oil States International, Inc.: one to be used in connection with an underwritten offering of such stock in the United States and Canada and one to be used in a concurrent international offering of such stock. The U.S. prospectus for the offering in the United States and Canada follows immediately after this explanatory note. After the U.S. prospectus are the alternate pages for the international prospectus. A copy of the complete U.S. prospectus and international prospectus in the forms in which they are used after effectiveness will be filed with the Securities and Exchange Commission pursuant to Rule 424(b) under the Securities Act of 1933.

      The information in this prospectus is not complete and may be changed. We may not sell these securities until the registration statement filed with the Securities and Exchange Commission is effective. This prospectus is not an offer to sell these securities and it is not soliciting an offer to buy these securities in any state where the offer or sale is not permitted.

                             SUBJECT TO COMPLETION

                 PRELIMINARY PROSPECTUS DATED JANUARY 19, 2001

PROSPECTUS


                               14,600,000 SHARES


                     [OIL STATES INTERNATIONAL, INC. LOGO]

                                  COMMON STOCK
                             ----------------------


     This is Oil States International, Inc.'s initial public offering. Oil States International is selling 12,500,000 shares, and Oil States International stockholders are selling 2,100,000 shares. The U.S. underwriters are offering 11,680,000 shares in the U.S. and Canada, and the international managers are offering 2,920,000 shares outside the U.S. and Canada.



     We expect the public offering price to be between $11.00 and $13.00 per share. Currently, no public market exists for the shares. The shares have been approved for listing on the New York Stock Exchange under the symbol "OIS."


     INVESTING IN THE COMMON STOCK INVOLVES RISKS THAT ARE DESCRIBED IN THE "RISK FACTORS" SECTION BEGINNING ON PAGE 9 OF THIS PROSPECTUS.
                             ----------------------

                                                              PER SHARE           TOTAL
                                                              ---------           -----
Public offering price.......................................     $                 $
Underwriting discount.......................................     $                 $
Proceeds, before expenses, to Oil States International......     $                 $
Proceeds, before expenses, to the selling stockholders......     $                 $


     The U.S. underwriters may also purchase up to an additional 1,752,000 shares from Oil States International at the public offering price, less the underwriting discount, within 30 days from the date of this prospectus to cover over-allotments. The international managers may similarly purchase up to an additional 438,000 shares from Oil States International.


     Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.


     The shares will be ready for delivery on or about             , 2001.


                             ----------------------

MERRILL LYNCH & CO.                                   CREDIT SUISSE FIRST BOSTON

                               SIMMONS & COMPANY
                                 INTERNATIONAL
                             ----------------------

           The date of this prospectus is                     , 2001.

                                    ARTWORK

     [depiction of FlexJoint(TM) with caption: "Offshore Products Segment
                                   Flex Joint(TM)"]


     [depiction of hydraulic workover unit in operation with caption: "Well Site Services Segment
                                                  Hydraulic Workover Unit"]


     [Oil States International, Inc. logo]

     [depiction of tubular distribution facility with caption: "Tubular Services Segment
                                             Tubular Distribution Facility"]

     [depiction of remote accommodations site with caption: "Well Site Services Segment
                                              Remote Accommodations Site"]

                               TABLE OF CONTENTS


                                                              PAGE
                                                              ----
Prospectus Summary..........................................    1
Risk Factors................................................    9
Cautionary Statement Regarding Forward-Looking Statements...   15
Use of Proceeds.............................................   16
Dividend Policy.............................................   16
Capitalization..............................................   17
Dilution....................................................   18
Selected Historical and Pro Forma Financial Information.....   19
Management's Discussion and Analysis of Financial Condition
  and Results of Operations.................................   21
Other Financial Information.................................   32
Business....................................................   37
Management..................................................   54
Related Party Transactions..................................   62
Principal Stockholders......................................   67
Selling Stockholders........................................   68
Description of Capital Stock................................   69
Shares Eligible for Future Sale.............................   74
Material United States Federal Tax Consequences to
  Non-United States Holders of Common Stock.................   75
Underwriting................................................   78
Legal Matters...............................................   82
Experts.....................................................   82
Where You Can Find More Information.........................   82
Index to Financial Statements...............................  F-1


                             ----------------------

     You should rely only on the information contained in this prospectus. We have not, and the underwriters have not, authorized any other person to provide you with different information. If anyone provides you with different or inconsistent information, you should not rely on it. We are not, and the underwriters are not, making an offer to sell these securities in any jurisdiction where the offer or sale is not permitted.

                                       (i)

                               PROSPECTUS SUMMARY

     The following summary highlights selected information from this prospectus and may not contain all the information that is important to you. To learn more about the offering and our business, you should read the entire prospectus, including our pro forma and historical financial statements and related notes appearing elsewhere in this prospectus. Unless we indicate otherwise, the information contained in this prospectus assumes that the underwriters' over-allotment options are not exercised.

     Concurrently with the closing of this offering, Oil States International, Inc. will combine with Sooner Inc., HWC Energy Services, Inc. and PTI Group Inc., a transaction which we refer to as the "Combination." SCF-III, L.P. currently owns a majority interest in Oil States, HWC and PTI, and SCF-IV, L.P. currently owns a majority interest in Sooner. SCF-III, L.P. and SCF-IV, L.P. are private equity funds that focus on investments in the energy industry. We refer to SCF-III, L.P. and SCF-IV, L.P. collectively as "SCF." In this prospectus, the terms "we," "us" and "our" refer to Oil States International, Inc. and, unless the context otherwise requires, its subsidiaries, including Sooner, HWC and PTI, after giving effect to the Combination. The term "Oil States" refers to Oil States International, Inc. and, unless the context otherwise requires, its subsidiaries prior to the Combination.

OUR COMPANY


     We are a leading provider of specialty products and services to oil and gas drilling and production companies throughout the world. We focus our business and operations in a substantial number of the world's most active and fastest growing oil and gas producing regions, including the Gulf of Mexico, Canada, West Africa, the Middle East, South America and Southeast Asia. Our customers include many of the major and independent oil and gas companies and other oilfield services companies. During 1999, we had pro forma revenues of $487.4 million and operating income before depreciation and amortization, or EBITDA as defined, of $35.5 million, and for the nine months ended September 30, 2000, we had pro forma revenues of $437.4 million and EBITDA as defined of $49.9 million, in each case giving effect to the Combination.


     We operate in three principal business segments and have established a leadership position in each.

  Offshore Products

     Through our offshore products segment, we are a leading provider of connection technology for offshore oil and gas development and production systems and facilities. We provide to the offshore oil and gas drilling and producing industry:

     - technologically advanced bearings and connector products used in offshore drilling and production systems;

     - subsea pipeline fittings and remote pipeline intervention systems; and

     - blow-out preventor stack assembly, integration, testing and repair services.

  Tubular Services

     Through our tubular services segment, we are the largest distributor of tubular goods, which consist of casing, production tubing and line pipe, and are a provider of associated finishing and logistics services to the oil and gas industry. We provide the following services:

     - distribution of premium tubing and casing;

     - threading, remediation, logistical and inventory management services; and

     - e-commerce capabilities to facilitate pricing, ordering and tracking.

  Well Site Services

     Through our well site services segment, we are an industry leader in hydraulic workover and well control services and a leading provider of remote site accommodations, catering and logistics services in the United States and Canada. We provide:

     - workover services, which enhance oil and gas production flow;

     - specialty drilling services;

     - pressure control services and equipment;

     - tool rentals;

     - remote site accommodations, catering and logistics services; and

     - the design, manufacture and installation of remote site accommodation facilities.

  Benefits of the Combination

     We expect the combination of our existing operations to create additional growth opportunities through geographic expansion and marketing leverage. Each of our segments has exposure to some, but not all, of the industry's growth markets. Our presence in these growth markets provides us an opportunity to cross-sell our products and services to our customers using our existing facilities and operations. Our leading positions in these diversified products and services enable us to participate in each of the exploration, development and production phases of the oil and gas cycle. This reduces our dependence on any one phase. Our customers use our tubular services and well site services segments primarily in the exploration and development phases of the oil and gas cycle. Our customers use our offshore products primarily in the development and production phases of the cycle.

OUR INDUSTRY


     We operate in the oilfield service industry, which provides products and services to oil and gas exploration and production companies for use in the drilling for and production of oil and gas. Demand for our products and services largely depends on the financial condition of our customers and their willingness to spend capital on the exploration and development of oil and gas. We believe that spending for incremental production will be driven by increased demand for oil and gas throughout the world. The report of the Energy Information Agency of the U.S. Department of Energy entitled "International Energy Outlook 2000" forecasts that world oil consumption will increase at an annual rate of approximately 2% through 2020 and that world gas consumption will increase at an annual rate of approximately 3% over the same period. We believe that drilling activity may grow faster than the demand for oil and gas due to increasing depletion rates and the decreasing size of remaining hydrocarbon reserves. Increasing depletion rates have the effect of requiring more wells to be developed to maintain a given level of supply.



     Oil and gas operators are increasingly focusing their exploration and development efforts on frontier areas, particularly deepwater offshore areas. According to OneOffshore, Inc., a leader in offshore oil and gas news reporting and analysis, the number of wells drilled in water depths greater than 1,500 feet has increased from 39 in 1990 to 217 in 2000. The number of hydrocarbon discoveries in water depths greater than 1,500 feet has shown similar gains, increasing from nine in 1990 to 68 in 1999.



     We believe that oil and gas exploration and production companies will respond to sustained increases in demand by expanding their activities and spending more capital, particularly in frontier areas that offer potentially higher future production and that have not yet been exploited, including deepwater Gulf of Mexico, Canada, West Africa, the Middle East, South America and Southeast Asia. We already have an established presence in these areas. In addition to what we believe to be positive industry fundamentals, we believe the following sector-specific trends enhance the growth potential of our business:


     - Increased drilling in offshore areas, particularly deepwater areas, which we believe will increase the need for floating exploration and production systems and the demand for our offshore products.

     - Increased drilling of deeper, horizontal and offshore wells, which we believe will positively impact demand for our tubular products.

     - Rising offshore rig utilization and day rates, which we believe will benefit our hydraulic workover and well control services and cause our hydraulic units to become more competitive for offshore workovers.

     - Increased exploration and development activities in frontier areas, which we believe will benefit our remote site accommodations, catering and logistics services.

OUR GROWTH STRATEGY

     We intend to grow our revenue and profitability while continuing to provide our customers with dependable, high-quality products and services. We believe we can implement our growth strategy using our existing facilities and equipment without incurring significant capital costs because we currently have available capacity to accommodate future growth. The key elements of our growth strategy are to:

     - capitalize on activity in deepwater and frontier areas;

     - capitalize on increasing activity in our current geographic markets;

     - leverage our market presence to sell complementary products and services;

     - develop and provide technologically advanced products and services to our customers; and

     - continue to make strategic acquisitions.

     Risks related to our growth strategy. Prospective investors should carefully consider the matters described under "Risk Factors," as well as the other information in this prospectus, including that sales of our products and services depend on oil and gas industry expenditure levels, our results may fluctuate based on the cyclicality of the oil and gas industry, we face intense competition, and our future operating results are difficult to forecast because we have no operating history as a combined company. One or more of these matters could negatively impact our ability to implement successfully our business strategy.

OUR STRUCTURE AND OWNERSHIP

     The following chart depicts the summary ownership structure of our company following the Combination and the offering:


[Chart depicting that purchasers in the offering will own 31.5% of our company, existing stockholders (other than SCF) will own 12.0%, SCF-III, L.P. will own 42.5% and SCF-IV, L.P. will own 14.0%, in each case following the Combination and the offering. The chart also depicts that Oil States will own 100% of HWC, 100% (indirectly) of PTI and 100% of Sooner following the Combination and the offering.]


     In the Combination, Oil States will issue a total of:

     - 7,474,350 shares of common stock to the former shareholders of HWC, including 1,779,901 shares to be issued for the conversion of preferred stock issued by HWC;


     - 7,597,152 shares of common stock to the former stockholders of Sooner, including 2,985,677 shares to be issued for the conversion of warrants to purchase shares of Sooner common stock; and


     - 5,933,828 shares of common stock to the former shareholders of PTI who are residents of the United States.


The former shareholders of PTI who are residents of Canada will receive exchangeable shares of one of our wholly owned Canadian subsidiaries that will be exchangeable for a total of 3,821,459 shares of our common stock. Prior to their exchange, the exchangeable shares are intended to have characteristics essentially equivalent to our common stock. See "Description of Capital Stock
-- Exchangeable Shares." As a result, unless we indicate otherwise, the number of shares outstanding, including for purposes of calculating percentage ownership, in this prospectus have been calculated as if the exchangeable shares have been exchanged for shares of our common stock. The shares to be sold in this offering, including sales by the selling stockholders, represent 31.5% of the total shares to be outstanding following completion of the Combination and the offering.


     Our principal executive offices are located at Three Allen Center, 333 Clay Street, Suite 3460, Houston, Texas 77002, and our telephone number at that address is (713) 652-0582.

                                  THE OFFERING


Common stock offered:
  By Oil States International
     U.S. offering.................................  10,000,000 shares
     International offering........................   2,500,000 shares
                                                     -----------------
          Total....................................  12,500,000 shares
  By the selling stockholders
     U.S. offering.................................   1,680,000 shares
     International offering........................     420,000 shares
                                                     -----------------
          Total....................................   2,100,000 shares

Shares outstanding after the offering..............  46,378,335 shares


Use of proceeds....................    We estimate that our net proceeds from
                                       this offering without exercise of the
                                       over-allotment options will be
                                       approximately $137 million. We intend to use these net proceeds as follows:


                                       - approximately $104 million to retire
                                         outstanding preferred stock of
                                         subsidiaries and subordinated
                                         indebtedness and pay related dividends
                                         and accrued interest as of September
                                         30, 2000;





                                       - approximately $2.5 million to
                                         repurchase shares in the Combination
                                         from six non-accredited shareholders
                                         and to make payments to shareholders
                                         holding pre-emptive stock purchase
                                         rights in consideration for the
                                         termination of those rights; and



                                       - the balance to reduce bank debt.


                                       We will not receive any proceeds from the sale of shares by the selling stockholders. See "Use of Proceeds."

Risk factors.......................    See "Risk Factors" and other information
                                       included in this prospectus for a
                                       discussion of factors you should
                                       carefully consider before deciding to
                                       invest in shares of our common stock.

Proposed NYSE symbol...............    "OIS"


     The number of shares outstanding after the offering excludes awards under our 2001 Equity Participation Plan. Under this plan, we have reserved for issuance 3,700,000 shares, of which options to purchase 1,211,920 shares at a weighted average exercise price of $7.34 per share have been issued as of December 31, 2000, giving effect to the Combination. In connection with this offering, we intend to grant under this plan additional options to purchase an aggregate of 700,000 shares at an exercise price equal to the initial public offering price and 100,000 shares of restricted stock. The number of shares outstanding after the offering assumes that the underwriters' over-allotment options are not exercised. If the over-allotment options are exercised in full, we will issue and sell an additional 2,190,000 shares.

              PRESENTATION OF FINANCIAL INFORMATION AND OTHER DATA

     Prior to the offering, SCF owns majority interests in Oil States, Sooner, HWC and PTI. Concurrently with the closing of the offering, the Combination will close and HWC, PTI and Sooner will merge with wholly owned subsidiaries of Oil States. As a result, HWC, PTI and Sooner will become our wholly owned subsidiaries. The mergers of HWC and PTI into Oil States will be accounted for using reorganization accounting for entities under common control. The acquisition of the minority interests of Oil States, HWC and PTI and the merger of Sooner will be accounted for using the purchase method of accounting. In connection with the Combination and the offering, Oil States will effect a three-for-one reverse stock split of its common stock. All share numbers included in this prospectus that give effect to the Combination and the offering reflect this reverse stock split.

HISTORICAL FINANCIAL INFORMATION AND OTHER DATA

     The historical financial statements and related financial and other data included in this prospectus reflect the businesses of Oil States, HWC, PTI and Sooner, including its predecessor Sooner Pipe & Supply Co., prior to the Combination. The historical information included in this prospectus does not reflect the proposed three-for-one reverse stock split discussed above.

PRO FORMA FINANCIAL AND OTHER INFORMATION

     In addition to the historical financial information and other data, this prospectus includes our unaudited combined reorganized financial statements for 1997 and 1998 and our unaudited pro forma combined financial statements for 1999 and for the nine months ended September 30, 2000, each reflecting the reorganization of our company due to the mergers of HWC and PTI with wholly owned subsidiaries of Oil States, each from the date on which it came under common control with Oil States. Our unaudited pro forma combined financial statements for 1999 and for the nine months ended September 30, 2000 also reflect:

     - our acquisitions of the minority interests of Oil States, HWC and PTI in the Combination;

     - our acquisition of Sooner in the Combination;

     - the proposed three-for-one reverse stock split of Oil States common stock; and


     - our sale of 12,500,000 shares of common stock in the offering and the application of the net proceeds to us from the offering as described in "Use of Proceeds."


     Because Oil States, HWC, PTI and Sooner have historically been operated separately, the historical and pro forma financial information and operating data included in this prospectus may not provide an accurate indication of:

     - what our actual results would have been if the transactions presented on a pro forma basis had actually been completed as of the dates presented; or

     - what our future results of operations are likely to be.

                         SUMMARY FINANCIAL INFORMATION

     The following tables present selected unaudited pro forma financial information of our company for the periods shown. The unaudited pro forma statement of operations and other financial data give effect to:


     - our offering of 12,500,000 shares at $12.00 per share and the application of the net proceeds to us as described in "Use of Proceeds";


     - the proposed three-for-one reverse stock split of Oil States common stock;

     - the combination of Oil States, HWC and PTI, excluding the minority interest of each company, as entities under common control from the dates such common control was established using reorganization accounting, which yields results similar to pooling of interest accounting;

     - the acquisition of the minority interests of Oil States, HWC and PTI in the Combination using the purchase method of accounting as if the acquisition occurred on January 1, 1999; and

     - the acquisition of Sooner in the Combination using the purchase method of accounting as if the acquisition occurred on January 1, 1999.

The unaudited pro forma combined, acquisitions and offering balance sheet data give effect to the Combination and this offering as if each had been completed on September 30, 2000.

     The unaudited pro forma income statement and other financial data presented below are not necessarily indicative of the results that actually would have been achieved had these transactions been completed as described above or that may be achieved in the future. You should read the following information with "Capitalization," "Management's Discussion and Analysis of Financial Condition and Results of Operations," "Other Financial Information," the historical financial statements and related notes and the unaudited pro forma combined financial statements and related notes included elsewhere in this prospectus. The unaudited pro forma combined amounts presented below were derived from related audited financial statements and have been combined using reorganization accounting for Oil States, HWC and PTI as entities under common control from the date common control was established. For PTI, the date of common control was January 8, 1997, and for HWC, the date was November 14, 1997.


                                            PRO FORMA COMBINED,
                                        ACQUISITIONS AND OFFERING(1)
                                        ----------------------------       PRO FORMA COMBINED(3)
                                         NINE MONTHS                   ------------------------------
                                            ENDED        YEAR ENDED       YEAR ENDED DECEMBER 31,
                                        SEPTEMBER 30,   DECEMBER 31,   ------------------------------
                                            2000          1999(2)        1999       1998       1997
                                        -------------   ------------   --------   --------   --------
                                                               (IN THOUSANDS)
COMBINED STATEMENT OF OPERATIONS DATA:
Revenue...............................    $437,404        $487,380     $267,110   $359,034   $216,259
Expenses
  Costs of sales......................     349,317         400,609      194,822    261,767    151,012
  Selling, general and
     administrative...................      38,161          48,858       38,667     48,305     23,718
  Depreciation and amortization.......      21,992          29,186       20,275     18,201      8,973
  Other expense (income)..............          57           2,448        2,448      4,928       (122)
                                          --------        --------     --------   --------   --------
Operating income (loss)...............      27,877           6,279       10,898     25,833     32,678
                                          --------        --------     --------   --------   --------
Net interest expense..................      (5,513)         (5,006)     (12,496)   (15,301)    (8,710)
Other income (expense)................          40          (4,933)      (1,297)       115       (368)
                                          --------        --------     --------   --------   --------
Income (loss) before income taxes.....      22,404          (3,660)      (2,895)    10,647     23,600
Income tax (expense) benefit..........      (3,805)          3,441       (4,654)    (9,745)   (11,319)
                                          --------        --------     --------   --------   --------
Income (loss) from continuing
  operations before minority
  interest............................      18,599            (219)      (7,549)       902     12,281
Minority interest, net of taxes.......         (13)            (31)         610      2,988     (6,869)
                                          --------        --------     --------   --------   --------
Income (loss) from continuing
  operations..........................    $ 18,586        $   (250)    $ (6,939)  $  3,890   $  5,412
                                          ========        ========     ========   ========   ========


                                                     footnotes on following page

                                            PRO FORMA COMBINED,
                                        ACQUISITIONS AND OFFERING(1)
                                        ----------------------------       PRO FORMA COMBINED(3)
                                         NINE MONTHS                   ------------------------------
                                            ENDED        YEAR ENDED       YEAR ENDED DECEMBER 31,
                                        SEPTEMBER 30,   DECEMBER 31,   ------------------------------
                                            2000          1999(2)        1999       1998       1997
                                        -------------   ------------   --------   --------   --------
                                                               (IN THOUSANDS)
OTHER FINANCIAL DATA:
EBITDA as defined(4)..................    $ 49,869        $ 35,465     $ 31,173   $ 44,034   $ 41,651
Net income (loss) before goodwill
  amortization(5).....................      26,549          10,706       (4,144)     6,698      6,415
Capital expenditures..................                                   11,297     36,145     14,375
Net cash provided by (used in)
  operating activities................                                    5,170      7,469     19,348
Net cash provided by (used in)
  investing activities................                                  112,227    (61,864)   (67,217)
Net cash provided by (used in)
  financing activities................                                 (116,122)    42,473    101,696



                                                    PRO FORMA
                                                    COMBINED,
                                                 ACQUISITIONS AND       PRO FORMA COMBINED(3)
                                                   OFFERING(1)      ------------------------------
                                                 ----------------          AT DECEMBER 31,
                                                 AT SEPTEMBER 30,   ------------------------------
                                                       2000           1999       1998       1997
                                                 ----------------   --------   --------   --------
                                                                  (IN THOUSANDS)
COMBINED BALANCE SHEET DATA:
Cash and cash equivalents......................      $  7,771       $  3,216   $  6,034   $ 21,039
Net property and equipment.....................       145,067        142,242    138,374     95,033
Total assets...................................       572,754        355,544    499,025    433,499
Total long-term debt...........................        63,163        120,290    109,495    171,002
Redeemable preferred stock.....................            --         25,064     20,150     22,650
Total stockholders' equity.....................       382,248         58,462     73,644     91,309


---------------

(1) Includes the results of Sooner, the acquisition of the minority interests of Oil States, HWC and PTI in the Combination and the offering and use of proceeds on a pro forma combined basis assuming the transactions occurred on January 1, 1999 for statement of operations and other data purposes and on September 30, 2000 for balance sheet purposes.

(2) Includes the pro forma adjustments for acquisitions completed by HWC and Sooner during 1999 assuming those transactions occurred January 1, 1999.

(3) Includes the results of Oil States, HWC and PTI on a pro forma combined basis using the reorganization method of accounting for entities under common control from the dates common control was established for statement of operations and other data purposes and on December 31, 1999, 1998 and 1997, respectively, for balance sheet purposes.


(4) EBITDA as defined consists of operating income (loss) before depreciation and amortization expense. EBITDA as defined is not a measure of financial performance under generally accepted accounting principles. You should not consider it in isolation from or as a substitute for net income or cash flow measures prepared in accordance with generally accepted accounting principles or as a measure of profitability or liquidity. Additionally, our EBITDA as defined calculation may not be comparable to other similarly titled measures of other companies. We have included EBITDA as defined as a supplemental disclosure because it may provide useful information regarding our ability to service debt and to fund capital expenditures.


(5) Net income (loss) before goodwill amortization consists of net income (loss) before amortization expense. Net income (loss) before goodwill amortization is not a measure of financial performance under generally accepted accounting principles. You should not consider it in isolation from or as a substitute for net income or cash flow measures prepared in accordance with generally accepted accounting principles or as a measure of profitability or liquidity.

                                  RISK FACTORS

     Before you invest in our common stock, you should understand the high degree of risk involved. You should consider carefully the following risks and other information in this prospectus before you decide to purchase shares of our common stock. If any of the adverse events described below actually occur, our business, financial condition and operating results could be materially adversely affected. As a result, the trading price of our common stock could decline and you may lose part or all of your investment.

RISKS RELATED TO OUR BUSINESS AND OPERATIONS

DECREASED OIL AND GAS INDUSTRY EXPENDITURE LEVELS WILL ADVERSELY AFFECT OUR RESULTS OF OPERATIONS.

     We depend upon the oil and gas industry and its willingness to make expenditures to explore for, develop and produce oil and gas. If these expenditures decline, our business will suffer. The industry's willingness to explore, develop and produce depends largely upon the prevailing view of future product prices. Many factors affect the supply and demand for oil and gas and therefore influence product prices, including:

     - the level of production;

     - the levels of oil and gas inventories;

     - the expected cost of developing new reserves;

     - the cost of producing oil and gas;

     - the level of drilling activity;

     - worldwide economic activity;

     - national government political requirements, including the ability of the Organization of Petroleum Exporting Companies to set and maintain production levels and prices for oil;

     - the cost of developing alternate energy sources;

     - environmental regulation; and

     - tax policies.

If demand for drilling services, cash flows of drilling contractors or drilling rig utilization rates decrease significantly, then demand for our products and services will decrease.

BECAUSE THE OIL AND GAS INDUSTRY IS CYCLICAL, OUR OPERATING RESULTS MAY
FLUCTUATE.


     Oil prices have been volatile over the last three years, ranging from less than $11 per barrel to over $37 per barrel. Spot gas prices have also been volatile, ranging from less than $1.25 per MMBtu to above $10.00 per MMBtu. These price changes have caused oil and gas companies and drilling contractors to change their strategies and expenditure levels. Oil States, Sooner, HWC and PTI have experienced in the past, and we may experience in the future, significant fluctuations in operating results based on these changes.


WE HAVE INCURRED LOSSES IN THE PAST. WE MAY INCUR LOSSES IN THE FUTURE.

     We incurred a loss from continuing operations in 1999. We cannot assure you that we will be profitable in the future.

WE MIGHT BE UNABLE TO COMPETE SUCCESSFULLY WITH OTHER COMPANIES IN OUR INDUSTRY.

     We sell our products and services in competitive markets. In some of our business segments, we compete with the oil and gas industry's largest oilfield services providers. These companies have greater financial resources than we do. In addition, our business, particularly our tubular services business, may face competition from Internet business-to-business service providers. We expect the number of these providers to increase in the future. Our business will be adversely affected to the extent that these providers are successful in reducing purchases of our products and services.

     Our operations may be adversely affected if our current competitors or new market entrants introduce new products or services with better prices, features, performance or other competitive characteristics than our products and services. Competitive pressures or other factors also may result in significant price competition that could have a material adverse effect on our results of operations and financial condition.

DISRUPTIONS IN THE POLITICAL AND ECONOMIC CONDITIONS OF THE FOREIGN COUNTRIES IN WHICH WE OPERATE COULD ADVERSELY AFFECT OUR BUSINESS.

     We have operations in various international areas, including parts of West Africa and South America. Our operations in these areas increase our exposure to risks of war, local economic conditions, political disruption, civil disturbance and governmental policies that may:

     - disrupt our operations;

     - restrict the movement of funds or limit repatriation of profits;

     - lead to U.S. government or international sanctions; and

     - limit access to markets for periods of time.

Some areas, including West Africa and parts of South America, have experienced political disruption in the past. Disruptions may occur in the future in our foreign operations, and losses caused by these disruptions may occur that will not be covered by insurance.

WE ARE SUSCEPTIBLE TO SEASONAL EARNINGS VOLATILITY DUE TO ADVERSE WEATHER CONDITIONS IN OUR REGIONS OF OPERATIONS.

     Our operations are directly affected by seasonal differences in weather in the areas in which we operate, most notably in Canada and the Gulf of Mexico. Our Canadian remote site logistics operations are significantly focused on the winter months when the winter freeze in remote regions permits exploration and production activity to occur. The spring thaw in these frontier regions restricts operations in the spring months and, as a result, adversely affects our operations and sales of products and services in the second and third quarters. Our operations in the Gulf of Mexico are also affected by weather patterns. Weather conditions in the Gulf Coast region generally result in higher drilling activity in the spring, summer and fall months with the lowest activity in the winter months. In addition, summer and fall drilling activity can be restricted due to hurricanes and other storms prevalent in the Gulf of Mexico and along the Gulf Coast. As a result, full year results are not likely to be a direct multiple of any particular quarter or combination of quarters.

WE MIGHT BE UNABLE TO EMPLOY A SUFFICIENT NUMBER OF TECHNICAL PERSONNEL.

     Many of the products that we sell, especially in our offshore products segment, are complex and highly engineered and often must perform in harsh conditions. We believe that our success depends upon our ability to employ and retain technical personnel with the ability to design, utilize and enhance these products. In addition, our ability to expand our operations depends in part on our ability to increase our skilled labor force. The demand for skilled workers is high, and the supply is limited. A significant increase in the wages paid by competing employers could result in a reduction of our skilled labor force, increases in the wage rates that we must pay or both. If either of these events were to occur, our cost structure could increase and our growth potential could be impaired.

IF WE DO NOT DEVELOP NEW COMPETITIVE TECHNOLOGIES AND PRODUCTS, OUR BUSINESS AND REVENUES MAY BE ADVERSELY AFFECTED.

     The market for our offshore products is characterized by continual technological developments to provide better performance in increasingly greater depths and harsher conditions. If we are not able to design, develop and produce commercially competitive products in a timely manner in response to changes in technology, our business and revenues will be adversely affected.

THE LEVEL AND PRICING OF TUBULAR GOODS IMPORTED INTO THE UNITED STATES COULD DECREASE DEMAND FOR OUR TUBULAR GOODS INVENTORY AND ADVERSELY IMPACT OUR RESULTS OF OPERATIONS.

     U.S. law currently restricts imports of low-cost tubular goods from a number of foreign countries into the U.S. tubular goods market, resulting in higher prices for tubular goods. If these restrictions were to be lifted or if the level of imported low-cost tubular goods were to otherwise increase, our tubular services segment could be adversely affected to the extent that we then have higher-cost tubular goods in inventory. If prices were to decrease significantly, we might not be able to profitably sell our inventory of tubular goods. In addition, significant price decreases could result in a longer holding period for some of our inventory, which could also have a material adverse effect on our tubular services segment.

IF WE WERE TO LOSE A SIGNIFICANT SUPPLIER OF OUR TUBULAR GOODS, WE COULD BE ADVERSELY AFFECTED.


     During the first nine months of 2000, we purchased from a single supplier approximately 34% of the tubular goods we distributed and from three suppliers approximately 64% of such tubular goods. We do not have contracts with any of these suppliers. If we were to lose any of these suppliers or if production at one or more of the suppliers were interrupted, our tubular services segment and our overall business, financial condition and results of operations could be adversely affected. If the extent of the loss or interruption were sufficiently large, the impact on us would be material.


WE ARE SUBJECT TO EXTENSIVE AND COSTLY ENVIRONMENTAL LAWS AND REGULATIONS THAT MAY REQUIRE US TO TAKE ACTIONS THAT WILL ADVERSELY AFFECT OUR RESULTS OF OPERATIONS.

     Our hydraulic well control and drilling operations and our offshore products business are significantly affected by stringent and complex foreign, federal, state and local laws and regulations governing the discharge of substances into the environment or otherwise relating to environmental protection. We could be exposed to liability for cleanup costs, natural resource damages and other damages as a result of our conduct that was lawful at the time it occurred or the conduct of, or conditions caused by, prior operators or other third parties. Environmental laws and regulations have changed in the past, and they are likely to change in the future. If existing regulatory requirements or enforcement policies change, we may be required to make significant unanticipated capital and operating expenditures.

     Any failure by us to comply with applicable environmental laws and regulations may result in governmental authorities taking actions against our business that could adversely impact our operations and financial condition, including the:

     - issuance of administrative, civil and criminal penalties;

     - denial or revocation of permits or other authorizations;

     - reduction or cessation in operations; and

     - performance of site investigatory, remedial or other corrective actions.

WE MAY NOT HAVE ADEQUATE INSURANCE FOR POTENTIAL LIABILITIES.

     Our operations are subject to many hazards. We face the following risks under our insurance coverage:

     - we may not be able to continue to obtain insurance on commercially reasonable terms;

     - we may be faced with types of liabilities that will not be covered by our insurance, such as damages from environmental contamination;

     - the dollar amount of any liabilities may exceed our policy limits; and

     - we do not maintain full coverage against the risk of interruption of our business.

Even a partially uninsured claim, if successful and of significant size, could have a material adverse effect on our results of operations or consolidated financial position.

WE ARE SUBJECT TO LITIGATION RISKS THAT MAY NOT BE COVERED BY INSURANCE.

     In the ordinary course of business, we become the subject of various claims and litigation. We maintain insurance to cover many of our potential losses, and we are subject to various self-retentions and deductibles under our insurance. It is possible, however, that an unexpected judgment could be rendered against us in cases in which we could be uninsured and beyond the amounts that we currently have reserved or anticipate incurring for such matters.

LOSS OF KEY MEMBERS OF OUR MANAGEMENT COULD ADVERSELY AFFECT OUR BUSINESS.

     We depend on the continued employment and performance of Douglas E. Swanson and other key members of management. If any of our key managers resign or become unable to continue in their present roles and are not adequately replaced, our business operations could be materially adversely affected. We do not maintain any "key man" life insurance for any of our officers. See "Management."

IF WE HAVE TO WRITE OFF A SIGNIFICANT AMOUNT OF GOODWILL, OUR EARNINGS WILL BE NEGATIVELY AFFECTED.


     Our pro forma balance sheet as of September 30, 2000 included goodwill representing 41% of our total assets giving effect to the Combination and the offering. We have recorded goodwill because we paid more for some of our businesses than the fair market value of the tangible and separately measurable intangible net assets of those businesses. Generally accepted accounting principles require us to amortize goodwill over the periods we benefit from the acquired assets, to review unamortized goodwill for impairment in value periodically and to charge against earnings portions of our goodwill if circumstances indicate that the carrying amount will not be recoverable. If we were to determine that the remaining balance of goodwill was impaired, we would be required to take an immediate non-cash charge to earnings with a corresponding effect on stockholders' equity.


WE MIGHT BE UNABLE TO PROTECT OUR INTELLECTUAL PROPERTY RIGHTS.

     We rely on a variety of intellectual property rights that we use in our offshore products and well site services segments, particularly our patents relating to our FlexJoint(TM) technology. We may not be able to successfully preserve these intellectual property rights in the future and these rights could be invalidated, circumvented or challenged. Technological developments may also reduce the value of our intellectual property. In addition, the laws of some foreign countries in which our products and services may be sold do not protect intellectual property rights to the same extent as the laws of the United States. The failure of our company to protect our proprietary information and any successful intellectual property challenges or infringement proceedings against us could adversely affect our competitive position.

EXTENDED PERIODS OF LOW OIL PRICES MAY DECREASE DEEPWATER EXPLORATION AND PRODUCTION ACTIVITY AND ADVERSELY AFFECT OUR BUSINESS.

     Our offshore products segment depends on exploration and production expenditures in deepwater areas. Because deepwater projects are more capital intensive and take longer to generate first production than shallow water and onshore projects, the economic analyses conducted by exploration and production companies typically assume lower prices for production from such projects to determine economic viability over the long term. If oil prices remain near or below those levels used to determine economic viability for an extended period of time, deepwater activity and our business will be adversely affected.

RISKS RELATED TO THE COMBINATION AND OUR RELATIONSHIP WITH SCF

BECAUSE WE WILL BE A NEWLY COMBINED COMPANY WITH NO COMBINED OPERATING HISTORY, NEITHER OUR HISTORICAL NOR OUR PRO FORMA FINANCIAL AND OPERATING DATA MAY BE REPRESENTATIVE OF OUR FUTURE RESULTS.


     We will be a newly combined company with no combined operating history. Our lack of a combined operating history may make it difficult to forecast our future operating results. The historical financial statements included in this prospectus reflect the separate historical results of operations, financial position and cash flows of Oil States, Sooner, HWC and PTI prior to the Combination. The unaudited pro forma financial information included in this prospectus is based on the separate businesses of Oil States, Sooner, HWC and PTI prior to the Combination. As a result, the historical and pro forma information may not give you an accurate indication of what our actual results would have been if the Combination had been completed at the beginning of the periods presented or of what our future results of operations are likely to be. In addition, our future results will depend on our ability to efficiently manage our combined facilities and execute our business strategy.


WE MAY NOT BE ABLE TO INTEGRATE OUR OPERATIONS EFFECTIVELY AND EFFICIENTLY.

     The Combination will require the integration of four management teams and operations, a process that we expect to be complex and time-consuming. If we do not successfully integrate the management and operations of Oil States, Sooner, HWC and PTI, or if there is any significant delay in achieving this integration, we may not fully achieve the expected benefits of the Combination, including increased sales of products and services in broader geographical markets. As a result, our business could suffer.

L.E. SIMMONS, THROUGH SCF, WILL CONTROL THE OUTCOME OF STOCKHOLDER VOTING AND MAY EXERCISE THIS VOTING POWER IN A MANNER ADVERSE TO YOU.


     After the offering, SCF will hold approximately 56.5% of the outstanding common stock of our company. L.E. Simmons, the chairman of our board of directors, is the sole owner of L.E. Simmons & Associates, Incorporated, the ultimate general partner of SCF. Accordingly, Mr. Simmons, through his ownership of the ultimate general partner of SCF, will be in a position to control the outcome of matters requiring a stockholder vote, including the election of directors, adoption of amendments to our certificate of incorporation or bylaws or approval of transactions involving a change of control. The interests of Mr. Simmons may differ from yours, and SCF may vote its common stock in a manner that may adversely affect you.


SCF'S OWNERSHIP INTEREST AND PROVISIONS CONTAINED IN OUR CERTIFICATE OF INCORPORATION AND BYLAWS COULD DISCOURAGE A TAKEOVER ATTEMPT, WHICH MAY REDUCE OR ELIMINATE THE LIKELIHOOD OF A CHANGE OF CONTROL TRANSACTION AND, THEREFORE, YOUR ABILITY TO SELL YOUR SHARES FOR A PREMIUM.

     In addition to SCF's controlling position, provisions contained in our certificate of incorporation and bylaws, such as a classified board, limitations on the removal of directors, on stockholder proposals at meetings of stockholders and on stockholder action by written consent and the inability of stockholders to call special meetings, could make it more difficult for a third party to acquire control of our company. Our certificate of incorporation also authorizes our board of directors to issue preferred stock without stockholder approval. If our board of directors elects to issue preferred stock, it could increase the difficulty for a third party to acquire us, which may reduce or eliminate your ability to sell your shares of common stock at a premium. See "Description of Capital Stock."

TWO OF OUR DIRECTORS MAY HAVE CONFLICTS OF INTEREST BECAUSE THEY ARE ALSO DIRECTORS OF SCF. THE RESOLUTION OF THESE CONFLICTS OF INTEREST MAY NOT BE IN OUR OR YOUR BEST INTERESTS.

     After completion of the offering, two of our directors, L.E. Simmons and Andrew L. Waite, also will be current directors or officers of L.E. Simmons & Associates, Incorporated, the ultimate general partner of SCF. This may create conflicts of interest because these directors have responsibilities to SCF and its owners. Their duties as directors or officers of L.E. Simmons & Associates, Incorporated may conflict with their duties as directors of our company regarding business dealings between SCF and us and other matters. The resolution of these conflicts may not always be in our or your best interest.

WE HAVE RENOUNCED ANY INTEREST IN SPECIFIED BUSINESS OPPORTUNITIES, AND SCF AND ITS DIRECTOR NOMINEES ON OUR BOARD OF DIRECTORS GENERALLY HAVE NO OBLIGATION TO OFFER US THOSE OPPORTUNITIES.


     SCF has investments in other oilfield service companies that compete with us, and SCF and its affiliates, other than our company, may invest in other such companies in the future. We refer to SCF, its other affiliates and its portfolio companies as the SCF group. Our certificate of incorporation provides that, so long as SCF and its affiliates continue to own at least 20% of our common stock, we renounce any interest in specified business opportunities. Our certificate of incorporation also provides that if an opportunity in the oilfield services industry is presented to a person who is a member of the SCF group, including any of those individuals who also serves as SCF's director nominee of our company:



     - no member of the SCF group or any of those individuals has any obligation to communicate or offer the opportunity to us; and



     - such entity or individual may pursue the opportunity as that entity or individual sees fit,



unless:



     - it was presented to an SCF director nominee solely in that person's capacity as a director of our company and no other member of the SCF group independently received notice of or otherwise identified such opportunity; or



     - the opportunity was identified solely through the disclosure of information by or on behalf of our company.


These provisions of our certificate of incorporation may be amended only by an affirmative vote of holders of at least 80% of our outstanding common stock. As a result of these charter provisions, our future competitive position and growth potential could be adversely affected.

RISKS RELATED TO OWNERSHIP OF OUR COMMON STOCK

YOU WILL EXPERIENCE IMMEDIATE AND SUBSTANTIAL DILUTION.


     The initial public offering price is substantially higher than the pre-offering pro forma net tangible book value per share of our common stock. If you buy our common stock in the offering, you will experience immediate and substantial dilution. The dilution will be approximately $8.77 per share in pro forma net tangible book value, based on an assumed initial public offering price of $12.00. See "Dilution."


THE AVAILABILITY OF SHARES OF OUR COMMON STOCK FOR FUTURE SALE COULD DEPRESS OUR STOCK PRICE.

     Sales by SCF and other stockholders of a substantial number of shares of our common stock in the public markets following this offering, or the perception that such sales might occur, could have a material adverse effect on the price of our common stock or could impair our ability to obtain capital through an offering of equity securities. See "Shares Eligible for Future Sale."

           CAUTIONARY STATEMENT REGARDING FORWARD-LOOKING STATEMENTS

     This prospectus contains statements that do not directly or exclusively relate to historical facts. Such statements are "forward-looking statements." You can typically identify forward-looking statements by the use of forward-looking words, such as "may," "will," "could," "project," "believe," "anticipate," "expect," "estimate," "potential," "plan," "forecast" and other similar words.

     All statements other than statements of historical facts contained in this prospectus, including statements regarding our future financial position, business strategy, budgets, projected costs and plans and objectives of management for future operations, are forward-looking statements.

     The forward-looking statements in this prospectus reflect our intentions, plans, expectations, assumptions and beliefs about future events and are subject to risks, uncertainties and other factors, many of which are outside our control. Important factors that could cause actual results to differ materially from the expectations expressed or implied in the forward-looking statements include those listed in "Risk Factors," "Management's Discussion and Analysis of Financial Condition and Results of Operations," "Other Financial Information" and elsewhere in this prospectus.

     In light of these risks, uncertainties and assumptions, the events described in the forward-looking statements in this prospectus might not occur or might occur to a materially different extent or at a materially different time than described in this prospectus. Except as required by law, we undertake no obligation to update or revise our forward-looking statements, whether as a result of new information, future events or otherwise.

                                USE OF PROCEEDS


     We estimate that the net proceeds to us from this offering, based upon an assumed initial public offering price of $12.00, will be approximately $137 million, after deducting underwriting discounts and commissions and estimated offering expenses. If the underwriters' over-allotment options are exercised in full, our net proceeds will be approximately $161 million. We will not receive any of the proceeds from the sale of shares by the selling stockholders. We intend to use the net proceeds to us as follows:


     - approximately $81.8 million to retire $76.5 million of subordinated indebtedness and pay accrued interest as of September 30, 2000 on that indebtedness, which bears interest at rates ranging from 6.0% to 13.5% per year, with a weighted average rate of 7.8% per year at September 30, 2000, and has maturities ranging from April 2001 to June 2008;


     - approximately $22.5 million to redeem $21.8 million of preferred stock of subsidiaries and pay accrued dividends as of September 30, 2000 on that preferred stock, which bears dividends at rates ranging from 3.0% to 12.0% per year, with a weighted average rate of 9.3% per year at September 30, 2000, and must be redeemed at dates ranging from April 2001 to July 2004;



     - approximately $2.5 million to repurchase shares in the Combination from six non-accredited shareholders and to make payments to shareholders holding pre-emptive stock purchase rights in consideration for the termination of such rights; and



     - the balance to reduce bank debt, bearing interest at rates ranging from 7.8% to 9.2% per year, with a weighted average rate of 8.7% per year at September 30, 2000, and having maturities ranging from March 2003 to August 2004.



From September 30, 2000 to December 31, 2000, accrued interest and dividends on the subordinated indebtedness and preferred stock discussed above increased by a net $1.3 million. Pending these uses, we intend to invest the net proceeds in short-term interest-bearing, investment-grade securities. With the use of proceeds described in the first and second bullet points above, all of the items of indebtedness and preferred stock identified in the third paragraph of Note 3 and in Note 4 to our Unaudited Consolidated Financial Statements on page F-19, in the third paragraph of the auditor's report appearing on page F-23 and in the first two paragraphs of Note 20 to Oil States' Consolidated Financial Statements on page F-51 will be redeemed or repaid.



     We will use any over-allotment proceeds that we receive to reduce amounts outstanding under our $150 million revolving credit facility that will be put in place in connection with the offering. See "Management's Discussion and Analysis of Financial Condition and Results of Operations -- Liquidity and Capital Resources."


                                DIVIDEND POLICY


     Oil States has not declared or paid cash dividends on its common stock since its inception, although it declared a dividend payable in the form of a promissory note. We do not intend to declare or pay any cash dividends on our common stock in the foreseeable future. Instead, we currently intend to retain our earnings, if any, to finance our business and to use for general corporate purposes. Our board of directors has the authority to declare and pay dividends on the common stock, in its discretion, as long as there are funds legally available to do so. The payment of dividends will be restricted by our existing credit facilities and our new revolving credit facility. See "Management's Discussion and Analysis of Financial Condition and Results of
Operations -- Liquidity and Capital Resources."

                                 CAPITALIZATION

     The following table sets forth our capitalization as of September 30, 2000:

     - on a pro forma combined basis giving effect to the Combination; and


     - as adjusted for our sale of 12,500,00 shares of our common stock in the offering at an assumed initial public offering price of $12.00 and the application of the estimated net proceeds to us from the offering of $137 million.


You should read the information below in conjunction with "Use of Proceeds," "Management's Discussion and Analysis of Financial Condition and Results of Operations," our unaudited pro forma combined financial statements and related notes and the historical financial statements and related notes included elsewhere in this prospectus.


                                                               AT SEPTEMBER 30, 2000
                                                              -----------------------
                                                              PRO FORMA
                                                              COMBINED    AS ADJUSTED
                                                              ---------   -----------
                                                                  (IN THOUSANDS)
Long-term debt, including current maturities................  $187,267     $ 80,964
Redeemable preferred stock..................................    25,293           --
Stockholders' equity:
  Preferred stock, par value $.01 per share, 25,000,000
     shares authorized pro forma combined and as adjusted;
     1,625,000 shares issued and outstanding pro forma
     combined; 1 share issued and outstanding as adjusted...     1,625           --
  Common stock, par value $.01 per share, 200,000,000 shares authorized pro forma combined and as adjusted;
     33,878,335 shares issued and outstanding pro forma
     combined; 46,378,335 shares issued and outstanding as
     adjusted(1)............................................    60,575          464
  Additional paid-in capital................................   197,324      396,627
  Retained earnings (loss)..................................   (22,127)     (10,838)
  Cumulative translation adjustment.........................    (1,787)      (1,787)
  Accumulated other comprehensive loss......................    (2,218)      (2,218)
                                                              --------     --------
          Total stockholders' equity........................   233,392      382,248
                                                              --------     --------
          Total capitalization..............................  $445,952     $463,212
                                                              ========     ========


---------------


(1) Excludes 1,911,920 shares of common stock issuable upon exercise of options and 100,000 shares of restricted stock to be outstanding under our 2001 Equity Participation Plan upon completion of the offering.

                                    DILUTION


     If you invest in our common stock, your interest will be diluted to the extent of the difference between the public offering price per share and the net tangible book value per share after this offering. Our unaudited pro forma combined net tangible book value as of September 30, 2000 was $0.39 per share of common stock, after giving effect to the Combination. Net tangible book value per share is determined by dividing our tangible net worth, which is our tangible assets less total liabilities, by the total number of outstanding shares of common stock. After giving effect to the sale of shares of common stock in this offering and our receipt of $136.6 million of estimated net proceeds, our pro forma net tangible book value at September 30, 2000 would have been $3.23 per share. This represents an immediate increase in the pro forma combined net tangible book value of $2.84 per share to existing stockholders, including those receiving shares in the Combination, and an immediate dilution to you. The following table illustrates the per share dilution to you:



Assumed initial public offering price per share.............          $12.00
  Pro forma combined net tangible book value per share at
     September 30, 2000.....................................  $0.39
  Increase per share attributable to new investors..........   2.84
                                                              -----
Pro forma combined net tangible book value per share after
  this offering.............................................            3.23
                                                                      ------
Dilution per share to new investors.........................          $ 8.77
                                                                      ======



     These computations assume that no additional shares are issued upon exercise of the underwriters' over-allotment options or outstanding stock options granted under our 2001 Equity Participation Plan. As of December 31, 2000, options to purchase 1,211,920 shares of common stock at a weighted average exercise price of $7.34 per share have been granted under the 2001 Equity Participation Plan, giving effect to the Combination. See "Management -- Equity Participation Plan."


     The following table sets forth, as of September 30, 2000, on the pro forma combined basis described in the first paragraph above, the differences between the amounts paid or to be paid by the groups set forth in the table with respect to the aggregate number of shares of our common stock acquired or to be acquired by each group. The amount paid by the existing stockholders is based on stockholders' equity as reflected in our pro forma combined balance sheet.


                                          SHARES PURCHASED       TOTAL CONSIDERATION       AVERAGE
                                        --------------------   ------------------------   PRICE PER
                                          NUMBER     PERCENT       AMOUNT       PERCENT     SHARE
                                        ----------   -------   --------------   -------   ---------
                                                               (IN THOUSANDS)
Existing stockholders.................  34,066,996     71.3%      $141,792        47.1%    $ 4.16
Optionholders(1)......................   1,211,920      2.5          8,897         3.0       7.34
New investors.........................  12,500,000     26.2        150,000        49.9      12.00
                                        ----------    -----       --------       -----
          Total.......................  47,778,916    100.0%      $300,689       100.0%
                                        ==========    =====       ========       =====


---------------

(1) Excludes options to purchase 700,000 shares of our common stock and 100,000 shares of restricted stock to be granted in connection with the offering and options to purchase 6,667 shares of our common stock which expired subsequent to September 30, 2000.

            SELECTED HISTORICAL AND PRO FORMA FINANCIAL INFORMATION

     The following tables set forth selected historical and unaudited pro forma financial information of our company for the periods shown. The pro forma statement of operations and other financial data give effect to:


     - our offering of 12,500,000 shares at $12.00 per share and the application of the net proceeds to us as described in "Use of Proceeds";


     - the proposed three-for-one reverse stock split of Oil States common stock;

     - the combination of Oil States, HWC and PTI, excluding the minority interest of each company, as entities under common control from the dates such common control was established using reorganization accounting, which yields results similar to pooling of interest accounting;

     - the acquisition of the minority interests of Oil States, HWC and PTI in the Combination using the purchase method of accounting as if the acquisition occurred on January 1, 1999; and

     - the acquisition of Sooner in the Combination using the purchase method of accounting as if the acquisition occurred on January 1, 1999.

The unaudited pro forma combined, acquisitions and offering balance sheet data give effect to the Combination and this offering as if each had been completed on September 30, 2000.

     The pro forma statement of operations and other financial data presented below are not necessarily indicative of the results that actually would have been achieved had these transactions been completed as described above or that may be achieved in the future. You should read the following information with "Capitalization," "Management's Discussion and Analysis of Financial Condition and Results of Operations," "Other Financial Information," the historical financial statements and related notes and the unaudited pro forma combined financial statements and related notes included elsewhere in this prospectus. The historical amounts for 1995 and 1996, presented below, represent financial information of Oil States and its predecessor derived from audited financial statements as of December 31, 1996 and 1995 and for the year ended December 31, 1996 and the five months ended December 31, 1995. The pro forma combined amounts presented below were derived from related audited financial statements and have been combined using reorganization accounting for Oil States, HWC and PTI as entities under common control from the date common control was established. For PTI, the date of common control was January 8, 1997, and for HWC, the date was November 14, 1997.


                                      PRO FORMA COMBINED,            PRO FORMA
                                  ACQUISITIONS AND OFFERING(1)      COMBINED(3)
                                  ----------------------------   -------------------      PRO FORMA COMBINED(3)
                                   NINE MONTHS                    NINE MONTHS ENDED    ------------------------------
                                      ENDED        YEAR ENDED       SEPTEMBER 30,         YEAR ENDED DECEMBER 31,
                                  SEPTEMBER 30,   DECEMBER 31,   -------------------   ------------------------------
                                      2000          1999(2)        2000       1999       1999       1998       1997
                                  -------------   ------------   --------   --------   --------   --------   --------
                                                         (IN THOUSANDS, EXCEPT PER SHARE DATA)
COMBINED STATEMENT OF OPERATIONS
  DATA:
Revenue.........................    $437,404        $487,380     $223,909   $199,298   $267,110   $359,034   $216,259
Expenses
  Costs of sales................     349,317         400,609      156,461    143,040    194,822    261,767    151,012
  Selling, general and
    administrative..............      38,161          48,858       31,812     28,653     38,667     48,305     23,718
  Depreciation and
    amortization(6).............      21,992          29,186       15,667     15,943     20,275     18,201      8,973
  Other expense (income)........          57           2,448           57         21      2,448      4,928       (122)
                                    --------        --------     --------   --------   --------   --------   --------
Operating income (loss).........      27,877           6,279       19,912     11,683     10,898     25,833     32,678
                                    --------        --------     --------   --------   --------   --------   --------
Net interest income (expense)...      (5,513)         (5,006)      (8,545)    (9,986)   (12,496)   (15,301)    (8,710)
Other income (expense)..........          40          (4,933)          40       (622)    (1,297)       115       (368)
                                    --------        --------     --------   --------   --------   --------   --------
Income (loss) before income
  taxes.........................      22,404          (3,660)      11,407      1,075     (2,895)    10,647     23,600
Income tax (expense) benefit....      (3,805)          3,441       (8,416)    (4,386)    (4,654)    (9,745)   (11,319)
                                    --------        --------     --------   --------   --------   --------   --------
Income (loss) from continuing
  operations before minority
  interest......................      18,599            (219)       2,991     (3,311)    (7,549)       902     12,281
Minority interest...............         (13)            (31)      (2,873)      (767)       610      2,988     (6,869)
                                    --------        --------     --------   --------   --------   --------   --------
Income (loss) from continuing
  operations....................    $ 18,586        $   (250)    $    118   $ (4,078)  $ (6,939)  $  3,890   $  5,412
                                    ========        ========     ========   ========   ========   ========   ========
Income (loss) from continuing
  operations per common share(7)
  Basic.........................    $   0.40        $  (0.01)    $   0.00   $  (0.12)  $  (0.20)  $   0.11   $   0.16
                                    ========        ========     ========   ========   ========   ========   ========
  Diluted.......................    $   0.40        $  (0.01)    $   0.00   $  (0.12)  $  (0.20)  $   0.11   $   0.16
                                    ========        ========     ========   ========   ========   ========   ========
Average shares outstanding(7)
  Basic.........................      46,378          46,378       33,878     33,878     33,878     33,878     33,878
                                    ========        ========     ========   ========   ========   ========   ========
  Diluted.......................      46,930          46,378       34,430     33,878     33,878     34,430     34,430
                                    ========        ========     ========   ========   ========   ========   ========

                                                 HISTORICAL
                                  ----------------------------------------
                                                                  SEVEN
                                                 FIVE MONTHS      MONTHS
                                   YEAR ENDED       ENDED         ENDED
                                  DECEMBER 31,   DECEMBER 31,    JULY 31,
                                    1996(4)       1995(4)(5)    1995(4)(5)
                                  ------------   ------------   ----------
                                   (IN THOUSANDS, EXCEPT PER SHARE DATA)
COMBINED STATEMENT OF OPERATIONS
  DATA:
Revenue.........................    $580,255       $170,030      $179,241
Expenses
  Costs of sales................     484,403        141,496       147,127
  Selling, general and
    administrative..............      88,147         26,015        27,134
  Depreciation and
    amortization(6).............          --             --         2,008
  Other expense (income)........          --          1,062            --
                                    --------       --------      --------
Operating income (loss).........       7,705          1,457         2,972
                                    --------       --------      --------
Net interest income (expense)...      (5,988)          (481)        1,029
Other income (expense)..........         750             --          (626)
                                    --------       --------      --------
Income (loss) before income
  taxes.........................       2,467            976         3,375
Income tax (expense) benefit....      (4,510)          (334)         (773)
                                    --------       --------      --------
Income (loss) from continuing
  operations before minority
  interest......................      (2,043)           642         2,602
Minority interest...............      (1,807)           (52)           --
                                    --------       --------      --------
Income (loss) from continuing
  operations....................    $ (3,850)      $    590      $  2,602
                                    ========       ========      ========
Income (loss) from continuing
  operations per common share(7)
  Basic.........................
  Diluted.......................
Average shares outstanding(7)
  Basic.........................
  Diluted.......................


                                                     footnotes on following page


                                                                                                                         HISTORICAL
                                       PRO FORMA COMBINED,             PRO FORMA                                        ------------
                                   ACQUISITIONS AND OFFERING(1)       COMBINED(3)
                                   ----------------------------   --------------------         PRO FORMA COMBINED(3)
                                    NINE MONTHS                      NINE MONTHS        -------------------------------
                                       ENDED        YEAR ENDED    ENDED SEPTEMBER 30,             YEAR ENDED DECEMBER 31,
                                   SEPTEMBER 30,   DECEMBER 31,   --------------------   ------------------------------------------
                                       2000          1999(2)        2000       1999        1999        1998       1997     1996(4)
                                   -------------   ------------   --------   ---------   ---------   --------   --------   --------
                                                                            (IN THOUSANDS)
OTHER DATA:
EBITDA as defined(8).............     $49,869        $35,465      $ 36,466   $  27,626   $  31,173   $ 44,034   $ 41,651   $ 15,000
Net income (loss) before goodwill
  amortization(9)................      26,549         10,706         2,202      (1,893)     (4,144)     6,698      6,415     (3,471)
Capital expenditures.............                                   11,325       7,803      11,297     36,145     14,375      9,737
Net cash provided by (used in)
  operating activities...........                                   27,979      10,652       5,170      7,469     19,348     (1,062)
Net cash provided by (used in)
  investing activities...........                                  (13,383)    119,260     112,227    (61,864)   (67,217)   (26,522)
Net cash provided by (used in)
  financing activities...........                                   (2,064)   (125,820)   (116,122)    42,473    101,696     32,240

                                        HISTORICAL
                                   -------------------------
                                                    SEVEN
                                   FIVE MONTHS      MONTHS
                                      ENDED         ENDED
                                   DECEMBER 31,    JULY 31,
                                    1995(4)(5)    1995(4)(5)
                                   ------------   ----------
                                        (IN THOUSANDS)
OTHER DATA:
EBITDA as defined(8).............    $  3,717       $4,980
Net income (loss) before goodwill
  amortization(9)................         671        2,602
Capital expenditures.............         552
Net cash provided by (used in)
  operating activities...........      (2,641)
Net cash provided by (used in)
  investing activities...........     (64,425)
Net cash provided by (used in)
  financing activities...........      69,516



                                             PRO FORMA
                                             COMBINED,
                                          ACQUISITIONS AND     PRO FORMA
                                            OFFERING(1)       COMBINED(3)        PRO FORMA COMBINED(3)            HISTORICAL
                                          ----------------   -------------   ------------------------------   -------------------
                                                 AT               AT                           AT DECEMBER 31,
                                           SEPTEMBER 30,     SEPTEMBER 30,   ----------------------------------------------------
                                                2000             2000          1999       1998       1997     1996(4)    1995(4)
                                          ----------------   -------------   --------   --------   --------   --------   --------
                                                                              (IN THOUSANDS)
CONSOLIDATED BALANCE SHEET DATA:
Cash and cash equivalents...............      $  7,771         $  5,284      $  3,216   $  6,034   $ 21,039   $  6,834   $  2,450
Net property and equipment..............       145,067          140,420       142,242    138,374     95,033     37,905     16,856
Total assets............................       572,754          348,088       355,544    499,025    433,499    278,579    191,773
Long-term debt and capital leases,
  excluding current portion.............        63,163           96,181       120,290    109,495    171,002     75,606     51,726
Redeemable preferred stock of
  subsidiaries..........................            --           25,293        25,064     20,150     22,650     14,300     14,300
Total stockholders' equity..............       382,248           55,542        58,462     73,644     91,309     32,969     29,122


---------------

(1) Includes the results of Sooner, the acquisition of the minority interests of Oil States, HWC and PTI in the Combination and the offering and use of proceeds on a pro forma combined basis assuming the transactions occurred on January 1, 1999 for statement of operations and other data purposes and on September 30, 2000 for balance sheet purposes.

(2) Includes the pro forma adjustments for acquisitions completed by HWC and Sooner during 1999 assuming those transactions occurred January 1, 1999.

(3) Includes the results of Oil States, HWC and PTI on a pro forma combined basis using the reorganization method of accounting for entities under common control from the dates common control was established for statement of operations and other data purposes and on December 31, 1999, 1998 and 1997, respectively, for balance sheet purposes.

(4) Includes results of operations associated with entities sold in 1999. Operations for these entities were segregated as discontinued operations in the 1997, 1998 and 1999 statements of operations.

(5) On August 1, 1995, we acquired all of the outstanding common stock of Continental Emsco from LTV Corporation. The financial information for the seven months ended July 31, 1995 relates to the predecessor operations.

(6) Depreciation and amortization was not separately disclosed in the audited consolidated statement of operations for the five-month period ended December 31, 1995 and the year ended December 31, 1996. The amount of depreciation and amortization, as disclosed in the audited consolidated statement of cash flows, was $2,260 and $7,295, respectively.

(7) Share and per share data have been retroactively restated to reflect a three-for-one reverse stock split for Oil States and also to reflect the effects of the Combination. Share and per share data are not presented for the predecessor entities prior to the Combination as such data are not meaningful.


(8) EBITDA as defined consists of operating income (loss) before depreciation and amortization expense. EBITDA as defined is not a measure of financial performance under generally accepted accounting principles. You should not consider it in isolation from or as a substitute for net income or cash flow measures prepared in accordance with generally accepted accounting principles or as a measure of profitability or liquidity. Additionally, the EBITDA as defined calculation herein may not be comparable to other similarly titled measures of other companies. We have included EBITDA as defined as a supplemental disclosure because it may provide useful information regarding our ability to service debt and to fund capital expenditures.


(9) Net income (loss) before goodwill amortization consists of net income (loss) before amortization expense. Net income (loss) before goodwill amortization is not a measure of financial performance under generally accepted accounting principles. You should not consider it in isolation from or as a substitute for net income or cash flow measures prepared in accordance with generally accepted accounting principles or as a measure of profitability or liquidity.

                    MANAGEMENT'S DISCUSSION AND ANALYSIS OF
                 FINANCIAL CONDITION AND RESULTS OF OPERATIONS

     The information contained in this section has been derived from our historical financial statements and should be read together with our historical financial statements and related notes included elsewhere in this prospectus. The discussion below contains forward-looking statements that involve risks and uncertainties. Our actual results may differ materially from those expressed or implied in these forward-looking statements as a result of various factors, including those described in "Risk Factors" and elsewhere in this prospectus.

OVERVIEW

     We provide a broad range of products and services to the oil and gas industry through our offshore products, tubular services and well site services business segments. Demand for our products and services is cyclical and substantially dependent upon activity levels in the oil and gas industry, particularly our customers' willingness to spend capital on the exploration and development of oil and gas reserves. Demand for our products and services by our customers is highly sensitive to current and expected oil and natural gas prices. Our offshore products segment is a leading provider of highly engineered and technically designed products for offshore oil and gas development and production systems and facilities. Sales of our offshore products and services depend upon repairs and upgrades of existing drilling rigs, construction of new drilling rigs and the development of offshore production systems. We are particularly influenced by deepwater drilling and production activities. Through our tubular services division, we distribute premium tubing and casing. Sales of tubular products and services depend upon the overall level of drilling activity and the mix of wells being drilled. Demand for tubular products is positively impacted by increased drilling of deeper horizontal and offshore wells that generally require premium tubulars and connectors, large diameter pipe and longer and additional tubular and casing strings. In our well site services business segment, we provide hydraulic well control services, pressure control equipment and rental tools and remote site accommodations, catering and logistics services. Demand for our well site services depends upon the level of worldwide drilling and workover activity.


     Beginning in late 1996 and continuing through the early part of 1998, stabilization of oil and gas prices led to increases in drilling activity as well as the refurbishment and new construction of drilling rigs. In the second half of 1998, crude oil prices declined substantially and reached levels below $11 per barrel in early 1999. With this decline in pricing, many of our customers substantially reduced their capital spending and related activities. This industry downturn continued through most of 1999. The rig count in the United States and Canada, as measured by Baker Hughes Incorporated, fell from 1,481 rigs in February 1998 to 559 rigs in April 1999. This downturn in activity had a material adverse effect on demand for our products and services, and our operations suffered as a result.



     The price of crude oil has increased significantly over the last 18 months due to improved demand for oil and supply reductions by OPEC member countries. This improvement in crude oil pricing has led to increases in the rig count, particularly in Canada and the United States. As of December 29, 2000, the rig count in the United States and Canada, as measured by Baker Hughes, was 1,436. Demand for our well site services has begun to recover with the overall improvement in industry fundamentals. Our offshore products segment has not recovered with the general market. We believe that our offshore products segment lags the general market recovery because its sales related to offshore construction and production facility development generally occur later in the cycle. Worldwide construction activity continues at a very low level currently, but we expect it to increase substantially as construction activity in the shallow water regions of the Gulf of Mexico resumes and as the industry increasingly pursues deeper water drilling and development projects.



     Consolidation among both major and independent oil and gas companies has affected exploration, development and production activities, particularly in international areas. These companies have focused on integration activities and cost control measures over recent periods. As a result, we believe that capital spending within the industry has lagged the improvement in crude oil prices.

THE COMBINATION


     Prior to the offering, SCF-III, L.P. owns majority interests in Oil States, HWC and PTI and SCF-IV, L.P. owns a majority interest in Sooner. The following chart depicts the summary ownership structure (primary common shares only) of Oil States, HWC, PTI and Sooner prior to the Combinations:



[Chart depicting that SCF-III, L.P. owns 84.6%, 80.6% and 57.7% of Oil States, HWC and PTI, respectively, and minority shareholders own 15.4%, 19.4% and 42.3% of Oil States, HWC and PTI, respectively, in each case prior to the Combination. The chart also depicts that SCF-IV, L.P. owns 81.7% of Sooner and minority stockholders own 18.3% of Sooner, prior to the Combination.]


     L.E. Simmons & Associates, Incorporated is the ultimate general partner of SCF-III, L.P. and SCF-IV, L.P. L.E. Simmons, the chairman of our board of directors, is the sole shareholder of L.E. Simmons & Associates, Incorporated. See "Related Party Transactions -- The Combination and the Offering." Concurrently with the closing of the offering, the Combination will close, and HWC, PTI and Sooner will merge with wholly owned subsidiaries of Oil States. As a result, HWC, Sooner and PTI will become our wholly owned subsidiaries. The following chart depicts the summary ownership structure of our company following the Combination and the offering:


[Chart depicting that purchasers in the offering will own 31.5% of our company, existing stockholders (other than SCF) will own 12.0%, SCF-III, L.P. will own 42.5% and SCF-IV, L.P. will own 14.0%, in each case following the Combination and the offering. The chart also depicts that Oil States will own 100% of HWC, 100% (indirectly) of PTI and 100% of Sooner following the Combination and the offering.]


     The financial results of Oil States, HWC and PTI have been combined for the three years in the period ended December 31, 1999 using reorganization accounting, which yields results similar to pooling of interests method. The pro forma combined results of Oil States, HWC and PTI form the basis for the discussion of our results of operations, capital resources and liquidity provided below. The operations of Oil States, HWC and PTI represent two of our business segments, offshore products and well site services. Concurrent with the closing of the offering, Oil States will acquire Sooner, and the acquisition will be accounted for using the purchase method of accounting. The pro forma combined financial statements for the year ended Decem-ber 31, 1999 and the nine months ended September 30, 2000 reflect the acquisition of Sooner. See "Other Financial Information" for a discussion of Sooner's results of operations, capital resources and liquidity. After consummation of the Sooner acquisition, we will report under three business segments. The unaudited pro forma combined financial statements do not reflect any cost savings or other financial synergies that may be realized after the Combination. The pro forma financial statements include an adjustment to the historical financial statements to include estimated annual incremental corporate expenses of approximately $945,000 associated with the opening of an office in Houston, Texas and the hiring of corporate personnel. These incremental corporate expenses are expected to continue in the future.

RESULTS OF OPERATIONS

     Prior to consummation of the Sooner acquisition, we reported under two business segments, offshore products and well site services. Information for these two segments, which represent the combined results of Oil States, HWC and PTI using reorganization accounting, is presented below.

                                        NINE MONTHS ENDED
                                          SEPTEMBER 30,        YEARS ENDED DECEMBER 31,
                                        ------------------    --------------------------
                                         2000       1999       1999      1998      1997
                                        -------    -------    ------    ------    ------
                                                         (IN MILLIONS)
Revenues
  Offshore Products...................  $ 84.1     $118.1     $154.3    $230.0    $113.9
  Well Site Services..................   139.8       81.2      112.8     129.0     102.4
                                        ------     ------     ------    ------    ------
          Total.......................  $223.9     $199.3     $267.1    $359.0    $216.3
                                        ======     ======     ======    ======    ======
Operating Income (Loss)
  Offshore Products...................  $ 12.6     $ 19.0     $ 22.6    $ 46.7    $ 26.7
  Well Site Services..................    38.2       21.3       27.0      27.4      29.7
  Selling, General and Administrative
     Expense..........................   (30.9)     (28.6)     (38.7)    (48.3)    (23.7)
                                        ------     ------     ------    ------    ------
          Total.......................  $ 19.9     $ 11.7     $ 10.9    $ 25.8    $ 32.7
                                        ======     ======     ======    ======    ======

  Nine Months Ended September 30, 2000 Compared to the Nine Months Ended September 30, 1999.

     Revenues. Revenues increased by $24.6 million, or 12.3%, to $223.9 million for the nine months ended September 30, 2000 from $199.3 million for the nine months ended September 30, 1999. Well site services revenues increased by $58.6 million, or 72.2%, partially offset by a decrease in offshore products revenues of $34.0 million, or 28.8%. Of the $58.6 million increase in well site services revenues, $31.3 million was generated from our remote site accommodations, catering and logistics services and modular building construction services, $10.8 million was generated from our hydraulic workover units, $8.3 million was generated from our drilling operations and $8.2 million was generated from our rental tool operations. The significant improvement in revenues from our remote site accommodations, catering and logistics services and modular building construction services was due to the strong level of Canadian drilling activity during the first quarter of 2000, which resulted in increased demand for our drilling camps and related catering services. The increased revenues in our hydraulic workover units and drilling rigs resulted from higher utilization during the period and contributions from the operation of various hydraulic workover assets that were acquired in the fourth quarter of 1999 and were not, therefore, in operation for us in the prior period. The acquisitions contributed $5.9 million of the $10.8 million revenue increase in our hydraulic workover operations. The $8.2 million increase in our rental tool revenues was largely due to increases in activity levels and the acquisition of additional rental tool facilities on March 31, 1999. These revenue increases were partially offset by declines in our offshore products segment due to a significant downturn in construction related activity.

     Cost of Sales. Cost of sales increased by $13.5 million, or 9.4%, to $156.5 million for the nine months ended September 30, 2000 from $143.0 million for the nine months ended September 30, 1999. Cost of sales increased in our well site services segment by $40.3 million, but was partially offset by a decrease of $27.4 million in our offshore products segment. The changes from the 1999 period to the 2000 period were caused by the same factors influencing revenues. Our gross profit margin improved from 28.2% during the nine months ended September 30, 1999 to 30.1% during the nine months ended September 30, 2000 due to cost reductions in our offshore products segment made in response to the market downturn in offshore construction activity.


     Selling, General and Administrative Expenses. During the nine months ended September 30, 2000, selling, general and administrative expenses increased $2.3 million, or 8.0%, to $30.9 million compared to $28.6 million during the nine months ended September 30, 1999. Selling, general and administrative expenses in our well site services segment increased $4.8 million, partially offset by a $2.5 million decrease in our offshore products segment. We reduced costs in our offshore products segment in response to the market downturn in offshore construction activity.


     Depreciation and Amortization. Depreciation and amortization totaled $16.6 million during the nine months ended September 30, 2000 compared to $15.9 million in the nine months ended September 30, 1999. The 4.4% increase was primarily related to asset acquisitions and capital expenditures made in our well site services segment on March 31, 1999 and in the fourth quarter of 1999.

     Operating Income (Loss). Our operating income (loss) equals revenues less cost of sales, selling, general and administrative expense, depreciation and amortization and other income (loss). Operating income (loss) is comprised of the operating income of each of our segments and the portion of selling, general and administrative expenses which are not allocated to the segments. Our operating income increased by $8.2 million to $19.9 million for the nine months ended September 30, 2000 from $11.7 million for the same period in 1999. Operating income for the first nine months of 2000 for our offshore products segment decreased $6.4 million to $12.6 million from $19.0 million during the same period in 1999, and operating income from our well site services segment increased $16.9 million from $21.3 million for the nine months ended September 30, 1999 to $38.2 million for the same period in 2000. Selling, general and administrative expense was $30.9 million in the first nine months of 2000 compared to $28.6 million incurred during the first nine months of 1999.

     Net Interest Expense. Net interest expense totaled $8.5 million during the nine months ended September 30, 2000 compared to $10.0 million during the nine months ended September 30, 1999. The $1.5 million decrease in net interest expense primarily related to a reduction in average debt balances outstanding in our offshore products segment with funds generated from asset sales.

     Income Tax (Expense) Benefit. Income tax expense totaled $8.4 million during the nine months ended September 30, 2000 compared to $4.4 million during the nine months ended September 30, 1999. The increase of $4.0 million was primarily due to the increase in pre-tax income. In both periods, the effective tax rate was adversely affected by losses incurred in our offshore products segment for which tax assets were not recorded. We did not record such tax assets because we could not determine that it was more likely than not that the deferred tax assets would be realized.

     Minority Interest. Minority interest expense totaled $2.9 million during the nine months ended September 30, 2000 compared to $0.8 million during the nine months ended September 30, 1999. The increase was primarily due to increased profitability within our business segments, particularly well site services.

  Year Ended December 31, 1999 Compared to the Year Ended December 31, 1998.

     Revenues. Revenues decreased by $91.9 million, or 25.6%, to $267.1 million for the year ended December 31, 1999 from $359.0 million for the year ended December 31, 1998. Offshore products revenues decreased by $75.7 million, or 32.9%, and well site services revenues decreased by $16.2 million, or 12.6%. The decrease in our offshore products revenues resulted from an overall market downturn during 1999 and affected all of our offshore products business lines, including our connector products, marine construction activities and marine winches. The decrease in our well site services revenues was primarily due to lower demand for our remote accommodations, catering and logistics services.

     Cost of Sales. Cost of sales decreased by $67.0 million, or 25.6%, to $194.8 million for the year ended December 31, 1999 from $261.8 million for 1998. Cost of sales decreased by $54.0 million, or 30.7%, in our offshore products segment and by $12.9 million, or 15.0%, in our well site services segment. The changes in cost of sales were the same as the factors influencing revenues. Our gross profit margin remained level at 27.1% in both 1998 and 1999 despite the reduction in activity over the period. Margins deteriorated somewhat in offshore products, but were offset by margin improvements in well site services, particularly in our accommodations, catering and logistics services.

     Selling, General and Administrative Expenses. During the year ended December 31, 1999, selling, general and administrative expenses decreased $9.6 million, or 19.9%, to $38.7 million compared to $48.3 million incurred during 1998. Selling, general and administrative expenses in our offshore products segment declined $7.5 million, or 22.9%, while expenses in our well site services segment declined $2.1 million, or 13.8%. We reduced costs in all segments in response to the general industry downturn that occurred during 1999.

     Depreciation and Amortization. Depreciation and amortization totaled $20.3 million during 1999 compared to $18.2 million during 1998. The increase of $2.1 million, or 11.5%, was primarily related to an expansion of our well site services operations. We acquired our rental tool operations during May 1998 and expanded our operations through an acquisition in April 1999.

     Operating Income (Loss). Our operating income decreased by $14.9 million to $10.9 million during the year ended December 31, 1999 compared to $25.8 million for the same period in 1998. Operating income for our offshore products segment during 1999 decreased $24.1 million to $22.6 million from $46.7 million during 1998. Operating income for our well site services segment decreased $0.4 million during the same period. Selling, general and administrative expense was $38.7 million during 1999 compared to $48.3 million during 1998, a decrease of $9.6 million. Other expenses totaling $2.4 million during 1999 and $4.9 million during 1998 reduced operating income. Expenses of $2.4 million incurred during 1999 related to a loss on disposal of assets in our offshore products segment. Expenses of $4.9 million in 1998 related primarily to a $5.3 million write-down of an investment in our Chilean operations by our well site services segment. The Chilean assets consisted primarily of temporary living accommodations on short-term rental to various mining contractors in Chile. As a result of depressed copper prices, the majority of the projects were either delayed or cancelled by September 1998, and no other significant markets were available for these units. The fair value of the units was reassessed based on significantly reduced future cash flows, resulting in the $5.3 million write-down.

     Net Interest Expense. Net interest expense totaled $12.5 million during 1999 compared to $15.3 million during 1998. Of the $2.8 million decrease in net interest expense, $2.5 million resulted from a decrease in average debt balances outstanding in our offshore products segment due to the proceeds from asset sales being used to repay debt.

     Other Income and Expense. During 1999, $1.3 million of other expense was recorded in our offshore products segment related to the net loss on sale of two wholly owned subsidiaries and publicly traded securities of Smith International, Inc..

     Income Tax (Expense) Benefit. Income tax expense totaled $4.7 million during 1999 compared to $9.7 million during 1998. The $5.0 million decrease in income tax expense from 1998 to 1999 was primarily due to a reduction in pre-tax income over the period. During 1999, we recorded a $1.1 million tax provision on a pre-tax loss of $10.8 million incurred in our offshore products segment for which no net tax asset was recorded.

     Minority Interest. Minority interest totaled a credit of $0.6 million during 1999 compared to $3.0 million during 1998. The $2.4 million reduction in minority interest was primarily due to an increase in income generated in our well site services segment during 1999 compared to 1998, which offset losses in our offshore products segment.

  Year Ended December 31, 1998 Compared to the Year Ended December 31, 1997.

     Revenues. Revenues increased by $142.7 million, or 66.0%, to $359.0 million for the year ended December 31, 1998 from $216.3 million in 1997. Our offshore products revenues increased by $116.1 million, or 101.9%, to $230.0 million for 1998 compared to $113.9 million in 1997. This significant revenue increase resulted from a strong market recovery during 1998 that affected almost all of our offshore products business lines, including our connector products, marine construction activity and marine winches, and from acquisitions made during the third quarter of 1997 and the first quarter of 1998. Our well site services revenues increased $26.7 million, or 26.1%, to $129.0 million for the year ended December 31, 1998 from $102.3 million during 1997. This revenue increase resulted primarily from our hydraulic well control and drilling operations, which were both acquired in November 1997 and contributed very little to 1997 operating results. This increase in revenues was partially offset by an $8.4 million reduction in our accommodations, catering and logistics operations due to reductions in activity levels over the period.

     Cost of Sales. Cost of sales increased by $110.8 million, or 73.4%, to $261.8 million for the year ended December 31, 1998 from $151.0 million during 1997. Cost of sales increased by $94.3 million, or 115.6%, in our offshore products segment and by $16.5 million, or 23.7%, in our well site services segment. The changes in cost of sales resulted from the same factors that affected revenues during the period. However, our gross profit margin decreased from 30.2% during 1997 to 27.1% during the year ended December 31, 1998. Margins deteriorated in our offshore products segment from 26.0% during 1997 to 21.6% during 1998, primarily due to cost increases in marine construction activities and our marine winch business.

     Selling, General and Administrative Expenses. During the year ended December 31, 1998, selling, general and administrative expenses increased by $24.6 million, or 103.8%, to $48.3 million compared to $23.7 million incurred during 1997. Selling, general and administrative expenses in our offshore products and well site services segments increased $16.1 million and $8.5 million, or 96.1% and 121.6%, respectively, over the same period. Costs increased in all areas as the market activity increased. Of the $8.5 million increase in our well site services segment, $6.6 million was related to our hydraulic well control and drilling operations, both of which were acquired in November 1997, and our rental tool operations, which were acquired in May 1998.

     Depreciation and Amortization. Depreciation and amortization totaled $18.2 million during the year ended December 31, 1998 compared to $9.0 million during 1997. Of the increase of $9.2 million, $7.2 million related to increases in our well site services segment and the remaining $2.0 million increase was from our offshore products segment. The $7.2 million increase in our well site services segment was related to asset acquisitions and additional capital expenditures made for hydraulic workover assets, rental tools and drilling rigs.


     Operating Income (Loss). Our operating income decreased by $6.9 million to $25.8 million during the year ended December 31, 1998 compared to $32.7 million during 1997. Our operating income decreased even though our revenues increased $142.7 million. Operating income for our offshore products segment increased by $20.0 million from 1997 to 1998, partially offset by a $2.3 million reduction in operating income from our well site services segment over the same period. Selling, general and administrative expense was $48.3 million during 1998 compared to $23.7 million during 1997, an increase of $24.6 million. Included in the 1998 results is a $5.3 million charge related to a write-down of an investment in our Chilean operations by our well site services segment, which is reflected as other expenses in our statement of operations. The Chilean assets consisted primarily of temporary living accommodations on short-term rental to various mining contractors in Chile. As a result of depressed copper prices, the majority of the projects were either delayed or cancelled by September 1998, and no other significant markets were available for these units. The fair value of the units was reassessed based on significantly reduced future cash flows, resulting in the $5.3 million write-down.


     Net Interest Expense. Net interest expense totaled $15.3 million during 1998 compared to $8.7 million during 1997. Of the $6.6 million increase in net interest expense, $3.8 million related to our well site services segment and $2.8 million related to our offshore products segment. The increases resulted from higher average debt balances outstanding during the period resulting from acquisitions.

     Income Tax (Expense) Benefit. Income tax expense totaled $9.7 million during 1998 compared to $11.3 million during 1997. The $1.6 million decrease in income tax expense from 1998 to 1999 was primarily due to a reduction in pre-tax income over the period. Partially offsetting this reduction was the impact of foreign losses in our well site services segment for which no net tax asset was recorded.

     Minority Interest. Minority interest totaled a credit of $3.0 million during 1998 compared to a $6.9 million expense during 1997. The $9.9 million change in minority interest was primarily due to a decrease in income generated in our well site services segment during 1998 compared to 1997 and an increase in losses in our offshore products segment during the same period.

LIQUIDITY AND CAPITAL RESOURCES

     Our primary liquidity needs are to fund capital expenditures, such as expanding and upgrading our manufacturing facilities and equipment, increasing our rental tool and workover assets, increasing our accommodation units, and funding new product developments, to repay current maturities of long-term debt and to fund general working capital needs. In addition, capital is needed to fund strategic business acquisitions. Our primary sources of funds have been cash flow from operations, proceeds from borrowings under our bank facilities and private capital investments.

     Cash was provided from operations during 1999, 1998 and 1997 in the amounts of $5.2 million, $7.5 million and $19.3 million, respectively. Cash provided by operations funded ongoing and increased needs for working capital over the period. During the first nine months of 2000, cash of $28.0 million was provided from operations primarily due to operating income and working capital decreases in our well site services segment generated primarily by our activities in Canada.

     Capital expenditures were $11.3 million, $36.1 million and $14.4 million in 1999, 1998 and 1997, respectively. In addition, $11.3 million was spent for capital expenditures during the nine months ended September 30, 2000. Capital expenditures during the three year period from 1997 to 1999 consisted principally of purchases of rental assets for our well site services segment, the purchase of offshore products equipment and the expansion of our offshore products facility in Houma, Louisiana. We expect to spend approximately $30 million after completion of the offering to upgrade our equipment and facilities and expand our product and service offerings. The majority of these funds will be spent during 2001 and are expected to be funded with borrowings under our $150 million credit facility discussed below.

     During 1999, we sold all of the operating assets of CE Distribution Services, Inc., CE Drilling Products, Inc., CE Mobile Equipment, Inc., and our 51.8% investment in CE Franklin. Accordingly, for the periods presented, the results of CE Distribution, CE Drilling, CE Mobile and CE Franklin are shown as discontinued operations. Proceeds from the sale of these discontinued operations was $102.4 million. In addition, the marketable securities acquired in connection with the sale of our investment in CE Franklin were sold for $24.4 million. Proceeds from these asset sales were applied to reduce outstanding bank debt.

     Net cash was provided by investing activities in the amount of $112.2 million during 1999, primarily as a result of the asset sales referred to above. Net cash was used in investing activities in the amounts of $61.9 million and $67.2 million during 1998 and 1997, respectively. The cash used related primarily to capital expenditures and acquisitions during the periods.

     Net cash was used in financing activities in the amount of $116.1 million during 1999, primarily as a result of reductions in bank debt outstanding. Net cash was provided by financing activities in 1998 and 1997 in the amounts of $42.5 million and $101.7 million, respectively. Cash raised during this period was used to fund capital expenditures and acquisitions.

     In connection with the offering, we plan to repay $76.5 million of subordinated debt of Oil States and Sooner that was outstanding at September 30, 2000. In addition, we plan to redeem a total of $21.8 million of preferred stock of Oil States that was outstanding at September 30, 2000.

     We currently have several credit agreements in place. In our offshore products segment, we have a credit agreement that provides for borrowings totaling $25.9 million for our U.S. operations. The agreement provides for $4.9 million of term advances and up to $21.0 million of borrowings on a revolving basis. The agreement has a scheduled maturity date of March 1, 2003. Borrowings under the agreement carry variable interest rates payable monthly based upon the prime rate or the Eurodollar rate plus 2.5% for term loans or 2.25% for the revolving loans. As of September 30, 2000, $9.0 million was outstanding under the facility in our offshore products segment. Our offshore products segment has an overdraft credit facility which provides for borrowings of up to L5.0 million to support its operations in the United Kingdom. The facility has a renewal date of April 1, 2001 and provides for interest payable quarterly at the bank's variable base interest rate plus 1.9%. As of September 30, 2000, $6.3 million was outstanding under the United Kingdom facility. In our well site services segment, we have three facilities. One of the facilities is a bank line of credit for up to $20.0 million based upon a borrowing base, of which $12.2 million was outstanding as of September 30, 2000. The facility matures on May 1, 2003. Interest is payable monthly at the banks' prime rate or LIBOR plus a margin ranging from 0% for base rate debt to up to 3% for LIBOR based loans. In addition, we have bank term debt with the same maturity date and interest terms as the $20.0 million line of credit. At September 30, 2000, $12.7 million was outstanding on the term facility. We also have two credit facilities, one in Canada and one in the U.S., covering our accommodations, catering and logistics services business. A portion of the Canadian facility is designated as a term loan, and the remainder is an overdraft facility, restricted based upon the level of trade accounts receivable and inventory. This facility provides for up to $42.3 million in borrowings. Interest is calculated at the Canadian prime rate plus a margin of up to 0.5% per year or the bankers acceptance rate plus a margin ranging from 1% to 1.5% per year. As of September 30, 2000, $21.4 million was outstanding under the Canadian facility. The U.S. facility, on which $8.3 million was drawn as of September 30, 2000, is structured as a bridge term loan. Interest is calculated at the U.S. prime rate plus a margin of up to 0.25% per year or Libor plus a margin ranging from 2.25% to 3.25% per year. We expect to terminate these facilities other than our L5.0 million overdraft credit facility at the closing of the offering. As of December 31, 1999 and September 30, 2000, we were in compliance with all covenants and financial tests under our various credit facilities.



     We have a commitment to enter into a $150 million senior secured revolving credit facility at the closing of the offering. Credit Suisse First Boston, New York branch, an affiliate of Credit Suisse First Boston Corporation, will act as administrative agent, collateral agent, book manager and lead arranger. Credit Suisse First Boston Canada, an affiliate of Credit Suisse First Boston Corporation, will act as Canadian administrative agent, collateral agent, book manager and lead arranger. Up to $45.0 million of the new credit facility will be made available in the form of loans denominated in Canadian dollars and may be made to our principal Canadian operating subsidiaries. This new credit facility will replace our existing credit facilities that we expect to terminate at the closing of the offering, including the Sooner credit facility described in "Other Financial Information -- Sooner Management's Discussion and Analysis of Financial Condition and Results of Operations -- Liquidity and Capital Resources." We anticipate that we will borrow approximately $67 million under this new facility at the closing of the offering to repay amounts outstanding under our existing credit facilities, including the Sooner credit facility. The facility will mature on the third anniversary of the closing of the offering, unless extended for up to two additional one year periods with the consent of the lenders. Amounts borrowed under this new facility will bear interest, at our election, at either:



     - a variable rate equal to LIBOR (or, in the case of Canadian dollar denominated loans, the Bankers' Acceptance discount rate) plus a margin ranging from 1.5% to 2.5%; or



     - an alternate base rate equal to the higher of Credit Suisse First Boston's prime rate and the federal funds effective rate plus 0.5% (or, in the case of Canadian dollar denominated loans, the Canadian Prime Rate) plus a margin ranging from 0.5% to 1.5%, depending upon the ratio of total debt to EBITDA (as defined in the new credit facility).



We will pay commitment fees ranging from 0.25% to 0.5% per year on the undrawn portion of the facility, also depending upon the ratio of total debt to EBITDA.



     Subject to exceptions, commitments under our new credit facility will be permanently reduced, and loans prepaid, by an amount equal to 100% of the net cash proceeds of all non-ordinary course asset sales and the issuance of additional debt and by 50% of the issuance of equity securities. Mandatory commitment reductions will be allocated pro rata based on amounts outstanding under the U.S. dollar denominated facility and the Canadian dollar denominated facility. In addition, voluntary reductions in commitments will be permitted.



     Our new credit facility will be guaranteed by all of our active domestic subsidiaries and, in some cases, our Canadian and other foreign subsidiaries. Our new credit facility will be secured by a first priority lien on all our inventory, accounts receivable and other material tangible and intangible assets, as well as those of our active subsidiaries. However, no more than 65% of the voting stock of any foreign subsidiary will be required to be pledged if the pledge of any greater percentage would result in adverse tax consequences.



     Our new credit facility will contain negative covenants that will restrict our ability to:



     - incur additional indebtedness;



     - prepay, redeem and repurchase outstanding indebtedness, other than loans under the new credit facility;



     - pay dividends;



     - repurchase and redeem capital stock;



     - sell assets other than in the ordinary course of business;



     - make liens;



     - engage in sale-leaseback transactions;



     - make specified loans and investments;



     - make acquisitions;



     - enter into mergers, consolidations and similar transactions;



     - enter into hedging arrangements;



     - enter into transactions with affiliates;



     - change the businesses we and our subsidiaries conduct; and



     - amend debt and other material agreements.



In addition, our new credit facility will require us to maintain:



     - a ratio of EBITDA to interest expense of not less than 3.0 to 1.0;



     - a level of consolidated net tangible assets of not less than $120 million plus 50% of each quarter's consolidated net income (but not loss);



     - a maximum ratio of total debt to EBITDA of not greater than 3.5 to 1.0;
       and



     - a maximum ratio of total senior debt to EBITDA of not greater than 3.0 to 1.0.



     Under our new credit facility, the occurrence of specified change of control events involving our company would constitute an event of default that would permit Credit Suisse First Boston to, among other things, accelerate the maturity of the facility and cause it to become immediately due and payable in full.



     After completion of the offering and the contemplated $150 million revolving credit facility, we anticipate that approximately $83 million will be available to be drawn under this facility. In addition, at September 30, 2000, $1.1 million was available to be drawn under the L5.0 million overdraft credit facility.

     After giving effect to the offering, the application of the net proceeds to us as described in "Use of Proceeds" and the repayment of approximately $2.6 million in subordinated debt since September 30, 2000, we expect that we will have an aggregate of approximately $13.3 million of subordinated debt outstanding following the offering. This subordinated debt will become due and payable at various times over the period from February 2001 to November 2005.



     We believe that the proceeds of this offering, cash from operations, and available borrowings under our new credit facility will be sufficient to meet our liquidity needs for the foreseeable future. If our plans or assumptions change or are inaccurate, or we make any acquisitions, we may need to raise additional capital. We may not be able to raise additional funds or may not be able to raise such funds on favorable terms.


TAX MATTERS

     For the year ended December 31, 1999, we had deferred tax assets, net of deferred tax liabilities, of approximately $29 million for federal income tax purposes before application of valuation allowances. Our primary deferred tax assets are net operating loss carry forwards, or NOLs, which total approximately $122 million. A valuation allowance is currently provided against the majority of our NOLs. The NOLs expire over the period through 2018. Our NOLs are currently limited under Section 382 of the Internal Revenue Code due to a change of control that occurred during 1995. However, approximately $55 million of NOLs are available for use currently if sufficient income is generated. We anticipate that the Combination will enable us to use a portion of our NOLs that have previously been reserved with a valuation allowance.

RECENT ACCOUNTING PRONOUNCEMENTS

     In 1998, the Financial Accounting Standards Board issued Statement of Financial Accounting Standards (SFAS) No. 133, "Accounting for Derivative Instruments and Hedging Activities." SFAS No. 133 establishes accounting and reporting standards requiring that every derivative instrument (including derivative instruments embedded in other contracts) be recorded on the balance sheet as either an asset or liability measured at its fair value. The statement requires that changes in the derivative's fair value be recognized currently in earnings unless specific hedge accounting criteria are met. Special accounting for qualifying hedges allows a derivative's gains and losses to offset related results on the hedged item in the income statement, and requires that a company must formally document, designate and assess the effectiveness of transactions that receive hedge accounting.


     SFAS No. 133 is effective for fiscal years beginning after June 15, 2000. A company may also implement the statement as of the beginning of any fiscal quarter after issuance; however, SFAS No. 133 cannot be applied retroactively. We have adopted SFAS No. 133 effective January 1, 2001, and we believe that SFAS No. 133 will not have a material impact on our results of operations.


QUANTITATIVE AND QUALITATIVE DISCLOSURE ABOUT MARKET RISK


     Interest Rate Risk. We have long-term debt, revolving lines of credit and subordinated debt subject to the risk of loss associated with movements in interest rates.



     At December 31, 2000, we had floating rate obligations totaling approximately $118 million, including $34.0 million of Sooner debt, for amounts borrowed under our revolving lines of credit, long-term notes payable and subordinated debt. These floating-rate obligations expose us to the risk of increased interest expense in the event of increases in short-term interest rates. If the floating interest rate were to increase by 1% from December 31, 2000 levels, our combined interest expense would increase by a total of approximately $98,000 per month.



     Foreign Currency Exchange Rate Risk. Our operations are conducted in various countries around the world in a number of different currencies. As such, our earnings are subject to change due to movements in foreign currency exchange rates when transactions are denominated in currencies other than the U.S. dollar, which is our functional currency. In order to mitigate the effects of exchange rate risks, we generally pay a portion of our expenses in local currencies and a substantial portion of our contracts provide for collections from customers in U.S. dollars. As of December 31, 2000, we had Canadian dollar-denominated debt totaling approximately $25 million.



     We have not hedged any foreign currency exposure at December 31, 2000.


CHANGE OF ACCOUNTANTS

     The financial statements of Oil States as of December 31, 1998 and 1999 and for the three years ended December 31, 1999 were audited by Arthur Andersen LLP. In connection with the Combination and following discussions with two accounting firms, we engaged Ernst & Young LLP in May 2000 to audit our consolidated financial statements in the future. Accordingly, Oil States' engagement of Arthur Andersen LLP was terminated in May 2000. The reports of Arthur Andersen LLP for the fiscal year ended December 31, 1998 did not contain an adverse opinion or disclaimer of opinion, nor was it qualified or modified as to uncertainty, audit scope or accounting principles. The report of Arthur Anderson LLP for the year ended December 31, 1999 did not contain an adverse opinion or disclaimer of opinion, nor was it qualified as to uncertainty, audit scope or accounting principles. This report contains an explanatory paragraph related to an uncertainty. Further, for this period and the five month period ended May 31, 2000, there were no disagreements over accounting principles, nor were any material weaknesses in internal control reported. The engagement of Ernst & Young LLP and the termination of Arthur Andersen LLP have been approved by our board of directors. Ernst & Young LLP was not consulted on any matters involving accounting principles of Oil States during the two year period ended December 31, 1999 or the five-month period ended May 31, 2000. Ernst & Young LLP has audited the consolidated financial statements of Sooner Inc. as of and for the two years in the period ended June 30, 2000 and of Sooner Pipe & Supply Corporation as of July 2, 1998 and for the period from August 1, 1997 to July 2, 1998.

                          OTHER FINANCIAL INFORMATION

     We present below selected historical financial information, results of operations and information regarding liquidity and capital resources of Sooner Inc. for the periods indicated. The information contained in this section has been derived from Sooner's historical financial statements and should be read together with its historical financial statements and related notes included elsewhere in this prospectus.

SOONER SELECTED HISTORICAL FINANCIAL INFORMATION


     The following table sets forth selected consolidated financial information for Sooner Inc. as of and for the quarters ended September 30, 2000 and 1999 and the years ended June 30, 2000 and 1999 and its predecessor company Sooner Pipe & Supply Corporation for the period August 1, 1997 to July 2, 1998 and for the years ended July 31, 1997 and 1996. The consolidated balance sheet data for Sooner Pipe & Supply Corporation is presented as of July 2, 1998 and as of July 31, 1997 and 1996. The consolidated financial information contained below has been derived from audited consolidated financial statements and should be read in conjunction with the consolidated financial statements and accompanying notes for Sooner Inc. and Sooner Pipe & Supply Corporation included elsewhere in this prospectus. Sooner Inc. and its predecessor Sooner Pipe & Supply Corporation are collectively referred to as "Sooner" in this prospectus. The following consolidated statement of operations and balance sheet data have been prepared in conformity with generally accepted accounting principles. The following information should be read in conjunction with and is qualified in its entirety by the information and consolidated financial statements appearing elsewhere in this prospectus.



                                                         SOONER INC.                     SOONER PIPE & SUPPLY CORPORATION
                                          -----------------------------------------   --------------------------------------
                                             QUARTER ENDED
                                             SEPTEMBER 30,      YEAR ENDED JUNE 30,     PERIOD FROM      YEAR ENDED JULY 31,
                                          -------------------   -------------------    AUGUST 1, 1997    -------------------
                                            2000       1999     2000(1)      1999     TO JULY 2, 1998      1997       1996
                                          --------   --------   --------   --------   ----------------   --------   --------
                                                                  (IN THOUSANDS, EXCEPT SHARE DATA)
COMBINED STATEMENT OF OPERATIONS DATA:
Revenue.................................  $ 58,926   $ 44,680   $258,985   $108,768       $185,098       $175,594   $181,313
Expenses:
  Cost of goods sold....................    53,252     40,619    235,134    108,613        165,499        156,524    163,749
  Selling, general and administrative...     1,871      1,835      7,665      6,310         20,939         15,105     14,654
  Depreciation and amortization.........       382        359      1,641      1,055            889            731      1,094
                                          --------   --------   --------   --------       --------       --------   --------
Operating income (loss).................     3,421      1,867     14,545     (7,210)        (2,229)         3,234      1,816
Investment and other income.............        (2)       133        538        613          1,361          2,276      2,719
Interest expense........................      (974)    (1,313)    (4,583)    (4,450)           (52)            (1)      (677)
                                          --------   --------   --------   --------       --------       --------   --------
Income (loss) before income taxes.......     2,445        687     10,500    (11,047)          (920)         5,509      3,858
Income tax expense (benefit)............       542         17        245       (596)             4          2,158      1,277
                                          --------   --------   --------   --------       --------       --------   --------
Net income (loss) from continuing
  operations............................     1,903        670     10,255    (10,451)          (924)         3,351      2,581
Discontinued operations (net of income
  taxes)................................        --         --         --         --             --             --     (2,101)
                                          --------   --------   --------   --------       --------       --------   --------
Net income (loss).......................  $  1,903   $    670   $ 10,255   $(10,451)      $   (924)      $  3,351   $    480
                                          --------   --------   --------   --------       --------       --------   --------
                                           -------    -------
Income (loss) per common share:
  Basic and diluted.....................  $  72.69   $  28.26   $ 421.88   $(589.62)      $(132.00)      $(478.71)  $  68.57
  Weighted average shares outstanding...    26,178     23,706     24,308     17,725          7,000          7,000      7,000
OTHER DATA:
EBITDA as defined(2)....................  $  3,803   $  2,226   $ 16,186   $ (6,155)      $ (1,340)      $  3,965   $  2,910
Net income (loss) before goodwill
  amortization(3).......................     2,062        912     10,844     (9,925)          (924)         3,351        480
Capital expenditures....................        36        119        782        622          2,180            694        479
Net cash provided by (used in) operating
  activities............................     7,895     10,687     20,301     17,778         (8,090)         3,942      2,106
Net cash provided by (used in) investing
  activities............................       (38)       (98)         9    (93,868)        (8,436)        13,568     (9,656)
Net cash provided by (used in) financing
  activities............................    (7,248)   (10,499)   (23,284)    80,942         (5,000)        (4,900)      (250)

                                                         SOONER INC.                     SOONER PIPE & SUPPLY CORPORATION
                                          -----------------------------------------   --------------------------------------
                                             QUARTER ENDED
                                             SEPTEMBER 30,      YEAR ENDED JUNE 30,     PERIOD FROM      YEAR ENDED JULY 31,
                                          -------------------   -------------------    AUGUST 1, 1997    -------------------
                                            2000       1999     2000(1)      1999     TO JULY 2, 1998      1997       1996
                                          --------   --------   --------   --------   ----------------   --------   --------
                                                                  (IN THOUSANDS, EXCEPT SHARE DATA)
CONSOLIDATED BALANCE SHEET DATA (AT END
  OF PERIOD):
Cash and cash equivalents...............  $  2,487   $  4,941   $  1,878   $  4,852       $    459       $ 21,985   $  9,381
Net property and equipment..............     4,647      5,031      4,794      5,085          5,367          6,218      7,640
Total assets............................   110,266     98,795    110,268    104,151         59,095         77,627    114,215
Long-term debt..........................    48,298     65,219     53,661     74,336             --             --         --
Total stockholders' equity..............    27,883     13,896     25,980     13,250         32,948         52,968     87,221

---------------

(1) During May and June 1999, Sooner acquired the tubular services businesses from three of its competitors. Total consideration for these three businesses was $36.6 million.


(2) EBITDA as defined consists of operating income (loss) before depreciation and amortization expense. EBITDA as defined is not a measure of financial performance under generally accepted accounting principles. You should not consider it in isolation from or as a substitute for net income or cash flow measures prepared in accordance with generally accepted accounting principles or as a measure of profitability or liquidity. Additionally, the EBITDA as defined calculation herein may not be comparable to other similarly titled measures of other companies. We have included EBITDA as defined as a supplemental disclosure because it may provide useful information regarding our ability to service debt and to fund capital expenditures.


(3) Net income (loss) before goodwill amortization consists of net income (loss) before amortization expense. Net income (loss) before goodwill amortization is not a measure of financial performance under generally accepted accounting principles. You should not consider it in isolation from or as a substitute for net income or cash flow measures prepared in accordance with generally accepted accounting principles or as a measure of profitability or liquidity.

RESULTS OF OPERATIONS

     In July 1998, Sooner Inc. was formed and acquired Sooner Pipe & Supply Corporation and its subsidiaries. During May and June 1999, Sooner acquired the tubular services business from three of its competitors. Total consideration for all four businesses was $115.6 million. Due to the timing of these three acquisitions, the results of operations reflect the results of all four of these businesses for the full year ending June 30, 2000 and essentially only Sooner Pipe & Supply Corporation for the year ended June 30, 1999.

  Quarter Ended September 30, 2000 Compared to the Quarter Ended September 30, 1999.

     Revenues. Revenues increased by $14.2 million, or 31.8%, to $58.9 million for the quarter ended September 30, 2000 from $44.7 million for the quarter ended September 30, 1999. The increase in Sooner's revenues resulted from the overall recovery of its market and the significant increases in the prices realized by Sooner's mill sources in their products which were passed along to the end-user.

     Cost of Goods Sold. Cost of goods sold increased by $12.6 million, or 30.0%, to $53.2 million for the quarter ended September 30, 2000 from $40.6 million for the quarter ended September 30, 1999. The changes in cost of goods sold were the same as the factors influencing revenues. Sooner's gross profit margin increased to 9.6% for the quarter ended September 30, 2000 reflecting the overall improvement in activity over the period.

     Selling, General and Administrative Expenses. During the quarter ended September 30, 2000, selling, general and administrative expenses were approximately the same as during the quarter ended September 30, 1999.

     Operating Income. Sooner's operating income increased by $1.5 million, or 78.9%, to $3.4 million for the quarter ended September 30, 2000 from $1.9 million for the quarter ended September 30, 1999.

     Interest Expense. Interest expense decreased $0.3 million, or 23.1%, to $1.0 million for the quarter ended September 30, 2000 from $1.3 million for the quarter ended September 30, 1999. Average debt outstanding levels were lower at September 30, 2000 compared to September 30, 1999.

     Income tax expense. The effective tax rate of 22.2% for the quarter ended September 30, 2000 is lower than taxes calculated at the statutory tax rate and was caused by revisions during the quarter of prior fiscal year estimated tax liabilities. The effective tax rate in the quarter ended September 30, 1999 represents an estimate of the effective tax rate for the entire fiscal year.

  Year Ended June 30, 2000 Compared to the Year Ended June 30, 1999.

     Revenues. Revenues increased by $150.2 million, or 138.1%, to $259.0 million for the year ended June 30, 2000 from $108.8 million for the year ended June 30, 1999. The increase in Sooner's revenues resulted from its acquisitions of the three businesses in May and June 1999 and the overall recovery of its market.

     Cost of Goods Sold. Cost of goods sold increased by $126.5 million, or 116.4%, to $235.1 million for the year ended June 30, 2000 from $108.6 million for the year ended June 30, 1999. The changes in cost of goods sold were caused by the same factors influencing revenues. Sooner's gross profit margin increased to 9.2% for the year ended June 30, 2000 from 0.1% for the year ended June 30, 1999, reflecting the overall improvement in activity over the period. In addition, gross margins were negatively impacted by a $4.2 million inventory write-down taken in the year ended June 30, 1999 due to weak market conditions.

     Selling, General and Administrative Expenses. During the year ended June 30, 2000, selling, general and administrative expenses increased $1.4 million, or 21.5%, to $7.7 million for the year ended June 30, 2000 from $6.3 million for the year ended June 30, 1999. This increase related to the overall increase in personnel resulting from the three acquisitions made in May and June 1999, along with termination-related costs from the same acquisitions.

     Depreciation and Amortization. Depreciation and amortization increased $0.5 million, or 45.4%, to $1.6 million for the year ended June 30, 2000 from $1.1 million for the year ended June 30, 1999. This increase was primarily related to goodwill amortization associated with Sooner's acquisition activity during May and June 1999.

     Operating Income (Loss). Sooner's operating income increased by $21.7 million, or 301.4%, to $14.5 million for the year ended June 30, 2000 from a loss of $7.2 million for the year ended June 30, 1999.

     Interest Expense. Interest expense increased $0.1 million, or 2.2%, to $4.6 million for the year ended June 30, 2000 from $4.5 million for the year ended June 30, 1999. Average debt outstanding levels were substantially the same for each of the years ended June 30, 2000 and 1999.

     Investment and Other Income. Investment and other income decreased $0.1 million, or 16.7%, to $0.5 million for the year ended June 30, 2000 from $0.6 million for the year ended June 30, 1999 related to the net gain (loss) on sale of assets.

     Income Tax Expense (Benefit). The effective tax rates of 2.3% for the year ended June 30, 2000 and 5.4% for the year ended June 30, 1999 were impacted by the establishment and subsequent reversal of a valuation allowance of $3.7 million on deferred tax assets. At June 30, 1999, given the state of the industry at the time and that Sooner Inc. was a newly-formed entity, Sooner could not determine that it was more likely than not that the deferred tax assets would be realized. However, given the improvements in the operating results of Sooner for the year ended June 30, 2000 and the fact that its NOLs were fully utilized during the year Sooner determined that the remaining deferred tax assets at June 30, 2000 would be realizable.

  Year Ended June 30, 1999 Compared to the Period August 1, 1997 to July 2, 1998

     In July 1998, Sooner Inc. was formed and acquired Sooner Pipe & Supply Corporation and its subsidiaries. As such, the consolidated financial statements for Sooner Pipe & Supply Corporation only reflect activity for the period August 1, 1997 to July 2, 1998.

     Revenues. Revenues decreased by $76.3 million, or 41.2%, to $108.8 million for the year ended June 30, 1999 from $185.1 million for the period August 1, 1997 to July 2, 1998. The decrease in Sooner's revenues resulted from the overall downturn of its market, offset slightly by its acquisitions of the three businesses in May and June 1999. The decrease in revenues also resulted from significant decreases in the prices Sooner could realize from its customers.

     Cost of Goods Sold. Cost of goods sold decreased by $56.9 million, or 34.4%, to $108.6 million for the year ended June 30, 1999 from $165.5 million for the period August 1, 1997 to July 2, 1998. The decrease in Sooner's cost of goods sold resulted from the overall downturn of its market, offset slightly by its acquisitions of the three businesses in May and June 1999. Sooner's gross profit margin decreased to 0.1% for the year ended June 30, 1999 from 10.6% for the period August 1, 1997 to July 2, 1998, reflecting the overall downturn in activity over the period ended June 30, 1999 and the write-down of tubular inventories of $4.2 million during that period.

     Selling, General and Administrative Expenses. Selling, general and administrative expenses decreased $14.6 million, or 69.9%, to $6.3 million for the year ended June 30, 1999 from $20.9 million for the period August 1, 1997 to July 2, 1998. This decrease was primarily the result of an overall change in the compensation practices between Sooner and Sooner Pipe & Supply.

     Depreciation and Amortization. Depreciation and amortization increased $0.2 million, or 22.2%, to $1.1 million for the year ended June 30, 1999 from $0.9 million for the period August 1, 1997 to July 2, 1998. This increase was primarily related to goodwill amortization associated with the acquisition of Sooner Pipe & Supply Corporation in July 1998.

     Operating Loss. Sooner's operating loss increased by $5.0 million, or 227%, to $7.2 million for the year ended June 30, 1999 from $2.2 million for the period August 1, 1997 to July 2, 1998.

     Interest Expense. Interest expense increased $4.4 million, or 4,400%, to $4.5 million for the year ended June 30, 1999 from $0.1 million for the period August 1, 1997 to July 2, 1998. Prior to its acquisition by Sooner, Sooner Pipe & Supply Corporation had no long-term debt outstanding. The increase in interest expense resulted from an increase in average debt balances outstanding due to the acquisition of Sooner Pipe & Supply Corporation and the additional acquisitions made in May and June 1999.

     Investment and Other Income. Other income consisted of interest income received on invested cash for the periods. In addition, other income decreased $0.8 million, or 57.1%, to $0.6 million for the year ended June 30, 1999 from $1.4 million for the period August 1, 1997 to July 2, 1998 related to the net gain (loss) on sale of distribution store assets.

LIQUIDITY AND CAPITAL RESOURCES

     Sooner's primary liquidity needs are to fund working capital requirements, including purchases of tubular goods inventories and payments of accounts payable. To a lesser extent, Sooner also incurs capital expenditures, such as expanding and upgrading its facilities and equipment, including its pipe-handling equipment. In addition, capital is needed from time to time to fund strategic business acquisitions. Sooner's primary sources of funds have been cash flow from operations, proceeds from borrowings under its bank facilities and private capital investments from its stockholders and management. Cash provided from operations during the years ended June 30, 2000 and 1999 were $20.3 million and $17.8 million, respectively. Cash provided from operations for the quarters ended September 30, 2000 and September 30, 1999 were $7.9 million and $10.7 million, respectively. Cash provided by operations funded ongoing and increased needs for working capital over the periods, particularly a significant increase in inventory during the quarter ended September 30, 2000. Net cash provided by investing activities was $9,000 for the year ended June 30, 2000. Net cash used by investing activities was $93.9 million for the year ended June 30, 1999. Cash used by investing activities was $38,000 and $98,000 for the quarters ended September 30, 2000 and September 30, 1999, respectively. The cash used related primarily to capital expenditures and acquisitions of businesses during the period. Net cash provided by (used in) financing activities were $(23.3) million and $80.9 million for the years ended June 30, 2000 and 1999, respectively. Cash used in financing activities was $7.2 million and $10.5 million for the quarters ended September 30, 2000 and September 30, 1999, respectively. Cash raised during these periods was used to fund working capital requirements, capital expenditures and acquisitions of businesses as previously discussed. In 2000, debt incurred for these needs was repaid with cash provided by operations.

     Sooner has a $50.0 million credit agreement, which includes a $5.0 million term note. The revolving line of credit agreement expires on July 2, 2003. This line of credit is subject to a borrowing base of eligible accounts receivable and inventory. Borrowings under the credit agreement bear interest at a prime or adjusted Eurodollar rate plus 1.75%. As of September 30, 2000, $21.8 million was outstanding under the revolving line of credit, and there were no amounts outstanding under the term loan. This facility will be replaced by our new $150 million revolving credit facility to be entered into at the closing of the offering. See "Management's Discussion and Analysis of Financial Condition and Results of Operations -- Liquidity and Capital Resources."

     At formation, Sooner entered into two junior subordinated notes payable to its stockholders for $17.2 million. During May and June 1999, Sooner entered into additional junior subordinated notes payable to its stockholders for $6.3 million. All junior subordinated notes bear interest at 6% per year compounded annually and are due on June 30, 2008. The unpaid interest on the junior subordinated notes is recorded as additional principal in a noncash transaction until due. Amounts outstanding under the junior subordinated notes totaled $26.1 million and $26.5 million as of June 30, 2000 and September 30, 2000, respectively.

     Sooner believes that cash from operations and available borrowings under our credit facility will be sufficient to meet its liquidity needs for the foreseeable future. If Sooner's plans or assumptions change or are inaccurate, or if Sooner makes any acquisitions, it may need to raise additional capital. Sooner may not be able to raise additional funds, or may not be able to raise such funds on favorable terms.

                                    BUSINESS

OUR COMPANY

     We are a leading provider of specialty products and services to oil and gas drilling and production companies throughout the world. We focus our business and operations in a substantial number of the world's most active and fastest growing oil and gas producing regions, including the Gulf of Mexico, Canada, West Africa, the Middle East, South America and Southeast Asia. Our customers include many of the major and independent oil and gas companies and other oilfield service companies. We operate in three principal business segments, offshore products, tubular services and well site services, and have established a leadership position in each.

     We expect the combination of our existing operations to create additional growth opportunities through geographic expansion and marketing leverage. Each of our segments has exposure to some, but not all, of the industry's growth markets. Our presence in these growth markets provides us an opportunity to cross-sell our products and services to our customers using our existing facilities and operations. Our leading positions in these diversified products and services enable us to participate in each of the exploration, development and production phases of the oil and gas cycle. This reduces our dependence on any one phase. Our tubular services and well site services segments are primarily used in the drilling and workover phases of the oil and gas cycle. Our offshore products are used primarily in the construction and development phases of the cycle.

OUR BACKGROUND

     Oil States was originally incorporated in July 1995 as "CE Holdings, Inc." On August 1, 1995, CE Holdings acquired Continental Emsco Company, an operator of oilfield supply stores, including its then wholly owned subsidiary Oil States Industries, Inc. Oil States Industries is a manufacturer of offshore products.

     In May 1996, Oil States Industries purchased the construction division of Hunting Oilfield Services, Ltd., which provided a variety of construction products and services to the offshore oil and gas industry. In November 1996, CE Holdings changed its name to "CONEMSCO, Inc."

     In July 1997, CONEMSCO purchased HydroTech Systems, Inc., a full service provider of engineered products to the offshore pipeline industry, and SMATCO Industries Inc., a manufacturer of marine winches for the offshore service boat industry. In December 1997, CONEMSCO purchased Gregory Rig Service & Sales Inc., a provider of drilling equipment and services.

     In February 1998, CONEMSCO acquired Subsea Ventures, Inc. Subsea Ventures designs, manufactures and services auxiliary structures for subsea blowout preventors and subsea production systems. In April 1998, CONEMSCO acquired the assets of Klaper (UK) Limited, a provider of repair and maintenance services for blowout preventors and drilling risers used in offshore drilling.


     In July 2000, CONEMSCO, Inc. changed its name to "Oil States International, Inc." In July 2000, Oil States, HWC, PTI and Sooner entered into a Combination Agreement providing that, concurrently with the closing of the offering, HWC, PTI and Sooner will merge with wholly owned subsidiaries of Oil States. As a result, HWC, PTI and Sooner will become wholly owned subsidiaries of Oil States.


OUR INDUSTRY


     We operate in the oilfield service industry, which provides products and services to oil and gas exploration and production companies for use in the drilling for and production of oil and gas. Demand for our products and services largely depends on the financial condition of our customers and their willingness to spend capital on the exploration and development of oil and gas. We believe that spending for incremental production will be driven by increased demand for oil and gas throughout the world. The report of the Energy Information Agency of the U.S. Department of Energy entitled "International Energy Outlook 2000" forecasts that world oil consumption will increase at an annual rate of approximately 2% through 2020 and that world gas consumption will increase at an annual rate of approximately 3% over the same period. The projected increase in demand for oil is based on worldwide economic and population growth, primarily in developing countries. The projected increase in gas consumption over this period is expected to result from higher demand across residential, industrial and commercial sectors, as well as from the increasing use of gas as a source of fuel for electric power generation, particularly in North and South America. We believe that drilling activity has the potential to grow faster than the demand for oil and gas due to increasing depletion rates and the decreasing size of remaining hydrocarbon reserves. Increasing depletion rates have the effect of requiring more wells to be developed to maintain a given level of supply.


     Oil and gas operators are increasingly focusing their exploration and development efforts on frontier areas, particularly deepwater offshore areas. According to OneOffshore, Inc., the number of wells drilled in water depths greater than 1,500 feet has increased from 39 in 1990 to 217 in 2000. The number of hydrocarbon discoveries in water depths greater than 1,500 feet has shown similar gains, increasing from nine in 1990 to 68 in 1999.



     We believe that oil and gas exploration and production companies will respond to sustained increases in demand by expanding their activities and spending more capital, particularly in frontier areas that offer potentially higher future production and that have not yet been exploited, including deepwater Gulf of Mexico, Canada, West Africa, the Middle East, South America and Southeast Asia. We already have an established presence in these areas. In addition to what we believe to be positive industry fundamentals, we believe the following sector-specific trends enhance the growth potential of our business:


     - Increased drilling in offshore areas, particularly deepwater areas, which we believe will increase the need for floating exploration and production systems and the demand for our offshore products. Our offshore products segment provides technology critical to floating rigs such as drill ships and semi-submersibles as well as floating production systems such as tension leg platforms, Spars and floating production, storage and offloading (FPSO) vessels.

     - Increased drilling of deeper, horizontal and offshore wells, which we believe will positively impact demand for our tubular products. Deeper wells generate considerably more revenues for our tubular services segment than shallower wells since deeper wells require more, higher quality and larger diameter pipe. Generally, operators utilize higher grade, premium tubulars and connectors for casing and tubing in deep wells, horizontal wells and offshore wells since the cost of a pipe failure is higher than in a shallow vertical land well and because the mechanical stresses on the pipe in deeper, deviated or horizontal wells are much greater.

     - Rising offshore rig utilization and day rates, which we believe will benefit our hydraulic workover and well control services and cause our hydraulic units to become more competitive for offshore workovers. We also expect to benefit from trends towards underbalanced workovers since this technique results in less damage to reservoir formations than conventional workovers, and towards underbalanced drilling since it results in less formation damage, higher rates of penetration and longer bit life. Underbalanced conditions exist when the pressure exerted by the hydrocarbons in the reservoir is greater than the pressure introduced into the well bore during drilling and workover operations. When working over or drilling a well in an underbalanced condition, the operator can use a snubbing unit on the well, such as the ones we own, to control pressures in the well bore.

     - Increased exploration and development activities in frontier areas, which we believe will benefit our remote site accommodations, catering and logistics services.

OUR GROWTH STRATEGY

     We intend to grow our revenue and profitability while continuing to provide our customers with consistent, superior services and dependable, high-quality products. We believe we can implement our growth strategy using our existing facilities and equipment and without incurring significant capital costs, because we currently have available capacity to accommodate future growth. We describe the key elements of our growth strategy below.

     - Capitalize on activity in deepwater and frontier areas. To produce oil and gas efficiently in deepwater and frontier regions, exploration and production companies will require the types of specialized products and services that we offer. Our engineering and manufacturing expertise and the products and services we provide position us for growth in these environments.

     - Capitalize on increasing activity in our current geographic markets. We currently have activities in several key growth areas, including the Gulf of Mexico, Canada, West Africa, the Middle East, South America and Southeast Asia. Our well-established presence and strong customer relationships should allow us to capitalize on growth trends in these geographic markets.

     - Leverage our market presence to sell complementary products and services. Because we are combining several business segments, we have an opportunity provided by our presence in key areas around the world to provide additional products and services to our customers. Each of our segments has exposure to some, but not all, of these areas. We intend to use our market strength to expand our product and service offerings to our customers in these regions.

     - Develop and provide technologically advanced products and services to our customers. Technological advances and innovations are important for our business to remain competitive. In particular, as oil and gas exploration and production activities move toward deeper water offshore and more remote areas onshore, technological advances will become increasingly important to oil and gas producers. We plan to continue to provide highly engineered products and services to our customers to capitalize on these market trends.

     - Continue to make strategic acquisitions. We intend to make selective acquisitions of assets in geographic and product markets that complement our existing operations. We have an extensive history of completing strategic acquisitions. We intend to continue to participate in the consolidation of the business segments in which we operate to further increase our market share, streamline our costs and expand our operating capabilities.

     We have a proven history of growth through acquisitions. Over the last four years, we have completed acquisitions of over 15 different companies or business units. These acquisitions allowed us to strengthen our positions in the tubular services and well site services markets and to broaden our product lines in our offshore products segment. We believe that with our increased size and access to the capital markets, we will be able to further expand our operations and product offerings through strategic acquisitions.

OFFSHORE PRODUCTS

  Overview

     Through our offshore products segment, we design and manufacture cost-effective, technologically advanced products for the offshore energy industry. Our products are used in both shallow and deepwater producing regions and include flex-element technology, advanced connector systems, blow-out preventor stack integration and repair services, offshore equipment and installation services and subsea pipeline products. We have facilities in Arlington, Houston and Lampasas, Texas; Houma, Louisiana; Scotland; Brazil; England and Singapore.

  Offshore Products Market

     The market for our offshore products and services depends primarily upon drilling rig refurbishments and upgrades, new rig construction and development of infrastructure for offshore production activities. As demand for oil and gas increases and related drilling and production increases in offshore areas throughout the world, particularly in deeper water, we expect spending on these activities to increase, resulting in improved demand for our offshore products and services. We expect offshore drilling and production to increase as a

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result of a number of factors that continue to enhance the economics of offshore drilling and production, including:

     - the opportunity to discover larger oil and gas reservoirs in these areas as compared to previously exploited regions;

     - technological advances in complex well drilling and production equipment that is required in these areas, including those introduced by our company;

     - improved seismic data collection and interpretation techniques; and

     - improved drilling techniques.

We believe that these factors will facilitate the exploration for and development of new reserves in deepwater areas, promote the development of oil and gas fields that were previously considered commercially marginal and extend development and production of reserves from existing fields.


     The upgrade of existing rigs to equip them with the capability to drill in deeper water and the construction of new deepwater-capable rigs require specialized products and services like the ones we provide. According to information from OneOffshore, Inc., construction of deepwater-capable rigs, tension leg platforms, Spars and FPSO vessels is currently expected to increase significantly in the next three years. At December 31, 2000, there were approximately 55 semisubmersible rigs and 29 drillship-type rigs worldwide capable of drilling in greater than 2,450 feet of water. It is anticipated that by the end of 2001 there will be 68 semi-submersible rigs and 30 drillship-type rigs capable of this deepwater drilling. In addition, there are three new tension leg platforms and eight new Spars scheduled for completion by the year 2003. At the end of 2000, there were only 11 tension leg platforms and three Spars in operation worldwide. The number of FPSO vessels is currently expected to increase from 62 FPSOs in operation worldwide at the end of 2000 to 87 by the end of 2003, and the number of floating production semisubmersibles is anticipated to increase from 36 to 43 over the same period. We believe that the construction, installation, operation and refurbishment from time to time of these facilities will result in increased demand for many of the products and services provided by our offshore products segment. An increase in the number of wells drilled and produced in deepwater is anticipated to increase the demand for our deepwater offshore equipment and services.


  Products and Services

     Our offshore products segment provides a broad range of highly engineered technical products and services for use in offshore drilling and development activities. In addition, this segment provides onshore oil and gas, defense and general industrial products and services.

     Our offshore products segment has a history of innovation and creative applications of existing technologies. For example:

     - in 1955, we developed the first flexible load bearings for bridges, which represents the first use of a laminated bearing for a structural application;

     - in 1966, we invented HydroCouple, the first coupling for connecting plain-end pipe under water;

     - in the 1970s, we applied our laminated bearing technology to create laminated bearings and seals for flexible pipeline bearings, flexible drilling risers and nuclear submarines;

     - in the 1980s, we developed a number of new technologically innovative products, including our Merlin connector, a non-rotational connector that is widely used in tension leg platform tethers, and Hydra-Lok, a system for installing pile-to-structure connections in offshore platforms and templates; and

     - in the 1990s, we developed a diverless connection for use in depths of over 5,000 feet and we analyzed, constructed and installed the first rigid, extended length, free-hanging riser.

We have the capability to design and build manufacturing and testing systems for many of our new products and services. These testing and manufacturing facilities enable us to provide reliable, technologically
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

advanced products and services. Our Aberdeen facility provides a wide range of structural testing including full-scale product simulations.

     Offshore Development and Drilling Activities. We design, manufacture, fabricate, inspect, assemble, repair, test and market subsea equipment and offshore vessel and rig equipment. Our products are components of equipment used on marine vessels, floating rigs and jack-ups, and for the drilling and production of oil and gas wells on offshore fixed platforms and mobile production units including floating platforms and FPSO vessels. We believe that sales of our equipment for new rig building and offshore infrastructure development will be important sources of future revenues. Our products and services include:

     - flexible bearings and connector products;

     - subsea pipeline products;

     - marine winches, mooring systems and rig equipment;

     - blowout preventor stack assembly, integration, testing and repair services; and

     - fixed platform products and services.

     FLEXIBLE BEARINGS AND CONNECTOR PRODUCTS. We are the principal supplier of flexible bearings, or FlexJoints(TM), to the offshore oil and gas industry. We also supply connections and fittings that join lengths of large diameter conductor or casing used in offshore drilling operations. FlexJoints(TM) are flexible bearings that permit movement of riser pipes or tension leg platform tethers under high tension and pressure. They are used on drilling, production and export risers and are used increasingly as offshore production moves to deeper water areas. Drilling riser systems provide the vertical conduit between the floating drilling vessel and the subsea wellhead. Through the drilling riser, equipment is guided into the well and drilling fluids are returned to the surface. Production riser systems provide the vertical conduit from the subsea wellhead to the floating production platform. Oil and gas flows to the surface for processing through the production riser. Export risers provide the vertical conduit from the floating production platform to the subsea export pipelines. FlexJoints(TM) are a critical element in the construction and operation of production and export risers on floating production systems in deepwater.

     Floating production systems, including tension leg platforms, Spars and FPSO systems, are a significant means of producing oil and gas, particularly in deepwater environments. We provide many important products for the construction of these systems. A tension leg platform is a floating platform that is moored by vertical pipes, or tethers, attached to both the platform and the sea floor. Our FlexJoint(TM) tether bearings are used at the top and bottom connections of each of the tethers, and our Merlin connectors are used to join shorter pipe segments to form long pipes offshore. A Spar is a floating vertical cylindrical structure which is approximately six to seven times longer than its diameter and is anchored in place.

     SUBSEA PIPELINE PRODUCTS. We design and manufacture a variety of fittings and connectors used in offshore oil and gas pipelines. Our products are used for new construction, maintenance and repair applications. New construction fittings include:

     - forged steel Y-shaped connectors for joining two pipelines into one;

     - pressure-balanced safety joints for protecting pipelines from anchor snags or a shifting sea-bottom;

     - electrical isolation joints; and

     - hot tap clamps that allow new pipelines to be joined into existing lines without interrupting the flow of petroleum product.

     We provide diverless connection systems for subsea flowlines and pipelines. Our proprietary metal-to-metal sealing system is preferred by many oil companies. Our HydroTech connectors are most commonly used for final hook-up of subsea production systems and allow pipelines and flowlines to be connected to production equipment on the sea floor. They also are used in diverless pipeline repair systems and in future pipeline tie-in systems. Our lateral tie-in sled, which is installed with the original pipeline, allows a subsea
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

tie-in to be made quickly and efficiently using proven HydroTech connectors without costly offshore equipment mobilization and without shutting off product flow.

     We are a leader in providing pipeline repair hardware, especially in deepwater applications beyond the depth of diver intervention. Our products include:

     - repair clamps used to seal leaks and restore the structural integrity of a pipeline;

     - mechanical connectors used in repairing subsea pipelines without having to weld;

     - misalignment flanges and swivel ring flanges; and

     - pipe recovery tools for recovering dropped or damaged pipelines.

     MARINE WINCHES, MOORING SYSTEMS AND RIG EQUIPMENT. We design, engineer and manufacture marine winches, mooring systems and rig equipment. Our Skagit winches are specifically designed for mooring floating and semi-submersible drilling rigs and positioning pipelay and derrick barges, anchor handling boats and jack-ups. We also design and fabricate rig equipment such as automatic pipe racking and blow-out preventor handling equipment. Our engineering teams and manufacturing capability, coupled with skilled service technicians who install and service our products, provide our customers with a broad range of equipment and services to support their operations.

     BOP STACK ASSEMBLY, INTEGRATION, TESTING AND REPAIR SERVICES. We design and fabricate lifting and protection frames and offer system integration of blow-out preventor stacks and subsea production trees. We can provide complete turnkey and design fabrication services. We also design and manufacture a variety of custom subsea equipment, such as riser flotation tank systems, guide bases, running tools, and manifolds. We also offer blow-out preventor and drilling riser testing and repair services.

     FIXED PLATFORM PRODUCTS AND SERVICES. We provide equipment for securing subsea structures and offshore platform jackets, including our Hydra-Lok hydraulic system. The Hydra-Lok tool, which has been successfully used at depths of 3,000 feet, does not require diver intervention or guidelines.

     We also provide cost-effective, standardized leveling systems for offshore structures that are anchored by foundation piles, including subsea templates, subsea manifolds and platform jackets.

     Other Products and Services. Our offshore products segment also produces a variety of products for use in applications beyond the offshore oil and gas industry. For example, we provide:

     - downhole products for onshore drilling and production;

     - elastomer products for use in both offshore and onshore oilfield activities;

     - metal-elastomeric FlexJoints(TM) used in a variety of military, marine and aircraft applications; and

     - technology used in drum-clutches and brakes for heavy-duty power transmission in the mining, paper, logging and marine industries.


     Backlog. Backlog in our offshore products segment at December 31, 2000 was $36.5 million compared to backlog of $33.6 million at December 31, 1999. Our backlog consists of firm customer purchase orders for which satisfactory credit or financing arrangements exist and delivery is scheduled. Our backlog has increased $2.9 million from December 31, 1999 due primarily to an increase in our flexible bearings and connector products backlog, partially offset by reductions in our subsea pipeline products and our marine winches, mooring systems and drilling equipment backlog.


  Regions of Operations

     Our offshore products segment provides products and services to customers in the major offshore oil and gas producing regions of the world, including the Gulf of Mexico, the North Sea, Brazil, Southeast Asia and West Africa.

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

  Customers and Competitors


     Our three largest customers in the offshore products markets in 1999 were Global Marine Inc., Noble Drilling Corporation and FMC Corporation, and for the first nine months of 2000 were Shell Oil Company Inc., Global Marine Inc. and Noble Drilling Corporation. None of these customers accounted for greater than 5% of our revenues in either period on a pro forma basis after giving effect to the Combination. Our main competitors include AmClyde Engineered Products Company, Inc., Dril-Quip, Inc., Cooper Cameron Corporation, Stolt Offshore and Coflexip Stena Offshore.


  Growth Initiatives

     We intend to grow our offshore products segment by pursuing the following initiatives:

     - Product Line Development. We intend to continue developing our product line by finding new applications for our existing technologies and by developing new products. New applications for our existing products could include new FlexJoint(TM) applications, the use of our Merlin connector in subsea pipelines and new Hydra-Lok applications. New products currently under development include diverless subsea pipeline products.

     - Expand Project Workscope. We intend to expand the range of services that we offer in connection with our offshore products. We believe that we can obtain higher margins and provide more complete customer service by participating in all aspects of our customers' purchasing decisions, including design, engineering, installation and service.

TUBULAR SERVICES

  Overview

     Through our tubular services segment, we are the largest distributor of oil country tubular goods, or OCTG, and are a provider of associated finishing and logistics services to the oil and gas industry. Oil country tubular goods consist of casing, production tubing and line pipe. Through our tubular services segment, we:

     - distribute premium tubing and casing;

     - provide threading, remediation, logistical and inventory services; and

     - offer e-commerce pricing, ordering and tracking capabilities.

     In 1999, we acquired the tubular divisions of Continental Emsco, Wilson Supply and National-Oilwell, Inc. These transactions expanded our presence in key market segments and increased our coverage of the diversified marketplace for OCTG. We believe we now serve one of the widest customer bases in the industry, ranging from major oil companies to small independents.


     Through our key relationships with more than 20 manufacturers of oilfield specialty and line pipe, we deliver tubular products and ancillary services to oil and gas companies, drilling contractors and consultants around the world. We estimate that we currently have the largest OCTG distribution market share in the United States, based on tonnage shipped as a percentage of estimated OCTG consumed in the marketplace. Despite being a leading distributor of OCTG, we estimate that our U.S. market share is currently between 15% and 20%. Because the United States OCTG distribution market is fragmented and composed of many small companies, we believe that there are opportunities for us to increase our market share.


  OCTG Market

     Our tubular services segment primarily provides casing and tubing. Casing forms the structural wall in oil and gas wells to provide support and prevent caving during drilling operations. Casing is used to protect water-bearing formations during the drilling of a well. Casing is generally not removed after it has been installed in a well. Production tubing, which is used to bring oil and gas to the surface, may be replaced during the life of a producing well.

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


     A key indicator of domestic demand for OCTG is the average number of drilling rigs operating in the United States. According to Baker Hughes, the average United States rig counts in 1997, 1998, 1999 and 2000 were 943, 843, 625 and 918, respectively. The active rig count in the United States fell to 488 in April 1999. However, drilling activity accelerated in the second half of 1999, and by year-end 771 rigs were active, compared to 621 at the end of 1998. As of December 29, 2000, 1,114 rigs were active in the United States. The OCTG market at any point in time is also affected by the level of inventories maintained by manufacturers, distributors and end users. In addition, in recent years the focus of drilling activity has been shifting towards less explored, deeper geological formations and deepwater locations which offer potentially prolific reserves. Demand for tubular products is positively impacted by increased drilling of deeper, horizontal and offshore wells. Deeper wells require incremental tubular feet and enhanced mechanical capabilities to ensure the integrity of the well. Deeper wells generate more revenues for our tubular services segment than shallower wells since deeper wells require more, higher quality and larger diameter pipe. Premium tubulars are used in horizontal drilling to withstand the increased bending and compression loading associated with a horizontal well. Since the cost of a pipe failure is typically higher in an offshore well than in a land well, offshore operators typically specify premium tubulars, which provide us with higher margins, for the completion of offshore wells.


  Products and Services

     Tubular Products and Services. We distribute all types of OCTG produced by both domestic and foreign manufacturers to major and independent oil and gas exploration and production companies and other OCTG distributors. We do not manufacture any of the tubular goods that we distribute. We operate our tubular services segment from a total of 11 facilities and have offices strategically located near areas of oil and gas exploration and development activity in the United States, Scotland and Nigeria.

     We maintain the industry's largest on-the-ground inventory in more than 75 yards in the United States, Scotland and Nigeria, giving us the flexibility to fill our customers' orders from our own stock or directly from the manufacturer. We have a proprietary inventory management system, designed specifically for the OCTG industry, that enables us to track our product shipments down to the individual pipe stem. This proprietary system integrates our main domestic facility, the A-Z Terminal in Crosby, Texas, with our overseas facilities in Nigeria and Scotland.

     The purchasing volumes, customer base and management experience of our tubular services segment provides us with financial and commercial advantages in our dealings with tubular manufacturers. As a leading distributor of tubular goods, we believe that we are able to negotiate more favorable supply contracts with manufacturers. We have distribution relationships with all major domestic and international steel mills and believe we have good working relationships with leading mills such as U.S. Steel Group, Lone Star Technologies, Inc. and Maverick Tube Corporation.

     A-Z Terminal. Our A-Z Terminal pipe maintenance and storage facility in Crosby, Texas is equipped to provide a full range of tubular services, giving us a customer service capability that we believe is unique in the industry. Set on 109 acres, the ISO 9002-certified facility has more than 1,400 pipe racks and two double-ended thread lines. We have exclusive use of a permanent third-party inspection center within the facility. The facility also includes indoor chrome storage capability and patented pipe cleaning machines.

     We offer services at our A-Z Terminal facility typically outsourced by other distributors, including the following: threading, inspection, cleaning, cutting, logistics, rig returns, installation of float equipment and non-destructive testing. In addition, we have the use of two rail spurs, one of which allows us to deliver tubular products from our facility directly to the Alaskan North Slope.

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     E-commerce. Our website www.soonerpipe.com allows customers to access the features provided by our proprietary inventory management system which is designed specifically to handle tubular products. The key features of www.soonerpipe.com are as follows:

     - real-time order tracking from the originating steel mill, through logistical services to final delivery;

     - confidential price and delivery quotation requests from up to five different tubular distributors, which save the customer time and effort in obtaining the best value for a particular order;

     - our entire catalog of in-stock and special order OCTG and line pipe;

     - product catalog searches by several different criteria, including size, weight and grade of pipe;

     - ability to select a number of value-added pipe logistics services, including threading, third-party inspection, cleaning, cutting and accessory equipment available from our A-Z Terminal facility; and

     - extensive customer reporting features and financial information and invoicing.

     The operation of www.soonerpipe.com provides us with the capability to serve customers around the world 24 hours a day, seven days a week.


     Tubular Products and Services Sales Arrangements. We provide our tubular products and logistics services through a variety of arrangements, including spot market sales, alliances and international supply/logistics agreements. During 1999 and the first nine months of 2000, the spot market accounted for a majority of our sales of tubular products and logistics services.



     We also provide our tubular products and services to independent and major oil and gas companies under alliance arrangements. Although our alliances are not as profitable as the spot market, they provide us with more stable and predictable revenues and an improved ability to forecast required inventory levels, which allows us to manage our inventory more efficiently. These arrangements also provide us with the opportunity to grow our tubular services segment within our alliance customer base.


  Regions of Operations

     Our tubular services segment provides tubular products and services to customers in the United States, the Gulf of Mexico, Canada, Nigeria, Venezuela, Ecuador, Colombia, Guatemala and the United Kingdom.

  Customers, Suppliers and Competitors


     Our three largest customers in the tubular distribution market in 1999 were Exxon Mobil Corporation, Unocal Corporation and Conoco Inc., and for the first nine months of 2000 were Unocal Corporation, Conoco Inc. and El Paso Energy Corporation. None of these customers accounted for greater than 5% of our revenues in either period on a pro forma basis after giving effect to the Combination. Our three largest suppliers were U.S. Steel Group, Maverick Tube Corporation and Lone Star Technologies, Inc. The tubular services distribution market is fragmented, and our main competitors are Vinson Supply Co., Red Man Pipe & Supply Co., Inc. and Total Premier.


  Growth Initiatives

     We intend to pursue the following initiatives to grow our tubular services segment:

     - Expand E-Commerce Initiative. We believe that www.soonerpipe.com has the potential to deliver incremental revenues through the addition of customers and through the introduction of efficiencies into the ordering process. We intend to optimize the website and to educate our current and prospective customers on the benefits of e-commerce applications in the tubular goods industry.

     - Partner with Small Brokerage Suppliers. A subset of the tubular goods distribution market is composed of small brokerage-type suppliers who broker tubular products and services for their customers. We intend to pursue arrangements with these broker-dealers under which we would become

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

       their sole supplier of tubular products and services at prices lower than they could otherwise obtain in the market.

     - Expand Internationally. Our United States operations essentially provide for the outsourcing of tubular inventory logistics, management and storage functions by our customers. We believe that similar outsourcing arrangements can be developed in international locations and that these arrangements could create an area of potential growth for the tubular goods we distribute.

WELL SITE SERVICES

  Overview

     Our well site services segment provides a broad range of products and services that are used to establish and maintain the flow of oil and gas from a well throughout its lifecycle. Our services include workover services, drilling services, rental equipment, remote site accommodations, catering and logistics services and modular building construction services. We use our fleet of workover and drilling rigs, rental equipment, remote site accommodation facilities and related equipment to service well sites for oil and natural gas companies. Our products and services are used in both onshore and offshore applications through the exploration, development, production and abandonment phases of a well's life. Additionally, our remote site accommodations, catering and logistics services are employed in a variety of mining and related natural resource applications.

  Well Site Services Market


     Demand for our workover and drilling rigs, rental equipment and remote site accommodations, catering and logistics services has increased due to improved cash flow of oil and gas producers. We expect activity levels to continue to improve with favorable oil and gas prices for producers.


     Demand for our workover services is impacted significantly by offshore activity both in the United States and international areas. Our hydraulic workover units compete with jackup rigs for shallow water workover projects. With the recent increases in dayrates of jackup rigs, our hydraulic workover units are more attractive to operators due to their cost and performance attributes relative to these larger units.


     Demand for our drilling services is influenced by both oil and gas shallow onshore United States drilling activity. According to Baker Hughes, the average United States rig counts in 1997, 1998, 1999 and 2000 were 943, 843, 625 and 918, respectively. The active rig count in the United States fell to 488 in April 1999. However, drilling activity accelerated in the second half of 1999, and by year-end 771 rigs were active, compared to 621 at the end of 1998. As of December 29, 2000, 1,114 rigs were active in the United States. Increased drilling activity typically leads to higher drilling rates. Given the cost advantages of our semi-automated drilling rigs, we believe our drilling fleet is well positioned to benefit from further increases in drilling activity.


     Our hydraulic drilling and workover rigs are capable of providing underbalanced drilling and workover services. Underbalanced drilling and workover can lead to increased rates of penetration, longer drill bit life and reduced risk of damage to the formation. In recent years, oil and gas operators have increasingly utilized underbalanced services, a trend which we believe will continue in the future.

     We expect demand for our rental services to benefit from increasing exploration and development activity in the U.S. Gulf Coast area and the Gulf of Mexico.

     We expect a large portion of incremental spending by oil and gas producers to be directed toward oil and gas development in the remote locations of Western Canada and the deepwater areas of the Gulf of Mexico. Our remote accommodations, catering and logistics business supplies products and services to companies engaged in operations in these frontier areas.

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  Products and Services

     Workover Services. We provide a broad range of workover products and services primarily to customers in the U.S., Canada, Venezuela, the Middle East and West Africa. Workover products and services are used in operations on a producing well to restore or increase production. Workover services are typically used during the development, production and abandonment stages of the well. These products and services include hydraulic workover units for offshore workover operations and snubbing operations in pressure situations.

     A hydraulic workover unit is a specially designed rig used for vertically moving tubulars in and out of a wellbore using hydraulic pressure. This unit is used for servicing wells with no pressure at the surface and also has the unique ability of working safely on wells under pressure. This feature allows these units to be used for underbalanced drilling and workover and also in well control applications. When the unit is snubbing, it is pushing pipe or tubulars into the well bore against well bore pressures. Because of their small size and ability to work on wells under pressure, hydraulic workover units offer several advantages over larger workover rigs and conventional drilling rigs, including:

     - reduced mobilization and demobilization costs;

     - reduced cost and time of retrofit to offshore platforms;

     - reduced production shut-in time;

     - reduced deck space requirement; and

     - live well intervention capability for underbalanced drilling situations.


     As of December 31, 2000 we had 27 "stand alone" hydraulic workover units. Of these 27 units, 15 were located in the U.S., three were located in the Middle East, five were located in Venezuela and four were located in West Africa. Utilization of our hydraulic workover units varies from period to period. As of December 31, 2000, eight of our hydraulic workover units were working or under contract. Typically, our hydraulic workover units are contracted on a short-term dayrate basis. The length of time to complete a job depends on many factors, including the number of wells and the type of workover or pressure control situation involved. Usage of our hydraulic workover units is also affected by the availability of trained personnel. With our current level of trained personnel, we estimate that we have the capability to crew and operate 12 to 14 simultaneous jobs involving our hydraulic workover units.



     Our three largest customers in workover services in 1999 were Chevron Corporation, Petroleos de Venezuela, S.A. and Operaciones de Produccion y Exploracion Nacionales, S.A. and for the first nine months of 2000 were TotalFinaElf S.A., Chevron Corporation and Apache Corporation. None of these customers accounted for greater than 5% of our revenues in either period on a pro forma basis after giving effect to the Combination. We have also entered into a non-exclusive preferred supplier alliance agreement with Schlumberger Oilfield Services Group under which we provide hydraulic workover services to Schlumberger, as and when deemed mutually beneficial, on a worldwide basis. Our main competitors in workover services are Halliburton Company, Cudd Pressure Control, Inc. and Nabors Industries, Inc.



     Drilling Services. Our drilling services business is located in Odessa, Texas and Wooster, Ohio and provides drilling services for shallow to medium depths ranging from 2,000 to 9,000 feet. Drilling services are typically used during the exploration and development stages of a field. We have a total of 12 semi-automatic drilling rigs with hydraulic pipe handling booms and lift capacities ranging from 200,000 to 300,000 pounds. Nine of these drilling rigs are located in Odessa, Texas and three are located in Wooster, Ohio. As of December 31, 2000, 11 of the 12 rigs were working or under contract.


     We market our drilling services directly to a diverse customer base, consisting of both major and independent oil companies. Our semi-automatic rigs offer several competitive advantages, including:

     - our rigs operate with a two-man crew rather than the four-man crew typically required by others;

     - our rigs require only 60 feet by 100 feet of deckspace;

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     - our rigs require significantly fewer truck loads for delivery to the well site;

     - our rigs do not require casing crews;

     - our top drive units offer better drilling efficiency than conventional rotary units; and

     - our rigs offer various safety benefits, including minimal pipehandling, no derrick man and no rotary table and chains.


     Our largest customers in drilling services in 1999 and the first nine months of 2000 included Anadarko Petroleum Corporation and Chevron Corporation, neither of which accounted for greater than 5% of our revenues in either period on a pro forma basis after giving effect to the Combination. Our main competitors are Nabors Industries, Inc., Patterson Energy Inc. and Key Energy Services, Inc. The land drilling business is very fragmented and consists of a small number of large companies and many smaller companies.


     Rental Services. Our rental services business provides a wide range of products for use in the offshore and onshore oil and gas industry, including:

     - wireline and coiled tubing pressure control equipment;

     - pipe recovery systems; and

     - surface-based pressure control equipment used in production operations.

     Our rental services are used during the exploration, development, production and abandonment stages. We provide rental services at 12 U.S. distribution points in Texas, Louisiana and Oklahoma. We provide rental services on a day rental basis with rates varying depending on the type of equipment and the length of time rented.


     Our three largest customers in rental services in 1999 were Schlumberger Ltd., Baker Hughes Incorporated and Halliburton Company and for the first nine months of 2000 were Schlumberger Ltd., Halliburton Company and The Coastal Corporation. None of these customers accounted for greater than 5% of our revenues in either period on a pro forma basis after giving effect to the Combination.


     Remote Site Accommodations, Catering and Logistics and Modular Building Construction. We are a leading provider of fully integrated products and services required to support a workforce at a remote location, including workforce accommodations, food services, remote site management services and modular building construction. We provide complete design, manufacture, installation, operation and redeployment logistics services for oil and gas drilling, oil sands mining, diamond mining, pipeline construction, offshore construction, disaster relief services or any other industry that requires remote site logistics projects. Our remote site products and services operations are primarily focused in Canada and the Gulf of Mexico. During the peak of our operating season, we typically provide logistics services in over 200 separate locations throughout the world to remote sites with populations of 20 to 2,000 persons.

     Our remote site logistics products and services business offers several competitive advantages, including:

     - an extensive inventory of over 2,400 building units in Canada and the Gulf of Mexico;

     - established field service infrastructure;

     - extensive remote site logistics capabilities; and

     - the ability to mobilize equipment to remote sites on short notice.

     Remote Site Accommodations, Catering and Logistics Services. We sell and lease portable living quarters, galleys, diners and offices and provide portable generator, water sewage systems and catering services as part of our remote site logistics services. We provide various client-specific building configurations to customers for use in both onshore and offshore applications. We provide our integrated remote site logistics services to customers under long-term and short-term contractual arrangements which include the provision of:

     - sanitation, janitorial and laundry services;

     - security services;

     - maintenance services;

     - installation services and planning;

     - transportation and communications; and

     - power, fuel supply, lighting and refrigeration services.

     Modular Building Construction. We design, construct and install a variety of portable modular buildings, including housing, kitchens, recreational units and offices for the Canadian and Gulf of Mexico markets. Our designers work closely with our clients to build structures that best serve their needs.

     Our Canadian manufacturing operations primarily support our Canadian remote site logistics business through the construction and refurbishing of remote site rental units.

     We also design and construct steel and ultra-light weight aluminum modular buildings and accommodation units for lease or sale to the offshore oil and gas industry located primarily in the Gulf of Mexico. These buildings are designed to meet the challenges encountered in harsh saltwater environments and include U.S. Coast Guard-approved buildings. These modular buildings save valuable deck space because they can be stacked three high, while still maintaining their structural integrity in high winds. The structural integrity of our metal accommodation units provide significant safety advantages over the wood and fiberglass composite units that some of our competitors provide.


     In 1999, our three largest customers in remote site accommodations, catering and logistics and modular building construction were Syncrude Canada, Ltd., Ensign Resource Service Group Inc. and Precision Drilling Corporation and for the first nine months of 2000 included Syncrude Canada, Ltd. and Ensign Resource Service Group Inc. None of these customers accounted for greater than 5% of our revenues in either period on a pro forma basis after giving effect to the Combination. Our main competitors are Atco Structures Limited, Great West Catering Ltd. and Abbeyville Offshore Inc. However, we do not believe that any of our competitors provides fully integrated remote site logistics services to the same extent as we currently provide.


  Growth Initiatives

     We intend to pursue the following initiatives to grow our well site services business:

     - Develop new products. New product developments, such as offshore skidable racking structures, can be built around the hydraulic workover unit to improve the competitiveness for both multiple well projects and higher level workovers.

     - Improve market share in well control projects. We believe that we can improve our market share in emergency well control projects through the use of partnerships with engineering companies, major service providers and providers of emergency response services.

     - Expand our rental fleet. We plan to expand our rental fleet to target deepwater operations.

     - Provide additional services and equipment. We plan to provide additional services and equipment to onshore and offshore remote sites in various geographic locations.

GOVERNMENT REGULATION

     The closing of the Combination is subject to governmental review only under the Hart-Scott-Rodino Antitrust Improvements Act. Early termination of the review period under that act was granted in September

2000. A post-closing notice filing is required under the Investment Canada Act. The Combination does not require any filings or review periods under the Competition Act (Canada).

     Our business is significantly affected by foreign, federal, state and local laws and regulations relating to the oil and natural gas industry, worker safety and environmental protection. Changes in these laws, including more stringent administrative regulations and increased levels of enforcement of these laws and regulations, could significantly affect our business. We cannot predict changes in the level of enforcement of existing laws and regulations or how these laws and regulations may be interpreted or the effect changes in these laws and regulations may have on us or our future operations or earnings. We also are not able to predict whether additional laws and regulations will be adopted.

     We depend on the demand for our products and services from oil and natural gas companies. This demand is affected by changing taxes, price controls and other laws and regulations relating to the oil and gas industry generally, including those specifically directed to oilfield and offshore operations. The adoption of laws and regulations curtailing exploration and development drilling for oil and natural gas in our areas of operation could also adversely affect our operations by limiting demand for our products and services. We cannot determine the extent to which our future operations and earnings may be affected by new legislation, new regulations or changes in existing regulations or enforcement.

     Some of our employees who perform services on offshore platforms and vessels are covered by the provisions of the Jones Act, the Death on the High Seas Act and general maritime law. These laws operate to make the liability limits established under states' workers' compensation laws inapplicable to these employees and permit them or their representatives generally to pursue actions against us for damages or job-related injuries with no limitations on our potential liability.

     Our operations are subject to numerous foreign, federal, state and local environmental laws and regulations governing the manufacture, management and/or disposal of materials and wastes in the environment and otherwise relating to environmental protection. Numerous governmental agencies issue regulations to implement and enforce these laws, for which compliance is often costly and difficult. The violation of these laws may result in the denial or revocation of permits, issuance of corrective action orders, assessment of administrative and civil penalties and even criminal prosecution. We believe that we are in compliance in all material respects with applicable environmental laws and regulations. Further, we do not anticipate that compliance with existing laws and regulations will have a material effect on our consolidated financial statements.

     We generate wastes, including hazardous wastes, that are subject to the federal Resource Conservation and Recovery Act, or RCRA, and comparable state statutes. The United States Environmental Protection Agency, or EPA, and state agencies have limited the approved methods of disposal for some types of hazardous and nonhazardous wastes. Some wastes handled by us in our field service activities that currently are exempt from treatment as hazardous wastes may in the future be designated as "hazardous wastes" under RCRA or other applicable statutes. This would subject us to more rigorous and costly operating and disposal requirements.


     The federal Comprehensive Environmental Response, Compensation, and Liability Act, or CERCLA or the "Superfund" law, and comparable state statutes impose liability, without regard to fault or legality of the original conduct, on classes of persons that are considered to have contributed to the release of a hazardous substance into the environment. These persons include the owner or operator of the disposal site or the site where the release occurred and companies that disposed of or arranged for the disposal of the hazardous substances at the site where the release occurred. Under CERCLA, these persons may be subject to joint and several liability for the costs of cleaning up the hazardous substances that have been released into the environment and for damages to natural resources, and it is not uncommon for neighboring landowners and other third parties to file claims for personal injury and property damage allegedly caused by the hazardous substances released into the environment. We currently have operations on properties where activities involving the handling of hazardous substances or wastes may have been conducted by third parties not under our control. These properties may be subject to CERCLA, RCRA and analogous state laws. Under these laws and related regulations, we could be required to remove or remediate previously discarded hazardous substances and wastes or property contamination that was caused by these third parties. These laws and regulations may also expose us to liability for our acts that were in compliance with applicable laws at the time the acts were performed.

     Our operations may result in discharges of pollutants to waters. The Federal Water Pollution Control Act and analogous state laws impose restrictions and strict controls regarding the discharge of pollutants into state waters or waters of the United States. The discharge of pollutants is prohibited unless permitted by the EPA or applicable state agencies. In addition, the Oil Pollution Act of 1990 imposes a variety of requirements on responsible parties related to the prevention of oil spills and liability for damages, including natural resource damages, resulting from such spills in waters of the United States. A responsible party includes the owner or operator of a facility or vessel, or the lessee or permittee of the area in which an offshore facility is located. The Federal Water Pollution Control Act and analogous state laws provide for administrative, civil and criminal penalties for unauthorized discharges and, together with the Oil Pollution Act, impose rigorous requirements for spill prevention and response planning, as well as substantial potential liability for the costs of removal, remediation, and damages in connection with any unauthorized discharges.

     Although we believe that we are in substantial compliance with existing laws and regulations, there can be no assurance that substantial costs for compliance will not be incurred in the future. Moreover, it is possible that other developments, such as the adoption of stricter environmental laws, regulations and enforcement policies, could result in additional costs or liabilities that we cannot currently quantify.

FACILITIES

     The following table presents information about our principal facilities. Except as indicated below, we own all of these facilities.

                                              APPROXIMATE
                                                SQUARE
LOCATION                                    FOOTAGE/ACREAGE                  DESCRIPTION
--------                                    ---------------                  -----------
United States
Houston, Texas (lease)....................         3,095      Principal executive offices
Arlington, Texas..........................        11,264      Offshore products business office
Arlington, Texas..........................        55,853      Offshore products manufacturing facility
Arlington, Texas (lease)..................        42,491      Offshore products manufacturing facility
Arlington, Texas..........................        44,780      Elastomer Technology Center
Arlington, Texas..........................        60,000      Molding and aerospace facilities
Houston, Texas (lease)....................        16,000      Offshore products manufacturing facility
Houston, Texas............................        65,105      Offshore products manufacturing facility
Houston, Texas (lease)....................        54,050      Offshore products manufacturing facility
Lampasas, Texas...........................        47,500      Molding facility for offshore products
Crosby, Texas.............................     109 acres      Tubular yard
Belle Chasse, Louisiana (lease)...........        20,000      Accommodations manufacturing facility
Lafayette, Louisiana (lease)..............       9 acres      Accommodations equipment yard
Houma, Louisiana (lease)..................        24,000      Accommodations manufacturing facility
Houma, Louisiana..........................        24,000      Hydraulic well control yard and office
Houma, Louisiana..........................         8,400      Well control office and training facility
Houma, Louisiana..........................        64,659      Offshore products manufacturing facility
Broussard, Louisiana......................        19,000      Rental tool warehouse
Odessa, Texas.............................        14,240      Tubular warehouse
Odessa, Texas.............................         7,500      Office and warehouse in support of
                                                              drilling operations
Alvin, Texas..............................        20,450      Rental tool warehouse
International
Nisku, Alberta............................        33,000      Accommodations manufacturing facility
Edmonton, Alberta.........................        31,000      Accommodations office and warehouse
Aberdeen, Scotland (lease)................        56,021      Offshore products manufacturing facility
Bathgate, Scotland........................        28,000      Offshore products manufacturing facility
Spruce Grove, Alberta.....................        15,000      Accommodations facility and equipment yard
Grande Prairie, Alberta...................        18,000      Accommodations facility and equipment yard
Peace River, Alberta......................      80 acres      Accommodations equipment yard
Aberdeen, Scotland (lease)................         6,260      Tubular yard
Barrow, England...........................        14,551      Offshore products manufacturing facility
Singapore, Asia (lease)...................        13,411      Offshore products warehouse and yard
Macae, Brazil (lease).....................        18,729      Offshore products manufacturing facility
Port Harcourt, Nigeria (lease)............       376,727      Tubular yard

We have five tubular sales offices and a total of 12 rental supply and distribution points in Texas, Louisiana and Oklahoma. Most of these office locations provide sales, technical support and personnel services to our customers. We also have various offices supporting our business segments which are both owned and leased.

LEGAL PROCEEDINGS

     We are a party to various pending or threatened claims, lawsuits and administrative proceedings seeking damages or other remedies concerning our commercial operations, products, employees and other matters. Although we can give no assurance about the outcome of these or any other pending legal and administrative proceedings and the effect such outcomes may have on us, we believe that any ultimate liability resulting from the outcome of such proceedings, to the extent not otherwise provided for or covered by insurance, will not have a material adverse effect on our financial condition or results of operations.

EMPLOYEES


     As of December 31, 2000, we had 2,805 full-time employees, 845 of whom are in our offshore products segment, 91 of whom are in our tubular services segment and 1,869 of whom are in our well site services segment. In addition, we are party to collective bargaining agreements covering approximately 361 employees located in Canada. We believe relations with our employees are good.

                                   MANAGEMENT

EXECUTIVE OFFICERS AND DIRECTORS


     The following table provides information regarding our executive officers and directors as of December 31, 2000:



                 NAME                   AGE                POSITION(S)
                 ----                   ---                -----------
L.E. Simmons..........................  54    Chairman of the Board
Douglas E. Swanson....................  62    Director, President and Chief
                                              Executive Officer
Cindy B. Taylor.......................  39    Senior Vice President -- Chief
                                              Financial Officer and Treasurer
Robert W. Hampton.....................  49    Vice President -- Finance and
                                              Accounting and Secretary
Michael R. Chaddick...................  53    Vice President -- Tubular Services
Christopher E. Cragg..................  39    Vice President -- Tubular Services
Howard Hughes.........................  58    Vice President -- Offshore Products
Sandy Slator..........................  56    Vice President -- Well Site Services
Jay Trahan............................  54    Vice President -- Well Site Services
Martin Lambert(1).....................  45    Director
Mark G. Papa(1).......................  54    Director
Gary L. Rosenthal(1)..................  51    Director
Andrew L. Waite.......................  40    Director
Stephen A. Wells......................  57    Director


---------------

(1) Mr. Lambert, Mr. Papa and Mr. Rosenthal will be appointed to our board of directors in connection with the closing of the Combination and the offering.

     We describe briefly below the business experience of our executive officers and directors.

     L.E. Simmons is Chairman of the Board of our company. Mr. Simmons is the founder, Chairman of the Board and President of L.E. Simmons & Associates, Incorporated, a private equity fund manager and the ultimate general partner of SCF. Mr. Simmons has held these positions since 1989. Prior to founding L.E. Simmons & Associates, Incorporated, he co-founded Simmons & Company International, an investment bank that specializes in the energy industry. Mr. Simmons also serves as a director of Varco International, Inc., an oilfield services and equipment company, Zions Bancorporation, a commercial banking company, and Simmons Media Group, a media and entertainment company. He received a M.B.A. from the Harvard University Graduate School of Business Administration.

     Douglas E. Swanson is a director of our company and has served as President and Chief Executive Officer since January 2000. From August 1999 to January 2000, Mr. Swanson pursued personal interests. From January 1992 to August 1999, Mr. Swanson served as Chairman of the Board and Chief Executive Officer of Cliffs Drilling Company, a contract drilling company. He currently serves as a director of HWC, Sooner, R&B Falcon Corporation, a contract marine drilling company, and Varco International, Inc. He holds a degree from Cornell College and is a Certified Public Accountant.

     Cindy B. Taylor is Senior Vice President -- Chief Financial Officer and Treasurer of our company. She has held this position since May 2000. From August 1999 to May 2000, Mrs. Taylor was the Chief Financial Officer of L.E. Simmons & Associates, Incorporated. Mrs. Taylor served as the Vice President -- Controller of Cliffs Drilling Company from July 1992 to August 1999 and as a senior manager with Ernst & Young, LLP, a public accounting firm, from January 1984 to July 1992. She received a B.B.A. from Texas A&M University and is a Certified Public Accountant.

     Robert W. Hampton will be appointed Vice President -- Finance and Accounting and Secretary of our company upon completion of the offering. Mr. Hampton is Vice President and Chief Financial Officer of HWC, a position he has held since February 1998. Mr. Hampton joined HWC from Tidewater Inc., an offshore service vessel operator, where he was based in Aberdeen and was Area Manager for the North Sea Operations from March 1996 to February 1998. He served as Vice President, Treasurer and Chief Financial Officer of Hornbeck Offshore, an offshore service vessel operator, from 1990 to March 1996, when it was acquired by Tidewater. Mr. Hampton worked at Price Waterhouse, a public accounting firm, from 1973 to 1986. Mr. Hampton is a Certified Public Accountant and received his B.S. degree from the Pennsylvania State University.

     Michael R. Chaddick will be appointed Vice President -- Tubular Services of our company upon completion of the offering. Mr. Chaddick is Executive Vice President -- Chief Operating Officer of Sooner, a position he has held since June 1999. From May 1992 to June 1999, he served as President of the Wilson Supply Company Division of Wilson Industries, Inc., a general oilfield supplies distributor. He served as Vice President -- Tubular Services for Wilson from February 1982 until May 1992 and was the General Manager of Tubular Services from November 1980 until February 1982. Prior to joining Wilson, Mr. Chaddick spent 11 years with U.S. Steel, a steel manufacturer, in various sales and management capacities. He currently serves as a director of Sooner. He received a B.B.A. degree from the University of Texas at Arlington.

     Christopher E. Cragg will be appointed Vice President -- Tubular Services of our company upon completion of the offering. Mr. Cragg is Executive Vice President -- Chief Financial Officer of Sooner, a position he has held since December 1999. From June 1999 to December 1999, Mr. Cragg pursued personal interests. From April 1994 to June 1999, he was Vice President and Controller of Ocean Energy, Inc., an independent oil and gas exploration and production company, and its predecessor companies. Mr. Cragg served as Manager -- Internal Audit with Cooper Industries, a manufacturer of diversified products, from April 1993 to April 1994 and as a senior manager with Price Waterhouse, a public accounting firm, from August 1983 to April 1993. He currently serves as a director of Sooner. He received a B.B.A. degree from Southwestern University and is a Certified Public Accountant.

     Howard Hughes will be appointed Vice President -- Offshore Products of our company upon completion of the offering. Mr. Hughes is President of Oil States, a position he has held since September 1989. Prior to that, Mr. Hughes served in various managerial and executive positions with Oil States since April 1976. He holds a B.S. degree from the University of Houston.

     Sandy Slator will be appointed Vice President -- Well Site Services of our company upon completion of the offering. Mr. Slator joined PTI in November 1999 and has served as its President and Chief Executive Officer since January 2000. From February 1999 to November 1999, Mr. Slator was a founding partner of River View Venture Partners, an Edmonton-based venture capital group. From March 1998 to January 1999, Mr. Slator was an associate of Lambridge Capital Partners, an Edmonton-based investment banking group. From May 1996 to March 1998, Mr. Slator participated in a number of community-related volunteer activities. During that time, Mr. Slator was also a founding partner of NetCovergence, Inc., a private technology related company that was sold in the spring of 2000. From 1989 to April 1996, Mr. Slator served as President and Chief Executive Officer of Vencap Equities Alberta Ltd., a publicly traded venture capital company. Mr. Slator served on the board of PTI from 1984 until 1994.

     Jay Trahan will be appointed Vice President -- Well Site Services of our company upon completion of the offering. Mr. Trahan is President and Chief Executive Officer of HWC, a position he has held since January 1998. He has 30 years of experience in the oil and gas industry. From 1996 to January 1998, Mr. Trahan served as President of Baker Hughes Solutions; from 1993 to 1996, he served as President of Baker Hughes Inteq; from 1990 to 1993, he served as President of Baker Sand Control; and from 1988 to 1990 he served as Vice President of Worldwide Operations for Baker Sand Control. Baker Hughes Solutions, Baker Hughes Inteq and Baker Sand Control are divisions of Baker Hughes Incorporated, a diversified oilfield services company. He currently serves as a director of HWC.

     Martin Lambert will become a director of our company upon the completion of the offering. Mr. Lambert has been a partner in the Canadian law firm Bennett Jones LLP since 1987. Mr. Lambert joined Bennett

Jones LLP in 1979. He currently serves as a director of TriGas Exploration, Inc., a Canadian oil and gas exploration and production company, and IPEC, Ltd., a pipeline construction company. He has a L.L.B. degree from the University of Alberta.


     Mark G. Papa will become a director of our company upon the completion of the offering. Mr. Papa has served as Chairman of the Board and Chief Executive Officer of EOG Resources, Inc., an oil and gas exploration and production company, since August 1999. From February 1994 to August 1999, he held a number of management positions with EOG Resources, Inc. He has a petroleum engineering degree from the University of Pittsburgh and a M.B.A. degree from the University of Houston.


     Gary L. Rosenthal will become a director of our company upon the completion of the offering. Mr. Rosenthal is co-founder and President of Heaney Rosenthal Inc., a private investment company, a position he has held since October 1994. Since September 2000, he has served as President of AXIA Incorporated, a diversified manufacturing company. From July 1998 to September 2000, he also served as Chairman of the Board and Chief Executive Officer of AXIA Incorporated. He currently serves as a director of HWC, Diamond Products International, Inc., a drilling bit manufacturer, and Texas Petrochemical Holdings, Inc., a chemicals manufacturer and distributor. He holds J.D. and A.B. degrees from Harvard University.



     Andrew L. Waite is a director of our company. Mr. Waite is a Managing Director of L.E. Simmons & Associates, Incorporated and has been an officer of that company since October 1995. He was previously Vice President of Simmons & Company International, where he served from August 1993 to September 1995. From 1984 to 1991, Mr. Waite held a number of engineering and management positions with the Royal Dutch/Shell Group, an integrated energy company. He currently serves as a director of HWC, Sooner, WorldOil.com Inc., an online oilfield services portal, Canyon Offshore, Inc., a provider of remotely operated vehicle services, and Hornbeck Leevac Marine Services, Inc., an operator of offshore supply vessels and other marine assets. He received a M.B.A. from the Harvard University Graduate School of Business Administration and a M.S. degree from the California Institute of Technology.



     Stephen A. Wells is a director of our company. Mr. Wells is the president of Wells Resources, Inc., a privately owned oil, gas and ranching company, and has served in that position since 1983. From April 1999 to October 1999, Mr. Wells served as a director and Chief Executive Officer of Avista Resources, Inc., an oil recycling technology company. From October 1993 to February 1996, he was a director and Chief Executive Officer of Coastwide Energy Services, Inc., a Gulf Coast marine terminal operator. From March 1992 to September 1994, he was a director and Chief Executive Officer of Grasso Corporation, an oil and gas production management services company. Mr Wells currently is a director of Pogo Producing Company, an oil and gas exploration and production company, the Chairman of the Board of GRT Inc., a hydrocarbon research and technology company, and a director of DFB Pharmaceuticals, Inc., a pharmaceuticals and health care products manufacturer.


CLASSIFIED BOARD


     Our board of directors will be divided into three classes. The directors will serve staggered three-year terms. Terms of the Class I directors will expire at the annual meeting of stockholders to be held in 2002. The terms of the directors of the other two classes will expire at the annual meetings of stockholders to be held in 2003 (Class II) and 2004 (Class III). At each annual meeting of stockholders, one class of directors will be elected for a full term of three years to succeed that class of directors whose terms are expiring. The directors so elected may be removed only for cause. Upon the completion of the offering, the classification of directors will be as follows:


     - Class I -- Mr. Simmons and Mr. Swanson;

     - Class II -- Mr. Rosenthal and Mr. Waite;

     - Class III -- Mr. Papa, Mr. Wells and Mr. Lambert.

     Our certificate of incorporation does not provide for the cumulative voting of shares in the election of directors. Because SCF will own a majority of the outstanding shares of our common stock following the

Combination and the offering, SCF will have the power to elect all of the directors standing for election at each annual meeting of stockholders.

COMMITTEES OF THE BOARD OF DIRECTORS

     Upon completion of this offering, our board of directors will establish an audit committee and a compensation committee.

     The functions of the audit committee will be to:

     - recommend annually to our board of directors the appointment of our independent auditors;

     - discuss and review in advance the scope and the fees of our annual audit and review the results of the annual audit with our independent auditors;

     - review and approve non-audit services of our independent auditors;

     - review the adequacy of and compliance with our major accounting and financial reporting policies;

     - review our management's procedures and policies relating to the adequacy of our internal accounting controls and compliance with applicable laws relating to accounting practices; and

     - review our risk management policies and activities.

The audit committee will consist solely of independent directors.

     The functions of the compensation committee will be to review and approve:

     - annual salaries;

     - bonuses;


     - grants of restricted stock and stock options under our 2001 Equity Participation Plan and other stock incentive plans adopted from time to time for all executive officers and key members of our management staff; and


     - the terms and conditions of all employee benefit plans or changes to these plans.

The compensation committee will consist solely of non-employee directors.

BOARD COMPENSATION


     Directors who are also our employees do not receive a retainer or fees for service on our board of directors or any committees. Directors who are not employees will receive after the offering an annual fee of $15,000 and fees of $1,500 for attendance at each meeting of our board of directors, $1,000 for each committee meeting attended in person and $500 for each committee meeting attended telephonically. In addition, each non-employee director who serves as committee chairman will receive an annual fee of $10,000 for each committee on which he serves as chairman. Directors who are not employees will receive options to purchase 5,000 shares of our common stock upon election to the board of directors or, for our non-employee directors who will continue on the board of directors, upon completion of the offering and additional options to purchase 5,000 shares at each annual meeting after which they continue to serve. These options will be granted under the 2001 Equity Participation Plan, will vest in four annual installments and will expire ten years from the date of grant. In the event of a change in control, the options will vest in accordance with the plan. The exercise price of these options will be the fair market value at the date of grant. All of our directors are reimbursed for reasonable out-of-pocket expenses incurred in attending meetings of our board of directors or committees and for other reasonable expenses related to the performance of their duties as directors.

EXECUTIVE COMPENSATION


     The following table presents information regarding the compensation of our Chief Executive Officer and our four other most highly compensated executive officers during 2000. These five persons are collectively referred to in this prospectus as the "named executive officers."



                                                             ANNUAL COMPENSATION
                                                             -------------------    ALL OTHER
               NAME AND PRINCIPAL POSITION                    SALARY     BONUS     COMPENSATION
               ---------------------------                   --------   --------   ------------
Douglas E. Swanson(1).....................................   $225,481         --          --
  President and Chief Executive Officer
Cindy B. Taylor(2)........................................   $100,000   $135,000          --
  Senior Vice President --
  Chief Financial Officer and Treasurer
Howard Hughes.............................................   $225,000   $ 73,163     $12,665(3)
  Vice President --
  Offshore Products
Jay Trahan................................................   $200,000         --       3,027(3)
  Vice President --
  Well Site Services
Michael R. Chaddick.......................................   $159,600   $ 72,201          --
  Vice President --
  Tubular Services


---------------


(1) Mr. Swanson joined our company in January 2000. Mr. Swanson's annual base salary following the completion of the offering will be $375,000.



(2) Ms. Taylor joined our company in May 2000. Ms. Taylor's annual base salary following the completion of the offering will be $200,000.



(3) Reflects payments made to the Oil States and HWC 401(k) plans on behalf of Messrs. Hughes and Trahan, respectively, to fund base retirement contributions, 401(k) matching contributions and discretionary profit sharing contributions.



2001 EQUITY PARTICIPATION PLAN


     We have adopted an Equity Participation Plan. The plan provides for the grant of any combination of:

     - stock options, which include both incentive stock options and nonqualified stock options;

     - restricted stock;

     - performance awards;

     - dividend equivalents;

     - deferred stock; and

     - stock payments.

The purpose of the plan is to strengthen our ability to attract, motivate and retain directors and employees. The principal features of the plan are described below.

     Reservation of Shares. We have reserved 3,700,000 shares of common stock for issuance under the plan. The shares available under the plan may be either previously unissued shares or treasury shares. In the event of stock splits, reorganizations, recapitalizations or other specified corporate transactions affecting us or our common stock, proportionate adjustments may be made to the number of shares available for grant under the plan, the applicable maximum share limitations under the plan, and the number of shares and prices under outstanding awards at the time of the event. If any portion of an award expires, lapses or is canceled without being fully exercised, the shares which were subject to the unexercised portion of the award will continue to be available for issuance under the plan. The maximum number of shares which may be subject to options, restricted stock or deferred stock granted under the plan to any individual in any calendar year is 400,000. The maximum value of any performance awards which may be granted under the plan to any individual in any calendar year is $2,500,000. As of December 31, 2000, giving effect to the Combination, options to purchase 1,211,920 shares at a weighted average exercise price of $7.34 per share were outstanding. In connection with the offering, we intend to grant under the plan additional options to purchase an aggregate of 700,000 shares at an exercise price equal to the initial public offering price and 100,000 shares of restricted stock.


     Administration. The plan will be administered by the compensation committee. Subject to limitations, the compensation committee has the authority to determine:

     - the persons to whom awards are granted,

     - the types of awards to be granted,

     - the time at which awards will be granted,

     - the number of shares, units or other rights subject to each award,

     - the exercise, base or purchase price of an award, if any,

     - the time or times at which the award will become vested, exercisable or payable, and

     - the duration of the award.

The compensation committee also has the power to interpret the plan and make factual determinations and may provide for the acceleration of the vesting or exercise period of an award at any time prior to its termination or upon the occurrence of specified events.

     Change of Control. Unless otherwise provided in a particular award agreement, in the event of a "change of control," as defined in the plan:

     - all outstanding awards automatically will become fully vested immediately prior to the change of control, or at an earlier time set by the committee;

     - all restrictions, if any, with respect to all outstanding awards will lapse; and

     - all performance criteria, if any, with respect to all outstanding awards will be deemed to have been met at their target level.


     Amendment. Stockholder approval is required to amend the plan to increase the number of shares as to which awards may be granted, except for adjustments resulting from stock splits and the like. The compensation committee can amend, modify, suspend or terminate the plan in all other respects, unless the action would otherwise require stockholder approval. Amendments of the plan will not, without the consent of the participant, materially affect a participant's rights under an award previously granted, unless the award itself otherwise expressly so provides. The plan expires in 2011.


DEFERRED COMPENSATION PLAN

     We have adopted a nonqualified deferred compensation plan that will permit our directors and selected key employees to elect to defer all or a part of their cash compensation from us until the termination of their status as a director or employee. The plan will be administered by the compensation committee. Our directors will be eligible to participate in the plan, and we expect that all of our officers will be eligible to participate. Participating employees will be eligible to receive from us a matching deferral under the nonqualified deferred compensation plan that will compensate them for contributions they could not receive from us under our 401(k) plan due to the various limits imposed on 401(k) plans by the U.S. federal income tax laws.

     Participants in our nonqualified deferred compensation plan will be able to invest contributions made to the nonqualified deferred compensation plan in investment funds to be selected by the compensation committee. We may establish a grantor trust to hold the amounts deferred under the plan by our officers and directors. All amounts deferred under the plan will remain subject to the claims of our creditors.

     Each participant will receive, at the participant's election, a lump sum distribution or installment payments only upon termination of the participant's service with us and our affiliates. The compensation committee may, however, approve in-service withdrawals by participants to cover an unforeseen financial emergency of the participant.

ANNUAL INCENTIVE COMPENSATION PLAN


     We have adopted an annual incentive compensation plan effective January 1, 2001. The annual incentive compensation plan will be administered by the compensation committee and will be available to our executive officers and key members of management. Awards under the plan will be based on meeting annual objective performance standards relating to our performance or, in some cases, to the performance of a particular business segment or individual performance. At least 80% of the performance standards for our executive officers are expected to be based on earnings before interest, taxes, depreciation and amortization for our company or a particular business segment.


EXECUTIVE AGREEMENTS


     Prior to the Combination, Mr. Trahan has an employment agreement with HWC. In connection with the closing of the Combination and the offering, this employment agreement will be terminated, and we will enter into separate executive agreements with the named executive officers, including Mr. Trahan.


     These new agreements will provide protection in the event of a qualified termination, which is defined as an involuntary termination of the executive officer by us other than for cause or a voluntary termination by the executive for good reason. If the qualified termination occurs during the 24-month period following a change of control, the agreements will provide for a lump sum payment to the executive officer based on the executive officer's base salary and target annual bonus amount. In addition, in that circumstance, the agreements will provide that all restricted stock awards will become vested, that all restrictions on such awards will lapse and that outstanding stock options will vest and, except for incentive stock options granted prior to the completion of the offering, remain exercisable for the remainder of their terms. The executive officer will also be entitled to health benefits, vesting of all deferred compensation amounts, outplacement services and to be made whole for any excise taxes incurred with respect to severance payments that are excess parachute payments under the Internal Revenue Code. If a qualified termination occurs other than during the 24-month period following a change of control, the executive agreements will provide for payments based on the executive officer's base salary and target annual bonus amount.

     The executive agreements will have an initial term of three years and will be extended automatically for one additional day on a daily basis for a maximum additional period of three years, unless notice of non-extension is given, in which case the agreement will terminate on the third anniversary of the date notice is given. To receive benefits under the executive agreement, the executive officer will be required to execute a release of certain employment-related claims against us. The terms of the executive agreements are summarized below.


     Douglas E. Swanson. Under the terms of Mr. Swanson's executive agreement, he will be entitled to receive a lump sum payment equal to three times his base salary and target annual bonus amount if a qualified termination occurs during the 24-month period following a change of control. If a qualified termination occurs other than during the 24-month period following a change of control, Mr. Swanson will be entitled to receive a lump sum payment equal to two times his base salary and target annual bonus amount. In addition, we intend to award to Mr. Swanson restricted stock with a value of approximately $1.2 million in connection with the Combination and the offering. This restricted stock award vests in three equal installments on each of the first three anniversaries of the effective date of the restricted stock agreement. In addition, the entire restricted stock award will vest if there is a change in control of our company or if Mr. Swanson's employment is terminated for a reason that entitles him to receive benefits under any of our long term disability plans.

     Cindy B. Taylor. Under the terms of Ms. Taylor's executive agreement, she will be entitled to receive a lump sum payment equal to two and a half times her base salary and target annual bonus amount if a qualified termination occurs during the 24-month period following a change of control. If a qualified termination occurs other than during the 24-month period following a change of control, Ms. Taylor will be entitled to receive a lump sum payment equal to one and a half times her base salary and target annual bonus amount.

     All Other Named Executive Officers. Under the terms of each other named executive officer's executive agreement, the named executive officer will be entitled to receive a lump sum payment equal to two times his base salary and target annual bonus amount if a qualified termination occurs during the 24-month period following a change of control. If a qualified termination occurs other than during the 24-month period following a change of control, the executive officer will be entitled to receive a lump sum payment equal to his base salary and target annual bonus amount.

CHANGE OF CONTROL SEVERANCE PLAN

     We have also adopted a change of control severance plan for selected key management employees. Under the terms of this plan, if a qualified termination occurs during the 12-month period following a change of control, specified key management employees, other than our named executive officers, will be entitled to receive a lump sum payment equal to a multiple ranging from one-half to two times their respective annual base salaries and corresponding portions of their target annual bonus amount. In addition, the terminated key management employees will be entitled to health benefits and outplacement services. No key management employee will be entitled to severance benefits under this plan following a change of control if the employee is offered comparable employment with the acquiring entity. To receive benefits under this plan, the terminated key management employees will be required to execute a release of certain employment-related claims against us.

OPTION GRANTS


     In connection with the Combination, all outstanding options under the Oil States, HWC, Sooner and PTI option plans will be converted into options issued under our 2001 Equity Participation Plan. In connection with this offering, we intend to grant under this plan additional options to purchase an aggregate of 700,000 shares at an exercise price equal to the initial public offering price and 100,000 shares of restricted stock. Following the Combination and the offering, options to purchase 1,911,920 shares of our common stock will be outstanding under the 2001 Equity Participation Plan.



     The following table contains information concerning stock options held by the named executive officers as of December 31, 2000, giving effect to the Combination. No stock options were exercised in 2000 by any named executive officer.



                       OPTION VALUES AT DECEMBER 31, 2000



                                                   NUMBER OF SECURITIES
                                                  UNDERLYING UNEXERCISED         VALUE OF UNEXERCISED
                                                OPTIONS (NUMBER OF SHARES)      IN-THE-MONEY OPTIONS(1)
                                                ---------------------------   ---------------------------
                     NAME                       EXERCISABLE   UNEXERCISABLE   EXERCISABLE   UNEXERCISABLE
                     ----                       -----------   -------------   -----------   -------------
Douglas E. Swanson............................         --             --             --             --
Cindy B. Taylor...............................         --             --             --             --
Howard Hughes.................................     37,634          4,584       $136,855             --
Jay Trahan....................................    104,012        104,012        648,138        648,138
Michael R. Chaddick...........................     39,712         66,186        251,541       $419,231


---------------

(1) Prior to this offering, there was no public market for common stock and, therefore, the values of each unexercised in-the-money stock option is calculated as the product of (a) the number of options and (b) the difference between the estimated initial public offering price of $12.00 per share and the exercise price of the stock option.

                           RELATED PARTY TRANSACTIONS

OFFERING BY SELLING STOCKHOLDERS

     We are paying the expenses of the offering by the selling stockholders, other than the underwriting discounts, commissions and transfer taxes with respect to shares of stock sold by the selling stockholders and the fees and expenses of any attorneys, accountants and other advisors separately retained by them.

THE COMBINATION AND THE OFFERING

     The Combination will close concurrently with the closing of the offering. The boards of directors of Oil States, HWC, Sooner and PTI approved the Combination on July 31, 2000, and the requisite number of shareholders of each of Oil States, HWC, Sooner and PTI consented to the Combination on or before August 9, 2000. Prior to the Combination, SCF owns a majority interest in each of Oil States, HWC, Sooner and PTI. In the Combination, subsidiaries of Oil States will merge into each of HWC and Sooner. Most of the current shareholders of HWC and Sooner, including SCF, will receive shares of Oil States common stock, and five non-accredited shareholders will receive cash. In addition, PTI will merge into a Canadian subsidiary of Oil States. Two of the current PTI shareholders that are located in the United States, including SCF, will receive shares of Oil States common stock, and one non-accredited shareholder will receive cash. Most of the current PTI shareholders that are located in Canada will receive exchangeable shares of that Canadian subsidiary that are exchangeable for shares of our common stock. One current Canadian shareholder of PTI who would be entitled to receive 47,849 exchangeable shares has exercised his right to dissent to the PTI exchangeable share transaction and, unless he revokes his election to dissent, will receive cash. For more information on the PTI exchangeable share transaction, see "Description of Capital Stock -- Special Preferred Voting Stock" and "-- Exchangeable Shares." Following the closing of the Combination and the offering, none of HWC, Sooner or PTI or any of their shareholders will have any obligations to indemnify us for losses that we suffer relating to the Combination. Following the closing of the Combination and the offering:

     - HWC, Sooner and PTI will be our wholly owned subsidiaries;

     - the former shareholders of HWC, Sooner and PTI, other than those that receive cash, will hold shares of our common stock or shares of one of our Canadian subsidiaries exchangeable for shares of our common stock; and


     - SCF will hold approximately 56.5% of our outstanding common stock.


Prior to the Combination, SCF owns 7,657,326 shares of Oil States common stock, or 84.6% of the outstanding shares, after taking into account a three-for-one reverse stock split. In addition, prior to the Combination, SCF owns:

     - 80.6% of the outstanding shares of HWC common stock;

     - 57.7% of the outstanding common shares of PTI; and

     - 81.7% of the outstanding shares of Sooner common stock.


     In the Combination, SCF will receive, in consideration of its ownership interests in HWC, PTI and Sooner, 18,535,091 additional shares for a total of 26,192,417 shares, or 55.8% of the total shares outstanding after the Combination and the offering on a fully diluted basis.


     L.E. Simmons, the chairman of our board of directors, is the chairman, president and sole shareholder of L.E. Simmons & Associates, Incorporated. L.E. Simmons & Associates, Incorporated is the general partner of SCF-II, L.P., which is the general partner of SCF-III, L.P. Prior to the Combination, SCF-III, L.P. owns a majority interest in each of Oil States, HWC and PTI. L.E. Simmons & Associates, Incorporated is also the general partner of SCF-IV, G.P., Limited Partnership, which is the general partner of SCF-IV, L.P. Prior to the Combination, SCF-IV, L.P. owns a majority interest in Sooner.

     L.E. Simmons and his brother, Matthew Simmons, co-founded Simmons & Company International, one of the underwriters of the offering. In early 1993, L.E. Simmons sold substantially all of his economic interest in Simmons & Company International and currently holds only a 3.6% ownership position. L.E. Simmons does not currently serve Simmons & Company International as a director, officer, consultant or otherwise. Other than indirectly through this ownership position, L.E. Simmons will not receive any underwriting fees, advisory fees or other such compensation as a result of the offering.

     The following table sets forth the shares of our common stock to be received in the Combination by SCF-III, L.P. and SCF-IV, L.P. for their ownership positions in HWC, Sooner and PTI:

                               SHARES TO BE RECEIVED IN THE COMBINATION
                              ------------------------------------------
                                  HWC           SOONER          PTI
                              ------------   ------------   ------------
SCF-III, L.P................   6,395,365             --      5,659,650
SCF-IV, L.P.................          --      6,480,076             --

Because of his ownership of L.E. Simmons & Associates, Incorporated, Mr. Simmons may be deemed to beneficially own such shares following the completion of the Combination. See "Principal Stockholders." As a non-employee director, Mr. Simmons will also receive stock option awards to which all of our non-employee directors will be entitled. See "Management -- Board Compensation."

     In connection with the Combination and the offering, indebtedness owed to related parties will be prepaid. See "-- Transactions Before the Combination" for a discussion of this indebtedness.

TRANSACTIONS BEFORE THE COMBINATION

  Transactions with our Directors and Officers

     L.E. Simmons, the Chairman of our board of directors, is also the majority owner, Chairman of the Board and President of L.E. Simmons & Associates, Incorporated, the ultimate general partner of SCF, our majority shareholder. Andrew L. Waite, one of our directors, is also a Managing Director and an officer of L.E. Simmons & Associates, Incorporated. Cindy B. Taylor, our Chief Financial Officer, was also the Chief Financial Officer of L.E. Simmons & Associates, Incorporated from August 1999 until May 2000. As a majority shareholder of each of Oil States, HWC, Sooner and PTI prior to the Combination, SCF has been involved in a number of transactions with each of these companies, as described further below.

  Transactions with Significant Shareholders

     Oil States. During 1997, Oil States entered into loan agreements for unsecured promissory notes totaling $24.8 million with EnSerCo, L.L.C., a limited liability company that is owned 50% by SCF. Oil States also paid commitment fees totaling $400,000 to EnSerCo during 1997. These notes, which were paid in full in March 1998, accrued interest at rates ranging from 10% to 12% per year.

     Effective December 31, 1997, Oil States acquired from SCF and other stockholders options to purchase from Oil States its common shares of CE Franklin, Ltd., a former majority-owned subsidiary of Oil States that was sold in 1999. Oil States issued 500,000 shares, before consideration of the proposed three-for-one reverse stock split, of its common stock, valued at $5.0 million, in exchange for these options. The aggregate consideration paid by SCF and the other stockholders in November 1995 for such options was $2.0 million. Oil States issued an additional 500,000 shares, before consideration of the proposed three-for-one reverse stock split, of its common stock to SCF and the other stockholders in March 2000 due to performance conditions specified in the transaction which were not attained.

     In August and December 1997, SCF acquired 2,001,550 shares, before consideration of the proposed three-for-one reverse stock split, of Oil States at a weighted average price of $7.94 per share through two rights offerings extended to all Oil States shareholders. In February and March 1998, SCF acquired 910,600 shares, before consideration of the proposed three-for-one reverse stock split, of Oil States common stock at a weighted average price of $10.00 per share through two rights offerings extended to all Oil States shareholders. In 2000, Oil States issued 3,642,400 shares, before consideration of the proposed three-for-one reverse stock split, of its common stock to SCF due to performance conditions specified in the 1998 rights offerings which were not attained.


     In December 1998, Oil States declared a $25.0 million dividend to the holders of Oil States common stock in the form of a subordinated note payable to SCF-III, L.P., acting as agent for such holders. SCF-III, L.P. is entitled to approximately 85% of the payments made on such note. Interest accrues at the rate of 6% per year. Principal and interest are due on December 31, 2005. At December 31, 2000, the outstanding balance of the note, including principal and accrued interest, was approximately $28.0 million. We intend to pay the entire balance of the note with proceeds from the offering. See "Use of Proceeds."


     L.E. Simmons & Associates, Incorporated, the ultimate general partner of SCF, has served as financial advisor to Oil States from time to time before the Combination. Oil States paid out-of-pocket expenses of approximately $118,000 in 1999, $11,000 in 1998 and $17,000 in 1997 to L.E. Simmons & Associates,
Incorporated. In addition, Oil States paid investment advisory fees of approximately $200,000 in 1997 to L.E. Simmons & Associates, Inc. in connection with Oil States' purchase of HydroTech Systems, Inc. We do not anticipate that we will continue to use these services following the offering and the Combination.


     Between May 1996 and June 1997, Oil States issued three subordinated promissory notes, totaling $10.9 million, to entities affiliated with Hunting Oilfield Services (International), Ltd. in connection with the acquisition of assets. Prior to the Combination, an affiliate of Hunting Oilfield Services is the holder of greater than 5% of the common stock of Oil States. Of the total of $10.9 million, $10.4 million is due on May 17, 2001, and the remaining $500,000 is due September 30, 2001. These notes accrue interest at rates of 7.75% in 1998, 8.25% in 1999, and 8.50% thereafter. Accrued interest is payable on March 31 of each year; however, interest payments on two of the notes totaling $10.5 million are only required to be made if specified cumulative EBITDA thresholds are met. Oil States did not meet such EBITDA thresholds for 1999. As of December 31, 2000, interest of $1.8 million had been accrued but not paid. Interest on these two notes does not accrue on any accrued interest that is not paid due to the failure to meet any such EBITDA threshold. All unpaid accrued interest is payable on the maturity date of the notes. We intend to pay the entire balance of the notes with proceeds from the offering. See "Use of Proceeds."


     In November 1997, Oil States issued 1,000,000 shares, before consideration of the proposed three-for-one reverse stock split, of its common stock to the Huntfield Trust Limited, an affiliate of Hunting Oilfield Services, in consideration for the purchase of 400 shares of the common stock of a wholly owned subsidiary which were issued to Huntfield in partial consideration for the purchase of assets from Huntfield in May 1996. In January 1998, Huntfield purchased an additional 44,900 shares, before consideration of the proposed three-for-one reverse stock split, of Oil States common stock at $10.00 per share pursuant to the November 1997 rights offering. In February and March 1998, Huntfield purchased 104,867 shares, before consideration of the proposed three-for-one reverse stock split, of Oil States common stock at a weighted average price of $10.00 per share through two rights offerings extended to all Oil States shareholders. In February 2000, Oil States issued 419,468 shares, before consideration of the proposed three-for-one reverse stock split, of its common stock to Huntfield due to performance conditions specified in the two rights offerings which were not attained.

     During 1999, Hunting Oilfield Services provided indemnification payments to Oil States in the amount of $1.8 million for a liability incurred in 1998 relating to assets sold to Oil States in 1996.

     During 1998, Oil States acquired assets from Sooner Pipe & Supply Corporation, the predecessor of Sooner and an entity under common control with Oil States, for $3.8 million. Oil States issued a promissory note in the amount of $2.0 million to Sooner Pipe & Supply in connection with the acquisition. In May 1999, Oil States sold all of its tubular assets to Sooner Pipe & Supply for $7.4 million in cash and $2.0 million of noncash consideration related to the cancellation of a promissory note.

     HWC. In November 1997, HWC issued 20,400 shares of its common stock to SCF for an aggregate purchase price of $20.4 million. HWC issued an additional 6,667 shares of common stock to SCF in May and June 1998 for an aggregate purchase price of $10.0 million.

     In April 1999, HWC issued 2,000 shares of its Series A Convertible Preferred Stock to SCF for an aggregate purchase price of $2.0 million. The preferred stock accrues dividends at an annual rate of 6.5%. SCF can convert the preferred stock, including accrued but unpaid dividends through June 30, 2000, at any time into shares of HWC common stock. In connection with the Combination, SCF will convert the preferred stock, including accrued but unpaid dividends through June 30, 2000, into shares of HWC common stock, which will be converted into 750,533 shares of our common stock.

     In November 1999, HWC issued 2,650 shares of its Series B Convertible Preferred Stock to SCF for an aggregate purchase price of $2.7 million. The preferred stock accrues dividends at an annual rate of 6.5%. SCF can convert the preferred stock, including accrued but unpaid dividends through June 30, 2000, at any time into shares of HWC common stock. In connection with the Combination, SCF will convert the preferred stock, including accrued but unpaid dividends through June 30, 2000, into shares of HWC common stock, which will be converted into 952,700 shares of our common stock.


     Sooner. In July 1998, Sooner issued to SCF a junior subordinated promissory note in the original principal amount of $15.1 million, 15,137 shares of common stock and 15,137 warrants to purchase common stock in return for $30.2 million from SCF. In May and June 1999, Sooner issued additional promissory notes to SCF in the aggregate principal amount of $6.3 million, 6,250 shares of common stock and 6,250 warrants to purchase common stock in return for $12.5 million from SCF. The notes mature on June 30, 2008 and accrue interest annually at the rate of 6%. As of December 31, 2000, the outstanding balance owed to SCF, including principal and accrued interest, was $24.4 million. We intend to pay the entire balance of the notes with proceeds from the offering. See "Use of Proceeds."


     In 1998 and 1999, Sooner issued warrants to SCF to purchase shares of Sooner common stock. The warrants are exercisable into an aggregate of 21,387 shares of Sooner common stock at an exercise price of $1,000 per share, subject to adjustment upon the occurrence of specified events. In connection with the Combination, the SCF warrants will be exchanged on a cashless basis for shares of Sooner common stock, which will be converted into 2,705,363 shares of our common stock.


     Other. In 1999, we sold all of the operating assets of CE Drilling and CE Mobile for aggregate consideration of $65.0 million. Simmons & Company International provided financial advisory services to us in connection with these transactions and received fees totaling $650,000.


REGISTRATION RIGHTS

     Former Shareholders of Oil States, HWC, Sooner and PTI. Upon completion of the offering, we will enter into an amended and restated registration rights agreement with SCF, other stockholders of Oil States and the former shareholders of HWC and Sooner that held registration rights with respect to their shares of common stock of these companies. This agreement will give SCF the right, on five occasions, to demand that we register all or any portion of their shares of our common stock for sale under the Securities Act. SCF may not make a demand prior to the expiration of the 180 day lock-up period. The shares to be included in any demand registration by SCF must have an estimated aggregate gross offering price of at least $50.0 million. Despite a registration demand by SCF, we may delay filing of the registration statement to register its shares of our common stock for a maximum of 45 days from the date we receive the registration demand if:

     - at the time we receive the registration demand, we are engaged in confidential negotiations or other confidential business activities that we would be required to disclose in the registration statement and that we would not otherwise be required to disclose, and our board of directors determines in good faith that such disclosure would not be in our best interests or the best interests of our stockholders; or

     - prior to receiving the registration demand, our board of directors has determined to undertake a registered public offering of our securities and we have taken substantial steps and are proceeding with reasonable diligence to effect the offering.

In addition, SCF may not require us to file a registration statement within 180 days after the effectiveness of a registration statement related to a demand registration made by SCF. Further, if we propose to register any of our common stock under the Securities Act, except for shares of common stock issued in connection with acquisitions and benefits plans, or if SCF exercises a demand, the other holders of registration rights under the registration rights agreement will have the right to include their shares of common stock in the registration, subject to limitations. The registration rights agreement also gives the holders of the exchangeable shares of our Canadian subsidiary the right to register their shares of our common stock issuable upon the exchange of the exchangeable shares in the registration, subject to the same limitations.


     The agreement provides customary registration procedures. We have agreed to pay all costs and expenses, other than fees, discounts and commissions of underwriters, brokers and dealers and capital gains, income and transfer taxes, if any, related to the registration and sale of shares of our common stock by any holder of registration rights under the registration rights agreement in any registered offering. The rights of the holders of registration rights under the registration rights agreement are assignable under limited circumstances and terminate, other than the demand rights held by SCF, at any time when they and their affiliates own less than 2% of our outstanding common stock and are eligible to sell such common stock pursuant to Rule 144(k) under the Securities Act or, in the case of the former shareholders of PTI, when a registration statement for their benefit has been declared effective by the Securities and Exchange Commission. The demand rights held by SCF terminate on the tenth anniversary of the agreement.

     The registration rights agreement contains customary indemnification and contribution provisions by us for the benefit of the selling stockholders and any underwriters. Each selling stockholder has agreed to indemnify us and any underwriter solely with respect to information provided by the stockholder, with such indemnification being limited to the net proceeds from the offering received by the stockholder.

     Former Shareholders of PTI. We have agreed with the former shareholders of PTI that if any of our shares of common stock to be issued to them in exchange for the exchangeable shares of our Canadian subsidiary require us to take any action under any Canadian or United States law before those shares of common stock may be issued or in order that those shares of common stock may be freely traded after issuance, other than any restrictions on transfer by reason of a holder being a "control person" under Canadian law or an "affiliate" under United States law, we will, beginning after the first anniversary date of the closing of this offering or earlier under limited circumstances, take all such actions as are necessary and permitted by law.

CONFLICTS OF INTEREST

     Generally, directors and officers have a fiduciary duty to manage their company in a manner beneficial to the company and its stockholders. Two of our directors, L.E. Simmons and Andrew L. Waite, are current directors or officers of L.E. Simmons & Associates, Incorporated, the ultimate general partner of SCF. An action beneficial to the general partner of SCF may be detrimental to our interests, which may create conflicts of interest. Although we have not adopted formal procedures to address actions by our board of directors when one or more directors have a conflict of interest, we anticipate that directors who have a conflict of interest in a matter would disclose to our other directors that there is a conflict. Depending on the facts and circumstances, our conflicted directors may or may not participate in discussions regarding the matter, and we anticipate that our conflicted directors would recuse themselves from voting on that matter. See "Risk Factors -- Risks Related to the Combination and Our Relationship with SCF."

                             PRINCIPAL STOCKHOLDERS


     The following table sets forth, as of December 31, 2000, information regarding shares beneficially owned, giving effect to the Combination and as adjusted to reflect the sale of the common stock offered by this prospectus, by:


     - each person who we know to be the beneficial owner of more than five percent of our outstanding shares of common stock;

     - each of the named executive officers;

     - each of our directors; and

     - all current directors and executive officers as a group.

     To our knowledge, except as indicated in the footnotes to this table or as provided by applicable community property laws, upon consummation of this offering, the persons named in the table have sole voting and investment power with respect to the shares of common stock indicated.


                                                                     BENEFICIAL OWNERSHIP
                                                         ---------------------------------------------
                                                                                 PERCENTAGE
                                                                      --------------------------------
       NAME AND ADDRESS OF BENEFICIAL OWNERS(1)            SHARES     BEFORE OFFERING   AFTER OFFERING
       ----------------------------------------          ----------   ---------------   --------------
SCF-III, L.P...........................................  19,712,341        58.2%             42.5%
  600 Travis, Suite 6600
  Houston, Texas 77002
SCF-IV, L.P............................................   6,480,076        19.1%             14.0%
  600 Travis, Suite 6600
  Houston, Texas 77002
L.E. Simmons(2)........................................  26,192,417        77.3%             56.5%
Douglas E. Swanson.....................................          --          --                --
Cindy B. Taylor........................................          --          --                --
Michael R. Chaddick(3).................................      39,712           *                 *
Howard Hughes(3).......................................      75,483           *                 *
Jay Trahan(3)..........................................     232,579           *                 *
Martin Lambert.........................................          --          --                --
Mark G. Papa...........................................          --          --                --
Gary L. Rosenthal(3)...................................      15,864           *                 *
Andrew L. Waite(4).....................................          --          --                --
Stephen A. Wells(3)....................................      18,678           *                 *
All directors and executive officers as a group (14
  persons)(2)(3)(4)....................................  26,791,407        78.2%             57.3%


---------------

 *  Less than one percent.

(1) Unless otherwise indicated, the address of each beneficial owner is c/o Oil States International, Inc., Three Allen Center, 333 Clay Street, Suite 3460, Houston, Texas 77002.

(2) The shares indicated as being beneficially owned by Mr. Simmons are owned directly by SCF-III, L.P. and SCF-IV, L.P. Mr. Simmons serves as Chairman of the Board and President of L.E. Simmons & Associates, Incorporated, the ultimate general partner of both SCF-III, L.P. and SCF-IV, L.P. As such, Mr. Simmons may be deemed to have voting and dispositive power over the shares owned by SCF-III, L.P. and SCF-IV, L.P.


(3) Includes shares that may be acquired within 60 days through the exercise of options to purchase shares of our common stock as follows: Messrs.
    Chaddick - 39,712; Hughes - 42,217; Trahan - 138,682; Rosenthal - 1,734;
    Wells - 2,383 and other executive officers - 152,491.


(4) Mr. Waite serves as Managing Director of L.E. Simmons & Associates, Incorporated, the ultimate general partner of both SCF-III, L.P. and SCF-IV, L.P. As such, Mr. Waite may be deemed to have voting and dispositive power over the shares beneficially owned by SCF-III, L.P. and SCF-IV, L.P. Mr. Waite disclaims beneficial ownership of the shares owned by SCF-III, L.P. and SCF-IV, L.P.

                              SELLING STOCKHOLDERS


     The following table sets forth, as of December 31, 2000, information regarding shares beneficially owned by all selling stockholders, giving effect to the issuance of shares of Oil States common stock in the Combination and as adjusted to reflect the sale of the common stock offered by the prospectus.


     To our knowledge, except as indicated in the footnotes to this table or pursuant to applicable community property laws, upon consummation of this offering, the persons named in the table have sole voting and investment power with respect to the shares of common stock indicated.


                                         SHARES BENEFICIALLY                         SHARES BENEFICIALLY
                                           OWNED PRIOR TO                                OWNED AFTER
                                            THE OFFERING                                THE OFFERING
         NAME AND ADDRESS OF           -----------------------   NUMBER OF SHARES   ---------------------
          BENEFICIAL OWNERS              NUMBER     PERCENTAGE    BEING OFFERED      NUMBER    PERCENTAGE
         -------------------           ----------   ----------   ----------------   --------   ----------
812375 Alberta Ltd.(1)...............   1,886,550      5.6%            957,533       929,017       2.0%
Charles A. Armbrust(2)...............      74,789     *                 11,220        63,569      *
Bovaird L.L.C. ......................     186,382     *                 62,087       124,295      *
J.P. Morgan Partners (BHCA), L.P. ...     300,237     *                152,387       147,850      *
Mike Duellick(3).....................       1,886     *                    957           929      *
T.L. Gregory.........................      32,016     *                 16,250        15,766      *
T.L. Gregory, as Trustee for the
  Betty Sue Gregory Trust............      19,950     *                 10,126         9,824      *
John Lauletta(4).....................       5,802     *                  2,945         2,857      *
Gerald Loring(4).....................     127,414     *                 64,670        62,744      *
Tommy Parkhill.......................     383,455      1.1%            194,625       188,830      *
RJM Equities Inc.(5).................   1,137,212      3.4%            577,200       560,012       1.2%
Larry Skeans(6)......................     171,510     *                 50,000       121,510      *


---------------


  *  Less than one percent.



 (1)Mr. Anthony Munk, a vice president of 812375 Alberta Ltd., is a director of PTI prior to the Combination.



 (2)Mr. Armbrust served as senior vice president and director of Oil States from September 1995 to May 1999.



 (3)Mr. Duellick was employed by PTI until July 1999.



 (4)Messrs. Lauletta and Loring are directors of HWC prior to the Combination.



 (5)Mr. Robert J. MacLean, the president and majority shareholder of RJM Equities Inc., is the chairman of the board of directors of PTI prior to the Combination. In addition, Mr. MacLean served as president and chief executive officer of PTI from January 1997 to February 1998 and from March 1999 to February 2000. Mr. John Hokanson, secretary and treasurer and a shareholder of RJM Equities Inc., is a director of PTI prior to the Combination.



 (6)Mr. Skeans served as president of Hydraulic Well Control, Inc., a subsidiary of HWC, from November 1997 to February 1999.

                          DESCRIPTION OF CAPITAL STOCK


     After this offering, our authorized capital stock will consist of 200,000,000 shares of common stock, par value $.01 per share, and 25,000,000 shares of preferred stock, par value $.01 per share, of which one share has been designated as "Special Preferred Voting Stock." Upon completion of this offering, we will have 46,378,335 shares of common stock, including up to 3,821,459 shares of our common stock issuable upon exchange of the exchangeable shares, and one share of special preferred voting stock issued and outstanding, assuming no exercise of options to purchase shares of our common stock subsequent to the date of this prospectus and prior to the completion of this offering.


COMMON STOCK

     Holders of common stock are entitled to one vote per share on all matters to be voted upon by the stockholders. Because holders of common stock do not have cumulative voting rights, the holders of a majority of the shares of common stock can elect all of the members of the board of directors standing for election, subject to the rights, powers and preferences of any outstanding series of preferred stock. Subject to the rights and preferences of any preferred stock that we may issue in the future, the holders of common stock are entitled to receive:

     - dividends as may be declared by our board of directors; and

     - all of our assets available for distribution to our common stockholders in liquidation, pro rata, based on the number of shares held.


There are no redemption or sinking fund provisions applicable to the common stock. All outstanding shares of common stock are fully paid and non-assessable. As of December 31, 2000, there were 41 holders of record of our common stock.


PREFERRED STOCK

     Subject to the provisions of our certificate of incorporation and legal limitations, our board of directors has the authority, without further vote or action by the stockholders:

     - to issue up to 25,000,000 shares of preferred stock in one or more series; and

     - to fix the rights, preferences, privileges and restrictions of our preferred stock, including provisions related to dividends, conversion, voting, redemption, liquidation and the number of shares constituting the series or the designation of that series, which may be superior to those of the common stock.

Other than the share of special preferred voting stock to be issued in connection with the Combination as described below in "-- Special Preferred Voting Stock," there will be no shares of preferred stock outstanding upon the closing of the offering, and we have no present plans to issue any other preferred stock.

     The issuance of shares of preferred stock by our board of directors as described above may adversely affect the rights of the holders of our common stock. For example, preferred stock may rank prior to the common stock as to dividend rights, liquidation preference or both, may have full or limited voting rights and may be convertible into shares of common stock. The issuance of shares of preferred stock may discourage third-party bids for our common stock or may otherwise adversely affect the market price of the common stock. In addition, the preferred stock may enable our board of directors to make more difficult or to discourage attempts to obtain control of our company through a hostile tender offer, proxy contest, merger or otherwise, or to make changes in our management.

EXCHANGEABLE SHARES

     In the Combination, the outstanding common shares of PTI held by Canadian residents will ultimately be exchanged for exchangeable shares to be issued by PTI HoldCo, one of our wholly owned Canadian subsidiaries that, upon the closing of the Combination, will indirectly hold all the outstanding capital stock of PTI. The exchangeable shares may generally be exchanged at any time after the first anniversary of the closing of the Combination at the option of the holders for our common stock on a share-for-share basis subject to adjustment in the case of alterations to our common stock, plus the amount of any declared but unpaid dividends on our common stock. Upon the closing of the Combination, there will be 3,821,459 exchangeable shares outstanding, which will be exchangeable for a total of 3,821,459 shares of our common stock. If the single dissenting PTI shareholder revokes his election to dissent, there will be an additional 47,849 exchangeable shares issued in the Combination, resulting in a total of 3,869,308 exchangeable shares outstanding upon the closing of the Combination, which will be exchangeable for a total of 3,869,308 shares of our common stock. The number of exchangeable shares outstanding after the closing of the Combination will be reduced on a share-for-share basis by the number of shares sold in the offering by the Canadian shareholders of PTI. The following is a summary of the principal terms and rights of the exchangeable shares which affect us and the holders of our common stock.


     Holders of exchangeable shares are entitled to:

     - receive dividends equal to the dividends paid by us on shares of our common stock;

     - provide directions to the holder of our special preferred voting stock as to the manner in which the special preferred voting stock should be voted on any matter on which holders of our common stock are entitled to vote. See "-- Special Preferred Voting Stock" below.

Subject to applicable law, exchangeable shares will be exchanged for shares of our common stock on a share-for-share basis, plus an amount equal to all declared and unpaid dividends on such exchangeable shares, whenever:

     - the holders of exchangeable shares request us or PTI HoldCo to exchange or redeem their exchangeable shares;

     - PTI HoldCo is liquidated, dissolved or wound-up;

     - PTI HoldCo becomes insolvent or bankrupt, has a receiver appointed or a similar event occurs;

     - we become involved in voluntary or involuntary liquidation, dissolution or winding-up proceedings;

     - PTI HoldCo elects to redeem all of the exchangeable shares, provided the request is made after the fifth anniversary of the closing of the offering;

     - PTI HoldCo elects to redeem all of the exchangeable shares, provided the request is made after either the third anniversary of the closing of the offering and the number of outstanding exchangeable shares is less than 10% of the number outstanding upon the closing of the Combination or the fourth anniversary of the closing of the offering and the number of outstanding exchangeable shares is less than 20% of the number outstanding upon the closing of the Combination;

     - a change of control transaction occurs and the board of directors of PTI HoldCo determines in good faith and in its sole discretion, that it is not reasonable to substantially replicate the terms and conditions of the exchangeable shares in connection with the change of control transaction and that redemption of all of the outstanding exchangeable shares is commercially or legally necessary to enable the completion of the change of control transaction;

     - the holders of exchangeable shares fail to pass a resolution regarding any matter on which they are entitled to vote as shareholders of PTI HoldCo and which has been proposed by the board of directors of PTI HoldCo, other than any resolution to amend the exchangeable share provisions, the support agreement or the voting and exchange trust agreement; or

     - the holders of the exchangeable shares fail to take any action required to approve or disapprove any change to their rights if the approval or disapproval of such change would be required to maintain the economic or legal equivalence of the exchangeable shares and our common stock.

Whenever a holder of exchangeable shares has the right to require PTI HoldCo to redeem the holder's exchangeable shares or whenever PTI HoldCo has the right or is required to redeem the outstanding exchangeable shares, the exchangeable shares to be redeemed will be subject to the overriding right of our company or OSI ULC, one of our wholly owned Canadian subsidiaries, to purchase such exchangeable shares. The consideration to be paid by us or OSI ULC, as the case may be, will be identical to the consideration to be paid by PTI HoldCo upon any such redemption. We expect to exercise the overriding right to purchase the exchangeable shares whenever it arises.

     Unless we take action to ensure that the holders of exchangeable shares receive an equivalent economic benefit, and subject to applicable law, we may not:

     - issue or distribute assets, debt instruments or shares of, or securities convertible into, our common stock to the holders of the then outstanding shares of our common stock;

     - effect a forward or reverse stock split or similar transaction;

     - effect a merger, reorganization, consolidation or other transaction involving or affecting our common stock; or

     - reclassify or otherwise change our common stock.

In the event of any proposed tender offer, share exchange offer, issuer bid, take-over bid or similar transaction affecting our common stock, we must use reasonable efforts to take all actions necessary or desirable to enable holders of exchangeable shares to participate in the transaction to the same extent and on an economically equivalent basis as the holders of our common stock. We have also agreed to take various actions to protect the rights of the holders of the exchangeable shares to receive the same dividends as are paid on our common stock and to exchange shares of our common stock for exchangeable shares.

SPECIAL PREFERRED VOTING STOCK

     In connection with the acquisition of PTI, our board of directors authorized a class of preferred stock, referred to as "special preferred voting stock," consisting of one share. The special preferred voting stock will be issued to Montreal Trust Company of Canada, which will hold the share as trustee for the benefit of the holders of the exchangeable shares described above. Except as otherwise required by law or our certificate of incorporation:

     - the special preferred voting stock will be entitled to the number of votes attached to the number of shares of our common stock issuable upon the exchange of all the outstanding exchangeable shares;

     - each holder of exchangeable shares will be able to direct the trustee to vote that number of votes that are attached to the number of shares of OSI common stock issuable upon the exchange of the exchangeable shares held by that holder;

     - the special preferred voting stock may be voted in the election of directors and on all other matters submitted to a vote of our common stockholders; and

     - the holder of the special preferred voting stock will not be entitled to receive dividends.

     In the event of any liquidation, dissolution or winding up of our company, the holder of the special preferred voting stock will not be entitled to any of our assets available for distribution to stockholders. We may redeem the special preferred voting stock for a nominal amount when:

     - the special preferred voting stock has no votes attached to it because there are no exchangeable shares outstanding that are not owned by us or our subsidiaries; and

     - there are no shares of stock, debt, options or other agreements that could give rise to the issuance of any additional exchangeable shares to any person other than us or any of our subsidiaries.

ANTI-TAKEOVER PROVISIONS OF OUR CERTIFICATE OF INCORPORATION AND BYLAWS

     Our certificate of incorporation and bylaws contain several provisions that could delay or make more difficult the acquisition of us through a hostile tender offer, open market purchases, proxy contest, merger or other takeover attempt that a stockholder might consider in his or her best interest, including those attempts that might result in a premium over the market price of our common stock.

  Written Consent of Stockholders

     Our certificate of incorporation provides that, on and after the date when SCF ceases to own a majority of the shares of our outstanding securities entitled to vote in the election of directors, any action by our stockholders must be taken at an annual or special meeting of stockholders, and stockholders cannot act by written consent. Until that date, any action required or permitted to be taken by our stockholders may be taken at a duly called meeting of stockholders or by the written consent of stockholders owning the minimum number of shares required to approve the action.

  Special Meetings of Stockholders

     Subject to the rights of the holders of any series of preferred stock, our bylaws provide that special meetings of the stockholders may only be called by the chairman of the board of directors or by the resolution of a majority of our board of directors.

  Advance Notice Procedure for Director Nominations and Stockholder Proposals

     Our bylaws provide that adequate notice must be given to nominate candidates for election as directors or to make proposals for consideration at annual meetings of stockholders. Notice of a stockholder's intent to nominate a director must be delivered to or mailed and received at our principal executive offices as follows:


     - for an election to be held at the annual meeting of stockholders, not later than 120 calendar days prior to the anniversary date of the immediately preceding annual meeting of stockholders unless the date of the annual meeting is more than 30 or less than 60 calendar days after such anniversary date, in which case such notice must be received not later than the later of (1) 120 calendar days prior to the annual meeting or (2) 10 calendar days following the public announcement of the annual meeting; and


     - for an election to be held at a special meeting of stockholders, not later than the later of (1) 120 calendar days prior to the special meeting or (2) 10 calendar days following the public announcement of the special meeting.

     Notice of a stockholder's intent to raise business at an annual meeting must be received at our principal executive offices not later than 120 calendar days prior to the anniversary date of the preceding annual meeting of stockholders.

     These procedures may operate to limit the ability of stockholders to bring business before a stockholders meeting, including the nomination of directors and the consideration of any transaction that could result in a change in control and that may result in a premium to our stockholders.

Classified Board of Directors

     Our certificate of incorporation divides our directors into three classes serving staggered three-year terms. As a result, stockholders will elect approximately one-third of the board of directors each year. This provision, when coupled with the provision of our restated certificate of incorporation authorizing only the board of directors to fill vacant or newly created directorships or increase the size of the board of directors and the provision providing that directors may only be removed for cause, may deter a stockholder from gaining control of our board of directors by removing incumbent directors or increasing the number of directorships and simultaneously filling the vacancies or newly created directorships with its own nominees.

RENOUNCEMENT OF BUSINESS OPPORTUNITIES


     Our certificate of incorporation provides that, as long as SCF and its affiliates other than our company continue to own at least 20% of our common stock, we renounce any interest or expectancy in any business opportunity or other matter in which any member of the SCF group participates or desires or seeks to participate and that involves any aspect of the energy equipment or services business or industry except as described below. No member of the SCF group, including any officer, director, employee or other agent of SCF or any affiliate of SCF who serves as a director of our company (an "SCF director nominee"), has any obligation to communicate or offer any renounced opportunity to us and may pursue the opportunity as that entity or individual sees fit, unless:



     - it was presented to an SCF director nominee solely in that person's capacity as a director of our company and no other member of the SCF group independently received notice of or otherwise identified such opportunity; or


     - the opportunity was identified solely through the disclosure of information by or on behalf of our company.


The "SCF group" includes SCF, any affiliate of SCF (other than our company), any SCF director nominee and portfolio companies in which SCF has an investment (other than our company).



     Thus, for example, SCF and its affiliates, including SCF director nominees, may pursue opportunities in the oilfield services industry for their own account or present such opportunities to SCF's other portfolio companies. Our certificate of incorporation provides that SCF and its affiliates have no obligation to offer such opportunities to us, even if the failure to provide such opportunity would have a competitive impact on us.


     These provisions of our certificate of incorporation may be amended only by an affirmative vote of holders of at least 80% of our outstanding common stock.

AMENDMENT OF THE BYLAWS

     Our board of directors may amend or repeal the bylaws and adopt new bylaws. The holders of common stock may amend or repeal the bylaws and adopt new bylaws by a majority vote.

LIMITATION OF LIABILITY OF OFFICERS AND DIRECTORS

     Our directors will not be personally liable to our company or our stockholders for monetary damages for breach of fiduciary duty as a director, except, if required by Delaware law, for liability:

     - for any breach of the duty of loyalty to our company or our stockholders;

     - for acts or omissions not in good faith or involving intentional misconduct or a knowing violation of law;

     - for unlawful payment of a dividend or unlawful stock purchases or redemptions; and

     - for any transaction from which the director derived an improper personal benefit.

As a result, neither we nor our stockholders have the right, through stockholders' derivative suits on our behalf, to recover monetary damages against a director for breach of fiduciary duty as a director, including breaches resulting from grossly negligent behavior, except in the situations described above.

DELAWARE TAKEOVER STATUTE

     Under the terms of our certificate of incorporation and as permitted under Delaware law, we have elected not to be subject to Delaware's anti-takeover law in order to give our significant stockholders, including SCF, greater flexibility in transferring their shares of our common stock. This law provides that specified persons who, together with affiliates and associates, own, or within three years did own, 15% or more of the outstanding voting stock of a corporation could not engage in specified business combinations with the corporation for a period of three years after the date on which the person became an interested stockholder. The law defines the term "business combination" to encompass a wide variety of transactions with or caused by an interested stockholder, including mergers, asset sales and other transactions in which the interested stockholder receives or could receive a benefit on other than a pro rata basis with other stockholders. With the approval of our stockholders, we may amend our certificate of incorporation in the future to become governed by the anti-takeover law. This provision would then have an anti-takeover effect for transactions not approved in advance by our board of directors, including discouraging takeover attempts that might result in a premium over the market price for the shares of our common stock. By opting out of the Delaware anti-takeover law, a transferee of SCF could pursue a takeover transaction that was not approved by our board of directors.

LISTING


     Our common stock has been approved for listing on the New York Stock Exchange, subject to notice of issuance, under the symbol "OIS."


TRANSFER AGENT AND REGISTRAR


     The transfer agent and registrar for our common stock is Mellon Investor Services LLC, and its telephone number is (800) 635-9270.


                        SHARES ELIGIBLE FOR FUTURE SALE

     Prior to this offering, there has been no market for our common stock. Future sales of substantial amounts of our common stock, including shares issued upon exercise of outstanding options, in the public market could adversely affect prevailing market prices. Sales of substantial amounts of our common stock in the public market after any restrictions on sale lapse could adversely affect the prevailing market price of our common stock and impair our ability to raise equity capital in the future.


     Upon completion of the offering, 46,378,335 shares of our common stock will be outstanding, including up to 3,821,459 shares of common stock issuable upon exchange of the exchangeable shares. The shares sold in the offering, plus any shares issued upon exercise of the underwriters' over-allotment options, will be freely tradable without restriction under the Securities Act, unless purchased by our "affiliates" as that term is defined in Rule 144 under the Securities Act or by a person who is subject to a lock-up agreement as described below.



     All of the shares outstanding upon completion of the offering, other than the shares sold in the offering, will be "restricted securities" within the meaning of Rule 144. Restricted securities may be sold in the public market only if the sale is registered or if it qualifies for an exemption from registration, such as under Rule 144 under the Securities Act, which is summarized below. Sales of restricted securities in the public market, or the availability of such shares for sale, could adversely affect the market price of our common stock.


     Under Rule 144, beginning 90 days after the date of this prospectus, a person, or persons whose shares are aggregated, who has beneficially owned "restricted securities" for at least one year would be entitled to sell within any three-month period a number of shares that does not exceed the greater of:


     - 1% of the number of shares of common stock then outstanding, which for these purposes does not include the exchangeable shares and therefore will equal approximately 425,000 shares immediately after the offering; and


     - the average weekly trading volume of the common stock on the New York Stock Exchange during the four calendar weeks preceding the filing of a notice on Form 144 with respect to such sale with the SEC.


Sales under Rule 144 are also subject to other requirements regarding the manner of sale, notice and availability of current public information about us. An aggregate of approximately 8.0 million shares outstanding at the consummation of the offering will be eligible for sale under the restrictions discussed above. Of these shares, approximately 7.9 million are subject to the lock-up provisions described below.


     Under Rule 144(k), a person who is not deemed to have been one of our "affiliates" at any time during the 90 days preceding a sale, and who has beneficially owned the shares proposed to be sold for at least two years, including the holding period of any prior owner other than an affiliate, is entitled to sell such shares without complying with the manner of sale, public information, volume limitation or notice provisions of Rule 144. An aggregate of approximately 1.1 million shares outstanding at the consummation of the offering may be sold immediately under Rule 144(k) without so complying. Of these shares, approximately 1.0 million shares are subject to the lock-up provisions described below.



     Because SCF is among our affiliates, subject to exercise of its registration rights described under "Related Party Transactions -- Registration Rights," the Rule 144 restrictions and requirements would be applicable to SCF's shares for as long as it retains affiliate status.


     Any employee, officer or director of, or consultant to, Oil States who purchased his or her shares under a written compensatory plan or contract may be entitled to sell their shares in reliance on Rule 701 under the Securities Act. Rule 701 permits affiliates to sell their Rule 701 shares under Rule 144 without complying with the holding period requirements of Rule 144. Rule 701 further provides that non-affiliates may sell these shares in reliance on Rule 144 without having to comply with the holding period, public information, volume limitation or notice provisions of Rule 144. An aggregate of approximately 150,000 shares outstanding at the consummation of the offering may be sold under Rule 701 90 days after the completion of the offering. However, some of the shares that we have issued under Rule 701 are subject to lock-up agreements, and these shares will only become eligible for sale when the 180-day lock-up agreements expire.


     Our company, our executive officers and directors, SCF and other stockholders have agreed that, without the prior written consent of Merrill Lynch & Co. on behalf of the underwriters, they will not, during the period ended 180 days after the date of this prospectus, sell shares of common stock or take other related actions, subject to limited exceptions, all as described under "Underwriting." These lock-up agreements cover an aggregate of approximately 33.6 million shares.



     Upon completion of the offering, we expect that options to purchase 1,911,920 shares of common stock and 100,000 shares of restricted stock will have been granted under our 2001 Equity Participation Plan. We intend to file a registration statement on Form S-8 under the Securities Act as soon as practicable to register shares of common stock reserved for issuance under that plan. This registration will permit the resale of these shares by nonaffiliates in the public market without restriction under the Securities Act, upon completion of the lock-up period described above. Shares registered under the Form S-8 registration statement held by affiliates will be subject to Rule 144 volume limitations.



     In addition, holders of approximately 27.9 million shares of our common stock have registration rights with respect to their shares. We have also agreed to file a registration statement, one year after the closing of the Combination, for the benefit of the shareholders of PTI who will receive a total of up to 3,821,459 exchangeable shares in the Combination. Registration of the shares of our common stock issuable on exchange of these exchangeable shares would enable these shares to be freely tradable without registration under the Securities Act, unless held by an affiliate. See "Related Party
Transactions -- Registration Rights."


                MATERIAL UNITED STATES FEDERAL TAX CONSEQUENCES
                  TO NON-UNITED STATES HOLDERS OF COMMON STOCK

     The following is a general discussion of the material U.S. federal income and estate tax considerations with respect to the ownership and disposition of common stock applicable to Non-U.S. Holders. In general, a "Non-U.S. Holder" is any beneficial owner of common stock other than

     - a citizen or resident of the United States,

     - a corporation, partnership or other entity created or organized in the United States or under the laws of the United States or of any state thereof,

     - an estate, the income of which is includible in gross income for U.S. federal income tax purposes regardless of its source, or

     - a trust whose administration is subject to the primary supervision of a United States court and which has one or more United States persons who have the authority to control all substantial decisions of the trust.

     This discussion is based on current provisions of the Internal Revenue Code, Treasury Regulations promulgated under the Internal Revenue Code, judicial opinions, published positions of the Internal Revenue Service, and all other applicable authorities, all of which are subject to change, possibly with retroactive effect. This discussion does not address all aspects of income and estate taxation or any aspects of state, local, or non-U.S. taxes, nor does it consider any specific facts or circumstances that may apply to a particular Non-U.S. Holder that may be subject to special treatment under the U.S. federal tax laws, such as insurance companies, tax-exempt organizations, financial institutions, brokers, dealers in securities, and U.S. expatriates.

     Prospective investors are urged to consult their tax advisors regarding the U.S. federal, state, local and non-U.S. income and other tax considerations of acquiring, holding and disposing of shares of common stock.

DIVIDENDS


     In general, dividends paid to a Non-U.S. Holder will be subject to U.S. withholding tax at a rate of 30% of the gross amount, or a lower rate prescribed by an applicable income tax treaty, unless the dividends are effectively connected with a trade or business carried on by the Non-U.S. Holder within the United States. Dividends that are effectively connected with such a U.S. trade or business generally will not be subject to U.S. withholding tax if the Non-U.S. Holder files the required forms, including Internal Revenue Service Form W-8ECI or any successor form, with the payor of the dividend, and generally will be subject to U.S. federal income tax on a net income basis, in the same manner as if the Non-U.S. Holder were a resident of the United States. An applicable treaty may also require the dividends attributable to a permanent establishment in the United States to be subject to United States tax on a net income basis. A Non-U.S. Holder that is a corporation may be subject to an additional branch profits tax at a rate of 30%, or such lower rate as may be specified by an applicable income tax treaty, on the repatriation from the United States of its "effectively connected earnings and profits," subject to adjustments. Under Treasury Regulations (the "Regulations") generally effective for payments made after December 31, 2000, a Non-U.S. Holder is required to satisfy certification requirements in order to claim a reduced rate of withholding under an applicable income tax treaty. In addition, under the Regulations, in the case of common stock held by a foreign partnership, the certification requirement generally is applied to the partners of the partnership, unless the partnership agrees to become a "withholding foreign partnership", and the partnership agrees to provide specified information. The Regulations also provide "look-through" rules for tiered partnerships.


     A Non-U.S. Holder of common stock that is eligible for a reduced rate of U.S. federal income tax withholding under a tax treaty may obtain a refund of any excess amounts withheld by filing an appropriate claim for refund with the Internal Revenue Service.

GAIN ON SALE OR OTHER DISPOSITION OF COMMON STOCK

     In general, a Non-U.S. Holder will not be subject to U.S. federal income tax on any gain realized upon the sale or other taxable disposition of the holder's shares of common stock so long as:

     - the gain is not effectively connected with a trade or business carried on by the Non-U.S. Holder within the United States;

     - if the Non-U.S. Holder is an individual, the Non-U.S. Holder holds shares of common stock as a capital asset, and either is not present in the United States for 183 days or more in the taxable year of disposition or does not have a "tax home" in the United States for U.S. federal income tax purposes and meets other requirements;

     - the Non-U.S. Holder is not subject to tax under the provisions of the Internal Revenue Code regarding the taxation of U.S. expatriates; and

     - we are not a United States real property holding corporation.

     We believe that we are not currently a United States real property holding corporation, and we do not expect to become one in the future based on our anticipated business operations.

ESTATE TAX

     Common stock owned or treated as owned by an individual who is not a citizen or resident, as defined for U.S. federal estate tax purposes, of the United States at the time of death will be includible in the individual's gross estate for U.S. federal estate tax purposes and therefore may be subject to U.S. federal estate tax, unless an applicable estate tax treaty provides otherwise.

BACKUP WITHHOLDING, INFORMATION REPORTING AND OTHER REPORTING REQUIREMENTS

     We must report annually to the Internal Revenue Service and to each non-U.S. Holder the amount of dividends paid to, and the tax withheld with respect to, each Non-U.S. Holder. These reporting requirements apply regardless of whether withholding was reduced or eliminated by an applicable tax treaty. Copies of this information also may be made available under the provisions of a specific treaty or agreement with the tax authorities in the country in which the Non-U.S. Holder resides or is established.


     U.S. backup withholding tax is imposed at the rate of 31% on applicable payments to persons that fail to furnish the information required under the U.S. information reporting requirements.



     Under the Regulations, the payment of dividends or the payment of proceeds from the disposition of common stock to a Non-U.S. Holder may be subject to information reporting and backup withholding unless the recipient satisfies the certification requirements of the Regulations by proving its non-U.S. status or otherwise establishes an exemption. The payment of proceeds from the disposition of common stock to or through a non-U.S. office of a broker generally will not be subject to backup withholding and information reporting; however, such a payment of proceeds will be subject to information reporting, but not backup withholding, if the broker is:



     - a U.S. person;



     - a "controlled foreign corporation" for U.S. federal income tax purposes;



     - a foreign person 50% or more of whose gross income from a specified period is effectively connected with a U.S. trade or business; or



     - a foreign partnership and at any time during its tax year:



        - one or more of its partners are United States persons, as defined for U.S. federal income tax purposes, who in the aggregate hold more than 50% of the income or capital interests in the partnership; or



        - the foreign partnership is engaged in a U.S. trade or business.



     Backup withholding is not an additional tax. Any amounts withheld under the backup withholding rules from a payment to a Non-U.S. Holder can be refunded or credited against the Non-U.S. Holder's U.S. federal income tax liability, if any, provided that the required information is furnished to the Internal Revenue Service in a timely manner.


     Each prospective Non-U.S. Holder of common stock should consult that holder's own tax adviser with respect to the federal, state, local and foreign tax consequences of the acquisition, ownership and disposition of common stock.

                                  UNDERWRITING


     We intend to offer the shares in the U.S. and Canada through the U.S. underwriters and elsewhere through the international managers. Merrill Lynch, Pierce, Fenner & Smith Incorporated, Credit Suisse First Boston Corporation and Simmons & Company International are acting as U.S. representatives of the U.S. underwriters named below. Subject to the terms and conditions described in a U.S. purchase agreement among us, the selling stockholders and the U.S. underwriters, and concurrently with the sale of 2,920,000 shares to the international managers, we and the selling stockholders have agreed to sell to the U.S. underwriters, and each of the U.S. underwriters has agreed to purchase from us and the selling stockholders, the number of shares listed opposite its name below.



                                                                 NUMBER
                      U.S. UNDERWRITER                          OF SHARES
                      ----------------                          ---------
Merrill Lynch, Pierce, Fenner & Smith
             Incorporated...................................
Credit Suisse First Boston Corporation......................
Simmons & Company International.............................

                                                               -----------
             Total..........................................    11,680,000
                                                               ===========



     We and the selling stockholders have also entered into an international purchase agreement with the international managers for sale of the shares outside the U.S. and Canada for whom Merrill Lynch International, Credit Suisse First Boston (Europe) Limited and Simmons & Company International are acting as lead managers. Subject to the terms and conditions in the international purchase agreement, and concurrently with the sale of 11,680,000 shares to the U.S. underwriters under the U.S. purchase agreement, we and the selling stockholders have agreed to sell to the international managers, and the international managers severally have agreed to purchase from us and the selling stockholders, an aggregate of 2,920,000 shares in the offering. The initial public offering price per share and the total underwriting discount per share are identical under the U.S. purchase agreement and the international purchase agreement.


     The U.S. underwriters and the international managers have agreed to purchase all of the shares sold under the U.S. and international purchase agreements if any of these shares are purchased. If an underwriter defaults, the U.S. and international purchase agreements provide that the purchase commitments of the nondefaulting underwriters may be increased or the purchase agreements may be terminated. The closings for the sale of shares to be purchased by the U.S. underwriters and the international managers are conditioned on one another.

     We, some of our subsidiaries and the selling stockholders have agreed to indemnify the U.S. underwriters and the international managers against liabilities under the Securities Act or to contribute to payments the U.S. underwriters and international managers may be required to make in respect of those liabilities.

     The underwriters are offering the shares, subject to prior sale, when, as and if issued to and accepted by them, subject to approval of legal matters by their counsel, including the validity of the shares, and other conditions contained in the purchase agreements, such as the receipt by the underwriters of officer's certificates and legal opinions. The underwriters reserve the right to withdraw, cancel or modify offers to the public and to reject orders in whole or in part.

     Merrill Lynch will be facilitating Internet distribution for this offering to some of its Internet subscription customers. Merrill Lynch intends to allocate a limited number of shares for sale to its online brokerage customers. An electronic prospectus is available on the Internet Web sites maintained by Merrill Lynch and Credit Suisse First Boston Corporation. Other than the prospectus in electronic format, the information on the Web sites of Merrill Lynch and Credit Suisse First Boston Corporation is not part of this prospectus.

COMMISSIONS AND DISCOUNTS

     The U.S. representatives have advised us and the selling stockholders that the U.S. underwriters propose initially to offer the shares to the public at the initial public offering price on the cover page of this prospectus and to
dealers at that price less a concession not in excess of $     per share. The
U.S. underwriters may allow, and the dealers may reallow, a discount not in
excess of $     per share to other dealers. After the initial public offering, the public offering price, concession and discount may be changed.

     The following table shows the public offering price, underwriting discount and proceeds before expenses to Oil States and the selling stockholders. The information assumes either no exercise or full exercise by the U.S. underwriters and the international managers of their over-allotment options.

                                                   PER SHARE   WITHOUT OPTION   WITH OPTION
                                                   ---------   --------------   -----------
Public offering price............................     $             $               $
Underwriting discount............................     $             $               $
Proceeds, before expenses, to Oil States.........     $             $               $
Proceeds, before expenses, to the selling
  stockholders...................................     $             $               $


     The expenses of the offering, not including the underwriting discount, are estimated at $3,700,000 and are payable by Oil States.


OVER-ALLOTMENT OPTION


     We have granted an option to the U.S. underwriters to purchase up to 1,752,000 additional shares at the public offering price less the underwriting discount. The U.S. underwriters may exercise this option for 30 days from the date of this prospectus solely to cover any over-allotments. If the U.S. underwriters exercise this option, each will be obligated, subject to conditions contained in the purchase agreements, to purchase a number of additional shares proportionate to that U.S. underwriter's initial amount reflected in the above table.



     We have also granted an option to the international managers, exercisable for 30 days from the date of this prospectus, to purchase up to 438,000 additional shares to cover any over-allotments on terms similar to those granted to the U.S. underwriters.


INTERSYNDICATE AGREEMENT

     The U.S. underwriters and the international managers have entered into an intersyndicate agreement that provides for the coordination of their activities. Under the intersyndicate agreement, the U.S. underwriters and the international managers may sell shares to each other for purposes of resale at the initial public offering price, less an amount not greater than the selling concession. Under the intersyndicate agreement, the U.S. underwriters and any dealer to whom they sell shares will not offer to sell or sell shares to persons who are non-U.S. or non-Canadian persons or to persons they believe intend to resell to persons who are non-U.S. or non-Canadian persons, except in the case of transactions under the intersyndicate agreement. Similarly, the international managers and any dealer to whom they sell shares will not offer to sell or sell shares to U.S. persons or Canadian persons or to persons they believe intend to resell to U.S. or Canadian persons, except in the case of transactions under the intersyndicate agreement.

NO SALES OF SIMILAR SECURITIES

     We, the selling stockholders, our executive officers and directors, current stockholders of Oil States and other stockholders receiving shares in the Combination have agreed, with exceptions, not to sell or transfer any common stock for 180 days after the date of this prospectus without first obtaining the written consent of Merrill Lynch. Specifically, we and these other individuals have agreed not to directly or indirectly:

     - offer, pledge, sell or contract to sell any common stock,

     - sell any option or contract to purchase any common stock,

     - purchase any option or contract to sell any common stock,


     - grant any option, right or warrant for the sale of any common stock, other than under our 2001 Equity Participation Plan,


     - lend or otherwise dispose of or transfer any common stock,

     - request or demand that we file a registration statement related to the common stock, or

     - enter into any swap or other agreement that transfers, in whole or in part, the economic consequence of ownership of any common stock whether any such swap or transaction is to be settled by delivery of shares or other securities, in cash or otherwise.

     This lockup provision applies to common stock and to securities convertible into or exchangeable or exercisable for or repayable with common stock. It also applies to common stock owned now or acquired later by the person executing the agreement or for which the person executing the agreement later acquires the power of disposition.

NEW YORK STOCK EXCHANGE LISTING


     The shares have been approved for listing on the New York Stock Exchange, subject to notice of issuance, under the symbol "OIS." In order to meet the requirements for listing on that exchange, the U.S. underwriters and the international managers have undertaken to sell a minimum number of shares to a minimum number of beneficial owners as required by that exchange.


     Before this offering, there has been no public market for our common stock. The initial public offering price will be determined through negotiations among us and the U.S. representatives and lead managers. In addition to prevailing market conditions, the factors to be considered in determining the initial public offering price are:

     - the valuation multiples of publicly traded companies that the U.S. representatives and the lead managers believe to be comparable to us,

     - our financial information,

     - the history of, and the prospects for, our company and the industry in which we compete,

     - an assessment of our management, our past and present operations, and the prospects for, and timing of, our future revenues,

     - the present state of our development, and

     - the above factors in relation to market values and various valuation measures of other companies engaged in activities similar to ours.

     An active trading market for the shares may not develop. It is also possible that after the offering the shares will not trade in the public market at or above the initial public offering price.

     The underwriters do not expect to sell more than 5% of the shares in the aggregate to accounts over which they exercise discretionary authority.

PRICE STABILIZATION, SHORT POSITIONS AND PENALTY BIDS

     Until the distribution of the shares is completed, SEC rules may limit underwriters and selling group members from bidding for and purchasing our common stock. However, the U.S. underwriters may engage in transactions that stabilize the price of our common stock, such as bids or purchases to peg, fix or maintain that price.

     The U.S. underwriters may purchase and sell our common stock in the open market. These transactions may include short sales, stabilizing transactions and purchases to cover positions created by short sales. Short sales involve the sale by the U.S. underwriters of a greater number of shares than they are required to purchase in the offering. "Covered" short sales are sales made in an amount not greater than the underwriters' option to purchase additional shares from the issuer in the offering. The U.S. underwriters may close out any covered short position by either exercising their option to purchase additional shares or purchasing shares in the open market. In determining the source of shares to close out the covered short position, the U.S. underwriters will consider, among other things, the price of shares available for purchase in the open market as compared to the price at which they may purchase shares through the over-allotment option. "Naked" short sales are any sales in excess of such option. The U.S. underwriters must close out any naked short position by purchasing shares in the open market. A naked short position is more likely to be created if the U.S. underwriters are concerned that there may be downward pressure on the price of our common stock in the open market after pricing that could adversely affect investors who purchase in the offering. Stabilizing transactions consist of various bids for or purchases of common stock made by the U.S. underwriters in the open market prior to the completion of the offering.

     The U.S. underwriters may also impose a penalty bid. This occurs when a particular underwriter repays to the other underwriters a portion of the underwriting discount received by it because the U.S. underwriters have repurchased shares sold by or for the account of that underwriter in stabilizing or short covering transactions.

     Similar to other purchase transactions, the U.S. underwriters' purchases to cover the syndicate short sales may have the effect of raising or maintaining the market price of our common stock or preventing or retarding a decline in the market price of our common stock. As a result, the price of our common stock may be higher than the price that might otherwise exist in the open market.

     Neither we nor any of the underwriters makes any representation or prediction as to the direction or magnitude of any effect that the transactions described above may have on the price of our common stock. In addition, neither we nor any of the underwriters makes any representation that the U.S. underwriters will engage in these transactions or that these transactions, once commenced, will not be discontinued without notice.

OTHER RELATIONSHIPS


     Some of the underwriters and their affiliates have engaged in, and may in the future engage in, investment banking and other commercial dealings in the ordinary course of business with us. They have received customary fees and commissions for these transactions. Credit Suisse First Boston, New York branch, an affiliate of Credit Suisse First Boston Corporation, will act as administrative agent, collateral agent, book manager and lead arranger for our new revolving credit facility. Credit Suisse First Boston Canada, an affiliate of Credit Suisse First Boston Corporation, will act as Canadian administrative agent, collateral agent, book manager and lead arranger for this facility.

                                 LEGAL MATTERS

     The validity of the issuance of the shares of common stock offered by this prospectus will be passed on for us by Vinson & Elkins L.L.P., Houston, Texas. Certain legal matters relating to the common stock offered by this prospectus will be passed on for the underwriters by Baker Botts L.L.P., Houston, Texas.

                                    EXPERTS

     Ernst & Young LLP, independent auditors, have audited the consolidated financial statements of Sooner Inc. as of June 30, 2000 and 1999 and for each of the two years ended June 30, 2000 and Sooner Pipe & Supply Corporation as of July 2, 1998 and for the period from August 1, 1997 to July 2, 1998, as set forth in their reports. We have included the financial statements of Sooner Inc. and Sooner Pipe & Supply Corporation in the prospectus and elsewhere in the registration statement in reliance on Ernst & Young LLP's reports, given on their authority as experts in accounting and auditing.

     The financial statements of Oil States Industries, Inc. as of December 31, 1998 and 1999 and for the three years in the period ended December 31, 1999 included in this prospectus have been audited by Arthur Andersen LLP, independent public accountants, as stated in their report appearing herein, and have been so included in reliance upon the report of such firm given upon their authority as experts in accounting and auditing.


     The consolidated financial statements of HWC Energy Services, Inc., and subsidiaries as of December 31, 1999 and 1998 and for the two years then ended and the period from November 14, 1997 (inception) through December 31, 1997 included in this prospectus have been audited by Arthur Andersen LLP, independent public accountants, as indicated in their report dated July 14, 2000 and appearing on page F-80 with respect thereto, and are included herein in reliance upon the authority of said firm as experts in giving said report.


     The financial statements of PTI Group Inc. as of December 31, 1998 and 1999 and for the two years in the period ended December 31, 1999 and the 358 days in the period ended December 31, 1997 included in this prospectus have been audited by PricewaterhouseCoopers LLP, independent chartered accountants in Canada, as stated in their report appearing herein, and have been so included in reliance upon the report of such firm given upon their authority as experts in accounting and auditing.

                      WHERE YOU CAN FIND MORE INFORMATION

     We have filed with the Securities and Exchange Commission a registration statement on Form S-1 under the Securities Act for the common stock being sold in this offering. This prospectus constitutes a part of that registration statement. This prospectus does not contain all of the information included in the registration statement and the exhibits and schedules to the registration statement because we have omitted some parts in accordance with the rules and regulations of the SEC. For further information about us and the common stock being sold in this offering, you should refer to the registration statement and the exhibits and schedules filed as a part of the registration statement. The registration statement, including related exhibits and schedules, may be inspected without charge at the SEC's Public Reference Room at 450 Fifth Street, N.W., Washington, D.C. 20549. Copies of all or any part of the registration statement may be obtained after payment of fees prescribed by the SEC.

     You may obtain information regarding the operation of the Public Reference Room by calling the SEC at 1-800-SEC-0330. The SEC maintains a web site that contains reports, proxy and information statements and other information regarding registrants, including us, that file electronically with the SEC. The address of the site is www.sec.gov.

     We intend to furnish holders of our common stock with annual reports containing audited financial statements certified by an independent public accounting firm and quarterly reports containing unaudited condensed financial information for the first three quarters of each fiscal year. We intend to furnish other reports as we may determine or as may be required by law.

                         INDEX TO FINANCIAL STATEMENTS

                                   PRO FORMA


Oil States International, Inc.
  Unaudited Pro Forma Combined Balance Sheet at September
     30, 2000...............................................    F-4
  Unaudited Pro Forma Combined Statement of Operations for
     the Nine Months Ended September 30, 2000...............    F-6
  Unaudited Pro Forma Combined Statement of Operations for
     the Year Ended December 31, 1999.......................    F-7
  Unaudited Pro Forma Combined Statement of Operations for
     the Year Ended December 31, 1998.......................    F-8
  Unaudited Pro Forma Combined Statement of Operations for
     the Year Ended December 31, 1997.......................    F-9
  Notes to Unaudited Pro Forma Combined Financial
     Statements.............................................   F-10

                            HISTORICAL
Oil States International, Inc. and subsidiaries (formerly
  named CONEMSCO, Inc.)
  Consolidated Balance Sheets at September 30, 2000
     (unaudited) and December 31, 1999......................   F-14
  Consolidated Statements of Operations for the Nine Month
     Periods Ended September 30, 2000 and 1999
     (unaudited)............................................   F-15
  Consolidated Statements of Comprehensive Loss for the Nine
     Month Periods Ended September 30, 2000 and 1999
     (unaudited)............................................   F-16
  Consolidated Statements of Cash Flows for the Nine Month
     Periods Ended September 30, 2000 and 1999
     (unaudited)............................................   F-17
  Notes to Unaudited Consolidated Financial Statements......   F-18
  Report of Independent Public Accountants..................   F-23
  Auditors' Report..........................................   F-24
  Consolidated Statements of Operations for the Years Ended
     December 31, 1999, 1998 and 1997.......................   F-25
  Consolidated Balance Sheets at December 31, 1999 and
     1998...................................................   F-26
  Consolidated Statements of Stockholders' Equity and
     Comprehensive Income (Loss) for the Years Ended
     December 31, 1999, 1998 and 1997.......................   F-27
  Consolidated Statements of Cash Flows for the Years Ended
     December 31, 1999, 1998 and 1997.......................   F-28
  Notes to Consolidated Financial Statements................   F-29
PTI Group Inc.
  Auditors' Report..........................................   F-53
  Consolidated Statements of Earnings for the Years Ended
     December 31, 1999 and 1998, the 358 day period ended
     December 31, 1997 and the Nine Month Periods Ended
     September 30, 2000 and 1999 (unaudited)................   F-54
  Consolidated Balance Sheets at December 31, 1999 and 1998
     and September 30, 2000 (unaudited).....................   F-55
  Consolidated Statements of Shareholders' Equity for the
     Years Ended December 31, 1999 and 1998, the 358 day
     period ended December 31, 1997 and the Nine Month
     Period Ended September 30, 2000 (unaudited)............   F-56
  Consolidated Statements of Cash Flows for the Years Ended
     December 31, 1999 and 1998, the 358 day period ended
     December 31, 1997 and the Nine Month Periods Ended
     September 30, 2000 and 1999 (unaudited)................   F-57
  Notes to Consolidated Financial Statements................   F-58

HWC Energy Services, Inc. and Subsidiaries
  Consolidated Balance Sheet at September 30, 2000
     (unaudited)............................................   F-74
  Consolidated Statements of Operations for the Nine Month
     Periods Ended September 30, 2000 and 1999
     (unaudited)............................................   F-75
  Consolidated Statements of Cash Flows for the Nine Month
     Periods Ended September 30, 2000 and 1999
     (unaudited)............................................   F-76
  Notes to Unaudited Consolidated Financial Statements......   F-77
  Report of Independent Public Accountants..................   F-80
  Consolidated Balance Sheets at December 31, 1999 and
     1998...................................................   F-81
  Consolidated Statements of Operations for the Period from
     November 14, 1997 (Inception) through December 31, 1997
     and each of the Years Ended December 31, 1998 and
     1999...................................................   F-82
  Consolidated Statements of Stockholders' Equity for the
     Period from November 14, 1997 (Inception) through
     December 31, 1997 and each of the Years Ended December
     31, 1998 and 1999......................................   F-83
  Consolidated Statements of Cash Flows for the Period from
     November 14, 1997 (Inception) through December 31, 1997
     and each of the Years Ended December 31, 1998 and
     1999...................................................   F-84
  Notes to Consolidated Financial Statements................   F-85
Sooner Inc.
  Report of Independent Auditors............................   F-98
  Consolidated Balance Sheets at June 30, 2000 and 1999 and
     September 30, 2000.....................................   F-99
  Consolidated Statements of Operations for the years ended
     June 30, 2000 and 1999 and the three month periods
     ended September 30, 2000 and 1999......................  F-100
  Consolidated Statements of Stockholders' Equity for the
     years ended June 30, 2000 and 1999 and the three months
     ended September 30, 2000...............................  F-101
  Consolidated Statements of Cash Flows for the years ended
     June 30, 2000 and 1999 and the three month periods
     ended September 30, 2000 and 1999......................  F-102
  Notes to Consolidated Financial Statements................  F-103
Sooner Pipe & Supply Corporation
  Report of Independent Auditors............................  F-113
  Consolidated Balance Sheet at July 2, 1998................  F-114
  Consolidated Statement of Operations for the period from
     August 1, 1997 through July 2, 1998....................  F-115
  Consolidated Statement of Stockholders' Equity for the
     period from August 1, 1997 through July 2, 1998........  F-116
  Consolidated Statement of Cash Flows for the period from
     August 1, 1997 through July 2, 1998....................  F-117
  Notes to Consolidated Financial Statements................  F-118

               UNAUDITED PRO FORMA COMBINED FINANCIAL STATEMENTS

     The following tables set forth unaudited pro forma combined financial information for our company giving effect to:

     - the combination of Oil States International, Inc., HWC Energy Services, Inc. and PTI Group Inc. (the "Controlled Group") as entities under the common control of SCF-III L.P., based upon reorganization accounting, which yields results similar to pooling of interest accounting, effective from the dates each of these entities became controlled by SCF-III;

     - the conversion of the common stock held by the minority interests of each entity in the Controlled Group into shares of our common stock, based on the purchase method of accounting;

     - the conversion of all of the outstanding common stock of Sooner Inc. into shares of our common stock, based on the purchase method of accounting; and


     - our sale of 12,500,000 shares of common stock (the "Offering") and the application of the net proceeds to us as described in "Use of Proceeds."


     The unaudited pro forma combined balance sheet as of September 30, 2000 was prepared based upon the unaudited historical financial statements of the Controlled Group and gives effect to:

     - our acquisition of minority interests of the Controlled Group;

     - our acquisition of Sooner Inc.;

     - the proposed three-for-one reverse stock split of Oil States common stock; and

     - our sale of shares in the Offering,

as if these transactions had occurred on September 30, 2000. The unaudited pro forma combined statements of operations for the years ended December 31, 1997 and 1998 were prepared based upon the historical financial statements of the Controlled Group, adjusted to conform accounting policies. The unaudited pro forma combined statements of operations for the year ended December 31, 1999 and the nine-month period ended September 30, 2000 were prepared based upon the historical financial statements of the Controlled Group, adjusted to conform accounting policies, and give effect to:

     - our acquisition of minority interests of the Controlled Group;

     - our acquisition of Sooner Inc.; and

     - our sale of shares in the Offering,

as if these transactions had occurred on January 1, 1999.

     The pro forma adjustments represent management's preliminary determination of purchase accounting adjustments and are based upon available information and assumptions that management considers reasonable under the circumstances. We will update or obtain appraisals for major assets, where appropriate, and will evaluate the recorded amounts of liabilities on the closing date balance sheet. The purchase accounting allocation is expected to be finalized within one year of the closing date. Consequently, the amounts reflected in the unaudited combined financial information are subject to change. Management does not expect that differences between the preliminary and final purchase price allocation will have a material impact on the combined company's financial position or results of operations. In addition, the unaudited pro forma combined financial statements do not reflect any cost savings or other financial synergies which may be realized in the future as a result of these transactions.

     The unaudited pro forma combined financial statements do not purport to be indicative of the results that would have been obtained had the transactions described above been completed on the indicated dates or that may be obtained in the future. The unaudited pro forma combined financial statements should be read in conjunction with the historical financial statements and notes thereto included elsewhere in this prospectus.

                        PRO FORMA COMBINED BALANCE SHEET

                             AT SEPTEMBER 30, 2000
                                 (IN THOUSANDS)
                                  (UNAUDITED)

                                                      HISTORICAL                         PRO FORMA          HISTORICAL
                                       -----------------------------------------   ----------------------   -----------

                                         OIL STATES                        PTI      COMBINING
                                       INTERNATIONAL,     HWC ENERGY      GROUP    ADJUSTMENTS   COMBINED
                                            INC.        SERVICES, INC.    INC.      (NOTE 1)      GROUP     SOONER INC.
                                       --------------   --------------   -------   -----------   --------   -----------
Current assets
  Cash and cash equivalents..........     $  1,240         $    756      $ 3,288      $          $  5,284    $  2,487
  Accounts receivable, net...........       27,709           14,841       13,817                   56,367      21,562
  Deferred taxes.....................           --               --           --                       --         708
  Inventories........................       27,457               --        4,975                   32,432      62,727
  Prepaid expenses and other current
    assets...........................        4,297            1,978          140                    6,415         566
                                          --------         --------      -------      -----      --------    --------
        Total current assets.........       60,703           17,575       22,220         --       100,498      88,050
                                          --------         --------      -------      -----      --------    --------
Accounts and notes receivable........           --               --           --                       --       1,585
Debt issuance costs, net of
  accumulated amortization...........           --               --           --                       --          82
Property plant and equipment, net....       39,493           52,025       48,902                  140,420       4,647
Goodwill, net........................       44,323           32,704       27,801       (364)(A)   104,464      13,519
Investments, at cost.................           --               --           --                       --       2,207
Other long term assets...............        1,777              565           --        364(A)      2,706         176
                                          --------         --------      -------      -----      --------    --------
        Total assets.................     $146,296         $102,869      $98,923      $  --      $348,088    $110,266
                                          ========         ========      =======      =====      ========    ========

                                                                 PRO FORMA
                                       --------------------------------------------------------------
                                                             MINORITY                     COMBINED,
                                          SOONER INC.        INTEREST      OFFERING     ACQUISITIONS
                                          ADJUSTMENTS       ADJUSTMENTS   ADJUSTMENTS        AND
                                       (NOTES 1(A) AND 2)    (NOTE 3)      (NOTE 4)       OFFERING
                                       ------------------   -----------   -----------   -------------
Current assets
  Cash and cash equivalents..........       $                 $             $             $  7,771
  Accounts receivable, net...........                                                       77,929
  Deferred taxes.....................                                                          708
  Inventories........................                                                       95,159
  Prepaid expenses and other current
    assets...........................                                                        6,981
                                            --------          -------       ------        --------
        Total current assets.........             --               --                      188,548
                                            --------          -------       ------        --------
Accounts and notes receivable........                                                        1,585
Debt issuance costs, net of
  accumulated amortization...........            (82)
Property plant and equipment, net....                                                      145,067
Goodwill, net........................         64,700           49,700                      232,383
Investments, at cost.................                                                        2,207
Other long term assets...............             82                                         2,964
                                            --------          -------       ------        --------
        Total assets.................       $ 64,700          $49,700       $   --        $572,754
                                            ========          =======       ======        ========

                             AT SEPTEMBER 30, 2000
                                 (IN THOUSANDS)
                                  (UNAUDITED)

                                                  HISTORICAL                         PRO FORMA          HISTORICAL     PRO FORMA
                                   -----------------------------------------   ----------------------   -----------   -----------

                                     OIL STATES                        PTI      COMBINING                             SOONER INC.
                                   INTERNATIONAL,     HWC ENERGY      GROUP    ADJUSTMENTS   COMBINED                 ADJUSTMENTS
                                        INC.        SERVICES, INC.    INC.      (NOTE 1)      GROUP     SOONER INC.    (NOTE 2)
                                   --------------   --------------   -------   -----------   --------   -----------   -----------
Current liabilities
  Accounts payable and accrued
    liabilities..................     $ 33,391         $  6,411      $ 6,942    $            $ 46,744    $ 31,574      $
  Postretirement healthcare and
    other benefits...............        1,300               --           --                    1,300          --
  Income taxes payable...........          538               73        4,547                    5,158         778
  Current portion of long-term
    debt.........................       26,218            7,533        8,502                   42,253         535
  Other current liabilities......        3,826            3,090          198                    7,114       1,198
                                      --------         --------      -------    --------     --------    --------      --------
        Total current
          liabilities............       65,273           17,107       20,189          --      102,569      34,085            --
                                      --------         --------      -------    --------     --------    --------      --------
Long term debt...................       40,608           31,004       24,569                   96,181      48,298
Deferred income taxes............          672           10,893        9,343                   20,908          --
Postretirement healthcare and
  other benefits.................        7,412               --           --                    7,412          --
Other liabilities................        4,271              207           --                    4,478          --
                                      --------         --------      -------    --------     --------    --------      --------
        Total liabilities........      118,236           59,211       54,101          --      231,548      82,383            --
                                      --------         --------      -------    --------     --------    --------      --------
Minority interest................          138               --           --      35,567(B)    35,705          --
Redeemable preferred stock.......       20,150            5,143           --                   25,293          --
Stockholders' equity
  Convertible preferred stock....        1,625               --           --                    1,625          --
  Common stock...................          272           38,051       22,102                   60,425          --            79
  Additional paid-in capital.....       55,191               --           --     (34,473)(B)   20,718      26,176        66,328
  Retained earnings (deficit)....      (47,484)             419       24,938      (1,094)(B)  (23,221)      1,707        (1,707)
  Cumulative translation
    adjustments..................       (1,832)              45                                (1,787)         --
  Accumulated other comprehensive
    loss.........................           --               --       (2,218)                  (2,218)         --
                                      --------         --------      -------    --------     --------    --------      --------
        Total stockholders'
          equity.................        7,772           38,515       44,822     (35,567)      55,542      27,883        64,700
                                      --------         --------      -------    --------     --------    --------      --------
        Total liabilities and
          stockholders' equity...     $146,296         $102,869      $98,923    $     --     $348,088    $110,266      $ 64,700
                                      ========         ========      =======    ========     ========    ========      ========

                                                    PRO FORMA
                                   -------------------------------------------
                                    MINORITY                       COMBINED,
                                    INTEREST      OFFERING       ACQUISITIONS
                                   ADJUSTMENTS   ADJUSTMENTS          AND
                                    (NOTE 3)      (NOTE 4)         OFFERING
                                   -----------   -----------     -------------
Current liabilities
  Accounts payable and accrued
    liabilities..................   $             $  (5,971)(A)    $ 72,347
  Postretirement healthcare and
    other benefits...............                                     1,300
  Income taxes payable...........                                     5,936
  Current portion of long-term
    debt.........................                   (24,987)(A)      17,801
  Other current liabilities......                                     8,312
                                    --------      ---------        --------
        Total current
          liabilities............         --        (30,958)        105,696
                                    --------      ---------        --------
Long term debt...................                   (81,316)(A)      63,163
Deferred income taxes............                   (11,289)(E)       9,619
Postretirement healthcare and
  other benefits.................                                     7,412
Other liabilities................                                     4,478
                                    --------      ---------        --------
        Total liabilities........         --       (123,563)        190,368
                                    --------      ---------        --------
Minority interest................    (35,567)                           138
Redeemable preferred stock.......                   (25,293)(AB)         --
Stockholders' equity
  Convertible preferred stock....                    (1,625)(A)          --
  Common stock...................         71        (60,111)(ABG)        464
  Additional paid-in capital.....     84,102        199,303(ABGH)    396,627
  Retained earnings (deficit)....      1,094         11,289(E)      (10,838)
  Cumulative translation
    adjustments..................                                    (1,787)
  Accumulated other comprehensive
    loss.........................                                    (2,218)
                                    --------      ---------        --------
        Total stockholders'
          equity.................     85,267        148,856         382,248
                                    --------      ---------        --------
        Total liabilities and
          stockholders' equity...   $ 49,700      $      --        $572,754
                                    ========      =========        ========

                   PRO FORMA COMBINED STATEMENT OF OPERATIONS

                  FOR THE NINE MONTHS ENDED SEPTEMBER 30, 2000
                                 (IN THOUSANDS)
                                  (UNAUDITED)

                                                 HISTORICAL                        PRO FORMA          HISTORICAL     PRO FORMA
                                   ---------------------------------------   ----------------------   -----------   -----------
                                                       HWC
                                     OIL STATES      ENERGY                   COMBINING                             SOONER INC.
                                   INTERNATIONAL,   SERVICES,      PTI       ADJUSTMENTS   COMBINED                 ADJUSTMENTS
                                        INC.          INC.      GROUP INC.    (NOTE 1)      GROUP     SOONER INC.    (NOTE 2)
                                   --------------   ---------   ----------   -----------   --------   -----------   -----------
Revenue..........................     $84,117        $56,391     $83,401       $           $223,909    $213,495       $
Expenses
  Costs of sales.................      68,815         34,251      56,581        (3,186)(A) 156,461      192,856
  Selling, general and
    administrative...............      18,959          9,728       4,865        (1,740)(A)  31,812        5,864
  Depreciation and
    amortization.................          --          5,735       5,006         4,926(A)   15,667        1,225         3,240
  Other expense (income).........          57             --          --                        57
                                      -------        -------     -------       -------     --------    --------       -------
Operating income (loss)..........      (3,714)         6,677      16,949            --      19,912       13,550        (3,240)
                                      -------        -------     -------       -------     --------    --------       -------
Interest income..................          92            136          --                       228          338
Interest expense.................      (3,898)        (2,563)     (2,312)                   (8,773)      (3,082)
Other income (expense)...........          --             40          --                        40           --
                                      -------        -------     -------       -------     --------    --------       -------
  Earnings before income taxes...      (7,520)         4,290      14,637            --      11,407       10,806        (3,240)
Income tax (expense) benefit.....        (549)        (1,770)     (6,097)                   (8,416)        (772)
                                      -------        -------     -------       -------     --------    --------       -------
Net Income (loss) before minority
  interests......................      (8,069)         2,520       8,540            --       2,991       10,034        (3,240)
Minority interests...............         (13)            --          --        (2,860)(C)  (2,873)          --            --
                                      -------        -------     -------       -------     --------    --------       -------
Net income (loss)................     $(8,082)       $ 2,520     $ 8,540       $(2,860)    $   118     $ 10,034       $(3,240)
                                      =======        =======     =======       =======     ========    ========       =======
Net income (loss) per common
  share..........................
  Basic..........................
  Diluted........................
Average shares outstanding (in
  thousands).....................
  Basic..........................
  Diluted........................

                                                    PRO FORMA
                                   --------------------------------------------
                                    MINORITY
                                    INTEREST        OFFERING        COMBINED,
                                   ADJUSTMENTS     ADJUSTMENTS     ACQUISITIONS
                                    (NOTE 3)     (NOTES 3 AND 4)   AND OFFERING
                                   -----------   ---------------   ------------
Revenue..........................    $               $               $437,404
Expenses
  Costs of sales.................                                     349,317
  Selling, general and
    administrative...............                        485(D)        38,161
  Depreciation and
    amortization.................      1,860                           21,992
  Other expense (income).........                                          57
                                     -------         -------         --------
Operating income (loss)..........     (1,860)           (485)          27,877
                                     -------         -------         --------
Interest income..................                                         566
Interest expense.................                      5,776(CF)       (6,079)
Other income (expense)...........                                          40
                                     -------         -------         --------
  Earnings before income taxes...     (1,860)          5,291           22,404
Income tax (expense) benefit.....                      5,383(I)        (3,805)
                                     -------         -------         --------
Net Income (loss) before minority
  interests......................     (1,860)         10,674           18,599
Minority interests...............         --           2,860              (13)
                                     -------         -------         --------
Net income (loss)................    $(1,860)        $13,534         $ 18,586
                                     =======         =======         ========
Net income (loss) per common
  share..........................
  Basic..........................                                    $   0.40
                                                                     ========
  Diluted........................                                    $   0.40
                                                                     ========
Average shares outstanding (in
  thousands).....................
  Basic..........................                                      46,378
                                                                     ========
  Diluted........................                                      46,932
                                                                     ========

                   PRO FORMA COMBINED STATEMENT OF OPERATIONS

                      FOR THE YEAR ENDED DECEMBER 31, 1999
                                 (IN THOUSANDS)
                                  (UNAUDITED)

                                           HISTORICAL                                     PRO FORMA
                              ------------------------------------   ---------------------------------------------------
                                                  HWC                                            GROUP
                                OIL STATES      ENERGY       PTI      COMBINING               ACQUISITION     COMBINED
                              INTERNATIONAL,   SERVICES,    GROUP    ADJUSTMENTS   COMBINED   ADJUSTMENTS    GROUP WITH
                                   INC.          INC.       INC.      (NOTE 1)      GROUP      (NOTE 5)     ACQUISITIONS
                              --------------   ---------   -------   -----------   --------   -----------   ------------
Revenue.....................     $154,330       $42,274    $70,506     $           $267,110     $8,296        $275,406
Expenses
  Costs of sales............      126,751        26,848     46,160      (4,937)(A) 194,822       4,639         199,461
  Selling, general and
    administrative..........       27,819         9,364      4,023      (2,539)(A)  38,667         222          38,889
  Depreciation and
    amortization............           --         6,543      6,256       7,476(A)   20,275         809          21,084
  Other expense (income)....        2,448            --         --                   2,448          --           2,448
                                 --------       -------    -------     -------     --------     ------        --------
Operating income (loss).....       (2,688)         (481)    14,067          --      10,898       2,626          13,524
                                 --------       -------    -------     -------     --------     ------        --------
Interest income.............          264            36         --                     300                         300
Interest expense............       (7,077)       (2,565)    (3,154)                (12,796)       (410)        (13,206)
Other income (expense)......       (1,309)           12         --                  (1,297)                     (1,297)
                                 --------       -------    -------     -------     --------     ------        --------
  Earnings before income
    taxes...................      (10,810)       (2,998)    10,913          --      (2,895)      2,216            (679)
Income tax (expense)
  Benefit...................       (1,145)          753     (4,262)                 (4,654)       (753)         (5,407)
                                 --------       -------    -------     -------     --------     ------        --------
Net income (loss) before
  minority interests........      (11,955)       (2,245)     6,651          --      (7,549)      1,463          (6,086)
Minority interests..........          (31)           --         --         641(C)      610          --             610
                                 --------       -------    -------     -------     --------     ------        --------
Net income (loss) from
  continuing operations
  attributable to common
  shares....................     $(11,986)      $(2,245)   $ 6,651     $   641     $(6,939)     $1,463        $ (5,476)
                                 ========       =======    =======     =======     ========     ======        ========
Net income (loss) per common
  share
  Basic.....................
Average shares outstanding
  (in thousands)
  Basic.....................

                              HISTORICAL                                  PRO FORMA
                              ----------   ------------------------------------------------------------------------
                                                         SOONER INC.    MINORITY                        COMBINED,
                                           SOONER INC.   ACQUISITION    INTEREST        OFFERING       ACQUISITIONS
                                SOONER     ADJUSTMENTS   ADJUSTMENTS   ADJUSTMENTS     ADJUSTMENTS         AND
                                 INC.       (NOTE 2)      (NOTE 6)      (NOTE 3)     (NOTES 3 AND 4)     OFFERING
                              ----------   -----------   -----------   -----------   ---------------   ------------
Revenue.....................   $159,256      $             $52,718       $               $               $487,380
Expenses
  Costs of sales............    148,847                     52,301                                        400,609
  Selling, general and
    administrative..........      7,297                      1,727                           945(D)        48,858
  Depreciation and
    amortization............      1,058        4,320           234         2,490                           29,186
  Other expense (income)....         --                         --                                          2,448
                               --------      -------       -------       -------         -------         --------
Operating income (loss).....      2,054       (4,320)       (1,544)       (2,490)           (945)           6,279
                               --------      -------       -------       -------         -------         --------
Interest income.............         --                                                                       300
Interest expense............         --                                                    7,900(CF)       (5,306)
Other income (expense)......     (3,636)                                                                   (4,933)
                               --------      -------       -------       -------         -------         --------
  Earnings before income
    taxes...................     (1,582)      (4,320)       (1,544)       (2,490)          6,955           (3,660)
Income tax (expense)
  Benefit...................       (627)                       540                         8,935            3,441
                               --------      -------       -------       -------         -------         --------
Net income (loss) before
  minority interests........     (2,209)      (4,320)       (1,004)       (2,490)         15,890             (219)
Minority interests..........         --           --            --            --            (641)             (31)
                               --------      -------       -------       -------         -------         --------
Net income (loss) from
  continuing operations
  attributable to common
  shares....................   $ (2,209)     $(4,320)      $(1,004)      $(2,490)        $15,249         $   (250)
                               ========      =======       =======       =======         =======         ========
Net income (loss) per common
  share
  Basic.....................                                                                             $  (0.01)
                                                                                                         ========
Average shares outstanding
  (in thousands)
  Basic.....................                                                                               46,378
                                                                                                         ========

                   PRO FORMA COMBINED STATEMENT OF OPERATIONS

                      FOR THE YEAR ENDED DECEMBER 31, 1998
                                 (IN THOUSANDS)
                                  (UNAUDITED)

                                                        HISTORICAL                          PRO FORMA
                                       --------------------------------------------   ----------------------
                                         OIL STATES          HWC                       COMBINING
                                       INTERNATIONAL,       ENERGY          PTI       ADJUSTMENTS
                                            INC.        SERVICES, INC.   GROUP INC.    (NOTE 1)     COMBINED
                                       --------------   --------------   ----------   -----------   --------
Revenue..............................     $229,984         $42,616        $86,434       $    --     $359,034
Expenses
  Cost of sales......................      180,203          27,885         58,030        (4,351)(A)  261,767
  Selling, general &
     administrative..................       36,171           7,408          8,114        (3,388)(A)   48,305
  Depreciation and amortization......           --           4,650          5,812         7,739(A)    18,201
  Other expense (income).............         (335)             --          5,263            --        4,928
                                          --------         -------        -------       -------     --------
Operating income.....................       13,945           2,673          9,215            --       25,833
                                          --------         -------        -------       -------     --------
Interest income......................          323             235             --            --          558
Interest expense.....................       (9,616)         (2,507)        (3,736)           --      (15,859)
Other (income) expense...............           --             115             --            --          115
                                          --------         -------        -------       -------     --------
  Earnings before income tax.........        4,652             516          5,479            --       10,647
Income tax expense...................       (3,711)           (550)        (5,484)                    (9,745)
                                          --------         -------        -------       -------     --------
Net income from continuing operations
  before minority interest,
  discontinued operations and
  extraordinary loss.................          941             (34)            (5)           --          902
Minority interest....................          (31)             --             --         3,019(C)     2,988
                                          --------         -------        -------       -------     --------
Net income from continuing operations
  before extraordinary loss..........          910             (34)            (5)        3,019        3,890
Income from discontinued
  operations.........................        1,733              --             --            --        1,733
Estimated loss on sales of
  discontinued operations............      (22,099)             --             --            --      (22,099)
                                          --------         -------        -------       -------     --------
Net income before extraordinary
  loss...............................      (19,456)            (34)            (5)        3,019      (16,476)
Extraordinary loss on debt
  restructuring......................         (617)             --             --            --         (617)
                                          --------         -------        -------       -------     --------
  Net loss...........................      (20,073)            (34)            (5)        3,019      (17,093)
Preferred dividends..................           --              --             --            --           --
                                          --------         -------        -------       -------     --------
  Net loss attributable to common
     shares..........................     $(20,073)        $   (34)       $    (5)      $ 3,019     $(17,093)
                                          ========         =======        =======       =======     ========

                   PRO FORMA COMBINED STATEMENT OF OPERATIONS

                      FOR THE YEAR ENDED DECEMBER 31, 1997
                                 (IN THOUSANDS)
                                  (UNAUDITED)

                                                       HISTORICAL                          PRO FORMA
                                      --------------------------------------------   ----------------------
                                        OIL STATES          HWC                       COMBINED
                                      INTERNATIONAL,       ENERGY          PTI       ADJUSTMENTS
                                           INC.        SERVICES, INC.   GROUP INC.    (NOTE 1)     COMBINED
                                      --------------   --------------   ----------   -----------   --------
Revenue.............................     $113,925          $7,459        $94,875       $    --     $216,259
Expenses
  Cost of sales.....................       84,249           4,561         64,894        (2,692)(A)  151,012
  Selling, general &
     administrative.................       19,783             827          6,176        (3,068)(A)   23,718
  Depreciation and amortization.....           --             304          2,909         5,760(A)     8,973
  Other expense (income)............         (122)             --             --            --         (122)
                                         --------          ------        -------       -------     --------
Operating income....................       10,015           1,767         20,896            --       32,678
                                         --------          ------        -------       -------     --------
Interest income.....................          120              12             --            --          132
Interest expense on long-term
  debt..............................       (6,628)           (225)        (1,989)           --       (8,842)
Other (income) expense..............           --            (368)            --            --         (368)
                                         --------          ------        -------       -------     --------
  Earnings before income taxes......        3,507           1,186         18,907            --       23,600
Income tax expense..................       (3,148)           (642)        (7,529)           --      (11,319)
                                         --------          ------        -------       -------     --------
Net income from continuing
  operations before minority
  interest and discontinued
  operations........................          359             544         11,378            --       12,281
Minority interest...................       (1,099)             --             --        (5,770)(C)   (6,869)
                                         --------          ------        -------       -------     --------
Net income from continuing
  operations........................         (740)            544         11,378        (5,770)       5,412
Income from discontinued
  operations........................        9,386              --             --            --        9,386
                                         --------          ------        -------       -------     --------
  Net income........................        8,646             544         11,378        (5,770)      14,798
Preferred dividends.................           --              --             --            --           --
                                         --------          ------        -------       -------     --------
  Net income attributable to common
     shares.........................     $  8,646          $  544        $11,378       $(5,770)    $ 14,798
                                         ========          ======        =======       =======     ========

           NOTES TO UNAUDITED PRO FORMA COMBINED FINANCIAL STATEMENTS

BASIS OF PRESENTATION

     The reorganization accounting method, which yields results similar to the pooling of interest method, has been used in the preparation of the unaudited pro forma combined financial statements to reflect the combination of entities in the Controlled Group. Under this method of accounting, the historical financial statements of HWC Energy Services, Inc. and PTI Group Inc. are combined with Oil States International, Inc. as of September 30, 2000, for each year in the three-year period ended December 31, 1999 and for the nine-month period ended September 30, 2000, in each case from the date each became controlled by SCF-III, L.P. (November 14, 1997 for HWC and January 8, 1997 for
PTI). The pro forma adjustments below include those necessary to conform accounting policies, as if these companies had been combined from the date of common control.

     The purchase method of accounting has been used to reflect the acquisition of the minority interests of each company in the Controlled Group concurrent with the closing of the Offering. The purchase price is based on the fair value of the shares owned by the minority interests, estimated at the mid-range of the expected initial public offering price per share. Under this accounting method, the excess of the purchase price over the fair value of the assets and liabilities allocable to the minority interests acquired has been reflected as goodwill. The estimated fair values of assets and liabilities are preliminary and subject to change. For purposes of the pro forma combined financial statements, the goodwill recorded in connection with this transaction is being amortized over 20 years using the straight-line method based on management's evaluation of the nature and duration of customer relationships and considering competitive and technological developments in the industry. The unaudited pro forma combined balance sheet as of September 30, 2000 and statements of operations for the year ended December 31, 1999 and the nine-month period ended September 30, 2000 have been adjusted for the effects of purchase accounting, as described below.

     The purchase method of accounting also has been used to reflect the acquisition of the outstanding common stock of Sooner Inc. concurrent with the closing of the Offering. The purchase price is based on the fair value of the shares of Sooner Inc., estimated at the mid-range of the expected initial public offering price per share. The excess of the purchase price over the fair value of the assets and liabilities of Sooner Inc. has been reflected as goodwill. The estimated fair values of assets and liabilities are preliminary and subject to change. For purposes of the pro forma combined financial statements, the goodwill recorded in connection with this transaction is being amortized over 15 years using the straight-line method based on management's evaluation of the nature and duration of customer relationships and considering competitive and technological developments in the industry. The unaudited pro forma combined balance sheet as of September 30, 2000 and statements of operations for the year ended December 31, 1999 and the nine-month period ended September 30, 2000 includes the unaudited historical financial statements of Sooner Inc., converted to a calendar year end and adjusted for the effects of purchase accounting, as presented below.

NOTE 1 -- COMBINING ADJUSTMENTS

     (A) To reclassify Oil States International, Inc. debt issuance costs for purposes of the unaudited pro forma combined balance sheet and depreciation and amortization for purposes of the unaudited pro forma combined statement of operations to conform to the financial presentation of the Controlled Group.

     (B) To record minority interest, as follows (in thousands):

                                       OIL STATES          HWC ENERGY
                                   INTERNATIONAL, INC.   SERVICES, INC.   PTI GROUP INC.     TOTAL
                                   -------------------   --------------   ---------------   -------
Retained earnings................        $(7,646)            $   67           $ 8,672       $ 1,094
Additional paid-in capital.......         21,145              7,651             5,677        34,473
                                         -------             ------           -------       -------
                                         $13,499             $7,718           $14,349       $35,567
                                         =======             ======           =======       =======

     (C) To reflect the minority interest in income (loss) and related tax effect of the Controlled Group for each of the periods presented below (in thousands):


                                            OIL STATES          HWC
                                          INTERNATIONAL,       ENERGY       PTI GROUP
                                               INC.        SERVICES, INC.     INC.       TOTAL
                                          --------------   --------------   ---------   -------
Year Ended December 31, 1997............      $ (959)          $ (82)        $(4,729)   $(5,770)
                                              ======           =====         =======    =======
Year Ended December 31, 1998............      $3,011           $   6         $     2    $ 3,019
                                              ======           =====         =======    =======
Year Ended December 31, 1999............      $3,019           $ 430         $(2,808)   $   641
                                              ======           =====         =======    =======
Nine months ended September 30, 2000....      $1,287           $(483)        $(3,664)   $(2,860)
                                              ======           =====         =======    =======

NOTE 2 -- ACQUISITION OF SOONER INC.


     To reflect the acquisition of all outstanding common shares of Sooner Inc. in exchange for 7,597,152 shares of Oil States International, Inc. Common Stock valued at the estimated offering price per share of $12.00 (in millions):



Purchase price..............................................   $92.6(1)
Less: Fair value of net assets acquired.....................    27.9
                                                               -----
Goodwill....................................................            $64.7
                                                                        =====
Amortization for the nine month period ended September 30,
  2000......................................................            $3.24
                                                                        =====
Amortization for the twelve month period ended December 31,
  1999......................................................            $4.32
                                                                        =====


---------------


(1) The purchase price for Sooner includes the estimated fair value of Sooner Inc. stock options ($1.5 million) to be converted into Oil States International, Inc. stock options.


NOTE 3 -- ACQUISITION OF MINORITY INTERESTS

     To reflect the acquisition of the minority interest of each company in the Controlled Group in exchange for shares of Oil States International, Inc. Common Stock and elimination of the historical amounts reflected for the combined group (in millions, except share information):


                                               OIL STATES          HWC
                                             INTERNATIONAL,       ENERGY       PTI GROUP
                                                  INC.        SERVICES, INC.     INC.      COMBINED
                                             --------------   --------------   ---------   ---------
Common Stock issued to minority
  interests................................    1,434,394        1,442,242      4,227,814   7,104,450
Estimated offering price per share.........    $   12.00        $   12.00      $   12.00   $   12.00
                                               ---------        ---------      ---------   ---------
Purchase price of the minority interests...         17.2             17.3           50.7        85.2
Minority interests in fair value of net
  assets acquired..........................         13.5              7.7           14.3        35.6
                                               ---------        ---------      ---------   ---------
Additional goodwill........................    $     3.7        $     9.6      $    36.4   $    49.7
                                               =========        =========      =========   =========
Amortization of the additional goodwill for
  the nine month period ended September 30,
  2000.....................................    $     .14        $     .36      $    1.36   $    1.86
                                               =========        =========      =========   =========
Amortization of the additional goodwill for
  the twelve month period ended December
  31, 1999.................................    $     .19        $     .48      $    1.82   $    2.49
                                               =========        =========      =========   =========

NOTE 4 -- OFFERING


     (A) To reflect the sale of 12,500,000 shares of Oil States International, Inc. Common Stock in the Offering with anticipated net proceeds of $136.6 million. Net proceeds will be used to reduce outstanding subordinated debt by $76.5 million, redeem preferred stock of $21.8 million, pay accrued interest on subordinated debt and accrued dividends on preferred stock aggregating $6.0 million, and repurchase common stock from non-accredited shareholders and shareholders holding pre-emptive stock purchase rights for $2.5 million. The balance of the proceeds were assumed to repay $29.8 million of borrowings outstanding under bank lines of credit.


     (B) To reflect the conversion of $5.1 million of HWC preferred stock into Oil States International, Inc. Common Stock.

     (C) To adjust interest expense for debt repaid with Offering proceeds.

     (D) To adjust for costs associated with the new corporate office, including executives hired in connection with the offering, which costs are not fully reflected in the historical financial statements. These costs will have a continuing impact on our operations.

     (E) To adjust deferred income tax liabilities for the impact of the Combination on the valuation allowance applied to net operating losses. A portion of the previously reserved net operating losses of Oil States International are being utilized to reduce deferred tax liabilities of the acquired companies due to expected tax benefits to be derived from the combination of entities.

     (F) To eliminate preferred stock dividends due to the elimination of the preferred stock (see A above).

     (G) To adjust for the par value of $.01 of Oil States International, Inc. Common Stock and reflect the effect of the three for one reverse stock split.

     (H) To record transaction costs associated with the Offering.

     (I) To adjust the income tax expense for the elimination of deferred taxes due to the formation of the consolidated group.

     A summary of the effect of these adjustments on common stock and additional paid-in capital follows:


                                                            COMMON      ADDITIONAL PAID-IN
                                                            STOCK            CAPITAL
                                                           --------     ------------------
(A)  Sale of stock in offering...........................  $    125          $136,425
(A)  Record repurchase of shares.........................        (2)           (2,499)
(B)  Conversion of HWC preferred.........................        18             5,125
     Adjust par value and reflect three-for-one reverse
(G)  split...............................................   (60,252)           60,252
                                                           --------          --------
                                                           $(60,111)         $199,303
                                                           ========          ========


NOTE 5 -- GROUP ACQUISITIONS

     To reflect the following acquisitions as if such acquisitions had occurred on January 1, 1999.

     On March 31, 1999 HWC Energy Services, Inc. acquired all of the outstanding stock of C&H Rental Tools, Inc., and C&H Specialty Company, Inc. (collectively, C&H). C&H provided rental equipment for drilling and workover operations in Louisiana and offshore in the Gulf of Mexico. We paid cash of approximately $2.4 million and $820,000 in principal amount of subordinated promissory notes. Funding for the transaction was received from the issuance of preferred stock.

     On November 30, 1999 HWC Energy Services, Inc. acquired 12 snubbing units and related equipment from Schlumberger and Target. Consideration paid for the acquisitions included $3.7 million of cash and subordinated notes in aggregate principal amount of $4.5 million. Funding for the transactions was received from the issuance of preferred stock.

     Details of the pro forma adjustments for HWC are as follows (in thousands):

                                       SCHLUMBERGER LTD.   TARGET   C&H RENTALS, INC.   TOTAL
                                       -----------------   ------   -----------------   ------
Revenue..............................       $6,025          $894         $1,377         $8,296
Expenses
  Cost of sales......................        3,324           528            787          4,639
  Selling, general &
     administrative..................           --           222             --            222
  Other expense (income).............                                                       --
  Depreciation and amortization......          530           158            121            809
                                            ------          ----         ------         ------
Operating income (loss)..............        2,171           (14)           469          2,626
                                            ------          ----         ------         ------
Interest expense.....................         (341)          (56)           (13)          (410)
                                            ------          ----         ------         ------
  Earnings (loss) from continuing
     operations before income
     taxes...........................        1,830           (70)           456          2,216
Income tax (expense) benefit.........         (622)           24           (155)          (753)
                                            ------          ----         ------         ------
Income from continuing operations....       $1,208          $(46)        $  301         $1,463
                                            ======          ====         ======         ======

     The Schlumberger and Target acquisitions consisted of asset purchases. The C&H acquisition was a stock purchase. The difference between the C&H purchase price and the fair market value of the assets and liabilities acquired was not material to the combined group.

NOTE 6 -- SOONER INC. ACQUISITION ADJUSTMENT

     To reflect the acquisitions by Sooner Inc. in May and June 1999 of the tubular product distribution businesses from Continental Emsco, Wilson Supply and National-Oilwell, Inc. Total consideration paid for these acquisitions was $36.6 million.

     Details of the pro forma adjustments for Sooner Inc. are as follows (in thousands):

                                      CONTINENTAL
                                         EMSCO      WILSON SUPPLY   NATIONAL-OILWELL, INC.    TOTAL
                                      -----------   -------------   ----------------------   -------
Revenue.............................    $11,639        $18,705             $22,374           $52,718
Expenses
  Costs of sales....................     11,544         17,795              22,962            52,301
  Selling, general &
     administrative.................        400            650                 677             1,727
  Depreciation and
     amortization(1)................         68             83                  83               234
                                        -------        -------             -------           -------
Operating income (loss).............       (373)           177              (1,348)           (1,544)
Income tax (expense) benefit........        131            (62)                472               540
                                        -------        -------             -------           -------
  Net Income (loss).................    $  (242)       $   115             $  (876)          $(1,004)
                                        =======        =======             =======           =======

---------------

(1) Substantially all of this adjustment results from incremental amortization of goodwill recorded for these acquisitions as if they occurred on January 1, 1999.

                OIL STATES INTERNATIONAL, INC. AND SUBSIDIARIES

                          CONSOLIDATED BALANCE SHEETS
               (IN THOUSANDS, EXCEPT SHARE AND PER SHARE AMOUNTS)

                                                              SEPTEMBER 30,   DECEMBER 31,
                                                                  2000            1999
                                                              -------------   ------------
                                                               (UNAUDITED)
                                          ASSETS

CURRENT ASSETS:
  Cash and cash equivalents.................................    $  1,240        $  1,537
  Accounts receivable, net..................................      27,709          33,315
  Costs and estimated earnings in excess of billings on
     uncompleted contracts..................................       1,169           5,838
  Inventories, net..........................................      27,457          25,566
  Prepaid expenses and other current assets.................       3,128           1,433
                                                                --------        --------
          Total current assets..............................      60,703          67,689
PROPERTY, PLANT, AND EQUIPMENT, net.........................      39,493          42,430
INTANGIBLE ASSETS, net......................................      44,323          45,593
OTHER NONCURRENT ASSETS.....................................       1,777           2,006
                                                                --------        --------
          Total assets......................................    $146,296        $157,718
                                                                ========        ========

                           LIABILITIES AND STOCKHOLDERS' EQUITY

CURRENT LIABILITIES:
  Accounts payable..........................................    $ 13,705        $ 11,288
  Accrued liabilities.......................................      19,686          32,291
  Billings in excess of costs and estimated earnings on
     uncompleted contracts..................................       3,826           5,359
  Postretirement healthcare and other benefits..............       1,300           1,300
  Current portion of long-term debt and capital lease
     obligations............................................      26,218           2,963
  Income taxes payable......................................         538              --
                                                                --------        --------
          Total current liabilities.........................      65,273          53,201
LONG-TERM DEBT AND CAPITAL LEASE OBLIGATIONS................      40,608          52,542
DEFERRED INCOME TAXES.......................................         672             704
OTHER LIABILITIES:
  Postretirement healthcare and other benefits..............       7,412           7,741
  Other noncurrent liabilities..............................       4,271           4,597
MINORITY INTEREST...........................................         138             225
COMMITMENTS AND CONTINGENCIES
REDEEMABLE PREFERRED STOCK..................................      20,150          20,150
STOCKHOLDERS' EQUITY:
  Convertible preferred stock, $.0001 par value:
     Series A, authorized 25,000,000 shares, issued 16,250
      shares at liquidation value of $100...................       1,625           1,625
  Common stock, $.01 par value:
     Authorized 200,000,000 shares, issued 27,154,672 shares
      at September 30, 2000 and 22,363,245 shares at
      December 31, 1999.....................................         272             224
  Paid-in capital...........................................      55,191          56,251
  Accumulated deficit.......................................     (47,484)        (39,402)
  Cumulative translation adjustment.........................      (1,832)           (140)
                                                                --------        --------
          Total stockholders' equity........................       7,772          18,558
                                                                --------        --------
          Total liabilities and stockholders' equity........    $146,296        $157,718
                                                                ========        ========

  The accompanying notes are an integral part of these consolidated condensed financial statements.

                OIL STATES INTERNATIONAL, INC. AND SUBSIDIARIES

                     CONSOLIDATED STATEMENTS OF OPERATIONS
                    (IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)
                                  (UNAUDITED)

                                                                NINE MONTHS ENDED
                                                                  SEPTEMBER 30,
                                                                ------------------
                                                                 2000       1999
                                                                -------    -------
REVENUES:
  Product...................................................    $60,764    $91,880
  Service and other.........................................     23,353     26,179
                                                                -------    -------
                                                                 84,117    118,059
COST OF GOODS SOLD:
  Product...................................................     50,091     76,507
  Service and other.........................................     18,724     19,706
                                                                -------    -------
                                                                 68,815     96,213
                                                                -------    -------
          Gross profit......................................     15,302     21,846
SELLING, GENERAL, AND ADMINISTRATIVE EXPENSES...............     18,959     21,670
OTHER (INCOME) EXPENSE......................................         57        (21)
                                                                -------    -------
          Operating (loss) income...........................     (3,714)       197
INTEREST EXPENSE............................................     (3,898)    (5,915)
INTEREST INCOME.............................................         92        188
OTHER EXPENSE...............................................         --       (601)
                                                                -------    -------
          Loss from continuing operations before income
            taxes, minority interest, discontinued
            operations and extraordinary item...............     (7,520)    (6,131)
INCOME TAX (PROVISION) BENEFIT..............................       (549)    (1,135)
MINORITY INTEREST IN INCOME OF CONSOLIDATED SUBSIDIARIES....        (13)       (26)
                                                                -------    -------
          Loss from continuing operations before
            discontinued operations and extraordinary
            item............................................     (8,082)    (7,292)
DISCONTINUED OPERATIONS:
  Realized loss on sale of discontinued operations..........         --       (701)
                                                                -------    -------
EXTRAORDINARY LOSS ON DEBT RESTRUCTURING, net of income tax
  benefit of $0.............................................         --       (927)
                                                                -------    -------
NET LOSS....................................................    $(8,082)   $(8,920)
                                                                =======    =======
LOSS PER SHARE -- BASIC AND DILUTED:
  Loss from continuing operations before discontinued
     operations and extraordinary item......................    $ (0.34)   $ (0.37)
  Discontinued operations...................................         --      (0.03)
  Extraordinary item........................................         --      (0.04)
                                                                -------    -------
          Net loss..........................................    $ (0.34)   $ (0.44)
                                                                =======    =======
WEIGHTED AVERAGE SHARES OUTSTANDING -- BASIC AND DILUTED....     26,417     22,338
                                                                =======    =======

  The accompanying notes are an integral part of these consolidated condensed financial statements.

                OIL STATES INTERNATIONAL, INC. AND SUBSIDIARIES

                 CONSOLIDATED STATEMENTS OF COMPREHENSIVE LOSS
                                 (IN THOUSANDS)
                                  (UNAUDITED)

                                                                NINE MONTHS ENDED
                                                                  SEPTEMBER 30,
                                                                ------------------
                                                                 2000       1999
                                                                -------    -------
NET LOSS....................................................    $(8,082)   $(8,920)
OTHER COMPREHENSIVE LOSS:
  Foreign currency translation adjustment...................     (1,692)      (183)
                                                                -------    -------
COMPREHENSIVE LOSS..........................................    $(9,774)   $(9,103)
                                                                =======    =======

  The accompanying notes are an integral part of these consolidated condensed financial statements.

                OIL STATES INTERNATIONAL, INC. AND SUBSIDIARIES

                     CONSOLIDATED STATEMENTS OF CASH FLOWS
                                 (IN THOUSANDS)
                                  (UNAUDITED)

                                                                 NINE MONTHS ENDED
                                                                   SEPTEMBER 30,
                                                                --------------------
                                                                  2000        1999
                                                                --------    --------
CASH FLOWS FROM OPERATING ACTIVITIES:
  Net loss..................................................    $ (8,082)   $ (8,920)
  Adjustments to reconcile net loss from continuing
     operations to net cash provided by operating
     activities --
     Minority interest in (income) loss of consolidated
      subsidiaries, net of distributions....................         (87)         26
     Depreciation and amortization..........................       4,926       5,628
     Provision for losses on receivables....................         326         235
     Deferred income tax provision..........................          --         202
     Gain on disposal of assets.............................          --         (26)
     Loss from discontinued operations......................          --         701
     Loss on sale of businesses.............................          --         267
     Loss on sale of marketable securities..................          --         334
     Extraordinary loss on debt restructuring...............          --         927
     Other non-cash items...................................         111         336
     Changes in operating assets and liabilities --
       Accounts receivable..................................       3,569      17,455
       Net change in billings, costs, and estimated earnings
        on uncompleted contracts............................       3,160      (5,307)
       Inventories..........................................      (2,564)      4,289
       Accounts payable and accrued liabilities.............         121     (13,843)
       Prepaid expenses and other...........................      (1,144)        270
                                                                --------    --------
          Net cash provided by operating activities.........         336       2,574
                                                                --------    --------
CASH FLOWS FROM INVESTING ACTIVITIES:
  Property additions, excluding capitalized lease assets....      (1,771)     (1,887)
  Proceeds from sale of discontinued operations.............          --     102,439
  Proceeds from sale of other businesses....................          --       1,826
  Proceeds from sale of marketable securities...............          --      24,408
  Other, net................................................          84         221
                                                                --------    --------
          Net cash provided by (used in) investing
            activities......................................      (1,687)    127,007
                                                                --------    --------
CASH FLOWS FROM FINANCING ACTIVITIES:
  Borrowings under bank debt................................      76,396      18,173
  Payments on bank debt.....................................     (64,311)   (139,098)
  Other debt payments.......................................          --        (450)
  Payments on capitalized lease obligations.................        (307)       (395)
  Advance from affiliates...................................         580          --
  Preferred stock dividends.................................        (502)     (1,318)
  Other, net................................................        (439)     (1,277)
                                                                --------    --------
          Net cash provided by (used in) financing
            activities......................................      11,417    (124,365)
                                                                --------    --------
EFFECT OF EXCHANGE RATE CHANGES ON CASH.....................          64           6
                                                                --------    --------
NET INCREASE IN CASH AND CASH EQUIVALENTS FROM CONTINUING
  OPERATIONS................................................      10,130       5,222
NET CASH USED IN DISCONTINUED OPERATIONS....................     (10,427)     (2,860)
CASH AND CASH EQUIVALENTS, beginning of period..............       1,537       2,624
                                                                --------    --------
CASH AND CASH EQUIVALENTS, end of period....................    $  1,240    $  4,986
                                                                ========    ========

  The accompanying notes are an integral part of these consolidated condensed financial statements.

                OIL STATES INTERNATIONAL, INC. AND SUBSIDIARIES

             NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (UNAUDITED)

1. GENERAL

     The consolidated condensed financial statements included herein are unaudited; however, they include all adjustments of a normal recurring nature, which, in the opinion of management, are necessary to present fairly the Consolidated Balance Sheet of Oil States International, Inc. (Oil States) and its wholly and majority-owned subsidiaries (collectively, the Company) at September 30, 2000, the Consolidated Statements of Operations for the nine months ended September 30, 2000 and 1999, the Consolidated Statements of Comprehensive Loss for the nine months ended September 30, 2000 and 1999, and the Consolidated Statements of Cash Flows for the nine months ended September 30, 2000 and 1999. Although management believes that the disclosures in these financial statements are adequate to make the interim information presented not misleading, information relating to the Company's organization and footnote disclosures normally included in annual audited financial statements prepared in accordance with generally accepted accounting principles have been condensed or omitted. These financial statements should be read in conjunction with the Company's audited consolidated financial statements for the year ended December 31, 1999 and notes thereto. The results of operations and the cash flows for the nine-month period ended September 30, 2000 are not necessarily indicative of the results to be expected for the entire year.

     On July 31, 2000, the Company authorized and approved the terms and conditions of the Combination Agreement between the Company, HWC Energy Services, Inc., Merger Sub-HWC, Inc., Sooner, Inc., Merger Sub-Sooner, Inc. and PTI Group Inc.

2. DETAILS OF SELECTED BALANCE SHEET ACCOUNTS

     Additional information regarding selected balance sheet accounts at September 30, 2000 and December 31, 1999 is presented below (in thousands):

                                                               2000       1999
                                                              -------    -------
Accounts receivable --
  Trade.....................................................  $27,531    $31,832
  Other.....................................................    1,848      3,142
  Allowance for doubtful accounts...........................   (1,670)    (1,659)
                                                              -------    -------
                                                              $27,709    $33,315
                                                              =======    =======

                                                               2000       1999
                                                              -------    -------
Inventories --
  Raw materials.............................................  $ 9,311    $ 9,498
  Work in process...........................................   13,046      9,870
  Finished goods and purchased products.....................   10,134     10,818
                                                              -------    -------
          Total inventories.................................   32,491     30,186
  Inventory reserves........................................   (5,034)    (4,620)
                                                              -------    -------
                                                              $27,457    $25,566
                                                              =======    =======

3. LONG-TERM DEBT

     On March 1, 2000, the Company entered into a new credit agreement (the 2000 Agreement) providing for borrowings totaling $25.9 million for US operations. From the proceeds of the initial borrowings, all US borrowings under the Company's prior credit facility were repaid. The 2000 Agreement provides for $4.9 million of term advances and up to $21.0 million of borrowings on a revolving basis to the Company. The 2000 Agreement provides for the issuance of letters of credit, such issuance reducing the amount available for borrowing under the revolving portion of the facility. At September 30, 2000, $3.2 million was available to borrow under the revolving portion of the 2000 Agreement. Revolving credit loans of $5.5 million and term

                OIL STATES INTERNATIONAL, INC. AND SUBSIDIARIES

             NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (UNAUDITED)
                                  (CONTINUED)

advances of $4.4 million were outstanding under this facility at September 30, 2000. There were also $3.8 million in letters of credit outstanding at September 30, 2000. The 2000 Agreement has a scheduled termination date of March 1, 2003. The term advances are payable in 59 monthly principal installments of $81,740 with the remainder due March 1, 2003. Borrowings under the 2000 Agreement carry variable interest rates payable monthly based upon prime, or eurodollar rate plus 2.25%, for the revolving loans and prime plus 0.25%, or eurodollar rate plus 2.5%, for the term loans. The commitment fee on the unused portion of the revolving facility is 0.375% per annum. The 2000 Agreement is secured by substantially all of the Company's assets and contains customary representations and warranties and events of default. The 2000 Agreement also requires compliance with a number of affirmative, negative, and financial covenants, including a limitation on the incurrence of indebtedness and a requirement that the Company maintain a specified net worth.

     On March 3, 2000, the Company entered into a new overdraft credit facility providing for borrowings totaling L5.0 million for UK operations, which converted to approximately $7.9 million. Revolving credit loans under this facility were $6.3 million at September 30, 2000. Interest is payable quarterly at a margin of 1.90% per annum over the bank's variable base rate. All borrowings under this facility are payable on demand. The UK facility is renewable with a scheduled review date of March 2, 2001. The Company intends to renew this facility at that time.

     On July 29, 2000 and July 31, 2000, the Company renegotiated terms with the holders of subordinated debt totaling $7.0 million and $7.0 million, respectively. Original maturities of the subordinated debt extending through February 2003 were accelerated to the earlier of April 30, 2001 or upon the occurrence of a registered public offering of capital stock, in exchange for the holders waiving their rights to scheduled maturities of principal and interest which were due prior to April 30, 2001. Additionally, scheduled principal payments on other long-term debt totaling $15.5 million become due during 2001.

     Management's current projections indicate that there will not be sufficient cash flow from operations to fund these obligations. Management is currently developing a plan whereby the Company will be combined with other companies under common majority ownership, and the stock of the combined company would be sold in an initial public offering. The proceeds of the offering would be used, in part, to reduce the existing debt obligations. If management is unsuccessful in that effort, then management's plans would be to restructure its debt obligations as well as generate additional cash flow through asset sales.

4. REDEEMABLE PREFERRED, CONVERTIBLE PREFERRED AND COMMON STOCK

     On July 21, 2000, the Company obtained a waiver from the holder of the Series A Cumulative Preferred Stock totaling $14.4 million, extending the optional redemption date to the earlier of April 30, 2001 or upon the occurrence of a registered public offering of capital stock.

     On July 31, 2000, the Company authorized the amendment of the provisions of its Series A Convertible Cumulative Preferred Stock to permit the Company to redeem such stock at any time upon three days' notice at its stated liquidation value of $100 per share, plus accrued dividends, and to provide that the Company must redeem such stock upon the earlier of the date that is six months from the completion of a registered public offering of the Company's capital stock or the date of the Company's first annual shareholders' meeting after such completion.

     On July 31, 2000, the Company authorized the amendment of its Certificate of Incorporation to increase the total number of shares of capital stock it has the authority to issue to 225 million shares, consisting of 25 million shares of preferred stock, par value $0.0001 per share and 200 million shares of common stock, par value $0.01 per share, to cancel and retire its Class B Common Stock, none of which is currently outstanding, and to redesignate all of its Class A Common Stock as "Common Stock."

                OIL STATES INTERNATIONAL, INC. AND SUBSIDIARIES

             NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (UNAUDITED)
                                  (CONTINUED)

5. INCOME (LOSS) PER SHARE

     In thousands, except per share amounts:

                                                              NINE MONTHS ENDED
                                                                SEPTEMBER 30,
                                                              ------------------
                                                               2000       1999
                                                              -------    -------
Loss from continuing operations before discontinued
  operations and extraordinary item.........................  $(8,082)   $(7,292)
Less: Preferred stock dividends.............................   (1,012)      (982)
                                                              -------    -------
Loss available to common shareholders from continuing
  operations before discontinued operations and
  extraordinary item........................................  $(9,094)   $(8,274)
                                                              =======    =======
Loss per share -- basic and diluted:
  Loss from continuing operations before discontinued
     operations and extraordinary item......................  $ (0.34)   $ (0.37)
  Discontinued operations...................................       --      (0.03)
  Extraordinary item........................................       --      (0.04)
                                                              -------    -------
          Net loss..........................................  $ (0.34)   $ (0.44)
                                                              =======    =======

Weighted average shares outstanding -- basic and diluted....   26,417     22,338
                                                              =======    =======

     Basic loss per share amounts are based on the weighted average number of common shares outstanding during the period. Diluted income per share would include additional common shares that would have been outstanding if potential common shares with a dilutive effect had been issued, however no additional common shares were included in the calculation of diluted income per share as the effect of the outstanding securities was anti-dilutive. Excluded from the computation of diluted earnings per share are securities outstanding at September 30, 2000 and 1999 that could potentially dilute basic earnings per share of 1.2 million shares and 1.5 million shares of common stock, respectively.

     The Company issued 1,072,828 shares of the Company's Class A common stock at a purchase price of $10 per share pursuant to offerings to its existing stockholders, on a pro-rata basis, in January and March 1998. Each stockholder that purchased stock pursuant to those offerings was to receive additional shares in the event that there was no initial public offering of the Company's stock in 1998 and an earnings-per-share threshold was not reached. The formula for determining the number of additional shares to be issued, which was based on the Company's 1998 earnings per share, could not be properly calculated due to the Company's negative earnings per share in 1998. As an alternative, in December 1999, the Board of Directors approved the issuance of four additional shares for each share purchased in connection with the January and March 1998 stock offerings. In addition, the stockholders that did not purchase stock pursuant to those offerings were offered the right to purchase a pro-rata portion of additional shares in accordance with their stock holdings at a share price of $2 per share plus a 12% annual interest factor taken into consideration from the time of those offerings. In February 2000, the Company issued 4,291,427 of additional shares related to those offerings. Those offerings are also subject to preemptive rights in favor of the holders of the Company's Series A and Series B Exchangeable Preferred Stock to purchase Class A common stock at fair value. To date, no Class A common stock has been issued pursuant to those rights as they relate to the offerings in 1998. The Company does not expect that the amount of additional shares to be issued pursuant to such preemptive rights will be material to the Company's financial position.

     Effective December 31, 1997, the Company acquired all options to purchase the common stock of CE Franklin Ltd. held by three of its stockholders in exchange for 500,000 shares of its Class A common stock

                OIL STATES INTERNATIONAL, INC. AND SUBSIDIARIES

             NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (UNAUDITED)
                                  (CONTINUED)

at an aggregate value of $5 million. The aggregate consideration paid by such stockholders in November 1995 for such options was $2 million. The number of shares issued to these stockholders was to be increased in the event that there was no initial public offering of the Company's stock in 1998 and an earning-per-share threshold was not reached. The formula for determining the number of additional shares to be issued, which was based on the Company's 1998 earnings per share, could not be properly calculated due to the Company's negative earnings per share in 1998. As an alternative, the Company issued 500,000 additional shares to these stockholders in March 2000.

6. SUPPLEMENTAL CASH FLOW INFORMATION

     Cash paid for the nine months ended September 30, 2000 and 1999, for interest and income taxes was as follows (in thousands):

                                                               2000      1999
                                                              ------    ------
Interest....................................................  $1,621    $6,457
Income taxes, net of refunds................................     (37)    2,562

     The following noncash transactions have been excluded from the consolidated statements of cash flows for the nine months ended September 30, 2000 and 1999 (in thousands):

                                                              2000    1999
                                                              ----    ----
Assets financed through capital lease obligations...........  $39     $80

7. SEGMENT AND RELATED INFORMATION

     In accordance with SFAS No. 131, "Disclosures about Segments of an Enterprise and Related Information", the Company has identified the following reportable segments: Elastomer Products, Engineered and Industrial Products, Marine Construction, and Marine Winches. Elastomer Products manufactures well servicing and production components and provides elastomer molding. Engineered and Industrial Products provides technically advanced solutions for drilling, production, and structural projects including flex joints, Merlin connectors, and elastaflex clutches. Marine Construction provides products and services for fixed platform installation and decommissioning and pipeline construction including rotary selector valves and concrete mats. Marine Winches designs and manufactures deep water mooring systems for offshore drilling vessels, floating production systems and barges. They also design and refurbish a complete line of marine winches and other deck machinery for the offshore service boat industry. The Company's reportable segments are strategic business units that offer different products and services. They are managed separately because each business requires different technology and marketing strategies. Most of the businesses were acquired as a unit, and the management at the time of the acquisition was retained.


     Financial information by industry segment for the nine months ended September 30, 2000 and 1999, is summarized below in thousands. The Company evaluates performance and allocates resources based on EBITDA as defined, which is calculated as operating income adding back depreciation and amortization. Calculations of EBITDA as defined should not be viewed as a substitute to calculations under generally

                OIL STATES INTERNATIONAL, INC. AND SUBSIDIARIES

             NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (UNAUDITED)
                                  (CONTINUED)


accepted accounting principles, in particular operating income and net income. In addition, EBITDA as defined calculations by one company may not be comparable to another company.



                                            ENGINEERED                               CORPORATE
                              ELASTOMER   AND INDUSTRIAL      MARINE      MARINE        AND
                              PRODUCTS       PRODUCTS      CONSTRUCTION   WINCHES   ELIMINATIONS    TOTAL
                              ---------   --------------   ------------   -------   ------------   --------
2000
Revenues from unaffiliated
  customers.................   $7,845        $40,202         $23,428      $12,642     $    --      $ 84,117
                               ======        =======         =======      =======     =======      ========
EBITDA as defined...........    1,117          4,362           2,738       (3,116)     (3,889)        1,212
Depreciation and
  amortization..............     (163)        (1,576)         (1,686)      (1,052)       (449)       (4,926)
                               ------        -------         -------      -------     -------      --------
Operating income (loss).....      954          2,786           1,052       (4,168)     (4,338)       (3,714)
                               ======        =======         =======      =======     =======      ========
Capital expenditures........        9          1,072             350          243          97         1,771
                               ======        =======         =======      =======     =======      ========
1999
Revenues from unaffiliated
  customers.................   $5,889        $54,092         $23,570      $34,508     $    --      $118,059
                               ======        =======         =======      =======     =======      ========
EBITDA as defined...........      715         11,082            (600)      (1,693)     (3,679)        5,825
Depreciation and
  amortization..............     (180)        (1,959)         (1,852)      (1,194)       (443)       (5,628)
                               ------        -------         -------      -------     -------      --------
Operating income (loss).....      535          9,123          (2,452)      (2,887)     (4,122)          197
                               ======        =======         =======      =======     =======      ========
Capital expenditures........       63            455           1,055          217          97         1,887
                               ======        =======         =======      =======     =======      ========


     Financial information by geographic segment for the nine months ended September 30, 2000 and 1999, is summarized below in thousands. Revenues in the US include export sales. Revenues are attributable to countries based on the location of the entity selling the products or performing the services.

                                               UNITED    UNITED
                                               STATES    KINGDOM   SINGAPORE    TOTAL
                                               -------   -------   ---------   --------
Revenues from unaffiliated customers
2000........................................   $58,729   $22,621    $2,767     $ 84,117
1999........................................    93,954    21,385     2,720      118,059

REPORT OF INDEPENDENT PUBLIC ACCOUNTANTS

To the Board of Directors and Stockholders of Oil States International, Inc.:

     We have audited the accompanying consolidated balance sheets of Oil States International, Inc. (a Delaware corporation) and subsidiaries (the "Company") as of December 31, 1999 and 1998, and the related consolidated statements of operations, stockholders' equity and comprehensive income (loss), and cash flows for each of the three years in the period ended December 31, 1999. These consolidated financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these consolidated financial statements based on our audits. We did not audit the financial statements of CE Franklin Ltd., a majority-owned subsidiary, which represented 6% and 5% of total consolidated assets in 1998 and 1997, respectively. CE Franklin Ltd. was sold on May 28, 1999, and was classified as discontinued operations prior to its sale. Those statements were audited by other auditors whose report has been furnished to us, and our opinion, insofar as it relates to the amounts included for CE Franklin Ltd., is based solely on the report of other auditors.

     We conducted our audits in accordance with auditing standards generally accepted in the United States. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits and the report of other auditors provide a reasonable basis for our opinion.

     As discussed in Note 20, on July 21, 2000, the Company obtained a waiver from the holder of the Series A Cumulative Preferred Stock totaling $14.4 million, extending the optional redemption date to the earlier of April 30, 2001 or upon the occurrence of a registered public offering of capital stock. On July 29, 2000 and July 31, 2000, the Company renegotiated terms with the holders of subordinated debt totaling $7.0 million and $7.0 million, respectively. Original maturities of the subordinated debt extending through February 2003 were accelerated to the earlier of April 30, 2001 or upon the occurrence of a registered public offering of capital stock, in exchange for the holders waiving their rights to scheduled maturities of principal and interest which were due prior to April 30, 2001. Additionally, scheduled principal payments on other long-term debt totaling $15.5 million become due during 2001. Management's current projections indicate that there will not be sufficient cash flow from operations to fund these obligations. Management is currently developing a plan whereby the Company will be combined with other companies under common majority ownership, and the stock of the combined company would be sold in an initial public offering. The proceeds of the offering would be used, in part, to reduce the existing debt obligations. If management is unsuccessful in that effort, then management's plans would be to restructure its debt obligations as well as generate additional cash flow through asset sales.

     In our opinion, based on our audits and the report of other auditors, the financial statements referred to above present fairly, in all material respects, the financial position of Oil States International, Inc., and subsidiaries as of December 31, 1999 and 1998, and the results of their operations and their cash flows for each of the three years in the period ended December 31, 1999, in conformity with accounting principles generally accepted in the United States.

                                            ARTHUR ANDERSEN LLP

Dallas, Texas
July 31, 2000

                                AUDITORS' REPORT

To the Shareholders of CE Franklin Ltd.:

     We have audited the consolidated balance sheets of CE Franklin Ltd. as at December 31, 1998 and 1997 and the consolidated statements of operations, changes in shareholders' equity and cash flows for each of the years in the three-year period ended December 31, 1998. These financial statements are the responsibility of the company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

     We conducted our audits in accordance with generally accepted auditing standards in Canada. Those standards require that we plan and perform an audit to obtain reasonable assurance whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation.

     In our opinion, these consolidated financial statements present fairly the financial position of the company as at December 31, 1998 and 1997 and the results of its operations, the changes in shareholders' equity and the changes in its cash flows for each of the years in the three-year period ended December 31, 1998 in accordance with accounting principles generally accepted in Canada.

                                        PRICEWATERHOUSECOOPERS LLP
                                        Chartered Accountants

Calgary, Alberta, Canada
January 29, 1999

                OIL STATES INTERNATIONAL, INC. AND SUBSIDIARIES

                     CONSOLIDATED STATEMENTS OF OPERATIONS
                    (IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)

                                                                 YEAR ENDED DECEMBER 31,
                                                              -----------------------------
                                                                1999       1998      1997
                                                              --------   --------   -------
REVENUES:
  Product...................................................  $120,950   $177,264   $88,373
  Service and other.........................................    33,380     52,720    25,552
                                                              --------   --------   -------
                                                               154,330    229,984   113,925
COST OF GOODS SOLD:
  Product...................................................   101,340    144,115    68,291
  Service and other.........................................    25,411     36,088    15,958
                                                              --------   --------   -------
                                                               126,751    180,203    84,249
                                                              --------   --------   -------
          Gross profit......................................    27,579     49,781    29,676
SELLING, GENERAL, AND ADMINISTRATIVE EXPENSES...............    27,819     36,171    19,783
OTHER EXPENSE (INCOME)......................................     2,448       (335)     (122)
                                                              --------   --------   -------
          Operating (loss) income...........................    (2,688)    13,945    10,015
INTEREST EXPENSE............................................    (7,077)    (9,616)   (6,628)
INTEREST INCOME.............................................       264        323       120
OTHER EXPENSE...............................................    (1,309)        --        --
                                                              --------   --------   -------
          (Loss) income from continuing operations before
            income taxes, minority interest, discontinued
            operations, and extraordinary item..............   (10,810)     4,652     3,507
INCOME TAX PROVISION........................................    (1,145)    (3,711)   (3,148)
MINORITY INTEREST IN INCOME OF CONSOLIDATED SUBSIDIARIES....       (31)       (31)   (1,099)
                                                              --------   --------   -------
          (Loss) income from continuing operations before
            discontinued operations and extraordinary
            item............................................   (11,986)       910      (740)
DISCONTINUED OPERATIONS:
  Income from discontinued operations (net of income tax
     expense of $549 and $7,813 in 1998 and 1997)...........        --      1,733     9,386
  Estimated and realized losses on sales of discontinued
     operations including pretax provision of $12,977 in
     1998 for operating losses during phaseout period (net
     of income tax expense of $215 in 1999 and income tax
     benefit of $115 in 1998)...............................    (6,416)   (22,099)       --
EXTRAORDINARY LOSS ON DEBT RESTRUCTURING, net of income tax
  benefit of $0 in 1999 and $75 in 1998.....................      (927)      (617)       --
                                                              --------   --------   -------
NET (LOSS) INCOME...........................................  $(19,329)  $(20,073)  $ 8,646
                                                              ========   ========   =======
INCOME (LOSS) PER SHARE -- BASIC AND DILUTED:
  Loss from continuing operations before discontinued
     operations and extraordinary item......................  $  (0.59)  $  (0.01)  $ (0.11)
  Discontinued operations...................................     (0.29)     (0.93)     0.53
  Extraordinary item........................................     (0.04)     (0.03)       --
                                                              --------   --------   -------
          Net (loss) income.................................  $  (0.92)  $  (0.97)  $  0.42
                                                              ========   ========   =======
WEIGHTED AVERAGE SHARES OUTSTANDING -- BASIC AND DILUTED....    22,362     22,056    17,808
                                                              ========   ========   =======

  The accompanying notes are an integral part of these consolidated financial statements.

                OIL STATES INTERNATIONAL, INC. AND SUBSIDIARIES

                          CONSOLIDATED BALANCE SHEETS
               (IN THOUSANDS, EXCEPT SHARE AND PER SHARE AMOUNTS)

                                                                 DECEMBER 31,
                                                              -------------------
                                                                1999       1998
                                                              --------   --------
                                     ASSETS

CURRENT ASSETS:
  Cash and cash equivalents.................................  $  1,537   $  2,624
  Accounts receivable, net..................................    33,315     48,291
  Costs and estimated earnings in excess of billings on
     uncompleted contracts..................................     5,838        735
  Inventories, net..........................................    25,566     36,353
  Net assets of discontinued operations held for sale.......        --    129,539
  Prepaid expenses and other current assets.................     1,433      3,861
                                                              --------   --------
          Total current assets..............................    67,689    221,403
PROPERTY, PLANT, AND EQUIPMENT, net.........................    42,430     50,476
INTANGIBLE ASSETS, net......................................    45,593     47,401
OTHER NONCURRENT ASSETS.....................................     2,006      4,716
                                                              --------   --------
          Total assets......................................  $157,718   $323,996
                                                              ========   ========

                      LIABILITIES AND STOCKHOLDERS' EQUITY

CURRENT LIABILITIES:
  Accounts payable..........................................  $ 11,288   $ 26,027
  Accrued liabilities.......................................    32,291     30,460
  Billings in excess of costs and estimated earnings on
     uncompleted contracts..................................     5,359     10,330
  Postretirement healthcare and other benefits..............     1,300      1,765
  Current portion of long-term debt and capital lease
     obligations............................................     2,963    120,804
  Income taxes payable......................................        --      1,570
                                                              --------   --------
          Total current liabilities.........................    53,201    190,956
LONG-TERM DEBT AND CAPITAL LEASE OBLIGATIONS................    52,542     59,040
DEFERRED INCOME TAXES.......................................       704        847
OTHER LIABILITIES:
  Postretirement healthcare and other benefits..............     7,741      7,903
  Other noncurrent liabilities..............................     4,597      4,851
MINORITY INTEREST...........................................       225        194
COMMITMENTS AND CONTINGENCIES
REDEEMABLE PREFERRED STOCK..................................    20,150     20,150
STOCKHOLDERS' EQUITY:
  Convertible preferred stock, $.0001 par value:
     Class A, authorized and issued 16,250 shares at
      liquidation value of $100.............................     1,625      1,625
  Common stock, $.01 par value:
     Class A, authorized 30,000,000 shares, issued
      22,363,245 shares at December 31, 1999, and 22,361,350
      shares at December 31, 1998...........................       224        224
     Class B, authorized 1,150,000 shares but none issued...        --         --
  Paid-in capital...........................................    56,251     58,052
  Accumulated deficit.......................................   (39,402)   (20,073)
  Cumulative translation adjustment.........................      (140)       385
  Treasury stock, 23,422 Class A common shares at cost at
     December 31, 1998......................................        --       (158)
                                                              --------   --------
          Total stockholders' equity........................    18,558     40,055
                                                              --------   --------
          Total liabilities and stockholders' equity........  $157,718   $323,996
                                                              ========   ========

  The accompanying notes are an integral part of these consolidated financial statements.

                OIL STATES INTERNATIONAL, INC. AND SUBSIDIARIES

                CONSOLIDATED STATEMENTS OF STOCKHOLDERS' EQUITY
                        AND COMPREHENSIVE INCOME (LOSS)
                                 (IN THOUSANDS)

                                                                                CUMULATIVE               COMPREHENSIVE
                                  PREFERRED   COMMON   PAID-IN    ACCUMULATED   TRANSLATION   TREASURY      INCOME
                                    STOCK     STOCK    CAPITAL      DEFICIT     ADJUSTMENT     STOCK        (LOSS)        TOTAL
                                  ---------   ------   --------   -----------   -----------   --------   -------------   --------
BALANCE, December 31, 1996......   $   --      $168    $ 36,958    $ (4,678)      $   521      $  --                     $ 32,969
  Net income....................       --        --          --       8,646            --         --       $  8,646
  Currency translation
    adjustment..................       --        --          --          --        (2,201)        --         (2,201)
                                                                                                           --------
  Comprehensive income..........                                                                           $  6,445         6,445
                                                                                                           ========
  Issuance of shares............    1,625        38      31,361          --            --         --                       33,024
  Shares issued for CE Franklin
    options.....................       --         5       2,995      (3,000)           --         --                           --
  Preferred stock dividends.....       --        --        (254)       (968)           --         --                       (1,222)
                                   ------      ----    --------    --------       -------      -----                     --------
BALANCE, December 31, 1997......    1,625       211      71,060          --        (1,680)        --                       71,216
  Net loss......................       --        --          --     (20,073)           --         --       $(20,073)
  Currency translation
    adjustment..................       --        --          --          --         2,065         --          2,065
                                                                                                           --------
  Comprehensive loss............                                                                           $(18,008)      (18,008)
                                                                                                           ========
  Issuance of shares............       --        13      13,222          --            --         --                       13,235
  Preferred stock dividends.....       --        --      (1,230)         --            --         --                       (1,230)
  Common stock dividend.........       --        --     (25,000)         --            --         --                      (25,000)
  Purchase of Class A common
    stock held in treasury at
    cost........................       --        --          --          --            --       (158)                        (158)
                                   ------      ----    --------    --------       -------      -----                     --------
BALANCE, December 31, 1998......    1,625       224      58,052     (20,073)          385       (158)                      40,055
  Net loss......................       --        --          --     (19,329)           --         --       $(19,329)
  Currency translation
    adjustment..................       --        --          --          --          (525)        --           (525)
                                                                                                           --------
  Comprehensive loss............                                                                           $(19,854)      (19,854)
                                                                                                           ========
  Issuance of shares from
    treasury....................       --        --        (493)         --            --        789                          296
  Preferred stock dividends.....       --        --      (1,308)         --            --         --                       (1,308)
  Purchase of Class A common
    stock held in treasury at
    cost........................       --        --          --          --            --       (631)                        (631)
                                   ------      ----    --------    --------       -------      -----                     --------
BALANCE, December 31, 1999......   $1,625      $224    $ 56,251    $(39,402)      $  (140)     $  --                     $ 18,558
                                   ======      ====    ========    ========       =======      =====                     ========

  The accompanying notes are an integral part of these consolidated financial statements.

                OIL STATES INTERNATIONAL, INC. AND SUBSIDIARIES

                     CONSOLIDATED STATEMENTS OF CASH FLOWS
                                 (IN THOUSANDS)

                                                                  YEAR ENDED DECEMBER 31,
                                                              --------------------------------
                                                                1999        1998        1997
                                                              ---------   ---------   --------
CASH FLOWS FROM OPERATING ACTIVITIES:
  Net (loss) income.........................................  $ (19,329)  $ (20,073)  $  8,646
  Adjustments to reconcile net (loss) income from continuing operations to net cash provided by (used in) operating
    activities --
    Minority interest in loss (income) of consolidated
     subsidiaries, net of distributions.....................         31         (89)     1,099
    Depreciation and amortization...........................      7,476       7,739      5,760
    Provision for losses on receivables.....................        836       1,107        517
    Deferred income tax (benefit) provision.................       (143)       (103)       388
    Loss (gain) on disposal of assets.......................      2,457         (52)       (38)
    Net loss (income) from discontinued operations..........      6,416      20,366     (9,386)
    Loss on sale of other businesses........................        975          --         --
    Loss on sale of marketable securities...................        334          --         --
    Extraordinary loss on debt restructuring................        927         617         --
    Other non-cash items....................................        405         253        938
    Changes in operating assets and liabilities, net of
     effect from acquired and divested businesses --
      Accounts receivable...................................     12,775     (20,058)   (11,457)
      Net change in billings, costs, and estimated earnings
       on uncompleted contracts.............................     (9,085)    (10,575)     8,684
      Inventories...........................................      9,576      (2,341)   (10,578)
      Accounts payable and accrued liabilities..............    (13,837)      6,709     16,824
      Prepaid expenses and other............................      1,789      (1,338)    (7,370)
                                                              ---------   ---------   --------
        Net cash provided by (used in) operating
        activities..........................................      1,603     (17,838)     4,027
                                                              ---------   ---------   --------
CASH FLOWS FROM INVESTING ACTIVITIES:
  Acquisitions of businesses, net of cash acquired..........         --      (8,514)   (13,645)
  Property additions, excluding capitalized lease assets....     (2,638)    (18,124)    (4,076)
  Proceeds from sale of discontinued operations.............    102,439          --         --
  Proceeds from sale of other businesses....................      1,976          --         --
  Proceeds from sale of marketable securities...............     24,408          --         --
  Other, net................................................        560        (303)       168
                                                              ---------   ---------   --------
        Net cash provided by (used in) investing
        activities..........................................    126,745     (26,941)   (17,553)
                                                              ---------   ---------   --------
CASH FLOWS FROM FINANCING ACTIVITIES:
  Borrowings under bank debt................................     31,559     240,829     51,328
  Payments on bank debt.....................................   (152,830)   (202,779)   (33,631)
  Other debt (payments) borrowings, net.....................       (450)    (11,249)    24,721
  Payments on capitalized lease obligations.................       (505)       (285)    (1,227)
  Preferred stock dividends.................................     (1,568)     (1,230)    (1,222)
  Issuance of common stock..................................         46      13,235     18,225
  Other, net................................................     (1,556)         --         --
                                                              ---------   ---------   --------
        Net cash (used in) provided by financing
        activities..........................................   (125,304)     38,521     58,194
                                                              ---------   ---------   --------
EFFECT OF EXCHANGE RATE CHANGES ON CASH.....................         28         107       (171)
                                                              ---------   ---------   --------
NET INCREASE (DECREASE) IN CASH AND CASH EQUIVALENTS FROM
  CONTINUING OPERATIONS.....................................      3,072      (6,151)    44,497
NET CASH USED IN DISCONTINUED OPERATIONS....................     (4,159)     (3,142)   (37,222)
CASH AND CASH EQUIVALENTS, beginning of year................      2,624      11,917      4,642
                                                              ---------   ---------   --------
CASH AND CASH EQUIVALENTS, end of year......................  $   1,537   $   2,624   $ 11,917
                                                              =========   =========   ========

  The accompanying notes are an integral part of these consolidated financial statements.

                OIL STATES INTERNATIONAL, INC. AND SUBSIDIARIES

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

1. ORGANIZATION AND BASIS OF PRESENTATION

     The consolidated financial statements include the accounts of Oil States International, Inc. (Oil States) and its wholly and majority-owned subsidiaries (collectively, the Company). On July 20, 2000, an amendment to the Certificate of Incorporation for CONEMSCO, Inc. was filed with the State of Delaware to change the corporate name from CONEMSCO, Inc. to Oil States International, Inc. Oil States' subsidiaries include CECO Holdings, Inc. (CECO) and CECO's wholly-owned subsidiaries: Oil States Industries, Inc. and its subsidiaries (collectively, OSI) and Continental Emsco Company and its subsidiaries (collectively, Continental Emsco). OSI's wholly-owned subsidiaries are Oil States MCS, Inc., Oil States HydroTech Systems, Inc., Oil States Subsea Ventures, Inc., Oil States Skagit SMATCO, Inc., Oil States Industries (UK) Limited (OSI-UK), Oil States Industries (Asia) Pte. Ltd., and Oil States Industries do Brasil Instalacoes Maritimas Ltda. OSI also owns a 60% interest in Elastomeric Actuators, Inc., a joint venture with a third party. OSI-UK's wholly-owned subsidiaries include Oil States MCS Limited (MCS Limited), and Oil States Klaper Limited. All significant intercompany accounts and transactions between the consolidated entities have been eliminated in the accompanying consolidated financial statements.

     The Company's controlling stockholder is SCF-III, L.P. (SCF). SCF is a private equity investment partnership fund which specializes in the growth and development of established companies serving the energy industry. SCF's ultimate general partner is L.E. Simmons & Associates, Incorporated, based in Houston, Texas.

     The Company is a leading designer and manufacturer of a diverse range of products for offshore platforms, subsea pipelines, and defense and general industrial applications. Major product lines include flexible bearings, advanced connectors, mooring systems, winches, services for installing and removing offshore platforms, downhole production equipment, and custom molded products. Sales are made primarily to major oil companies, large and small independent oil and gas companies, drilling contractors, and well service and workover operators.

     During 1999, the Company sold all of the operating assets of CE Distribution Services, Inc. (CE Distribution), CE Drilling Products, Inc. (CE Drilling), CE Mobile Equipment, Inc. (CE Mobile), and its 51.8% investment in CE Franklin, Ltd. (CE Franklin). Accordingly, for the periods presented, the results of CE Distribution, CE Drilling, CE Mobile, and CE Franklin are shown as discontinued operations. Charges for the estimated and realized losses on sale of discontinued operations of $6.4 million and $22.1 million were recorded during 1999 and 1998, respectively (see Note 17). The 1998 charge of $22.1 million includes losses from operations of $13.0 million. During the year ended December 31, 1999, the Company sold two wholly-owned subsidiaries: H.O. Mohr Research and Engineering, Inc. (H.O. Mohr) and Oil States Martec Crane Services, Inc. (Martec).

     During 1998, the Company completed acquisitions of Subsea Ventures, Inc.
(SVI), subsequently renamed Oil States Subsea Ventures, Inc., and Klaper (UK) Limited (Klaper), subsequently renamed Oil States Klaper Limited. In addition, all Class B common stock shares were exchanged, on a one-for-one basis, for Class A common stock shares of the Company.

     During 1997, the Company completed acquisitions of HydroTech Systems, Inc. (HydroTech) subsequently renamed Oil States HydroTech Systems, Inc. and SMATCO Industries, Inc. (SMATCO) subsequently renamed Oil States Skagit SMATCO, Inc. On December 22, 1997, the Company purchased from Huntfield Trust Limited (Huntfield) its 25 percent stock ownership in OSI, a subsidiary in which the Company already owned the remaining 75 percent. The Company issued 1.0 million shares of its Class A common stock to Huntfield in consideration for the OSI stock.

     As discussed in Note 20, on July 21, 2000, the Company obtained a waiver from the holder of the Series A Cumulative Preferred Stock totaling $14.4 million, extending the optional redemption date to the earlier of April 30, 2001 or upon the occurrence of a registered public offering of capital stock. On July 29,

                OIL STATES INTERNATIONAL, INC. AND SUBSIDIARIES

2000 and July 31, 2000, the Company renegotiated terms with the holders of subordinated debt totaling $7.0 million and $7.0 million, respectively. Original maturities of the subordinated debt extending through February 2003 were accelerated to the earlier of April 30, 2001 or upon the occurrence of a registered public offering of capital stock, in exchange for the holders waiving their rights to scheduled maturities of principal and interest which were due prior to April 30, 2001. Additionally, scheduled principal payments on other long-term debt totaling $15.5 million become due during 2001. Management's current projections indicate that there will not be sufficient cash flow from operations to fund these obligations. Management is currently developing a plan whereby the Company will be combined with other companies under common majority ownership, and the stock of the combined company would be sold in an initial public offering. The proceeds of the offering would be used, in part, to reduce the existing debt obligations. If management is unsuccessful in that effort, then management's plans would be to restructure its debt obligations as well as generate additional cash flow through asset sales.

2. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

  Cash and Cash Equivalents

     The Company considers all highly liquid investments purchased with an original maturity of three months or less to be cash equivalents.

  Fair Value of Financial Instruments

     The Company's financial instruments consist of cash and cash equivalents, investments, receivables, payables, and debt instruments. The Company believes that the carrying values of these instruments on the accompanying consolidated balance sheets approximate their fair values.

  Inventories

     Inventories consist of oilfield products, manufactured equipment, and spare parts for manufactured equipment. Inventories include raw materials, work in process, finished goods, labor, and manufacturing overhead. Approximately 28% and 35% of inventories at December 31, 1999 and 1998, respectively, is valued at the lower of cost or market with cost determined by the last-in, first-out
(LIFO) method. Cost for the remaining inventories is determined on an average cost or specific-identification method. If the LIFO method had not been used for particular inventories, total inventories would have been approximately $522,000 higher than reported at December 31, 1999 and 1998. During 1999, the Company experienced a reduction in inventories carried on a LIFO basis. The cost of these liquidated LIFO inventories did not differ from the current cost by a material amount.

  Property, Plant, and Equipment

     Property, plant, and equipment are stated at cost and depreciation is computed using the straight-line method over the estimated useful lives of the assets. Leasehold improvements are capitalized and amortized over the lesser of the life of the lease or the estimated useful life of the asset.

     Expenditures for repairs and maintenance are charged to expense when incurred. Expenditures for major renewals and betterments, which extend the useful lives of existing equipment, are capitalized and depreciated. Upon retirement or disposition of property and equipment, the cost and related accumulated depreciation are removed from the accounts and any resulting gain or loss is recognized in the statements of operations.

                OIL STATES INTERNATIONAL, INC. AND SUBSIDIARIES

  Intangible Assets

     Deferred financing costs are amortized on a straight-line basis over the lives of the respective credit agreements. Noncompete agreements are amortized on a straight-line basis over the lives of the respective agreements. Goodwill represents the excess of the purchase price for acquired businesses over the allocated value of the related net assets. Goodwill is amortized on a straight-line basis over a 40-year life.

  Impairment of Long-Lived Assets

     In compliance with SFAS No. 121, "Accounting for the Impairment of Long-Lived Assets and for Long-Lived Assets to Be Disposed Of", the recoverability of the carrying values of property, plant and equipment, goodwill, and other intangible assets is assessed at a minimum annually, or whenever, in management's judgment, events or changes in circumstances indicate that the carrying value of such assets may not be recoverable based on estimated future cash flows. Based on the Company's review, the carrying value of its assets are recoverable and no impairment losses have been recorded for the periods presented.

  Foreign Currency

     The functional currency for the Company's foreign subsidiaries is the local currency. The financial statements of foreign subsidiaries are translated into US dollars at current rates, except for sales, costs, and expenses, which are translated at average rates during each reporting period. The cumulative effects of translating the balance sheet accounts from the functional currency into the US dollar are included in cumulative translation adjustments in the accompanying Consolidated Statements of Stockholders' Equity and Comprehensive Income (Loss).

  Revenue and Cost Recognition

     Revenue from the sale of products is recognized upon shipment to the customer or when all significant risks of ownership have passed to the customer, except for significant fabrication projects built to customer specifications that have a production cycle greater than six months. Revenues from such contracts are recognized under the percentage-of-completion method, measured by the percentage of costs incurred to date to estimated total costs for each contract (cost-to-cost method). Management believes this method is the most appropriate measure of progress on large fabrication contracts. Provisions for estimated losses on uncompleted contracts are made in the period in which such losses are determined.

     Cost of goods sold includes all direct material and labor costs and those costs related to contract performance, such as indirect labor, supplies, tools, and repairs. Selling, general, and administrative costs are charged to expense as incurred.

     The asset "Costs and estimated earnings in excess of billings on uncompleted contracts" represents revenues recognized in excess of amounts billed. The liability "Billings in excess of costs and estimated earnings on uncompleted contracts" represents customer billings in excess of revenues recognized.

  Income Taxes

     The Company follows the liability method of accounting for income taxes in accordance with Statement of Financial Accounting Standards (SFAS) No. 109, "Accounting for Income Taxes." Under this method, deferred income taxes are recorded based upon the differences between the financial reporting and tax bases of assets and liabilities and are measured using the enacted tax rates and laws that will be in effect when the underlying assets or liabilities are recovered or settled. The Company's earnings from foreign subsidiaries are considered to be indefinitely reinvested and, accordingly, no provision for US federal and state income taxes has been made for these earnings. Upon distribution of foreign subsidiary earnings in the form of dividends or

                OIL STATES INTERNATIONAL, INC. AND SUBSIDIARIES otherwise, the Company would be subject to both US income taxes (subject to an adjustment for foreign tax credits) and withholding taxes payable to the various foreign countries.

     In accordance with SFAS No. 109, the Company records a valuation reserve in each reporting period when management believes that it is more likely than not that any deferred tax asset created will not be realized, due to historical and anticipated results of operations. Management will evaluate the appropriateness of the reserve in the future based upon the operating results of the Company.

  Receivables and Concentration of Credit Risk

     Based on the nature of its customer base, the Company does not believe that it has any significant concentrations of credit risk other than its concentration in the oil and gas industry. The Company performs periodic credit evaluations of its customers' financial condition and, generally, the Company does not require significant collateral from its domestic customers. However, export sales are generally collateralized by bank letters of credit. At December 31, 1999, one customer trade receivable accounted for 12.9% of the total trade receivable balance.

  Reclassifications

     Certain amounts in prior years' consolidated financial statements have been reclassified to conform with the current year presentation.

  Use of Estimates

     The preparation of consolidated financial statements in conformity with accounting principles generally accepted in the United States requires the use of estimates and assumptions by management in determining the reported amounts of assets and liabilities and disclosures of contingent assets and liabilities at the date of the consolidated financial statements and the reported amounts of revenues and expenses during the reporting period. Examples of a few such estimates include the costs associated with the disposal of discontinued operations, including potential future adjustments as a result of contractual agreements, revenue and income recognized on the percentage-of-completion method, and the valuation allowance recorded on net deferred tax assets. Actual results could differ from those estimates.

  Recent Accounting Standards

     In June 1998, the Financial Accounting Standards Board (FASB) issued SFAS No. 133 -- "Accounting for Derivative Instruments and Hedging Activities," which establishes accounting and reporting standards for derivative instruments and hedging activities. It requires that an entity recognize all derivatives in the statement of financial position and measure those instruments at fair value. In June 1999, the FASB issued SFAS No. 137 -- "Accounting for Derivative Instruments and Hedging Activities -- Deferral of the Effective Date of FASB Statement No. 133 -- an amendment of FASB Statement No. 133," which defers the effective date of SFAS No. 133 for one year. In June 2000, the FASB issued SFAS No. 138 -- "Accounting for Certain Derivative Instruments and Certain Hedging Activities -- an Amendment of FASB Statement No. 133," which amended SFAS 133. The Company must implement SFAS No. 133 and 138 for fiscal year 2000 and has not yet made a determination of their impact on the financial statements.

                OIL STATES INTERNATIONAL, INC. AND SUBSIDIARIES

3. DETAILS OF SELECTED BALANCE SHEET ACCOUNTS

     Additional information regarding selected balance sheet accounts at December 31, 1999 and 1998, is presented below:

                                                               1999       1998
                                                              -------    -------
                                                                (IN THOUSANDS)
Accounts receivable --
  Trade.....................................................  $31,832    $48,303
  Other.....................................................    3,142      1,231
  Allowance for doubtful accounts...........................   (1,659)    (1,243)
                                                              -------    -------
                                                              $33,315    $48,291
                                                              =======    =======

     Provision for losses on receivables was $836,000, $1.1 million, and $517,000 for the years ended December 31, 1999, 1998, and 1997, respectively.

                                                               1999       1998
                                                              -------    -------
                                                                (IN THOUSANDS)
Inventories --
  Raw materials.............................................  $ 9,498    $10,571
  Work in process...........................................    9,870     16,176
  Finished goods and purchased products.....................   10,818     14,160
                                                              -------    -------
          Total inventories.................................   30,186     40,907
Inventory reserves..........................................   (4,620)    (4,554)
                                                              -------    -------
                                                              $25,566    $36,353
                                                              =======    =======

                                                     ESTIMATED
                                                    USEFUL LIFE      1999        1998
                                                    -----------    --------    --------
                                                                      (IN THOUSANDS)
Property, plant, and equipment --
  Land and land improvements......................  7-20 years     $  3,074    $  3,003
  Buildings and leasehold improvements............  2-40 years       15,742      15,498
  Machinery and equipment.........................  2-29 years       34,831      39,145
  Computer and office equipment...................  1-10 years        4,466       4,119
  Vehicles........................................   2-5 years        1,352       1,373
                                                                   --------    --------
          Total property, plant, and equipment....                   59,465      63,138
  Less -- Accumulated depreciation................                  (17,035)    (12,662)
                                                                   --------    --------
                                                                   $ 42,430    $ 50,476
                                                                   ========    ========

     Depreciation expense was $6.0 million, $6.3 million, and $3.6 million for the years ended December 31, 1999, 1998, and 1997, respectively.

                                                               1999       1998
                                                              -------    -------
                                                                (IN THOUSANDS)
Intangible assets --
  Excess of costs over net assets of businesses acquired
     (net of accumulated amortization of $2,857 and $1,706
     at December 31, 1999 and 1998, respectively)...........  $44,977    $46,064
  Other identified intangibles (net of accumulated
     amortization of $708 and $636 at December 31, 1999 and
     1998, respectively)....................................      616      1,337
                                                              -------    -------
                                                              $45,593    $47,401
                                                              =======    =======

                OIL STATES INTERNATIONAL, INC. AND SUBSIDIARIES

     Other identified intangibles include deferred financing costs, covenants not to compete, and intellectual property. Amortization expense was $1.5 million, $1.4 million, and $2.2 million for the years ended December 31, 1999, 1998, and 1997, respectively. Amortization of the deferred financing costs of $405,000, $253,000, and $938,000 for the years ended December 31, 1999, 1998, and 1997, respectively, was included in interest expense.

                                                               1999       1998
                                                              -------    -------
                                                                (IN THOUSANDS)
Accrued liabilities --
  Accrued losses associated with discontinued operations....  $13,237    $ 9,237
  Accrued payroll related costs.............................    3,900      4,271
  Accrued insurance.........................................    3,372      3,859
  Accrued interest..........................................    3,187      2,949
  Warranty reserve..........................................    2,206      1,689
  Other.....................................................    6,389      8,455
                                                              -------    -------
                                                              $32,291    $30,460
                                                              =======    =======

     The accrued losses associated with discontinued operations primarily includes accruals for purchase price adjustments and outstanding claims. Subsequent to December 31, 1999, approximately $8.7 million has been paid for purchase price adjustments (see Note 17).

4. ACQUISITIONS AND DISPOSITIONS

  Acquisitions

     On July 15, 1997, the Company acquired 100% of the stock of HydroTech located in Houston, Texas, for consideration totaling $11.6 million in cash and preferred stock. HydroTech is a full-service provider of engineered products to the offshore pipeline industry. HydroTech designs, manufactures, tests, and installs many of its products for its customers. The HydroTech acquisition was accounted for using the purchase method of accounting.

     Accordingly, the purchase price was allocated to the net assets acquired based on their estimated fair values with the balance of the purchase price, $7.1 million, included in intangibles. During 1998, the Company repurchased specified preferred stock under the terms of the acquisition agreement, which reduced the total consideration paid by $2.5 million (see Note 9).

     On July 31, 1997, the Company acquired 100% of the stock of SMATCO located in Houma, Louisiana, for consideration totaling $16.7 million comprised of cash, notes payable and convertible preferred stock. SMATCO designs and manufactures a complete line of marine winches for the offshore service boat industry. The SMATCO purchase was accounted for using the purchase method of accounting. Accordingly, the purchase price was allocated to the net assets acquired based on their estimated fair values with the balance of the purchase price, $15.2 million, included in intangibles.

     On February 27, 1998, the Company acquired 100% of the stock of SVI for consideration totaling $12.5 million in cash, debt, and common stock. SVI is a Houston, Texas-based company that manufactures and services auxiliary structures for subsea blowout preventors and subsea production systems. The SVI purchase was accounted for using the purchase method of accounting. Accordingly, the purchase price paid was allocated to the net assets acquired based on their estimated fair values with the balance of the purchase price, $8.4 million, included in intangibles.

     On April 1, 1998, the Company acquired a portion of the assets and liabilities of Klaper, a company located in the United Kingdom (UK), for a purchase price of $5.7 million. Klaper provides repair and maintenance services for blowout preventors and drilling risers used in offshore marine drilling. The Klaper

                OIL STATES INTERNATIONAL, INC. AND SUBSIDIARIES purchase was accounted for using the purchase method of accounting. Accordingly, the purchase price was allocated to the net assets acquired based on their estimated fair values with the balance of the purchase price, $2.8 million, included in intangibles.

     The following unaudited pro forma supplemental information presents consolidated results of operations as if the Company's prior year acquisitions had occurred on January 1, 1997 (in thousands, except per share amounts):

                                                                1998       1997
                                                              --------   --------
Sales.......................................................  $233,880   $156,167
Income (loss) from continuing operations....................       816     (1,853)
Income (loss) per share -- basic and diluted................     (0.02)     (0.17)

 Dispositions

     On April 30, 1999, the Company sold the stock of H.O. Mohr for $1.7 million in cash. The transaction resulted in a gain on sale of $160,000.

     On July 1, 1999, the Company sold all the operating assets of Martec for $100,000 in cash and $726,000 in notes receivable. The Company collected $180,000 and reserved the remaining balance of the notes as it appears that full collectibility is doubtful. The transaction resulted in a loss on sale of $1.1 million.

     See Note 17 related to the disposition of businesses reported as discontinued operations.

5. LONG-TERM DEBT

     As of December 31, 1999 and 1998, long-term debt consisted of the following (in thousands):

                                                               1999       1998
                                                              -------   ---------
US revolving credit facilities, weighted average rate of
  7.9% and 6.9% for 1999 and 1998, respectively.............  $    --   $  87,000
US term loans, weighted average rate of 7.3% and 8.4% for
  1999 and 1998, respectively...............................       --      30,800
UK revolving credit facilities, weighted average rate of
  7.9% and 8.8% for 1999 and 1998, respectively.............    4,539       3,254
UK term loans, weighted average rate of 7.6% and 9.2% for
  1999 and 1998, respectively...............................       --       4,341
Subordinated debt...........................................   14,000      16,404
Subordinated note payable to shareholders...................   25,000      25,000
Subordinated note payable to Hunting........................   10,949      10,949
Other debt..................................................      100         721
                                                              -------   ---------
          Total debt........................................   54,588     178,469
Less- Current maturities....................................   (2,600)   (120,217)
                                                              -------   ---------
          Total long-term debt..............................  $51,988   $  58,252
                                                              =======   =========

  Bank Debt

     On March 31, 1998, the Company entered into a new credit agreement (the 1998 Agreement) with a consortium of lenders providing for borrowings totaling $175.0 million. The 1998 Agreement provided for $35.0 million of term advances and up to $120.0 million of borrowings on a revolving basis to the Company. The 1998 Agreement also provided for $5.0 million of term advances and up to $15.0 million of borrowings on a revolving basis to UK operations. The loans to UK operations are denominated and payable in British

                OIL STATES INTERNATIONAL, INC. AND SUBSIDIARIES pounds. The 1998 Agreement provided for the issuance of letters of credit, such issuance reducing the amount available for borrowing under the revolving portion of the credit facility. The 1998 Agreement also contained several additional options to borrow funds for temporary cash management purposes. The 1998 Agreement had a scheduled termination date of June 30, 2000.

     The term advances under the 1998 Agreement contained required repayments of $1.6 million per calendar quarter, beginning on June 30, 1998. Borrowings under the 1998 Agreement carried variable interest rates based upon prime, eurodollar, or sterling rates plus a spread based upon the Company's senior debt to earnings before interest, taxes, depreciation and amortization (EBITDA) ratio. The commitment fee on the unused portion of the facility was 0.375% at December 31, 1999, and was subject to change based upon the Company's senior debt to EBITDA ratio. Borrowings under the 1998 Agreement were secured by a security interest in substantially all accounts receivable and inventory of the Company in the US and the UK and a pledge of the stock of specified subsidiaries. Among other requirements, the Company was required to maintain financial ratios and meet net worth and indebtedness tests specified in the 1998 Agreement.

     In 1999, the Company and the banks party thereto entered into three separate amendments (the 1999 Amendments) to the 1998 Agreement. The 1999 Amendments resulted in, but were not limited to, the following actions. The banks agreed to forbear from exercising, through March 31, 2000, any of their rights as a result of the Company's failure to comply with all of the financial covenants set forth in the 1998 Agreement. The scheduled termination date of the 1998 Agreement was also changed to March 31, 2000. The interest rate was increased to the bank base rate plus 0.5%. The lending commitments were incrementally reduced to $15.0 million of borrowings on a revolving basis to US operations and $10.0 million of borrowings to UK operations. Substantially all of the Company's fixed assets were pledged as additional security for the borrowings. The divestiture transactions discussed in Note 15 were approved and guidelines were established for payment of debt with the proceeds of the divestitures and the sales of the marketable securities. As a result of the divestitures and sales of the marketable securities, all of the Company's US borrowings and the UK term borrowings under the 1998 Agreement were paid in full by September 1999.

     On March 1, 2000, the Company entered into a new credit agreement (the 2000 Agreement) providing for borrowings totaling $25.9 million for US operations. From the proceeds of the initial borrowings, all US borrowings during 2000 under the 1998 Agreement described above were repaid on March 1, 2000. The 2000 Agreement provides for $4.9 million of term advances and up to $21.0 million of borrowings on a revolving basis to the Company. The 2000 Agreement provides for the issuance of letters of credit, such issuance reducing the amount available for borrowing under the revolving portion of the facility. On March 1, 2000, $12.4 million was available to borrow under the revolving portion of the 2000 Agreement. The 2000 Agreement has a scheduled termination date of March 1, 2003. The term advances are payable in 59 monthly principal installments of $81,740 with the remainder due March 1, 2003. Borrowings under the 2000 Agreement carry variable interest rates payable monthly based upon prime, or eurodollar rate plus 2.25%, for the revolving loans and prime plus 0.25%, or eurodollar rate plus 2.5%, for the term loans. The commitment fee on the unused portion of the revolving facility is 0.375% per annum. The 2000 Agreement is secured by substantially all of the Company's assets and contains customary representations and warranties and events of default. The 2000 Agreement also requires compliance with a number of affirmative, negative, and financial covenants, including a limitation on the incurrence of indebtedness and a requirement that the Company maintain a specified net worth.

     On March 3, 2000, the Company entered into a new overdraft credit facility providing for borrowings totaling L5.0 million for UK operations, which converted to approximately $7.9 million. Interest is payable quarterly at a margin of 1.90% per annum over the bank's variable base rate. All borrowings under this facility are payable on demand. The UK facility is renewable with a scheduled review date of March 2, 2001. The Company intends to renew this facility at that time.

                OIL STATES INTERNATIONAL, INC. AND SUBSIDIARIES

     In conjunction with executing the 1998 Agreement on March 31, 1998, the Company recognized an extraordinary charge, net of tax benefit, of $617,000. In conjunction with executing the 1999 Amendments during the year, the Company recognized an extraordinary charge of $927,000. These extraordinary charges are due to the write-off of deferred financing costs related to the Company's credit facilities.

  Subordinated and Other Affiliated Debt

     The Company has subordinated notes payable to Hunting Oilfield Services (International), Ltd. (Hunting), a related party of the Company, totaling $10.9 million. $10.4 million is due on May 17, 2001, and the remaining $500,000 is due September 30, 2001. These notes carry an interest rate of 7.75% in 1998, 8.25% in 1999, and 8.50% thereafter. Accrued interest is payable on March 31 of each year; however, interest payments are only required to be made if specified cumulative EBITDA thresholds are met. The Company did not meet EBITDA thresholds for 1999. As of December 31, 1999, interest of $903,000 had been accrued but not paid. Interest does not accrue on any accrued interest that is not payable due to the failure to meet any EBITDA threshold. All unpaid accrued interest will be payable on the maturity date of the notes.

     On July 31, 1997, the Company issued subordinated promissory notes totaling $7.0 million payable to the stockholders of an acquired company. Principal on these notes is payable in the amounts of $2.0 million on July 31, 2000, $2.0 million on July 31, 2001, and $3.0 million on July 31, 2002. These notes carry an interest rate of 8.0% with interest payable on July 31 of each year, beginning July 31, 1998. If the Company is in default under any of its senior debt, the noteholders may not receive any principal or interest payments for 180 days following the default or event of default. See Note 20.

     On February 28, 1998, the Company issued subordinated promissory notes totaling $7.5 million payable to former SVI stockholders in conjunction with the SVI acquisition. Principal on these notes is payable in the amounts of $500,000 on August 31, 2000, $500,000 on February 28, 2001, $1.5 million on August 31, 2001, $1.5 million on February 28, 2002, $1.5 million on August 31, 2002, and $1.5 million on February 28, 2003. Payments of $450,000 have been made as of December 31, 1999. These notes carry an interest rate of 8.0% with interest payable on the last day of February 1999 and 2000, and on each payment date thereafter. If the Company is in default under any of its senior debt, the noteholders may not receive any principal or interest payments for 180 days following the default or event of default. See Note 20.

     On July 31, 1998, the Company issued a subordinated promissory note payable in the amount of $2.0 million to Sooner Pipe & Supply Corporation (Sooner), a company controlled by an SCF-managed partnership, in conjunction with an acquisition of assets. Principal and accrued interest is payable on this note in two installments of $1.0 million plus accrued interest at 6.0% on July 31, 1999 and 2000. During 1999, this note was canceled in conjunction with the sale of assets to Sooner (see Notes 15 and 17).

     On December 31, 1998, the Company declared a dividend in the form of a subordinated note payable to SCF-III, L.P., acting as agent for all of the common stockholders of the Company, in the amount of $25.0 million. Principal and accrued interest at 6.0% are due on December 31, 2005 (see Note 15).

                OIL STATES INTERNATIONAL, INC. AND SUBSIDIARIES

     Scheduled maturities of long-term debt (other than capitalized lease obligations) as of December 31, 1999, are as follows (in thousands):

                 YEAR ENDING DECEMBER 31,
                 ------------------------
2000......................................................   $ 2,600
2001......................................................    19,488
2002......................................................     6,000
2003......................................................     1,500
2004......................................................        --
Thereafter................................................    25,000
                                                             -------
                                                             $54,588
                                                             =======

6. CAPITALIZED AND OPERATING LEASE OBLIGATIONS

     The Company leases a portion of its equipment, office space, computer equipment, automobiles, and trucks under leases which expire at various dates. The gross amount of assets recorded under capital leases as of December 31, 1999 and 1998, is as follows (in thousands):

                                                               1999     1998
                                                              ------   ------
Building....................................................  $   15   $   15
Machinery and equipment.....................................   1,019    1,019
Computer and office equipment...............................     154      154
Vehicles....................................................     769      751
                                                              ------   ------
                                                              $1,957   $1,939
                                                              ======   ======

     Minimum future lease obligations in effect at December 31, 1999, are as follows (in thousands):

                                                              CAPITALIZED   OPERATING
                                                                LEASES       LEASES
                                                              -----------   ---------
2000........................................................     $ 363       $ 2,333
2001........................................................       387         1,843
2002........................................................       134         1,083
2003........................................................        30           806
2004........................................................         3           774
Thereafter..................................................        --         4,460
                                                                 -----       -------
  Total.....................................................       917       $11,299
                                                                 =====       =======
          Less -- Current portion...........................      (363)
                                                                 -----
  Noncurrent liability......................................     $ 554
                                                                 =====

     Rental expense under operating leases was $2.5 million, $2.1 million, and $3.7 million for the years ended December 31, 1999, 1998, and 1997, respectively. Amortization of assets under capital lease is included in depreciation expense (see Note 3).

                OIL STATES INTERNATIONAL, INC. AND SUBSIDIARIES

7. POSTRETIREMENT HEALTHCARE AND OTHER INSURANCE BENEFITS

     The Company provides healthcare and other insurance benefits, primarily life, for eligible active and retired employees. The healthcare plans are contributory and contain other cost-sharing features such as deductibles, lifetime maximums, and co-payment requirements. The following tables are in thousands.

                                                               1999      1998
                                                              -------   -------
Changes in accumulated postretirement benefit obligation --
  Benefit obligation at beginning of year...................  $ 9,663   $10,644
  Service cost, benefits earned during the period...........       24        27
  Interest cost on accumulated postretirement benefit
     obligation.............................................      615       690
  Benefits paid.............................................   (1,271)   (1,698)
  Prior service cost........................................      942        --
                                                              -------   -------
  Benefit obligation at end of year.........................  $ 9,973   $ 9,663
                                                              =======   =======

                                                              1999   1998   1997
                                                              ----   ----   ----
Components of net periodic benefit cost --
  Service cost, benefits earned during the period...........  $ 24   $ 27   $ 38
  Interest cost on accumulated postretirement benefit
     obligation.............................................   615    690    752
  Amortization of net gain..................................    --    (43)    --
  Amortization of prior service cost........................    10     --     --
                                                              ----   ----   ----
  Total net periodic benefit cost...........................  $649   $674   $790
                                                              ====   ====   ====

                                                               1999      1998
                                                              -------   -------
Accumulated postretirement benefit obligation --
  Retirees and dependent spouses............................  $ 9,159   $ 8,503
  Fully eligible active plan participants...................      814       339
  Other active plan participants............................       --       821
                                                              -------   -------
  Total accumulated postretirement benefit obligation.......    9,973     9,663
  Unrecognized prior service cost...........................     (932)       --
  Unrecognized net gain.....................................       --         5
                                                              -------   -------
          Total liability included in the consolidated
             balance sheets.................................    9,041     9,668
Less -- Current portion.....................................   (1,300)   (1,765)
                                                              -------   -------
          Noncurrent liability..............................  $ 7,741   $ 7,903
                                                              =======   =======

     The healthcare plans are not funded, and the Company's policy is to pay these benefits as they are incurred.

     The accumulated benefit obligation was determined under an actuarial assumption using a healthcare cost trend rate of 7.00% in 1999, gradually declining to 5.50% in the year 2001 and thereafter over the projected payout period of the benefits. The accumulated benefit obligations were determined using an assumed discount rate of 7.75% and 7.00% at December 31, 1999 and 1998, respectively. Under the plan's provisions, the Company's prescription costs are capped at annual benefit limits. Retirees are assumed to pay the portion of future prescription costs above the capped limit.

     A one-percentage-point increase or decrease in the assumed healthcare cost trend rates would result in an increase of $203,000 and a decrease of $250,000, respectively, to the accumulated postretirement benefit obligation at December 31, 1999. The effect of such a change would be immaterial to net periodic benefit cost.

                OIL STATES INTERNATIONAL, INC. AND SUBSIDIARIES

8. RETIREMENT PLANS

     The Company sponsors a number of defined contribution plans. Participation in these plans is available to substantially all employees.

     US employees of the Company participate in the CE Retirement Savings Plan (the Savings Plan). Employees are eligible to participate in the Savings Plan following their dates of hire. Additionally, under the terms of the Savings Plan, the Company contributes 2% of the employees' base pay as well as matching 100% of the first 2% and 25% of the next 4% of the employees' pretax contributions. Employees may also receive an additional discretionary profit-sharing contribution of up to an additional 75% of pretax contributions between 3% and 6% of pay, depending upon financial performance.

     Employees of OSI-UK and MCS Limited participate in the Oil States Industries (UK) Limited Retirement Plan. Under the terms of this defined contribution plan, the Company contributes between 5% to 10% of each employee's base salary and may contribute an additional discretionary amount between 3% to 6% of each employee's base salary dependent upon OSI-UK and MCS Limited meeting specified performance targets. The percentage of Company contributions which an employee receives is based on the employee's salary level within specified salary ranges.

     Employees of Oil States Klaper Limited may contribute to a personal pension arrangement. The Company may contribute an amount at their discretion. Since the acquisition of Oil States Klaper Limited in 1998, the Company has contributed between 2% to 4% of each employee's base salary.

     The Company recognized expense of $1.9 million, $1.7 million, and $1.4 million related to its various defined contribution plans during the years ended December 31, 1999, 1998, and 1997, respectively.

9. REDEEMABLE PREFERRED STOCK

     Redeemable preferred stock outstanding as of December 31, 1999 and 1998, is as follows (dollar amounts in thousands):

                                                          SHARES
                                                        OUTSTANDING    1999      1998
                                                        -----------   -------   -------
Series A Cumulative Preferred Stock...................    143,000     $14,300   $14,300
Series A Exchangeable Cumulative Preferred Stock......     20,000       2,000     2,000
Series B Exchangeable Cumulative Preferred Stock......     38,500       3,850     3,850
                                                                      -------   -------
                                                                      $20,150   $20,150
                                                                      =======   =======

  Series A Cumulative Preferred Stock

     As of December 31, 1999 and 1998, the Company had 143,000 shares of Series A Cumulative Preferred Stock (Series A Preferred Stock), issued and outstanding with a par value of $100 per share. The stock was issued to LTV Corporation
(LTV) in conjunction with the acquisition of the Company in 1995. Holders of the Series A Preferred Stock are entitled to cumulative quarterly dividends which commenced on September 15, 1995, at the annual rate of 7.0% ($7.00 per share). As of December 31, 1999, dividends of $42,000 had been accrued but not paid. This amount is reported on the balance sheet as an accrued liability. The holders of Series A Preferred Stock are not entitled to vote, except as specified in the Series A Preferred Stock designation. The holders (voting separately as a class) are entitled to elect additional directors of the Company if, at any time, dividends of the Company are in arrears in an amount equal to six quarterly dividends. The Company or the holders of the Series A Preferred Stock may, at either party's option, redeem all or any part of the Series A Preferred Stock, at $100 per share (plus accrued and unpaid dividends) commencing September 15, 2000. (See Note 20). On September 15, 2005, the Company is required to redeem all of the then outstanding Series A Preferred Stock at $100 per share (plus accrued and unpaid

                OIL STATES INTERNATIONAL, INC. AND SUBSIDIARIES dividends). In the event of involuntary liquidation, the holders of the Series A Preferred Stock would be entitled, after the payment of all debts, to $100 per share, plus accrued and unpaid dividends, before any distribution or payments to the common stockholders. If, upon liquidation, the remaining assets of the Company are insufficient to pay the holders of the Series A Preferred Stock the full amount to which they are entitled, the holders shall share ratably among themselves in any distributions according to the respective amounts payable if shares were paid in full.

  Series A Exchangeable Cumulative Preferred Stock

     On July 15, 1997, the Company issued 45,000 shares of preferred stock having a par value of $0.0001 per share, in connection with the acquisition of HydroTech. These shares designated as Series A Exchangeable Cumulative Preferred Stock (Series A Exchangeable Preferred Stock) have a liquidation value of $100 per share, plus any accrued and unpaid dividends, less any amounts due from former HydroTech stockholders. The acquisition agreement with HydroTech provided that 25,000 shares of the Series A Exchangeable Preferred Stock be placed in escrow and be released in accordance with earn-out requirements specified in the acquisition agreement. Holders of the Series A Exchangeable Preferred Stock are entitled to cumulative annual dividends commencing on July 15, 1998, at the annual rate of 7.0% ($7.00 per share). As of December 31, 1999, dividends of $64,000 had been accrued but not paid. This amount is reported on the balance sheet as an accrued liability. Each share of Series A Exchangeable Preferred Stock is exchangeable, provided written notice is given between June 13, 2002, and July 13, 2002, into a number of shares of the Company's Class A common stock determined by dividing the liquidation value as of the conversion date by the exchange price. The exchange price is defined as $15.00 plus 80% times the excess of the fair market value of the Company's common stock on the date of exchange over $15.00. All unexchanged shares of Series A Exchangeable Preferred Stock outstanding on July 15, 2002, will automatically be redeemed at a redemption price equal to liquidation value. The Company also has the option, upon the occurrence of events specified in the Series A Exchangeable Preferred Stock certificate of designation, to redeem all or any portion of the Series A Exchangeable Preferred Stock at a redemption price equal to liquidation value. The holders of Series A Exchangeable Preferred Stock are not entitled to vote. During 1998, the Company purchased the 25,000 shares placed in escrow for $0.01 per share in accordance with the provisions of the acquisition agreement as HydroTech failed to meet the specified earn-out requirements. The difference of $2.5 million was treated as a reduction in goodwill.

  Series B Exchangeable Cumulative Preferred Stock

     On July 15, 1997, the Company issued 38,500 shares of preferred stock having a par value of $0.0001 per share, in connection with the acquisition of HydroTech. These shares designated as Series B Exchangeable Cumulative Preferred Stock (Series B Exchangeable Preferred Stock) have a liquidation value of $100 per share, plus any accrued and unpaid dividends, less any amounts due from former HydroTech stockholders. Holders of the Series B Exchangeable Preferred Stock are entitled to cumulative annual dividends commencing on July 15, 1998, at the annual rate of 3.1% ($3.10 per share). As of December 31, 1999, dividends of $55,000 had been accrued but not paid. This amount is reported on the balance sheet as an accrued liability. Each share of Series B Exchangeable Preferred Stock is exchangeable, prior to July 15, 2004, into a number of shares of the Company's Class A common stock determined by dividing the liquidation value as of the conversion date by the exchange price of $12.80 per share. All unexchanged shares of Series B Exchangeable Preferred Stock outstanding on July 15, 2004, will automatically be redeemed at a redemption price equal to liquidation value. The Company also has the option, upon the occurrence of events specified in the Series B Exchangeable Preferred Stock certificate of designation, to redeem all or any portion of the Series B Exchangeable Preferred Stock at a redemption price equal to liquidation value. The holders of Series B Exchangeable Preferred Stock are not entitled to vote.

                OIL STATES INTERNATIONAL, INC. AND SUBSIDIARIES

10. CONVERTIBLE PREFERRED STOCK

     On July 31, 1997, the Company issued 16,250 shares of preferred stock having a par value of $0.0001 per share, in connection with the acquisition of SMATCO. These shares, designated as Series A Convertible Cumulative Preferred Stock (Convertible Preferred Stock), have a liquidation value of $100 per share, plus any accrued and unpaid dividends. Holders of the Convertible Preferred Stock are entitled to cumulative annual dividends commencing on July 31, 1998, at the annual rate of 3.0% ($3.00 per share). As of December 31, 1999, dividends of $20,000 had been accrued but not paid. This amount is reported on the balance sheet as an accrued liability. Each share of Convertible Preferred Stock is convertible into a number of shares of the Company's Class A common stock determined by dividing the liquidation value as of the conversion date by the conversion price of $15.00 per share. Conversion is optional, prior to August 1, 2002, subject to the occurrence of events specified in the Convertible Preferred Stock certificate of designation. On August 1, 2002, each share of Convertible Preferred Stock outstanding shall automatically convert as described above. Upon the occurrence of events specified in the Convertible Preferred Stock certificate of designation, the Company has the option to redeem all or any portion of unconverted Convertible Preferred Stock at liquidation value (See
Note 20). The holders of Convertible Preferred Stock are not entitled to vote.

11. INCOME (LOSS) PER SHARE

     In thousands, except per share amounts:

                                                         FOR THE YEAR ENDED DECEMBER 31,
                                                         -------------------------------
                                                           1999        1998       1997
                                                         ---------   --------   --------
(Loss) income from continuing operations before
  discontinued operations and extraordinary item.......  $(11,986)   $   910    $ ( 740)
Less: Preferred stock dividends........................    (1,308)    (1,230)    (1,222)
                                                         --------    -------    -------
(Loss) income available to common shareholders from
  continuing operations before discontinued operations
  and extraordinary item...............................  $(13,294)   $  (320)   $(1,962)
                                                         ========    =======    =======
Income (loss) per share -- basic and diluted:
  Loss from continuing operations before discontinued
     operations and extraordinary item.................  $  (0.59)   $ (0.01)   $ (0.11)
  Discontinued operations..............................     (0.29)     (0.93)      0.53
  Extraordinary item...................................     (0.04)     (0.03)        --
                                                         --------    -------    -------
          Net (loss) income............................  $  (0.92)   $ (0.97)   $  0.42
                                                         ========    =======    =======
Weighted average shares outstanding -- basic and
  diluted..............................................    22,362     22,056     17,808
                                                         ========    =======    =======

     Basic income (loss) per share amounts are based on the weighted average number of common shares outstanding during the period. Diluted income per share would include additional common shares that would have been outstanding if potential common shares with a dilutive effect had been issued, however no additional common shares were included in the calculation of diluted income per share as the effect of the outstanding securities was anti-dilutive. Excluded from the computation of diluted earnings per share are securities outstanding at December 31, 1999, 1998 and 1997 that could potentially dilute basic earnings per share of 1.2 million shares, 2.2 million shares, and 2.5 million shares of common stock, respectively.

     The Company issued 1,072,828 shares of the Company's Class A common stock at a purchase price of $10 per share pursuant to offerings to its existing stockholders, on a pro-rata basis, in January and March 1998. Each stockholder that purchased stock pursuant to those offerings was to receive additional shares in the event that there was no initial public offering of the Company's stock in 1998 and an earnings-per-share threshold was not reached. The formula for determining the number of additional shares to be issued, which

                OIL STATES INTERNATIONAL, INC. AND SUBSIDIARIES was based on the Company's 1998 earnings per share, could not be properly calculated due to the Company's negative earnings per share in 1998. As an alternative, in December 1999, the Board of Directors approved the issuance of four additional shares for each share purchased in connection with the January and March 1998 stock offerings. In addition, the stockholders that did not purchase stock pursuant to those offerings were offered the right to purchase a pro-rata portion of additional shares in accordance with their stock holdings at a share price of $2 per share plus a 12% annual interest factor taken into consideration from the time of those offerings. In February 2000, the Company issued 4,291,427 of additional shares related to those offerings. Those offerings are also subject to preemptive rights in favor of the holders of the Company's Series A and Series B Exchangeable Preferred Stock to purchase Class A common stock at fair value. To date, no Class A common stock has been issued pursuant to those rights as they relate to the offerings in 1998. The Company does not expect that the amount of additional shares to be issued pursuant to such preemptive rights will be material to the Company's financial position.

     Effective December 31, 1997, the Company acquired all options to purchase the common stock of CE Franklin Ltd. held by three of its stockholders in exchange for 500,000 shares of its Class A common stock at an aggregate value of $5 million. The aggregate consideration paid by such stockholders in November 1995 for such options was $2 million. The number of shares issued to these stockholders was to be increased in the event that there was no initial public offering of the Company's stock in 1998 and an earning-per-share threshold was not reached. The formula for determining the number of additional shares to be issued, which was based on the Company's 1998 earnings per share, could not be properly calculated due to the Company's negative earnings per share in 1998. As an alternative, the Company issued 500,000 additional shares to these stockholders in March 2000.

12. INCOME TAXES

     The components of the income tax provision for continuing operations before extraordinary items for the years ended December 31, 1999, 1998, and 1997, consist of the following (in thousands):

                                                              1999     1998     1997
                                                             ------   ------   ------
Current --
  Federal..................................................  $1,058   $1,306   $1,275
  State....................................................     (62)     226      (24)
  Foreign..................................................     292    2,282    1,509
                                                             ------   ------   ------
                                                              1,288    3,814    2,760
                                                             ------   ------   ------
Deferred --
  Federal..................................................    (239)      --      607
  State....................................................      --       --       69
  Foreign..................................................      96     (103)    (288)
                                                             ------   ------   ------
                                                               (143)    (103)     388
                                                             ------   ------   ------
          Total provision..................................  $1,145   $3,711   $3,148
                                                             ======   ======   ======

                OIL STATES INTERNATIONAL, INC. AND SUBSIDIARIES

     The provision for taxes for continuing operations, before extraordinary items, differs from an amount computed at statutory rates as follows for the years ended December 31, 1999, 1998, and 1997 (in thousands):

                                                             1999      1998     1997
                                                            -------   ------   ------
Federal tax expense at statutory rates....................  $(3,675)  $1,581   $1,192
Foreign income tax rate differential......................      151     (202)    (127)
Nondeductible expenses....................................      835      623       91
Net operating loss not benefited..........................    2,741       --       --
Net utilization of net operating loss not benefited.......       --       --     (373)
State taxes...............................................      (62)      29       46
Amortization of noncompete agreement......................       --       --      567
Adjustment of valuation allowance.........................    1,279    1,250    1,588
Other.....................................................     (124)     430      164
                                                            -------   ------   ------
          Net income tax provision........................  $ 1,145   $3,711   $3,148
                                                            =======   ======   ======

     The significant items giving rise to the deferred tax assets and liabilities as of December 31, 1999 and 1998, are as follows (in thousands):

                                                               1999       1998
                                                              -------   --------
Deferred tax assets --
  Net operating loss carryforward...........................  $39,646   $ 42,946
  Allowance for doubtful accounts...........................      570        424
  Inventory.................................................      798        858
  Employee benefits.........................................    2,799      3,305
  Other, net................................................    3,423      1,581
                                                              -------   --------
  Total deferred tax assets.................................   47,236     49,114
  Less -- Valuation allowance...............................  (44,558)   (46,511)
                                                              -------   --------
  Net deferred tax assets...................................    2,678      2,603
                                                              -------   --------
Deferred tax liability --
  Depreciation..............................................   (2,893)    (3,014)
  Other.....................................................     (489)      (436)
                                                              -------   --------
  Total deferred tax liability..............................   (3,382)    (3,450)
                                                              -------   --------
  Net deferred tax liability................................  $  (704)  $   (847)
                                                              =======   ========

     For income tax reporting purposes, the Company has net operating loss carryforwards of approximately $116.6 million for regular income taxes which will expire in the years 2000 through 2018. The Company's net operating loss carryforwards are subject to limitations under Section 382 of the Internal Revenue Code of 1986. Based on these limitations, the years the carryforwards expire, and the uncertainty in achieving levels of taxable income required for their utilization, the Company has provided a valuation allowance on these carryforwards. The Company has a federal alternative minimum tax net operating loss carryforward of $84.1 million which will expire in the years 2000 through 2018.

                OIL STATES INTERNATIONAL, INC. AND SUBSIDIARIES

13. SUPPLEMENTAL CASH FLOW INFORMATION

     Cash paid during the years ended December 31, 1999, 1998, and 1997, for interest and income taxes from continuing and discontinued operations was as follows (in thousands):

                                                             1999     1998      1997
                                                            ------   -------   ------
Interest..................................................  $6,677   $ 9,681   $8,225
Income taxes, net of refunds..............................   3,251    10,977    4,416

     The following noncash transactions have been excluded from the consolidated statements of cash flows for the years ended December 31, 1999, 1998, and 1997 (in thousands):

                                                            1999      1998     1997
                                                           -------   ------   -------
Common stock issued for acquisitions.....................  $    --   $1,000   $    --
Preferred stock issued for acquisitions..................       --       --     9,975
Debt issued for acquisitions.............................       --    7,450     7,000
Common stock issued for minority interest................       --       --    10,000
Noncash consideration received for businesses sold.......   57,421       --        --
Assets financed through capital lease obligations........      158      273       627

     The Company had no acquisitions in 1999. Components of cash used for acquisitions as reflected in the consolidated statements of cash flows for the year ended December 31, 1998 and 1997, are summarized as follows (in thousands):

                                                               1998       1997
                                                              -------   --------
Fair value of assets acquired, excluding cash...............  $26,634   $ 44,541
Liabilities assumed.........................................   (9,670)   (13,921)
Noncash consideration.......................................   (8,450)   (16,975)
                                                              -------   --------
Cash used in acquisition of businesses......................  $ 8,514   $ 13,645
                                                              =======   ========

14. COMMITMENTS AND CONTINGENCIES

     The Company is involved in various claims, lawsuits, and other proceedings relating to a wide variety of matters. While uncertainties are inherent in the final outcome of such matters, and it is presently impossible to determine the actual costs that ultimately may be incurred, management believes that the resolution of such uncertainties and the incurrence of such costs will not have a material adverse effect on the Company's consolidated financial position, results of operations, or liquidity.

     LTV, the former owner of the Company, under the terms of the stock purchase agreement, has indemnified the Company of all claims and contingencies, threatened or pending, relating to business activities prior to August 1, 1995. Specifically, claims involving environmental remediation, product warranty, legal actions, workers' compensation issues, and various federal, state, and sales tax matters related to pre-August 1995 business transactions are the financial responsibility of LTV. The financial responsibilities are initially satisfied through the reserves assumed as part of the acquisition. To the extent that claims exceed $2.2 million, the original allowance, all amounts will be paid by LTV.

     The Company has warranted items related to the sale of CE Drilling and CE Distribution (see Note 17), subject to threshold amounts defined in the respective agreements. The Company believes all amounts have been properly reflected in the accompanying consolidated financial statements.

                OIL STATES INTERNATIONAL, INC. AND SUBSIDIARIES

15. RELATED-PARTY TRANSACTIONS

     SCF, from time to time, serves as financial advisor as the Company explores future opportunities for mergers, acquisitions, or divestitures. Professional advisory fees and out-of-pocket expenses totaling approximately $118,000, $11,000 and $217,000 were paid to L.E. Simmons & Associates, Incorporated, in 1999, 1998 and 1997, respectively.

     In the normal course of business, the Company transacts with Hunting. However, these amounts were insignificant for the years presented.

     On December 31, 1998, the Company declared a $25.0 million dividend in the form of a subordinated note payable to SCF-III, L.P., acting as agent for all common stockholders of the Company (see Note 5).

     During 1998, the Company acquired certain assets from Sooner for $3.8 million. These assets were sold during 1999 and are included in discontinued operations (see Notes 5 and 17).

     During 1999, Hunting indemnified the Company for a liability incurred in 1998 relating to assets sold to the Company in 1996 for $1.8 million.

     During 1997, the Company entered into loan agreements with EnSerCo, L.L.C. (EnSerCo), for unsecured promissory notes totaling $24.8 million. The Company also paid commitment fees totaling $400,000 to EnSerCo during 1997, as specified in the agreements. EnSerCo is a limited liability company that provides various forms of capital to the energy service and equipment industry. Affiliates of Enron Capital & Trade Resources Corp. own 50% of EnSerCo while the remaining 50% is owned by SCF-III, L.P. (see Note 5). On March 31, 1998, these notes were paid in full.

16. STOCK-BASED COMPENSATION

     In October 1995, the Financial Accounting Standards Board issued SFAS No. 123, "Accounting for Stock-Based Compensation," which requires the Company to record stock-based compensation at fair value. The Company has adopted the disclosure requirements of SFAS No. 123 and has elected to record employee compensation expense in accordance with Accounting Principles Board (APB) Opinion No. 25, "Accounting for Stock Issued to Employees."

     The Company accounts for its employee stock-based compensation plan under APB Opinion No. 25 and its related interpretations. Accordingly, any deferred compensation expense is recorded for stock options based on the excess of the market value of the common stock on the date the options were granted over the aggregate exercise price of the options. This deferred compensation is amortized over the vesting period of each option. The Company is authorized to grant two million stock options under the 1996 Equity Participation Plan (the Stock Option
Plan) to employees, consultants, and directors with amounts, exercise prices, and vesting schedules determined by the Company's compensation committee. As the exercise price of options granted under the Stock Option Plan have been equal to or greater than the market price of the Company's stock on the date of grant, no compensation expense related to this plan has been recorded. Had compensation expense for its Stock Option Plan been determined consistent with SFAS No. 123, the Company's net income (loss) and earnings per share at December 31, 1999, 1998, and 1997, would have been as follows (in thousands, except per share amounts):

                                                           1999       1998      1997
                                                         --------   --------   ------
Net loss --
  As reported..........................................  $(19,329)  $(20,073)  $8,646
  Pro forma............................................   (19,032)   (20,722)   8,570
Pro forma income (loss) per share -- basic and
  diluted..............................................  $  (0.91)  $  (1.00)  $ 0.41

                OIL STATES INTERNATIONAL, INC. AND SUBSIDIARIES

                                                                  STOCK OPTION PLAN
                                                              --------------------------
                                                                             WEIGHTED
                                                                             AVERAGE
                                                               OPTIONS    EXERCISE PRICE
                                                              ---------   --------------
Balance at December 31, 1996................................    865,800       $2.09
  Granted...................................................    924,650        6.58
  Exercised.................................................         --          --
  Forfeited.................................................    (58,900)       2.09
                                                              ---------
Balance at December 31, 1997................................  1,731,550        4.53
  Granted...................................................    227,500        8.68
  Exercised.................................................     (3,750)       2.09
  Forfeited.................................................   (371,400)       6.31
                                                              ---------
Balance at December 31, 1998................................  1,583,900        4.60
  Granted...................................................         --          --
  Exercised.................................................   (138,017)       2.09
  Forfeited.................................................   (840,983)       4.75
                                                              ---------
Balance at December 31, 1999................................    604,900        4.95
                                                              =========
Exercisable at December 31, 1997............................    381,192        2.09
Exercisable at December 31, 1998............................    823,072        3.40
Exercisable at December 31, 1999............................    449,275        4.12

     At December 31, 1999, 1,253,333 options were available for future grant under the Stock Option Plan. The exercise price of options outstanding under the Stock Option Plan at December 31, 1999, ranged from $2.09 to $10.00 per share with a weighted average of approximately $4.12 per share. The weighted average contractual life of options outstanding at December 31, 1999, was 4.86 years.

     The weighted average fair values of options granted during 1998 and 1997 were $1.11 per share and $0.69 per share, respectively. The fair value of each option grant is estimated on the date of grant using the Black-Scholes option pricing model with the following weighted average assumptions used for grants in 1998 and 1997, respectively: risk-free interest rates of 5.5% and 6.3%, no expected dividend yield, expected lives of 5.1 years and 6.1 years, and no expected volatility.

17. DISCONTINUED OPERATIONS

     On May 28, 1999, in one transaction, CE Distribution sold all of its distribution net assets for two senior subordinated notes receivable totaling $30.0 million and the Company sold its 51.8% investment in CE Franklin for marketable securities with a fair market value of $24.7 million on the date of sale. The combined transaction resulted in a loss on sale of approximately $17.2 million, net of income tax benefit of $185,000. Included in the loss on sale is a provision for operating losses of $12.4 million, net of income tax benefit of $805,000, recorded during the phase out period. In June 1999, one of the senior subordinated notes in the amount of $14.5 million, plus accrued interest at LIBOR plus 2.75%, was paid in full. In July 1999, the second senior subordinated note in the amount of $15.5 million, plus accrued interest at LIBOR plus 2.75%, was paid in full. Subsequent to May 28, 1999, all of the marketable securities were sold at a loss of $334,000. On June 21, 2000, the Company returned $1.8 million of the purchase price to the buyer for indemnification of specified post-closing liabilities. Additional adjustments to the purchase price are possible and management believes the accrued amounts are adequate to cover any exposure.

     On May 28, 1999, in a separate transaction, CE Distribution sold all of its "oil country tubular" related assets to Sooner (see Note 15) for cash of $7.4 million and $2.0 million of noncash consideration for the

                OIL STATES INTERNATIONAL, INC. AND SUBSIDIARIES cancellation of the subordinated promissory note discussed in Note 5, resulting in a loss on sale of $701,000. As a result of the above-mentioned transactions, CE Distribution ceased operations in 1999.

     On July 7, 1999, CE Drilling sold all of its operating net assets, which included the net assets of CE Mobile, for $65.0 million in cash resulting in a loss on sale of $4.9 million, net of income tax expense of $70,000. Included in the loss on sale is operating income of $261,000, net of income tax expense of $12,000, recorded during the phase out period. The purchase price was subject to adjustments as defined in the agreement. During 1999, an additional accrual of $5.7 million, net of income tax expense of $215,000, was recorded primarily to accrue for a revision of the purchase price. On April 17, 2000, the Company settled the purchase price adjustment and returned $6.9 million of the purchase price to the buyer; however, there are some outstanding claims which remain to be settled. As a result of the above-mentioned transaction, CE Drilling and CE Mobile ceased operations in 1999.

     The results of CE Distribution, CE Franklin, CE Drilling, and CE Mobile are shown as discontinued operations with 1998 and 1997 restated. Components of amounts reflected in the accompanying consolidated balance sheets and consolidated statements of operations and cash flows as of and for the years ended December 31, 1999, 1998, and 1997, are presented in the following table (in thousands):

                                                              1998
                                                            --------
Balance sheet data --
  Current assets.........................................   $197,818
  Property, plant, and equipment, net....................     37,145
  Intangible assets, net.................................     19,270
  Other noncurrent assets................................      1,759
  Current liabilities....................................    (75,422)
  Noncurrent liabilities.................................    (51,031)
                                                            --------
Net assets of discontinued operations....................   $129,539
                                                            ========

                                                         1999       1998       1997
                                                       --------   --------   --------
Operations data --
  Revenues...........................................  $141,489   $564,691   $679,468
  Costs and expenses.................................   147,385    554,090    654,182
                                                       --------   --------   --------
  Operating (loss) income............................    (5,896)    10,601     25,286
Interest expense.....................................     2,371      8,041      4,069
Other expense........................................     4,710        278      4,018
Income tax (benefit) expense.........................      (793)       549      7,813
Amount reserved in 1998 for 1999 losses..............   (12,184)        --         --
                                                       --------   --------   --------
  Income from discontinued operations................  $     --   $  1,733   $  9,386
                                                       ========   ========   ========
Cash flow data-
  Cash flows from operations.........................  $(12,251)  $ 13,655   $(33,393)
  Cash flows from investing activities...............        --    (10,834)   (25,628)
  Cash flows from financing activities...............     8,092     (5,963)    21,799
                                                       --------   --------   --------
  Net cash used in discontinued operations...........  $ (4,159)  $ (3,142)  $(37,222)
                                                       ========   ========   ========

18. SEGMENT AND RELATED INFORMATION

     In accordance with SFAS No. 131, "Disclosures about Segments of an Enterprise and Related Information", the Company has identified the following reportable segments: Elastomer Products, Engineered and Industrial Products, Marine Construction, and Marine Winches. Elastomer Products manufactures well

                OIL STATES INTERNATIONAL, INC. AND SUBSIDIARIES servicing and production components and provides elastomer molding. Engineered and Industrial Products provides technically advanced solutions for drilling, production, and structural projects including flex joints, Merlin connectors, and elastaflex clutches. Marine Construction provides products and services for fixed platform installation and decommissioning and pipeline construction including rotary selector valves and concrete mats. Marine Winches designs and manufactures deep water mooring systems for offshore drilling vessels, floating production systems and barges. They also design and refurbish a complete line of marine winches and other deck machinery for the offshore service boat industry. The Company's reportable segments are strategic business units that offer different products and services. They are managed separately because each business requires different technology and marketing strategies. Most of the businesses were acquired as a unit, and the management at the time of the acquisition was retained.


     Financial information by industry segment for each of the three years ended December 31, 1999, 1998 and 1997, is summarized below in thousands. The Company evaluates performance and allocates resources based on EBITDA as defined, which is calculated as operating income adding back depreciation and amortization. Calculations of EBITDA as defined should not be viewed as a substitute to calculations under generally accepted accounting principles, in particular operating income and net income. In addition, EBITDA calculations by one company may not be comparable to another company. Depreciation and amortization amounts do not include amortization of deferred financing costs (see Note 3). Total assets do not include intercompany balances. The net assets of discontinued operations of $129.5 million and $145.9 million are included in the Corporate and Eliminations amounts in 1998 and 1997, respectively. The accounting policies of the segments are the same as those described in the summary of significant accounting policies.



                                           ENGINEERED
                                              AND                                 CORPORATE
                               ELASTOMER   INDUSTRIAL      MARINE      MARINE        AND
                               PRODUCTS     PRODUCTS    CONSTRUCTION   WINCHES   ELIMINATIONS    TOTAL
                               ---------   ----------   ------------   -------   ------------   --------
1999
Revenues from unaffiliated
  customers..................   $ 8,082     $73,856       $27,646      $44,746     $     --     $154,330
                                =======     =======       =======      =======     ========     ========
EBITDA as defined............       921      15,485        (1,331)      (6,166)      (4,121)       4,788
Depreciation and
  amortization...............      (234)     (2,560)       (2,468)      (1,626)        (588)      (7,476)
                                -------     -------       -------      -------     --------     --------
Operating income (loss)......       687      12,925        (3,799)      (7,792)      (4,709)      (2,688)
                                =======     =======       =======      =======     ========     ========
Capital expenditures.........        73         613         1,218          606          128        2,638
                                =======     =======       =======      =======     ========     ========
Total assets.................     4,986      55,523        36,823       48,461       11,925      157,718
                                =======     =======       =======      =======     ========     ========
1998
Revenues from unaffiliated
  customers..................   $ 8,825     $92,007       $51,930      $77,222     $     --     $229,984
                                =======     =======       =======      =======     ========     ========
EBITDA as defined............       111      18,653         5,129        2,341       (4,550)      21,684
Depreciation and
  amortization...............      (235)     (3,195)       (2,475)      (1,118)        (716)      (7,739)
                                -------     -------       -------      -------     --------     --------
Operating (loss) income......      (124)     15,458         2,654        1,223       (5,266)      13,945
                                =======     =======       =======      =======     ========     ========
Capital expenditures.........        74       6,510         2,439        8,550          551       18,124
                                =======     =======       =======      =======     ========     ========
Total assets.................     5,560      69,595        51,669       52,897      144,275      323,996
                                =======     =======       =======      =======     ========     ========

                OIL STATES INTERNATIONAL, INC. AND SUBSIDIARIES

                                           ENGINEERED
                                              AND                                 CORPORATE
                               ELASTOMER   INDUSTRIAL      MARINE      MARINE        AND
                               PRODUCTS     PRODUCTS    CONSTRUCTION   WINCHES   ELIMINATIONS    TOTAL
                               ---------   ----------   ------------   -------   ------------   --------
1997
Revenues from unaffiliated
  customers..................   $11,742     $57,457       $27,642      $17,084     $     --     $113,925
                                =======     =======       =======      =======     ========     ========
EBITDA as defined............       744      10,289         3,967        1,805       (1,030)      15,775
Depreciation and
  amortization...............      (214)     (1,122)       (3,598)        (318)        (508)      (5,760)
                                -------     -------       -------      -------     --------     --------
Operating income (loss)......       530       9,167           369        1,487       (1,538)      10,015
                                =======     =======       =======      =======     ========     ========
Capital expenditures.........       619         576         2,183          679           19        4,076
                                =======     =======       =======      =======     ========     ========
Total assets.................     8,110      35,899        51,879       34,113      162,132      292,133
                                =======     =======       =======      =======     ========     ========


     Financial information by geographic segment for each of the three years ended December 31, 1999, 1998, and 1997, is summarized below in thousands. Revenues in the US include export sales. Revenues are attributable to countries based on the location of the entity selling the products or performing the services. Total assets are attributable to countries based on the physical location of the entity and its operating assets and do not include intercompany balances and the net assets of discontinued operations.

                                                                                NET ASSETS OF
                                                UNITED    UNITED                DISCONTINUED
                                                STATES    KINGDOM   SINGAPORE    OPERATIONS      TOTAL
                                               --------   -------   ---------   -------------   --------
1999
Revenues from unaffiliated customers.........  $124,259   $26,995    $3,076       $     --      $154,330
Total assets.................................   126,118    29,334     2,266             --       157,718
1998
Revenues from unaffiliated customers.........  $178,346   $45,256    $6,382       $     --      $229,984
Total assets.................................   148,087    42,161     4,209        129,539       323,996
1997
Revenues from unaffiliated customers.........  $ 77,094   $34,214    $2,617       $     --      $113,925
Total assets.................................   111,464    32,311     2,428        145,930       292,133

                OIL STATES INTERNATIONAL, INC. AND SUBSIDIARIES

19. VALUATION ALLOWANCES

     Activity in the valuation accounts was as follows (in thousands):

                                          BALANCE AT   CHARGED TO                TRANSLATION   BALANCE AT
                                          BEGINNING     COST AND                     AND          END
                                          OF PERIOD     EXPENSES    DEDUCTIONS   OTHER, NET    OF PERIOD
                                          ----------   ----------   ----------   -----------   ----------
YEAR ENDED DECEMBER 31, 1999:
  Reserve for doubtful accounts
     receivable.........................   $ 1,243      $   836      $   (347)      $(73)       $ 1,659
  Reserve for inventories...............     4,554          773          (729)        22          4,620
  Provision for operating loss during
     phaseout period included in net
     assets of discontinued
     operations.........................    12,977           --       (12,977)        --             --
  Estimated loss on sale of discontinued
     operations.........................     9,237        4,000            --         --         13,237
  Reserve for severance.................       535           --          (483)        --             52
YEAR ENDED DECEMBER 31, 1998:
  Reserve for doubtful accounts
     receivable.........................   $ 1,082      $ 1,124      $ (1,149)      $186        $ 1,243
  Reserve for inventories...............     1,912        2,645          (334)       331          4,554
  Provision for operating loss during
     phaseout period included in net
     assets of discontinued
     operations.........................        --       12,977            --         --         12,977
  Estimated loss on sale of discontinued
     operations.........................        --        9,237            --         --          9,237
  Reserve for severance.................        --          535            --         --            535
YEAR ENDED DECEMBER 31, 1997:
  Reserve for doubtful accounts
     receivable.........................   $   618      $   517      $    (53)      $ --        $ 1,082
  Reserve for inventories...............     1,837           75            --         --          1,912

20. SUBSEQUENT EVENTS

     On July 21, 2000, the Company obtained a waiver from the holder of the Series A Cumulative Preferred Stock (see Note 9) whereby the holder waived its rights to an optional redemption provided for in the certificate of designations on September 15, 2000. The holder can request redemption at the earlier of April 30, 2001 or after the completion of a registered public offering. Dividends will increase from 7% to 12% effective as of September 15, 2000, as consideration for the holder executing the waiver.

     On July 29, 2000 and July 31, 2000, the Company renegotiated terms with the holders of subordinated debt totaling $7.0 million and $7.0 million, respectively. Original maturities of the subordinated debt extending through February 2003 were accelerated to the earlier of April 30, 2001 or upon the occurrence of a registered public offering of capital stock, in exchange for the holders waiving their rights to scheduled maturities of principal and interest which were due prior to April 30, 2001. Interest will increase from 8% to prime plus 4% until the principal is paid in full.

     On July 31, 2000, the Company authorized the amendment of the provisions of its Series A Convertible Cumulative Preferred Stock to permit the Company to redeem such stock at any time upon three days' notice at its stated liquidation value of $100 per share, plus accrued dividends, and to provide that the Company must redeem such stock upon the earlier of the date that is six months from the completion of a registered public offering of the Company's capital stock or the date of the Company's first annual shareholders' meeting after such completion.

                OIL STATES INTERNATIONAL, INC. AND SUBSIDIARIES

     On July 31, 2000, the Company authorized and approved the terms and conditions of the Combination Agreement between the Company, HWC Energy Services, Inc., Merger Sub-HWC, Inc., Sooner, Inc., Merger Sub-Sooner, Inc. and PTI Group Inc.

     On July 31, 2000, the Company authorized the amendment of its Certificate of Incorporation to increase the total number of shares of capital stock it has the authority to issue to 225 million shares, consisting of 25 million shares of preferred stock, par value $0.0001 per share and 200 million shares of common stock, par value $0.01 per share, to cancel and retire its Class B Common Stock, none of which is currently outstanding, and to redesignate all of its Class A Common Stock as "Common Stock."

                                AUDITORS' REPORT

To the Shareholders and Directors of
PTI Group Inc.

     We have audited the consolidated balance sheets of PTI Group Inc. as at December 31, 1999 and 1998 and the consolidated statements of earnings, shareholders' equity and cash flows for the years ended December 31, 1999, 1998 and the 358 day period ended December 31, 1997. These financial statements are the responsibility of the company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

     We conducted our audits in accordance with United States generally accepted auditing standards. Those standards require that we plan and perform an audit to obtain reasonable assurance whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation.

     In our opinion, these consolidated financial statements present fairly, in all material respects, the financial position of the company as at December 31, 1999 and 1998 and the results of its operations and its cash flows for the years ended December 31, 1999, 1998 and the 358 day period ended December 31, 1997 in accordance with United States generally accepted accounting principles.

                                            PRICEWATERHOUSECOOPERS LLP
                                            Chartered Accountants

Edmonton, Alberta
July 7, 2000

                                 PTI GROUP INC.

                      CONSOLIDATED STATEMENTS OF EARNINGS
                       (IN THOUSANDS, EXCEPT SHARE DATA)

                                            NINE-MONTH PERIOD ENDED             PERIOD ENDED
                                                 SEPTEMBER 30,                  DECEMBER 31,
                                           -------------------------   ------------------------------
                                              2000          1999        1999      1998        1997
                                           -----------   -----------   -------   -------   ----------
                                           (UNAUDITED)   (UNAUDITED)   (YEAR)    (YEAR)    (358 DAYS)
REVENUE
  Services...............................    $68,291       $47,366     $63,328   $76,130    $70,191
  Manufacturing..........................     15,110         4,793       7,178    10,304     24,684
                                             -------       -------     -------   -------    -------
                                              83,401        52,159      70,506    86,434     94,875
                                             -------       -------     -------   -------    -------
EXPENSES
Direct and operating costs
  Services...............................     44,779        28,623      40,883    49,806     46,340
  Manufacturing..........................     11,802         3,617       5,277     8,224     18,554
  Selling, general and administrative....      4,865         3,193       4,023     8,114      6,176
  Special charge.........................         --            --          --     5,263         --
  Depreciation...........................      4,444         3,951       5,364     4,820      2,378
  Amortization of goodwill...............        562           669         892       992        531
                                             -------       -------     -------   -------    -------
EARNINGS FROM OPERATIONS.................     16,949        12,106      14,067     9,215     20,896
  Interest on long-term debt.............      1,600         1,836       2,350     2,092      1,605
  Other interest.........................        712           616         804     1,644        384
                                             -------       -------     -------   -------    -------
EARNINGS BEFORE INCOME TAXES.............     14,637         9,654      10,913     5,479     18,907
                                             -------       -------     -------   -------    -------
INCOME TAXES
  Current................................      5,634         3,483       3,937     4,366      6,558
  Deferred...............................        463           287         325     1,118        971
                                             -------       -------     -------   -------    -------
                                               6,097         3,770       4,262     5,484      7,529
                                             -------       -------     -------   -------    -------
NET EARNINGS (LOSS) FOR THE PERIOD.......      8,540         5,884       6,651        (5)    11,378
                                             =======       =======     =======   =======    =======
BASIC AND DILUTED EARNINGS PER COMMON
  SHARE..................................    $  1.09       $  0.75     $  0.85        --    $  1.48
                                             =======       =======     =======   =======    =======

   The accompanying notes are an integral part of these financial statements.

                                 PTI GROUP INC.

                          CONSOLIDATED BALANCE SHEETS
                       (IN THOUSANDS, EXCEPT SHARE DATA)

                                                         SEPTEMBER 30,   DECEMBER 31,   DECEMBER 31,
                                                             2000            1999           1998
                                                         -------------   ------------   ------------
                                                          (UNAUDITED)
                                               ASSETS
CURRENT ASSETS
  Cash.................................................     $ 3,288        $   656        $ 2,268
  Trade accounts receivable -- less allowance of $649,
     $328 and $310.....................................      13,817         16,173         12,656
  Inventories..........................................       4,975          4,388          4,457
  Prepaid expenses.....................................         140            503            801
  Income taxes receivable..............................          --            445             80
                                                            -------        -------        -------
                                                             22,220         22,165         20,262
PROPERTY, PLANT AND EQUIPMENT..........................      48,902         46,898         43,574
GOODWILL...............................................      27,801         28,035         25,525
                                                            -------        -------        -------
                                                            $98,923        $97,098        $89,361
                                                            =======        =======        =======
                                            LIABILITIES
CURRENT LIABILITIES
  Bank indebtedness....................................     $ 2,000        $ 7,573        $ 9,550
  Trade accounts payable and accrued liabilities.......       5,600          3,871          7,153
  Accrued compensation.................................       1,342          2,390          2,388
  Income taxes payable.................................       4,547             --             --
  Current portion of long-term debt....................       6,502          5,384          5,794
  Deferred tax liabilities.............................         198            333            326
                                                            -------        -------        -------
                                                             20,189         19,551         25,211
LONG-TERM DEBT.........................................      24,569         31,432         27,285
DEFERRED TAX LIABILITIES...............................       9,343          9,096          8,268
                                                            -------        -------        -------
                                                             54,101         60,079         60,764
                                                            -------        -------        -------
CONTINGENCIES
SHAREHOLDERS' EQUITY
COMMON SHARES
  Authorized
     Unlimited
  Issued and outstanding
     7,798,900 shares at September 30, 2000 (7,787,630
       shares at December 31, 1999 and 1998)...........      22,102         21,789         21,789
RETAINED EARNINGS......................................      24,938         16,398          9,747
ACCUMULATED OTHER COMPREHENSIVE LOSS...................      (2,218)        (1,168)        (2,939)
                                                            -------        -------        -------
                                                             44,822         37,019         28,597
                                                            -------        -------        -------
                                                            $98,923        $97,098        $89,361
                                                            =======        =======        =======

   The accompanying notes are an integral part of these financial statements.

                                 PTI GROUP INC.

                CONSOLIDATED STATEMENTS OF SHAREHOLDERS' EQUITY
                       (IN THOUSANDS, EXCEPT SHARE DATA)

                                                                    SHAREHOLDERS' EQUITY
                                                        --------------------------------------------
                                                                              ACCUMULATED
                                           NUMBER OF                             OTHER
                                            SHARES      COMMON    RETAINED   COMPREHENSIVE
                                          OUTSTANDING   SHARES    EARNINGS   INCOME (LOSS)    TOTAL
                                          -----------   -------   --------   -------------   -------
BALANCE -- JANUARY 8, 1997..............   7,500,000    $18,840   $    --       $    --      $18,840
Comprehensive income
     Net earnings -- 1997...............                           11,378                     11,378
     Other comprehensive loss...........                                         (1,430)      (1,430)
                                                                                             -------
     Comprehensive income...............                                                       9,948
  Common shares issued for cash.........     200,000        737                                  737
                                           ---------    -------   -------       -------      -------
BALANCE -- DECEMBER 31, 1997............   7,700,000     19,577    11,378        (1,430)      29,525
  Comprehensive loss
     Net loss-- 1998....................                               (5)                        (5)
     Other comprehensive loss...........                                         (1,509)      (1,509)
                                                                                             -------
     Comprehensive loss.................                                                      (1,514)
  Common shares issued for business
     acquisition........................     218,000      1,964                                1,964
  Common shares issued for cash.........     130,000        903                                  903
  Common shares repurchased for cash....    (260,370)      (655)   (1,626)                    (2,281)
                                           ---------    -------   -------       -------      -------
BALANCE -- DECEMBER 31, 1998............   7,787,630     21,789     9,747        (2,939)      28,597
  Comprehensive income
     Net earnings -- 1999...............                            6,651                      6,651
     Other comprehensive income.........                                          1,771        1,771
                                                                                             -------
     Comprehensive income...............                                                       8,422
                                           ---------    -------   -------       -------      -------
BALANCE -- DECEMBER 31, 1999............   7,787,630     21,789    16,398        (1,168)      37,019
  Comprehensive income (unaudited)
     Net earnings -- Nine months ended
       September 30, 2000...............                            8,540                      8,540
     Other comprehensive loss...........                                         (1,050)      (1,050)
                                                                                             -------
     Comprehensive income...............                                                       7,490
     Common shares issued for cash......      11,270         76                                   76
     Compensatory stock options.........                    600                                  600
     Unearned compensation..............                   (363)                                (363)
                                           ---------    -------   -------       -------      -------
BALANCE -- SEPTEMBER 30, 2000
  (UNAUDITED)...........................   7,798,900    $22,102   $24,938       $(2,218)     $44,822
                                           =========    =======   =======       =======      =======

   The accompanying notes are an integral part of these financial statements.

                                 PTI GROUP INC.

                     CONSOLIDATED STATEMENTS OF CASH FLOWS
                                 (IN THOUSANDS)

                                          NINE-MONTH PERIOD ENDED
                                               SEPTEMBER 30,            PERIOD ENDED DECEMBER 31,
                                         -------------------------   -------------------------------
                                            2000          1999        1999       1998        1997
                                         -----------   -----------   -------   --------   ----------
                                         (UNAUDITED)   (UNAUDITED)   (YEAR)     (YEAR)    (358 DAYS)
CASH PROVIDED BY (USED IN)
OPERATING ACTIVITIES
  Net earnings (loss) for the period...   $  8,540       $ 5,884     $ 6,651   $     (5)   $ 11,378
  Items not affecting cash
     Depreciation......................      4,390         3,789       5,179      4,745       2,378
     Amortization of goodwill..........        562           669         892        992         531
     Deferred income taxes.............        463           287         325      1,118         971
     Loss (gain) on sale of
       equipment.......................         54           162         185         75          --
     Stock compensation................        237            --          --         --          --
     Special charge....................         --            --          --      5,263          --
                                          --------       -------     -------   --------    --------
                                            14,246        10,791      13,232     12,188      15,258
  Changes in operating assets and
     liabilities Trade accounts
     receivable........................      2,409          (141)     (3,984)     7,841      (4,006)
     Inventories.......................       (542)           71          77         50        (248)
     Prepaid expenses..................        380            37         334         76      (1,116)
     Trade accounts payable and accrued
       compensation....................         29        (1,827)     (4,439)    (1,452)        391
     Income taxes payable/receivable...      5,414           366        (410)    (1,063)        640
                                          --------       -------     -------   --------    --------
                                            21,936         9,297       4,810     17,640      10,919
                                          --------       -------     -------   --------    --------
INVESTING ACTIVITIES
  Purchase of property, plant and
     equipment.........................     (5,217)       (4,106)     (5,919)   (13,059)     (9,236)
  Business acquisitions................     (3,500)           --      (1,148)    (9,692)     (7,487)
  Proceeds from sale of equipment......      1,121           346       1,031      1,509         538
                                          --------       -------     -------   --------    --------
                                            (7,596)       (3,760)     (6,036)   (21,242)    (16,185)
                                          --------       -------     -------   --------    --------
FINANCING ACTIVITIES
  Bank indebtedness....................     (5,557)       (5,628)     (1,972)     1,633       7,156
  Increase in long-term debt...........      8,125         7,012       9,412      7,826          --
  Repayment of long-term debt..........    (14,251)       (7,364)     (7,864)    (2,862)     (1,891)
  Issuance of common shares............         76            --          --        903         737
  Repurchase of common shares..........         --            --          --     (2,281)         --
                                          --------       -------     -------   --------    --------
                                           (11,607)       (5,980)       (424)     5,219       6,002
                                          --------       -------     -------   --------    --------
EFFECT OF EXCHANGE RATE CHANGES ON
  CASH.................................       (101)           44          38        (48)        (37)
                                          --------       -------     -------   --------    --------
INCREASE (DECREASE) IN CASH............      2,632          (399)     (1,612)     1,569         699
CASH -- BEGINNING OF PERIOD............        656         2,268       2,268        699          --
                                          --------       -------     -------   --------    --------
CASH -- END OF PERIOD..................   $  3,288       $ 1,869     $   656   $  2,268    $    699
                                          ========       =======     =======   ========    ========

   The accompanying notes are an integral part of these financial statements.

                                 PTI GROUP INC.

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

1. ORGANIZATION AND BASIS OF PRESENTATION

     The Company was formed on January 8, 1997 as a result of the amalgamation of PTI Group Inc. and 712955 Alberta Ltd. ("Alberta"), a special purpose company formed to acquire PTI Group Inc. Alberta was capitalized with debt of $13,301,000 and share capital of $17,313,000. Alberta acquired 100% of the shares of PTI Group Inc. in a leveraged buyout transaction for cash consideration of $30,593,000 and the issuance of 2,814,000 common shares:

Net assets acquired, at assigned values (in thousands):
  Working capital...........................................  $  7,777
  Property, plant and equipment.............................    22,954
  Goodwill..................................................    21,957
  Long-term debt............................................   (16,438)
  Deferred income taxes.....................................    (4,130)
                                                              --------
                                                                32,120
Issuance of 2,814,000 Alberta shares........................    (1,527)
                                                              --------
                                                                30,593
Bank indebtedness acquired as part of working capital.......       783
                                                              --------
Net cash invested...........................................  $ 31,376
                                                              ========

     The acquisition was accounted for using the partial purchase method, under which new basis of accounting was utilized for 74.64% of net assets (representing the cash portion of the consideration) and predecessor basis of accounting was utilized for 25.36% of net assets.

     After the amalgamation, Alberta changed its' name to PTI Group Inc. ("PTI"). These financial statements reflect the results of PTI from January 8, 1997.

     The Company is a supplier of integrated housing, food, site management and logistics support services to remote sites utilized by natural resource and other industries primarily in Canada and the United States.

2. SIGNIFICANT ACCOUNTING POLICIES

     These consolidated financial statements have been prepared by management in accordance with United States generally accepted accounting principles. Management is required to make estimates and assumptions that affect the reported amounts of assets and liabilities at the date of the financial statements and the reported amounts of revenue and expenses during the reporting periods. Actual results could differ from these estimates. Significant estimates made by management include the estimated useful lives of property, plant, equipment and goodwill for purposes of depreciation and amortization. The consolidated financial statements have been prepared within the framework of the accounting policies summarized below.

  a)  Principles of consolidation

     The consolidated financial statements include the accounts of the company and its wholly owned subsidiary companies ("the Company"). All significant intercompany transactions and balances have been eliminated.

  b)  Revenue recognition

     Revenue from the sale of products is recognized upon delivery to the customer and revenue from the rental of products and delivery of services is recognized on performance.

                                 PTI GROUP INC.

     Revenue from manufacturing contracts in excess of three months is recognized by the percentage of completion method based on the percentage of total costs incurred to total expected costs. Provision for estimated losses, if any, is made in the period such losses are estimable.

  c)  Cash

     The Company considers cash to be all highly liquid investments with a maturity of three months or less at the date of original issue.

  d)  Inventories

     Inventories are valued at the lower of cost, determined on the first in, first out method and net realizable value.

  e)  Property, plant and equipment

     Property, plant and equipment is recorded at cost. Depreciation is calculated using the straight-line method over the estimated useful lives of the assets as follows:

Buildings...................................................        20 years
Rental equipment............................................  10 to 25 years
Vehicles -- transport.......................................        10 years
Vehicles -- service.........................................    3 to 5 years
Computer equipment..........................................         3 years

     Office and shop equipment are depreciated at 20% per annum using the diminishing balance method. Within rental equipment, installation costs related to open camps are depreciated over the terms of the related leases.

     The recoverability of the carrying value of property, plant and equipment is assessed, at a minimum annually, or whenever, in management's judgment, events or changes in circumstances indicate that the carrying value of such assets may not be recoverable based on estimated future cash flows.

  f)  Goodwill

     Goodwill is recorded at cost and amortized on a straight-line basis over 40 years. The recoverability of the carrying value of goodwill is assessed, at a minimum annually, or whenever, in management's judgement, events or changes in circumstances indicate that the carrying value may not be recoverable based on estimated future cash flows. Accumulated amortization was $2,977,000 (unaudited) at September 30, 2000 (December 31, 1999 -- $2,415,000; December 31,
1998 -- $1,523,000).

  g)  Income taxes

     The Company follows the liability method of accounting for income taxes. Under this method, current income taxes reflect the estimated income taxes payable for the current year. Deferred income tax assets and liabilities reflect temporary differences between the tax and accounting bases of assets and liabilities, as well as the benefit of losses available to be carried forward to future years for tax purposes, to the extent that they are likely to be realized.

  h)  Translation of foreign currencies

     These financial statements have been prepared using the U.S. dollar as the reporting currency. The functional currency for the Canadian, United States and Chilean operations is the local currency. The United

                                 PTI GROUP INC.

States dollar is the functional currency of the Company's Cypriot operations. Accordingly, the financial statements of the non-United States functional currency operations have been translated using the current rate method. Under this method, assets and liabilities denominated in foreign currencies are translated at the rates prevailing at the balance sheet date. Revenue and expenses are translated at weighted average rates throughout the year. Translation gains and losses are included in accumulated other comprehensive income (loss) and constitute the entire balance of this account. There is no resulting tax from these translation gains and losses.

     For all operations, gains or losses from remeasuring foreign currency transactions into the functional currency are included in income.

  i)  Concentration of credit risk

     The Company grants credit to some of its customers, which operate primarily in the oil and gas industry. The Company performs periodic credit evaluations of its customers' financial condition and generally does not require collateral. Allowances are maintained for potential credit losses; such credit losses have historically been within management's expectations.

  j)  Stock-based compensation

     Compensation expense relating to stock options issued to employees and directors is measured using the intrinsic value method of accounting. Pro-forma disclosures using the fair value method are provided in note 9.

  k)  Interim financial data

     The interim financial data as of September 30, 2000 and for the nine months ended September 30, 2000 and September 30, 1999 is unaudited. However, in the opinion of the Company, the interim data includes all adjustments, consisting only of normal recurring adjustments, necessary for a fair statement of the results for the interim periods.

3. INVENTORIES

     Inventories consist of (in thousands):

                                                                        DECEMBER 31,
                                                 SEPTEMBER 30,   ---------------------------
                                                     2000            1999           1998
                                                 -------------   ------------   ------------
                                                  (UNAUDITED)
Food and consumable supplies...................     $2,215          $2,512         $2,650
Accommodation construction materials and spare
  parts........................................      2,137           1,102          1,032
Rental repair parts and shop supplies..........        623             774            775
                                                    ------          ------         ------
                                                    $4,975          $4,388         $4,457
                                                    ======          ======         ======

                                 PTI GROUP INC.

4. PROPERTY, PLANT AND EQUIPMENT

     Property, plant and equipment consists of (in thousands):

                                                               SEPTEMBER 30, 2000
                                                        --------------------------------
                                                                  ACCUMULATED
                                                         COST     DEPRECIATION     NET
                                                        -------   ------------   -------
                                                                  (UNAUDITED)
Land..................................................  $ 1,104     $    --      $ 1,104
Buildings.............................................    3,285         565        2,720
Rental equipment......................................   54,321      12,945       41,376
Vehicles..............................................    2,267       1,098        1,169
Office, shop and computer equipment...................    3,739       1,206        2,533
                                                        -------     -------      -------
                                                        $64,716     $15,814      $48,902
                                                        =======     =======      =======

                                                               DECEMBER 31, 1999
                                                        --------------------------------
                                                                  ACCUMULATED
                                                         COST     DEPRECIATION     NET
                                                        -------   ------------   -------
Land..................................................  $ 1,152     $    --      $ 1,152
Buildings.............................................    3,417         357        3,060
Rental equipment......................................   49,269       9,843       39,426
Vehicles..............................................    2,375         910        1,465
Office, shop and computer equipment...................    2,837       1,042        1,795
                                                        -------     -------      -------
                                                        $59,050     $12,152      $46,898
                                                        =======     =======      =======

                                                               DECEMBER 31, 1998
                                                        --------------------------------
                                                                  ACCUMULATED
                                                         COST     DEPRECIATION     NET
                                                        -------   ------------   -------
Land..................................................  $   933      $   --      $   933
Buildings.............................................    2,601         214        2,387
Rental equipment......................................   40,823       5,083       35,740
Rental equipment under capital lease..................    1,705         265        1,440
Vehicles..............................................    2,287         509        1,778
Office, shop and computer equipment...................    1,898         602        1,296
                                                        -------      ------      -------
                                                        $50,247      $6,673      $43,574
                                                        =======      ======      =======

                                 PTI GROUP INC.

5. BANK INDEBTEDNESS

     On July 5, 2000, the Company signed an Amended and Restated Credit Agreement ("Amended Agreement") that includes a revolving operating credit facility with Canadian banks. A portion of the facility is designated as the overdraft facility and the remainder of the facility is restricted by a margin limit based on the level of trade accounts receivable and inventory. This facility is available to the Company through direct advances, subject to the limits, and at the interest rates as described:

                                      SEPTEMBER 30, 2000     DECEMBER 31, 1999     DECEMBER 31, 1998
                                      -------------------    ------------------    ------------------
                                        US          CDN        US         CDN        US         CDN
                                      DOLLARS     DOLLARS    DOLLARS    DOLLARS    DOLLARS    DOLLARS
                                      -------     -------    -------    -------    -------    -------
                                          (UNAUDITED)
                                                           (TABLE IN THOUSANDS)
Operating credit facility
  Maximum facility..................   9,954      15,000     17,313     25,000     16,260     25,000
  Maximum available after
     margining......................   9,705      14,626     11,670     16,851      9,688     14,896
  Amount drawn......................      --          --      7,373     10,647      2,935      4,513
                                      ------      ------     ------     ------     ------     ------
  Amount available..................   9,705      14,626      4,297      6,204      6,753     10,383
                                      ======      ======     ======     ======     ======     ======
Applicable interest rates
  Canadian prime based rate.........  7.50%+(0.00%-0.50%)          6.50%                 6.80%
  Bankers' acceptances based rate...  5.80%+(1.00%-1.50%)       5.20%+1.00%           5.10%+1.00%
  Libor advance rate................          n/a               5.80%+1.00%           5.10%+1.00%

     Included in bank indebtedness at December 31, 1999 was $200,000 outstanding under a $1,000,000 revolving credit facility with a US bank. This facility was available through direct advances with applicable U.S. interest rates being either prime based (8.50%+/-.25%) or Libor based (5.80%+2.25% to 3.25%). On
August 16, 2000, this facility was replaced by a new Credit Agreement ("Credit Agreement"), which includes a $2,000,000 revolving line of credit facility and a $2,000,000 non-revolving line of credit facility. The Credit Agreement is with the same bank with applicable U.S. interest rates being prime based (at September 30, 2000, 9.50%+/-0.25%) or Libor based (at September 30, 2000, 6.80%+1.75% to 2.50%). At September 30, 2000, $2,000,000 was drawn under the revolving line of credit facility.

     In 1998, an operating facility was in place with a bank in Chile for an amount up to the Chilean peso equivalent of $8,000,000. The facility was supported by an $8,000,000 standby letter of credit issued by the company's Canadian bank to the Chilean lender. Interest accrued at 2% above the daily average funding cost of the Chilean banking market (approximately 25% at December 31, 1998). At December 31, 1998, drawings of $6,615,000 were outstanding. This facility was fully paid off in 1999.

                                 PTI GROUP INC.

6. LONG-TERM DEBT

     Long-term debt consists of (in thousands):

                                               SEPTEMBER 30,    DECEMBER 31,    DECEMBER 31,
                                                   2000             1999            1998
                                               -------------    ------------    ------------
                                                (UNAUDITED)
Term revolving facility bank loan
  Canadian dollar denominated (Cdn$32.2
     million at September 30, 2000,
     Cdn$43.6 million at December 31, 1999,
     Cdn$21.0 million at December 31,
     1998).................................       $21,394         $30,188         $13,655
  United States dollar denominated.........            --           1,654           6,007
Acquisition facility bank loan.............            --              --           6,504
Mortgages..................................            --             972           1,246
Notes payable
  Canadian dollar denominated
     (Cdn$0.3 million at September 30, 2000
     and December 31, 1999,
     Cdn$nil at December 31, 1998).........           179             208              --
  United States dollar denominated.........         2,431           2,332           3,500
Term loan..................................         6,300           1,005              --
Obligations under capital leases...........           767             457           2,167
                                                  -------         -------         -------
                                                   31,071          36,816          33,079
Less: Current portion......................         6,502           5,384           5,794
                                                  -------         -------         -------
                                                  $24,569         $31,432         $27,285
                                                  =======         =======         =======

     Under the Amended Agreement, the scheduled loan repayments on the term revolving facility bank loan consist of quarterly installments of $866,000 (Cdn$1,250,000), with the first payment due on August 31, 2000. The current portion as of September 30, 2000 and December 31, 1999 has been recorded based on the terms of the Amended Agreement. The Company can apply surplus cash to the outstanding loan balance at any time. The unused portion of this facility was approximately $2,785,000 (Cdn$4,021,000) at December 31, 1999 and $663,000
(Cdn$1,020,000) at December 31, 1998.

     Amounts drawn against the term revolving facility are available through direct advances and bankers' acceptances. The interest rate depends on the ratio of the company's total debt to its earnings before interest, taxes, depreciation and amortization for the preceding 12 months and ranges from the Canadian prime rate (6.50% at December 31, 1999, 6.75% at December 31, 1998) plus .50% to 1.00%
for direct advances, and market rate (5.20% at December 31, 1999, 5.10% at December 31, 1998) plus stamping fees of 1.50% to 2.00% for bankers' acceptances.

     The Company fixed the interest rate at approximately 6.80% at December 31, 1999 (7.70% at December 31, 1998) on a portion of the term revolving facility bank loan utilizing an interest rate swap arrangement. The arrangement, for a notional amount of $1,731,000 at December 31, 1999 ($3,463,000 at December 31,
1998), reduced to $nil on March 31, 2000. The fair value of this arrangement approximates the carrying value.

     Collateral provided against the term revolving facility is a general security agreement, a fixed and floating charge debenture of $138,504,000 (Cdn$200,000,000) on the assets of the Company excluding existing priority charges described below, pledge of all shares directly held in the capital stock of subsidiaries, joint and

                                 PTI GROUP INC.

several guarantees from subsidiaries, assignment of accounts receivable, postponement of claim by the shareholders and assignment of insurance proceeds.

     The acquisition facility bank loan was a revolving term facility, which was fully drawn at December 31, 1998. In 1999, this facility was combined with the term revolving facility bank loan.

     Mortgages bore interest at approximately 7.50%, had annual payments of $160,000 and collateral was provided by related land and buildings, which had a net book value of $1,889,000 at December 31, 1999 and $1,839,000 at December 31, 1998.

     In connection with the acquisition of Norwel Developments Limited (note
10), the Company issued a promissory note in the amount of $202,000 (Cdn$300,000), repayable in ten equal semi-annual payments of $20,200 (Cdn$30,000) commencing May 7, 2000. This note bears interest at a floating rate of Canadian prime plus 1.00% and the Company has not provided collateral.

     In connection with the acquisition of General Marine Leasing, Inc.(note
10), the Company issued a promissory note in the amount of $3,500,000, repayable in three equal annual installments commencing June 16, 1999. At December 31, 1999, the balance outstanding was $2,332,000. This note bears interest at 7.00% and the Company has not provided collateral.

     In connection with the acquisition of International Quarters, L.L.C. (note
10), the Company issued a promissory note in the amount of $1,000,000, repayable in two equal annual payments of $500,000 commencing February 8, 2001. This note bears interest at 7.50% and the company has not provided collateral.

     In connection with the purchase of rental equipment, the Company issued a promissory note in the amount of $386,000, repayable monthly over three years commencing February 15, 2000. This note bears interest at 8.14% and the Company has not provided collateral.

     On August 16, 2000, under the Credit Agreement, a term loan was replaced by a $6,500,000 term loan facility. The scheduled loan repayments consist of monthly installments of $100,000, from September 1, 2000 through February 1, 2005, at which time the remaining balance is due. This loan bears interest at United States prime (at September 30, 2000, 9.50% +/-0.25%) or Libor (at September 30, 2000, 6.80% + 1.75% to 2.50%). Collateral provided is a first charge on certain assets in the United States.

     The previous term loan bore interest at 7.50%, and was repayable monthly over three years, commencing June 1999, with annual payments of $333,000. Collateral provided was a first charge on specified assets in the United States, up to the amount of the loan.

     Obligations under capital leases bear interest at 8.60%, have annual payments of $125,000 and collateral provided is the related equipment, which has a net book value approximating the obligation.

     Scheduled principal repayments of long-term debt are (in thousands):

2000.......................................................  $ 5,384
2001.......................................................    5,197
2002.......................................................    3,850
2003.......................................................    3,716
2004.......................................................    3,670
Thereafter.................................................   14,999
                                                             -------
                                                             $36,816
                                                             =======

                                 PTI GROUP INC.

     Minimum future lease obligations for capitalized leases, included in long-term debt are (in thousands):

2000........................................................  $ 125
2001........................................................    125
2002........................................................    125
2003........................................................    125
2004........................................................     67
                                                              -----
Total minimum lease payments................................  $ 567
Less amount representing interest...........................   (110)
                                                              -----
Present value of net minimum lease payments.................  $ 457
                                                              =====

7. INCOME TAXES

     The domestic and foreign components of earnings before income taxes consist of (in thousands):

                                           NINE MONTH PERIOD ENDED
                                                SEPTEMBER 30,                  DECEMBER 31,
                                          -------------------------   ------------------------------
                                             2000          1999        1999      1998        1997
                                          -----------   -----------   -------   -------   ----------
                                          (UNAUDITED)   (UNAUDITED)   (YEAR)    (YEAR)    (358 DAYS)
Domestic................................    $11,936       $5,697      $ 4,861   $11,565    $18,051
Foreign.................................      2,701        3,957        6,052    (6,086)       856
                                            -------       ------      -------   -------    -------
                                            $14,637       $9,654      $10,913   $ 5,479    $18,907
                                            =======       ======      =======   =======    =======

     The components of the provision for income taxes consist of (in thousands):

                                             NINE MONTH PERIOD ENDED
                                                  SEPTEMBER 30,                 DECEMBER 31,
                                            -------------------------   ----------------------------
                                               2000          1999        1999     1998       1997
                                            -----------   -----------   ------   ------   ----------
                                            (UNAUDITED)   (UNAUDITED)   (YEAR)   (YEAR)   (358 DAYS)
Current
  Domestic................................    $4,870        $1,816      $2,053   $3,553     $6,558
  Foreign.................................       764         1,667       1,884      813         --
                                              ------        ------      ------   ------     ------
                                               5,634         3,483       3,937    4,366      6,558
                                              ------        ------      ------   ------     ------
Deferred
  Domestic................................       460           496         561    1,268        971
  Foreign.................................         3          (209)       (236)    (150)        --
                                              ------        ------      ------   ------     ------
                                                 463           287         325    1,118        971
                                              ------        ------      ------   ------     ------
                                              $6,097        $3,770      $4,262   $5,484     $7,529
                                              ======        ======      ======   ======     ======

                                 PTI GROUP INC.

     Significant components of deferred tax assets and liabilities are as follows (in thousands):

                                                                         DECEMBER 31,
                                                       SEPTEMBER 30,   -----------------
                                                           2000         1999      1998
                                                       -------------   -------   -------
                                                        (UNAUDITED)
Deferred tax assets
  Property, plant and equipment......................     $   920      $   960   $   901
  Loss carryforwards.................................         430          448       354
  Valuation allowance................................      (1,350)      (1,408)   (1,255)
                                                          -------      -------   -------
                                                               --           --        --
                                                          -------      -------   -------
Deferred tax liabilities
  Inventories........................................         198          333       326
  Property, plant and equipment......................       9,343        9,096     8,268
                                                          -------      -------   -------
                                                            9,541        9,429     8,594
                                                          -------      -------   -------
Net deferred tax liability...........................     $ 9,541      $ 9,429   $ 8,594
                                                          =======      =======   =======

     Deferred tax assets relating to property, plant and equipment and loss carryforwards relate to the Company's Chilean operation. Since they can only be realized against income earned in Chile, a valuation allowance has been provided. The operating loss carryforwards of approximately $2,989,000 are available to reduce future years' taxable income, with no expiration date.

     The difference between the effective tax rate reflected in the provision for income taxes and the applicable statutory rate is as follows:

                                       NINE MONTH PERIOD ENDED
                                            SEPTEMBER 30,                 DECEMBER 31,
                                      -------------------------   ----------------------------
                                         2000          1999        1999     1998       1997
                                           %             %          %        %          %
                                      -----------   -----------   ------   ------   ----------
                                      (UNAUDITED)   (UNAUDITED)   (YEAR)   (YEAR)   (358 DAYS)
Combined Canadian federal and
  provincial income tax rate........     44.6          44.6        44.6     44.6       44.6
Manufacturing and processing profits
  deduction.........................     (3.3)         (2.7)       (2.7)   (16.1)      (5.3)
Non-deductible amortization.........      2.8           3.1         3.1      7.9        2.5
Foreign losses not recognized.......       --            --         0.3     71.7         --
Reduced foreign tax rates...........     (2.4)         (5.9)       (6.2)    (8.0)      (2.0)
                                         ----          ----        ----    -----       ----
Effective income tax rate...........     41.7          39.1        39.1    100.1       39.8
                                         ====          ====        ====    =====       ====

     Undistributed earnings of the Company's United States subsidiaries amounted to $3,088,000 and $271,000 at December 31, 1999 and December 31, 1998,
respectively. Those earnings are considered to be permanently reinvested and, accordingly, no provision for income taxes has been made. Distribution of these earnings in the form of dividends or otherwise may result in both Canadian federal taxes (subject to an adjustment for foreign tax credits) and withholding taxes payable in the United States.

                                 PTI GROUP INC.

8. SHARE CAPITAL

     The Company has authorized an unlimited number of common shares with no par value.

     The following table sets forth the weighted average basic and diluted shares outstanding for purposes of the earnings per share calculations:

                                         NINE MONTH PERIOD ENDED
                                              SEPTEMBER 30,                        DECEMBER 31,
                                        -------------------------   ------------------------------------------
                                           2000          1999           1999           1998           1997
                                        -----------   -----------   ------------   ------------   ------------
                                        (UNAUDITED)   (UNAUDITED)      (YEAR)         (YEAR)       (358 DAYS)
Denominator for basic earnings per
  share -- weighted average shares....   7,791,511     7,787,630     7,787,630      7,828,110      7,676,923
Effect of dilutive securities stock
  options.............................      13,098        12,379        12,423         16,103          2,132
                                         ---------     ---------     ---------      ---------      ---------
Denominator for diluted earnings per
  share...............................   7,804,609     7,800,009     7,800,053      7,844,213      7,679,055
                                         =========     =========     =========      =========      =========

9. STOCK OPTIONS

     At December 31, 1999 the Company has options outstanding to employees and directors as follows:

                                                                        WEIGHTED
                                           WEIGHTED     EXERCISABLE      AVERAGE
                               WEIGHTED     AVERAGE        AS OF        EXERCISE
   TOTAL                       AVERAGE     REMAINING    DECEMBER 31,    PRICE OF
OUTSTANDING     RANGE OF       EXERCISE   CONTRACTUAL       1999       EXERCISABLE
     #       EXERCISE PRICES    PRICE        LIFE            #           OPTIONS
-----------  ---------------   --------   -----------   ------------   -----------
                                          (IN YEARS)
  60,000      $3.46 - $6.93     $4.96        3.48          28,000         $3.46

     In March 2000, the Company granted additional options which expire August 31, 2005 as follows (unaudited):

                                               WEIGHTED
                                                AVERAGE
                                               REMAINING
                                WEIGHTED      CONTRACTUAL
   TOTAL                         AVERAGE        LIFE AT
OUTSTANDING     RANGE OF        EXERCISE     SEPTEMBER 30,
     #       EXERCISE PRICES      PRICE          2000
-----------  ---------------    --------     -------------
                                              (IN YEARS)
  70,000     $6.88 - $13.76      $10.56           4.92

     The following table summarizes option activity:

                                                                          WEIGHTED
                                                                           AVERAGE
                                                              NUMBER OF   EXERCISE
                                                               OPTIONS    PRICE PER
                                                                  #         SHARE
                                                              ---------   ---------
Balance -- January 8, 1997..................................        --
Options granted.............................................    28,000      $3.46
                                                               -------      -----
Balance -- December 31, 1997................................    28,000       3.46
                                                               =======      =====
Balance -- December 31, 1998................................    28,000       3.46
Options granted.............................................    32,000       6.28
                                                               -------      -----
Balance -- December 31, 1999................................    60,000       4.96
Options granted.............................................    70,000      10.56
                                                               -------      -----
Balance -- September 30, 2000 (unaudited)...................   130,000      $8.02
                                                               =======      =====

                                 PTI GROUP INC.

     Using the intrinsic value method of accounting, no compensation expense results from the granting of options to December 31, 1999. During the nine months ended September 30, 2000, options were granted at an exercise price below estimated fair market value at the date of the grant. These options result in compensation expense of $600,000 which is being amortized over 5 years.

     The per share weighted-average fair value of stock options granted during 1999 and 1997 was $7.22 and $3.92 on the date of grant using the Black-Scholes option-pricing model with the following weighted-average assumptions:
1999 -- risk-free interest rate of 4.60%, expected life of 5 years and expected volatility of 0.00%; 1997 -- risk-free interest rate of 5.00%, expected life of 5 years and expected volatility of 0.00%.

     Had the Company determined compensation cost based on the fair value at the date of grant for its stock options under SFAS 123, net earnings (loss) would have been $6,634,000 (basic EPS $0.86), $(9,000) (basic EPS $0.00), and
$11,374,000 (basic EPS $1.46) for the periods ended 1999, 1998 and 1997, respectively. These pro forma earnings reflect compensation cost amortized over the options' vesting period and may not be indicative of the effects in future years.

10. BUSINESS ACQUISITIONS

     On September 1, 1997, the Company formed a subsidiary company in Chile ("PTI Chile") to acquire all assets and operations of a Chilean company.

     On June 16, 1998, the Company acquired all outstanding shares of General Marine Leasing, Inc.

     On July 24, 1998, the Company acquired all outstanding shares of 465750 B.C. Ltd.

     On November 7, 1999, the Company acquired all outstanding shares of Norwel Developments Limited.

     These acquisitions were accounted for using the purchase method, with the results of operations included in the consolidated financial statements from the effective dates of purchase. Details of the acquisitions are as follows (in thousands):

                                                          GENERAL
                                                           MARINE    465750      NORWEL
                                                          LEASING,    B.C.    DEVELOPMENTS
                                              PTI CHILE     INC.      LTD.      LIMITED
                                              ---------   --------   ------   ------------
Net assets acquired, at assigned values:
  Working capital...........................   $   --     $ 1,301    $  260      $   --
  Property, plant and equipment.............    7,487       8,646     1,252         932
  Goodwill..................................       --       8,189        --         718
  Long-term debt............................       --        (295)       --          --
  Deferred income taxes.....................       --      (3,153)       --        (305)
                                               ------     -------    ------      ------
                                                7,487      14,688     1,512       1,345
Non-cash consideration
  Note payable to vendor....................       --      (3,500)       --        (202)
  Shares of PTI ............................       --      (1,964)       --          --
  Accounts payable..........................       --        (750)       --          --
                                               ------     -------    ------      ------
Cash consideration..........................    7,487       8,474     1,512       1,143
Less: Cash acquired.........................       --         239        55          (5)
                                               ------     -------    ------      ------
Net cash invested...........................   $7,487     $ 8,235    $1,457      $1,148
                                               ======     =======    ======      ======

     In 1999, contingent consideration of $750,000, based on the achievement of specified earnings levels, was recorded in full satisfaction of the acquisition of General Marine Leasing, Inc. This additional consideration was assigned to goodwill.

                                 PTI GROUP INC.

     The following table presents unaudited selected financial information for the Company and the above acquired companies on a pro forma basis, assuming the companies had been combined at the beginning of the year prior to the year of acquisition:

                                                                 DECEMBER 31,
                                                  ------------------------------------------
                                                      1999           1998           1997
                                                  ------------   ------------   ------------
Revenue (in thousands)..........................    $71,629        $91,443        $104,037
Net earnings (in thousands).....................      6,576            753          13,073
Basic earnings per share........................       0.84           0.09            1.79

     On February 28, 2000, the Company acquired substantially all the operating assets and business of International Quarters L.L.C. for cash consideration of $3.5 million and a note payable of $1.0 million. The acquisition has been accounted for as a purchase resulting in assigned amounts of $3.2 million for property, plant and equipment and goodwill of $1.3 million. The transaction does not have a material effect on the Company's results of operations.

11. SPECIAL CHARGE

     In the third quarter of 1998, the Company recorded an asset impairment provision of $5,263,000, with respect to its Chilean assets. The Chilean assets consisted primarily of temporary living accommodations on short term rental to various mining contractors in Chile. As a result of depressed copper prices, the majority of the projects were either delayed or cancelled by September 1998, and no other significant markets were available for these units. The fair value of the units was reassessed based on significantly reduced future cash flows, resulting in the write-down.

12. BUSINESS SEGMENTS AND GEOGRAPHIC AREAS

     The Company's operations consist of four segments: PTI Services, Travco, GML and Chile. The PTI Services segment provides logistics and support services to work crews in remote areas. These services include the transport and maintenance of modular mobile structures ("camps"), and the delivery and preparation of food and living services, collectively referred to as camp catering services. Travco manufactures camps for sale and for use by the PTI Services segment. GML provides camp catering services, including the manufacture of camps, with its operations conducted in the United States. The Chile segment provides camp rental, maintenance and logistics services to customers within Chile and neighbouring countries.

     Intersegment sales and services are accounted for at commercial prices and are eliminated on consolidation. The accounting policies of the reportable segments are the same as those described in the summary of significant accounting policies of the Company. The Company evaluates performance of each reportable segment based upon its operating earnings before depreciation and amortization.

     No single customer accounted for 10% or more of consolidated revenues during any of the periods presented.

                                 PTI GROUP INC.

     Summarized financial information is as follows (in thousands):

  Business Segments:

                                                 NINE-MONTH PERIOD ENDED SEPTEMBER 30, 2000 (UNAUDITED)
                                                ---------------------------------------------------------
                                                   PTI
                                                 SERVICES     TRAVCO        GML       CHILE       TOTAL
                                                ----------   ---------   ---------   --------   ---------
                                                                     (IN THOUSANDS)
Revenue.......................................    $60,483     $19,789     $ 9,264     $   --     $89,536
Intersegment eliminations.....................         --       6,135          --         --       6,135
                                                  -------     -------     -------     ------     -------
Revenue from external customers...............    $60,483     $13,654     $ 9,264     $   --     $83,401
                                                  =======     =======     =======     ======     =======
Operating earnings before depreciation and
  amortization................................     16,334       2,300       3,321         --      21,955
  Depreciation and amortization...............                                                     5,006
                                                                                                 -------
  Operating earnings..........................                                                    16,949
                                                                                                 -------
Capital expenditures..........................      2,904          53       2,260         --       5,217
Identifiable assets...........................     61,993       6,798      28,931      1,201      98,923

                                                  NINE-MONTH PERIOD ENDED SEPTEMBER 30, 1999 (UNAUDITED)
                                                 --------------------------------------------------------
                                                    PTI
                                                  SERVICES     TRAVCO       GML       CHILE       TOTAL
                                                 ----------   --------   ---------   --------   ---------
                                                                      (IN THOUSANDS)
Revenue........................................    $39,861     $5,182     $ 8,086     $  234     $53,363
Intersegment eliminations......................         --      1,204          --         --       1,204
                                                   -------     ------     -------     ------     -------
Revenue from external customers................    $39,861     $3,978     $ 8,086     $  234     $52,159
                                                   =======     ======     =======     ======     =======
Operating earnings (loss) before depreciation
  and amortization.............................     12,133        279       4,426       (112)     16,726
Depreciation and amortization..................                                                    4,620
                                                                                                 -------
Operating earnings.............................                                                   12,106
                                                                                                 -------
Capital expenditures...........................      1,382         --       2,724         --       4,106
Identifiable assets............................     67,879      4,005      17,441      2,040      91,365

                                                          YEAR ENDED DECEMBER 31, 1999
                                                 ----------------------------------------------
                                                   PTI
                                                 SERVICES   TRAVCO     GML     CHILE     TOTAL
                                                 --------   ------   -------   ------   -------
Revenue........................................  $53,614    $8,515   $10,859   $  237   $73,225
Intersegment eliminations......................       --     2,719        --       --     2,719
                                                 -------    ------   -------   ------   -------
Revenue from external customers................  $53,614    $5,796   $10,859   $  237   $70,506
                                                 =======    ======   =======   ======   =======
Operating earnings (loss) before depreciation
  and amortization.............................   14,040       578     5,879     (174)   20,323
Depreciation and amortization..................                                           6,256
                                                                                        -------
Operating earnings.............................                                          14,067
                                                                                        -------
Capital expenditures...........................    2,785        24     3,110       --     5,919
Identifiable assets............................   73,884     4,176    17,828    1,210    97,098

                                 PTI GROUP INC.

                                                         YEAR ENDED DECEMBER 31, 1998
                                               ------------------------------------------------
                                                 PTI
                                               SERVICES   TRAVCO      GML      CHILE     TOTAL
                                               --------   -------   -------   -------   -------
Revenue......................................  $67,652    $12,258   $ 6,060   $ 3,807   $89,777
Intersegment eliminations....................       --      3,343        --        --     3,343
                                               -------    -------   -------   -------   -------
Revenue from external customers..............  $67,652    $ 8,915   $ 6,060   $ 3,807   $86,434
                                               =======    =======   =======   =======   =======
Operating earnings (loss) before
  depreciation, amortization and special
  charge.....................................   18,612        695     2,409    (1,426)   20,290
Depreciation and amortization................                                             5,812
Special charge...............................                                   5,263     5,263
                                                                                        -------
Operating earnings...........................                                             9,215
                                                                                        -------
Capital expenditures.........................   10,418        127     1,318     1,196    13,059
Identifiable assets..........................   66,337      3,108    16,245     3,671    89,361

                                                    358 DAY PERIOD ENDED DECEMBER 31, 1997
                                               ------------------------------------------------
                                                 PTI
                                               SERVICES   TRAVCO      GML     CHILE     TOTAL
                                               --------   -------   -------   ------   --------
Revenue......................................  $67,503    $30,909   $    --   $3,506   $101,918
Intersegment eliminations....................       --      7,043        --       --      7,043
                                               -------    -------   -------   ------   --------
Revenue from external customers..............  $67,503    $23,866   $    --   $3,506   $ 94,875
                                               =======    =======   =======   ======   ========
Operating earnings before depreciation and
  amortization...............................   18,161      4,817        --      827     23,805
Depreciation and amortization................                                             2,909
                                                                                       --------
Operating earnings...........................                                            20,896
                                                                                       --------
Capital expenditures.........................    8,796        440        --       --      9,236
Identifiable assets..........................   66,695      4,137        --    9,434     80,266

  Geographic Areas:

                                               NINE-MONTH PERIOD ENDED SEPTEMBER 30, 2000 (UNAUDITED)
                                              --------------------------------------------------------
                                               UNITED
                                               STATES     CANADA     OTHER    ELIMINATIONS     TOTAL
                                              --------   --------   -------   -------------   --------
                                                                   (IN THOUSANDS)
Revenues from:
  Unaffiliated customers....................  $10,111    $70,586    $2,704        $  --       $83,401
  Inter area sales..........................       --        609        --         (609)           --
                                              -------    -------    ------        -----       -------
          Total revenue.....................  $10,111    $71,195    $2,704        $(609)      $83,401
                                              =======    =======    ======        =====       =======
Long-lived assets...........................   23,442     52,066     1,195           --        76,703

                                               NINE-MONTH PERIOD ENDED SEPTEMBER 30, 1999 (UNAUDITED)
                                              --------------------------------------------------------
                                               UNITED
                                               STATES     CANADA     OTHER    ELIMINATIONS     TOTAL
                                              --------   --------   -------   -------------   --------
                                                                   (IN THOUSANDS)
Revenues from:
  Unaffiliated customers....................  $ 8,445    $41,129    $2,585        $  --       $52,159
  Inter area sales..........................       --        692        --         (692)           --
                                              -------    -------    ------        -----       -------
          Total revenue.....................  $ 8,445    $41,821    $2,585        $(692)      $52,159
                                              =======    =======    ======        =====       =======
Long-lived assets...........................   17,409     51,594     1,456           --        70,459

                                 PTI GROUP INC.

                                                         YEAR ENDED DECEMBER 31, 1999
                                              ---------------------------------------------------
                                              UNITED
                                              STATES    CANADA    OTHER    ELIMINATIONS    TOTAL
                                              -------   -------   ------   ------------   -------
Revenues from:
  Unaffiliated customers....................  $11,417   $55,333   $3,756      $  --       $70,506
  Inter area sales..........................       --       888       --       (888)           --
                                              -------   -------   ------      -----       -------
          Total revenue.....................  $11,417   $56,221   $3,756      $(888)      $70,506
                                              =======   =======   ======      =====       =======
Long-lived assets...........................   17,277    56,408    1,248         --        74,933

                                                         YEAR ENDED DECEMBER 31, 1998
                                              ---------------------------------------------------
                                              UNITED
                                              STATES    CANADA    OTHER    ELIMINATIONS    TOTAL
                                              -------   -------   ------   ------------   -------
Revenues from:
  Unaffiliated customers....................  $ 7,027   $72,186   $7,221     $    --      $86,434
  Inter area sales..........................       --     1,334       --      (1,334)          --
                                              -------   -------   ------     -------      -------
          Total revenue.....................  $ 7,027   $73,520   $7,221     $(1,334)     $86,434
                                              =======   =======   ======     =======      =======
Long-lived assets...........................   14,567    52,760    1,772          --       69,099

                                                    358 DAY PERIOD ENDED DECEMBER 31, 1997
                                              ---------------------------------------------------
                                              UNITED
                                              STATES    CANADA    OTHER    ELIMINATIONS    TOTAL
                                              -------   -------   ------   ------------   -------
Revenues from:
  Unaffiliated customers....................  $   112   $87,521   $7,242     $    --      $94,875
  Inter area sales..........................       --     2,492       --      (2,492)          --
                                              -------   -------   ------     -------      -------
          Total revenue.....................  $   112   $90,013   $7,242     $(2,492)     $94,875
                                              =======   =======   ======     =======      =======
Long-lived assets...........................       --    49,294    6,680          --       55,974

13. STATEMENTS OF CASH FLOWS

     The following information supplements the Consolidated Statements of Cash Flows (in thousands):

                                             NINE-MONTH PERIOD ENDED
                                                  SEPTEMBER 30,                 DECEMBER 31,
                                            -------------------------   ----------------------------
                                               2000          1999        1999     1998       1997
                                            -----------   -----------   ------   ------   ----------
                                            (UNAUDITED)   (UNAUDITED)   (YEAR)   (YEAR)   (358 DAYS)
Cash paid during the period for:
  Interest................................    $2,227        $2,198      $2,504   $1,950     $1,605
  Income taxes............................       871         3,653       4,286    5,253      6,027

14. FINANCIAL INSTRUMENTS

     Financial instruments include cash, trade accounts receivable, income taxes receivable, current liabilities other than deferred tax liabilities and long-term debt.

     The carrying value of the above noted current items approximate their fair value due to their short-term maturity. The carrying value of long-term debt approximates its fair value as it primarily bears interest at floating or short-term fixed rates.

     Trade accounts receivable include balances from a large number of customers. The company assesses the credit worthiness of its customers on an ongoing basis as well as monitoring the amount and age of balances outstanding, and views the credit risks on these amounts as normal for the industry.

                                 PTI GROUP INC.

     The Company is exposed to foreign currency fluctuations in relation to its foreign operations and also has trade accounts receivable and long-term debt denominated in foreign currencies; however, the Company does not believe these exposures are material to its overall operations. The Company has entered into forward exchange contracts to minimize its exposure to fluctuations in foreign exchange rates on trade accounts receivable. Gains and losses on forward exchange contracts are included in earnings on settlement. There are no contracts outstanding at December 31, 1999 and 1998.

     The Company utilizes financial instruments to reduce its exposure to fluctuations in interest rates. Gains and losses on interest rate swaps (note 6) are taken to income throughout the period of the arrangements. As at December 31, 1999, 81% of the Company's total long-term debt was in floating rate or short-term fixed borrowings, meaning an assumed 1% change in market interest rates would affect interest expense by approximately $298,000 on an annualized basis.

15. CONTINGENCIES

     The Company is involved in various claims and pending or threatened legal actions involving a variety of matters. The total liability on these matters at December 31, 1999 cannot be determined; however, in the opinion of management, any ultimate liability, to the extent not otherwise provided for, should not materially affect the financial position, liquidity or results of operations of the company.

16. RECENTLY ISSUED ACCOUNTING STANDARDS

     In June 1998, Financial Accounting Standards Board issued Statement No. 133, Accounting for Derivative Instruments and Hedging Activities, subsequently amended by FAS 138. The Company expects to adopt the new Statement effective January 1, 2001. The Statement will require the Company to recognize all derivatives on the balance sheet at fair value. The Company has not completed its evaluation but currently does not anticipate that the adoption of this Statement will have a significant effect on its results of operations or financial position.

     In December 1999, the Securities and Exchange Commission issued Staff Accounting Bulletin no. 101 (as amended), relating to revenue recognition. The Company has not determined the potential impact of this pronouncement on its results of operations.

17. SUBSEQUENT EVENT

     The Company has entered into a combination agreement with Oil States International, Inc., HWC Energy Services Inc. and Sooner Inc. to combine the four companies. The terms of the agreement provide for the exchange of 100% of the PTI common shares for cash, Oil States International, Inc. common shares or PTI exchangeable shares, which can be converted into Oil States International, Inc. common shares. The merger has been approved by the board of directors of PTI and is subject to various conditions, including approvals by the shareholders of all companies and regulatory approvals in both the United States and Canada.

                  HWC ENERGY SERVICES, INC., AND SUBSIDIARIES

                      UNAUDITED CONSOLIDATED BALANCE SHEET
                       (IN THOUSANDS, EXCEPT SHARE DATA)

                                                               SEPTEMBER 30,
                                                                   2000
                                                               -------------
                                                                (UNAUDITED)

CURRENT ASSETS:
  Cash and cash equivalents.................................     $    756
  Accounts receivable, net of allowance for doubtful
     accounts of $185.......................................       14,841
  Prepaid expenses and other current assets.................        1,978
                                                                 --------
          Total current assets..............................       17,575
PROPERTY AND EQUIPMENT, net.................................       52,025
GOODWILL, net...............................................       32,704
OTHER LONG-TERM ASSETS......................................          565
                                                                 --------
          Total assets......................................     $102,869
                                                                 ========

CURRENT LIABILITIES:
  Current maturities of long-term debt......................     $  7,533
  Accounts payable and accrued expenses.....................        6,411
  Income taxes payable......................................           73
  Additional purchase price consideration due for prior
     acquisition............................................        2,120
  Other current liabilities.................................          970
                                                                 --------
          Total current liabilities.........................       17,107
BANK DEBT...................................................       22,525
NOTES PAYABLE TO FORMER OWNERS..............................        7,979
CONVERTIBLE NOTES PAYABLE...................................          500
DEFERRED TAX LIABILITY......................................       10,893
OTHER LIABILITIES...........................................          207
                                                                 --------
          Total liabilities.................................       59,211
COMMITMENTS AND CONTINGENCIES:
REDEEMABLE PREFERRED STOCK:
  Par value $.01, 5,800 shares authorized, 4,862 issued and
     outstanding at September 30, 2000; $5,143 aggregate
     liquidation preference at September 30, 2000...........        5,143
STOCKHOLDERS' EQUITY:
  Common stock, $.01 per share par value, 1,000,000 shares
     authorized, 33,568 shares issued and outstanding as of
     September 30, 2000.....................................           --
  Additional paid-in capital................................       38,051
  Currency translation adjustment...........................           45
  Retained earnings.........................................          419
                                                                 --------
          Total stockholders' equity........................       38,515
                                                                 --------
          Total liabilities and stockholders' equity........     $102,869
                                                                 ========

  The accompanying notes are an integral part of these consolidated financial statements.

                  HWC ENERGY SERVICES, INC., AND SUBSIDIARIES

                UNAUDITED CONSOLIDATED STATEMENTS OF OPERATIONS
                                 (IN THOUSANDS)

                                                                  NINE MONTHS ENDED
                                                                    SEPTEMBER 30,
                                                              -------------------------
                                                                 2000          1999
                                                              -----------   -----------
                                                              (UNAUDITED)   (UNAUDITED)
REVENUES....................................................    $56,391       $29,080
COST OF SERVICES:
  Operating costs...........................................     34,251        18,285
  Depreciation and amortization.............................      5,735         4,801
                                                                -------       -------
          Gross profit......................................     16,405         5,994
SELLING, GENERAL AND ADMINISTRATIVE EXPENSES................      9,728         6,614
                                                                -------       -------
          Income (loss) from operations.....................      6,677          (620)
OTHER:
  Equity in net income of affiliate.........................         52            31
  Interest income...........................................        136            25
  Interest expense..........................................     (2,563)       (1,832)
  Other income (expense)....................................        (12)          (52)
                                                                -------       -------
INCOME (LOSS) BEFORE INCOME TAXES...........................      4,290        (2,448)
PROVISION (BENEFIT) FOR INCOME TAXES........................      1,770          (519)
                                                                -------       -------
NET INCOME (LOSS) BEFORE PREFERRED DIVIDENDS................      2,520        (1,929)
PREFERRED STOCK DIVIDENDS...................................       (246)         (106)
                                                                -------       -------
NET INCOME (LOSS) ATTRIBUTABLE TO COMMON STOCKHOLDERS.......    $ 2,274       $(2,035)
                                                                =======       =======
NET INCOME (LOSS) PER SHARE:
  Basic.....................................................    $ 67.87       $(60.78)
                                                                =======       =======
  Diluted...................................................    $ 55.82       $(60.78)
                                                                =======       =======
WEIGHTED AVERAGE SHARES OUTSTANDING:
  Basic.....................................................     33,504        33,484
                                                                =======       =======
  Diluted...................................................     45,144        33,484
                                                                =======       =======

  The accompanying notes are an integral part of these consolidated financial statements.

                  HWC ENERGY SERVICES, INC., AND SUBSIDIARIES

                UNAUDITED CONSOLIDATED STATEMENTS OF CASH FLOWS
                                 (IN THOUSANDS)

                                                               NINE MONTHS ENDED
                                                                 SEPTEMBER 30,
                                                              -------------------
                                                                2000       1999
                                                              --------   --------
CASH FLOWS FROM OPERATING ACTIVITIES:
  Cash received from customers..............................  $ 54,935   $ 28,510
  Cash paid to suppliers and employees......................   (44,590)   (26,908)
  Cash paid for interest....................................    (2,622)    (1,912)
  Cash paid for income taxes................................    (2,153)      (904)
  Other.....................................................       137         (5)
                                                              --------   --------
          Net cash provided by (used in) operating
           activities.......................................     5,707     (1,219)
                                                              --------   --------
CASH FLOWS FROM INVESTING ACTIVITIES:
  Purchase of fixed assets..................................    (4,337)    (1,810)
  Cash used in acquisitions, net of cash acquired...........        --     (2,337)
  Other.....................................................       237        176
                                                              --------   --------
          Net cash used in investing activities.............    (4,100)    (3,971)
                                                              --------   --------
CASH FLOWS FROM FINANCING ACTIVITIES:
  Increase in debt..........................................     3,509      7,452
  Repayment of debt.........................................    (5,335)    (5,072)
  Issuance of preferred stock...............................        --      2,145
  Other.....................................................       (48)        --
                                                              --------   --------
          Net cash provided by (used in) financing
           activities.......................................    (1,874)     4,525
                                                              --------   --------
NET CHANGE IN CASH AND CASH EQUIVALENTS:....................      (267)      (665)
CASH AND CASH EQUIVALENTS, beginning of period..............     1,023      1,142
                                                              --------   --------
CASH AND CASH EQUIVALENTS, end of period....................  $    756   $    477
                                                              ========   ========
RECONCILIATION OF NET INCOME TO NET CASH PROVIDED BY
OPERATING ACTIVITIES:
  Net income (loss).........................................  $  2,520   $ (1,929)
  Depreciation and amortization.............................     5,735      4,801
  Equity in earnings of affiliates..........................       (52)       (31)
  Other.....................................................        77       (719)
  Deferred taxes............................................      (509)      (218)
  Change in current assets and liabilities-
     Increase (decrease) in accounts receivable.............    (1,457)      (570)
     Increase in prepaid expenses and other current
      assets................................................      (341)       370
     Increase (decrease) in accounts payable and accrued
      expenses..............................................      (403)    (1,126)
     Increase (decrease) in income taxes payable............       126       (704)
     Increase (decrease) in other current liabilities.......        11     (1,093)
                                                              --------   --------
          Net cash provided by (used in) operating
           activities.......................................  $  5,707   $ (1,219)
                                                              ========   ========
NONCASH TRANSACTIONS:
  Issuance of debt for assets...............................        --   $    820
  Stock dividend issued on redeemable preferred stock.......  $    163        106
  Accrual of additional purchase price consideration due for
     prior acquisition......................................     2,120         --

  The accompanying notes are an integral part of these consolidated financial statements.

                  HWC ENERGY SERVICES, INC., AND SUBSIDIARIES

              NOTES TO UNAUDITED CONSOLIDATED FINANCIAL STATEMENTS

1. ORGANIZATION AND BASIS OF PRESENTATION

     The accompanying unaudited consolidated financial statements of the Company and its wholly-owned subsidiaries have been prepared pursuant to the rules and regulations of the Securities and Exchange Commission. Information in footnote disclosures normally included in financial statements prepared in accordance with generally accepted accounting principles have been condensed or omitted pursuant to these rules and regulations. The unaudited consolidated financial statements included in this report reflect all the adjustments, consisting of normal recurring accruals, which the Company considers necessary for a fair presentation of the results of operations for the interim periods covered and for the financial condition of the Company at the date of the interim balance sheet. Results for the interim periods are not necessarily indicative of results for the year.

     The financial statements included in this report should be read in conjunction with the Company's 1999 audited consolidated financial statements and accompanying notes included elsewhere herein.

2. ACQUISITIONS

     On March 31, 1999, the Company completed the acquisition of all of the outstanding stock of C&H Rental Tools, Inc., and C&H Specialty Company, Inc. (collectively, C&H). The Company paid cash of approximately $2.4 million and $820,000 in subordinated promissory notes. C&H provides rental equipment for drilling and workover operations in Louisiana and offshore in the Gulf of Mexico. In addition, the C&H purchase agreement provides for the payment of contingent consideration based on the earnings of the acquired business during the period from January 1, 1999, through December 31, 2000. Payment on the contingent consideration is due by March 31, 2001. Any contingent consideration will be based on an agreed-upon percentage of earnings above targeted levels and could total a maximum of $2,120,000. The contingent consideration is not included in the acquisition cost total above but will be recorded when future earnings requirements are met. In the second quarter of 2000, the earnings of the acquired business met specified targets and the Company recorded additional consideration and a liability to the former C&H owners of $2,120,000.

     Effective on November 30, 1999, the Company completed the acquisition of 12 snubbing units and related equipment from two unrelated vendors for total consideration of $3.7 million cash and subordinated notes held by one of the vendors in the amount of $4.5 million. The snubbing units are similar to those currently operated by the Company and were located in Europe, Africa, the Middle East and Canada when acquired. The purchase agreement contained a preestablished rate which would be charged to the buyers upon future leasing of the equipment and such amounts paid by the buyers will be applied as payment of the debt obligations.

                  HWC ENERGY SERVICES, INC., AND SUBSIDIARIES

3. PROPERTY AND EQUIPMENT

     The Company's property and equipment consists of the following at September 30, 2000 (unaudited) (in thousands):

                                                              ESTIMATED
                                                                LIVES
                                                              (IN YEARS)
                                                              ----------
Land........................................................               $   684
Rental tools................................................      5-7       24,682
Equipment...................................................     5-13       33,471
Buildings and improvements..................................       25        4,073
Vehicles....................................................      3-5        1,591
Furniture, fixtures and equipment...........................        5        1,199
                                                                           -------
                                                                            65,700
Less- Accumulated depreciation..............................                13,675
                                                                           -------
          Property and equipment, net.......................               $52,025
                                                                           =======

4. COMMITMENTS AND CONTINGENCIES

  Litigation

     The Company is involved in legal actions arising in the ordinary course of business. Management does not believe the outcome of such legal actions will have a material adverse effect on the Company's financial position.

  Insurance

     The Company carries a broad range of insurance coverage, including general and business auto liability, commercial property, workers' compensation and a general umbrella policy.

5. FINANCIAL INSTRUMENTS

     The Company's financial instruments consist of cash and cash equivalents, accounts receivable, accounts payable and debt. The carrying value of those instruments reported in the balance sheet are considered to estimate their respective fair values based on comparisons to market rates having the same or similar maturities and collateral requirements offered to the Company. Management believes the carrying amounts of these accounts approximate fair value as of September 30, 2000.

6. RISK CONCENTRATION

     The Company has material receivables, denominated in U.S. dollars, from various Venezuelan customers. The Company's policy is to manage its exposure to credit risk through credit approvals and limits. Historically, write-offs for doubtful accounts have been insignificant.

7. INDUSTRY SEGMENT INFORMATION

     The Company has three operating business segments: the hydraulic well control segment, the specialty rental tool segment, and the oil and gas well drilling segment. The hydraulic well control segment provides hydraulic workover (snubbing) units and crews for emergency well control situations and in selected markets, various hydraulic well control solutions involving well drilling and workover and completion activities. The specialty rental tool segment provides rental equipment for drilling and workover operations. The oil and gas well drilling segment includes the operation of 12 shallow well land drilling rigs with

                  HWC ENERGY SERVICES, INC., AND SUBSIDIARIES automated pipe handling. The Company's nonoperating segment consists of corporate activities and minority investment in an unconsolidated subsidiary. The segments of the Company are based on the groupings of similar businesses acquired since the inception of the Company in 1997.

     The accounting policies of the segments are the same as those described in the summary of significant accounting policies in the Company's audited financials appearing elsewhere herein. There are no intersegment sales. Information about the Company's segments are as follows:

                      STATEMENT OF OPERATIONS INFORMATION

                                                              NINE MONTHS ENDED
                                                                SEPTEMBER 30,
                                                              -----------------
                                                               2000      1999
                                                              -------   -------
                                                               (IN THOUSANDS)
Revenues --
  Hydraulic well control....................................  $22,696   $11,891
  Specialty rental tools....................................   19,837    11,604
  Oil and gas well drilling.................................   13,858     5,585
                                                              -------   -------
                                                              $56,391   $29,080
                                                              =======   =======
Income (loss) from operations
  Hydraulic well control....................................  $ 2,037   $  (602)
  Specialty rental tools....................................    3,506       725
  Oil and gas well drilling.................................    1,692      (275)
  General corporate.........................................     (558)     (468)
                                                              -------   -------
                                                              $ 6,677   $  (620)
                                                              =======   =======

                    REPORT OF INDEPENDENT PUBLIC ACCOUNTANTS

To the Board of Directors and Stockholders of HWC Energy Services, Inc., and
Subsidiaries:

     We have audited the accompanying consolidated balance sheets of HWC Energy Services, Inc. (a Texas corporation), and subsidiaries as of December 31, 1999 and 1998, and the related consolidated statements of operations, stockholders' equity and cash flows for the years ended December 31, 1999 and 1998, and the period from November 14, 1997 (Inception) through December 31, 1997. These consolidated financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these consolidated financial statements based on our audits.

     We conducted our audits in accordance with auditing standards generally accepted in the United States. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

     In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the consolidated financial position of HWC Energy Services, Inc., and subsidiaries as of December 31, 1999 and 1998, and the results of their operations and their cash flows for the years ended December 31, 1999 and 1998, and for the period from November 14, 1997 (Inception) through December 31, 1997, in conformity with accounting principles generally accepted in the United States.

                                            ARTHUR ANDERSEN LLP

Houston, Texas
July 14, 2000

                  HWC ENERGY SERVICES, INC., AND SUBSIDIARIES

                          CONSOLIDATED BALANCE SHEETS
                       (IN THOUSANDS, EXCEPT SHARE DATA)

                                                                 DECEMBER 31,
                                                              ------------------
                                                                1999      1998
                                                              --------   -------
                                     ASSETS

CURRENT ASSETS:
  Cash and cash equivalents.................................  $  1,023   $ 1,142
  Accounts receivable, net of allowance for doubtful
     accounts of $296 and $204, respectively................    13,373     7,684
  Prepaid expenses and other current assets.................     1,635     1,508
                                                              --------   -------
          Total current assets..............................    16,031    10,334
PROPERTY AND EQUIPMENT, net.................................    52,914    44,324
GOODWILL, net...............................................    31,203    30,404
OTHER LONG-TERM ASSETS......................................       580       606
                                                              --------   -------
          Total assets......................................  $100,728   $85,668
                                                              ========   =======

                      LIABILITIES AND STOCKHOLDERS' EQUITY

CURRENT LIABILITIES:
  Current maturities of long-term debt......................  $  4,017   $ 6,445
  Accounts payable and accrued expenses.....................     7,066     4,913
  Income taxes payable......................................        --       688
  Deferred income tax liabilities...........................        --        98
  Other current liabilities.................................       812     1,527
                                                              --------   -------
          Total current liabilities.........................    11,895    13,671
BANK DEBT...................................................    23,606    15,015
NOTES PAYABLE TO FORMER OWNERS..............................    12,210     7,655
CONVERTIBLE NOTES PAYABLE...................................       500       500
DEFERRED TAX LIABILITIES....................................    11,401    10,392
OTHER LIABILITIES...........................................       129        --
                                                              --------   -------
          Total liabilities.................................    59,741    47,233
COMMITMENTS AND CONTINGENCIES
REDEEMABLE PREFERRED STOCK
  Par value $.01, 5,800 shares authorized, 4,795 shares
     issued and outstanding at December 31, 1999; $4,914
     aggregate liquidation preference at December 31,
     1999...................................................     4,914        --
STOCKHOLDERS' EQUITY:
  Common stock, $.01 par value, 1,000,000 shares authorized,
     33,484 shares issued and outstanding as of December 31,
     1999 and 1998..........................................        --        --
  Additional paid-in capital................................    37,925    37,925
  Cumulative translation adjustment.........................         4        --
  Retained earnings (deficit)...............................    (1,856)      510
                                                              --------   -------
          Total stockholders' equity........................    36,073    38,435
                                                              --------   -------
          Total liabilities and stockholders' equity........  $100,728   $85,668
                                                              ========   =======

  The accompanying notes are an integral part of these consolidated financial statements.

                  HWC ENERGY SERVICES, INC., AND SUBSIDIARIES

                     CONSOLIDATED STATEMENTS OF OPERATIONS
                                 (IN THOUSANDS)

                                                                                    FOR THE
                                                                                  PERIOD FROM
                                                                                  NOVEMBER 14,
                                                                                      1997
                                                                 YEAR ENDED       (INCEPTION),
                                                                DECEMBER 31,        THROUGH
                                                              -----------------   DECEMBER 31,
                                                               1999      1998         1997
                                                              -------   -------   ------------
REVENUES....................................................  $42,274   $42,616      $7,459
COST OF SERVICES:
  Operating costs...........................................   26,848    27,885       4,561
  Depreciation and amortization.............................    6,543     4,650         304
                                                              -------   -------      ------
          Gross profit......................................    8,883    10,081       2,594
SELLING, GENERAL AND ADMINISTRATIVE EXPENSES................    9,364     7,408         827
                                                              -------   -------      ------
          Income (loss) from operations.....................     (481)    2,673       1,767
OTHER:
  Equity in earnings of affiliate...........................       52        87          --
  Interest income...........................................       36       235          12
  Interest expense..........................................   (2,565)   (2,507)       (225)
  Other income (expense)....................................      (40)       28        (368)
                                                              -------   -------      ------
INCOME (LOSS) BEFORE INCOME TAXES...........................   (2,998)      516       1,186
PROVISION (BENEFIT) FOR INCOME TAXES........................     (753)      550         642
                                                              -------   -------      ------
NET INCOME (LOSS) BEFORE PREFERRED DIVIDENDS................   (2,245)      (34)        544
PREFERRED STOCK DIVIDENDS...................................     (121)       --          --
                                                              -------   -------      ------
NET INCOME (LOSS) ATTRIBUTABLE TO COMMON STOCKHOLDERS.......  $(2,366)  $   (34)     $  544
                                                              =======   =======      ======
NET INCOME (LOSS) PER SHARE -- BASIC AND DILUTED............  $(70.66)  $ (1.13)     $25.52
                                                              =======   =======      ======
WEIGHTED AVERAGE SHARES OUTSTANDING.........................   33,484    30,095      21,319
                                                              =======   =======      ======

  The accompanying notes are an integral part of these consolidated financial statements.

                  HWC ENERGY SERVICES, INC., AND SUBSIDIARIES

                CONSOLIDATED STATEMENTS OF STOCKHOLDERS' EQUITY
                       (IN THOUSANDS, EXCEPT SHARE DATA)

                                       COMMON STOCK     ADDITIONAL   CUMULATIVE    RETAINED
                                     ----------------    PAID-IN     TRANSLATION   EARNINGS
                                     SHARES   AMOUNT     CAPITAL     ADJUSTMENT    (DEFICIT)    TOTAL
                                     ------   -------   ----------   -----------   ---------   -------
BALANCE, November 14, 1997
(Inception)........................      --   $    --      $ --         $ --        $    --    $    --
SALE OF STOCK FOR CASH.............  20,400    20,400        --           --             --     20,400
ISSUANCE OF STOCK IN ACQUISITION
TRANSACTION........................   3,600     3,600        --           --             --      3,600
NET INCOME.........................      --        --        --           --            544        544
                                     ------   -------      ----         ----        -------    -------
BALANCE, December 31, 1997.........  24,000    24,000        --           --            544     24,544
SALE OF STOCK TO EXISTING
STOCKHOLDERS.......................   1,817     2,425        --           --             --      2,425
ISSUANCE OF STOCK IN ACQUISITION
TRANSACTIONS.......................   7,667    11,500        --           --             --     11,500
NET LOSS...........................      --        --        --           --            (34)       (34)
                                     ------   -------      ----         ----        -------    -------
BALANCE, December 31, 1998.........  33,484    37,925        --           --            510     38,435
PREFERRED STOCK DIVIDEND...........      --        --        --           --           (121)      (121)
COMPREHENSIVE LOSS:
  Net loss.........................      --        --        --           --         (2,245)    (2,245)
  Cumulative translation
     adjustment....................      --        --        --            4             --          4
                                     ------   -------      ----         ----        -------    -------
          Total comprehensive
            loss...................      --        --        --            4         (2,245)    (2,241)
                                     ------   -------      ----         ----        -------    -------
BALANCE, December 31, 1999.........  33,484   $37,925      $ --         $  4        $(1,856)   $36,073
                                     ======   =======      ====         ====        =======    =======

  The accompanying notes are an integral part of these consolidated financial statements.

                  HWC ENERGY SERVICES, INC., AND SUBSIDIARIES

                     CONSOLIDATED STATEMENTS OF CASH FLOWS
                                 (IN THOUSANDS)

                                                                                       FOR THE PERIOD FROM
                                                                                        NOVEMBER 14, 1997
                                                             YEAR ENDED DECEMBER 31,   (INCEPTION), THROUGH
                                                             -----------------------       DECEMBER 31,
                                                                1999         1998              1997
                                                             ----------   ----------   --------------------
CASH FLOWS FROM OPERATING ACTIVITIES:
  Cash received from customers.............................   $ 37,370     $ 50,394          $  7,089
  Cash paid to suppliers and employees.....................    (35,604)     (40,274)           (2,476)
  Cash paid for interest...................................     (2,429)      (2,661)             (225)
  Interest income received.................................         36          235                12
  Other income received (paid).............................        (46)       1,618                 2
  Cash paid for income taxes...............................       (570)      (1,645)               --
                                                              --------     --------          --------
          Net cash provided by (used in) operating
            activities.....................................     (1,243)       7,667             4,402
                                                              --------     --------          --------
CASH FLOWS FROM INVESTING ACTIVITIES:
  Purchase of fixed assets.................................     (2,740)      (4,962)           (1,063)
  Proceeds from sale (disposition) of fixed assets.........        327          620               898
  Cash used in acquisitions, net of cash acquired..........     (6,069)      (9,339)          (33,314)
                                                              --------     --------          --------
          Net cash used in investing activities............     (8,482)     (13,681)          (33,479)
                                                              --------     --------          --------
CASH FLOWS FROM FINANCING ACTIVITIES:
  Increase in debt.........................................     11,787       14,001            17,100
  Repayment of debt........................................     (6,974)     (27,693)               --
  Proceeds from issuance of stock, net of issuance costs...      4,793       12,425            20,400
                                                              --------     --------          --------
          Net cash provided by (used in) financing
            activities.....................................      9,606       (1,267)           37,500
                                                              --------     --------          --------
NET CHANGE IN CASH AND CASH EQUIVALENTS:...................       (119)      (7,281)            8,423
CASH AND CASH EQUIVALENTS, beginning of period.............      1,142        8,423                --
                                                              --------     --------          --------
CASH AND CASH EQUIVALENTS, end of period...................   $  1,023     $  1,142          $  8,423
                                                              ========     ========          ========
RECONCILIATION OF NET INCOME TO NET CASH PROVIDED BY
  OPERATING ACTIVITIES:
  Net income (loss)........................................   $ (2,245)    $    (34)         $    544
  Depreciation and amortization............................      6,543        4,650               304
  Equity in earnings of affiliates.........................        (52)         (87)               --
  Foreign exchange (gain) loss.............................        (20)          79               370
  Other....................................................        (50)         170              (471)
  Deferred taxes...........................................       (701)          56               (71)
     Loss on asset sales...................................         15           18                --
     Change in current assets and liabilities --
       (Increase) decrease in accounts receivable..........     (4,925)       7,811             5,791
       (Increase) decrease in prepaid expenses and other
          current assets...................................       (147)        (245)             (387)
       Increase (decrease) in accounts payable and accrued
          expenses.........................................      1,785       (2,920)           (3,110)
       Increase (decrease) in income taxes payable.........       (622)        (673)              713
       Increase (decrease) in accrued interest.............        136         (150)               --
       Increase (decrease) in other current liabilities....       (960)      (1,008)              719
                                                              --------     --------          --------
          Net cash provided by (used in) operating
            activities.....................................   $ (1,243)    $  7,667          $  4,402
                                                              ========     ========          ========
NONCASH TRANSACTIONS:
  Issuance of debt for acquisitions........................   $  5,320     $  5,340          $  7,009
  Issuance of common stock for acquisitions................         --        1,500             3,600
  Preferred stock dividends................................        121           --                --

  The accompanying notes are an integral part of these consolidated financial statements.

                  HWC ENERGY SERVICES, INC., AND SUBSIDIARIES

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

1. ORGANIZATION AND BASIS OF PRESENTATION

     HWC Energy Services, Inc. (the Parent) (a Texas corporation), and subsidiaries (collectively, the Company) provide worldwide well control services and drilling and rental equipment to the oil and gas industry. The headquarters of HWC Energy Services, Inc., is in Houston, Texas, and the Company operates primarily in Texas, Louisiana, Ohio, Oklahoma and New Mexico, along with foreign operations in Venezuela, the Middle East, Africa and Canada. Its hydraulic well control operations provide, globally, hydraulic workover (snubbing) units for emergency well control situations and in selected markets, various hydraulic well control solutions involving well drilling and workover and completion activities. In West Texas and Ohio, the Company's Capstar Drilling, Inc., subsidiary operates shallow well drilling rigs with automated pipe handling capabilities. Specialty Rental Tools and Supply, Inc. operates from 12 locations in Texas, Louisiana and Oklahoma to provide rental equipment for drilling and workover operations. The Company utilizes underbalanced drilling techniques to enhance drilling performance.

     The Company's level of activity depends largely on the condition of the oil and gas industry and, in particular, the level of capital expenditures by oil and gas companies for drilling services in the Company's operating areas. These expenditures are influenced by prevailing oil and gas prices, expectations about future demand and prices, the cost of exploring, producing and developing oil and gas reserves, the discovery rates of new oil and gas reserves, political and economic conditions, governmental regulations and the availability and cost of capital.

2. SUMMARY OF ACCOUNTING POLICIES

  Principles of Consolidation

     The consolidated financial statements of the Company include the accounts of Capstar Drilling, Inc. (Capstar), Specialty Rental Tools and Supply, Inc. (Specialty), and HWC Holdings, Inc. (Holdings), and a 28.6 percent investment in Signa Engineering Corporation (Signa). The Company's investment in Signa (see
Note 6) is accounted for using the equity method of accounting. All significant intercompany transactions have been eliminated in consolidation.

  Basis of Accounting and Use of Estimates

     The preparation of the consolidated financial statements in conformity with accounting principles generally accepted in the United States (GAAP) requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

  Cash and Cash Equivalents

     The Company considers all highly liquid investments purchased with an original maturity of three months or less to be cash equivalents.

  Property and Equipment

     Property and equipment are stated at cost, and depreciation is computed using the straight-line method over the estimated useful lives of the assets.

     Expenditures for repairs and maintenance are charged to expense when incurred. Expenditures for major renewals and betterments, which extend the useful lives of existing equipment, are capitalized and depreciated over the remaining lives of the assets. Upon retirement or disposition of property and equipment,

                  HWC ENERGY SERVICES, INC., AND SUBSIDIARIES the cost and related accumulated depreciation are removed from the accounts and any resulting gain or loss is recognized in the statement of operations.

     The Company periodically evaluates its long-lived assets held and used for impairment whenever events or changes in circumstances indicate that the carrying amount of such assets may not be recoverable and a provision for possible loss is made if required. Based on the Company's review, the carrying value of its assets are recoverable and no impairment losses have been recorded for the periods presented.

  Goodwill

     Goodwill represents the excess of cost over fair market value of net assets acquired and is being amortized on a straight-line basis over an estimated useful life of 40 years. Goodwill is shown net of accumulated amortization of $1.5 million and $654,000 at December 31, 1999 and 1998, respectively. The carrying amount of goodwill is reviewed if facts and circumstances suggest that it may be impaired. If this review indicates that goodwill will not be recoverable, as determined based on the expected future undiscounted cash flow of the businesses acquired over the remaining amortization period, the carrying amount of the goodwill is reduced by the estimated shortfall. Based on the Company's review, the carrying value of its goodwill is recoverable and no impairment losses have been recorded for the periods presented.

  Foreign Currency Translation

     The accounting records of one of the Company's subsidiaries are maintained and prepared in Canadian dollars. Accordingly, the Canadian dollar is the functional currency and is translated to U.S. dollars for financial reporting purposes. The accounts of the foreign subsidiary have been remeasured into U.S. dollars using the exchange rate for balances at the end of the period and the average exchange rate for transactions occurring during the period. The resulting net translation gains and losses are reported in the equity section of the balance sheet under the caption "cumulative translation adjustment."

     The accounting records of the Company's subsidiary in Venezuela are maintained in Venezuelan bolivars. The accounts of the Venezuelan subsidiary have been remeasured into U.S. dollars in accordance with Statement of Financial Accounting Standards (SFAS) No. 52, "Foreign Currency Translation." Accordingly, the Venezuelan bolivars are translated to U.S. dollars for financial reporting purposes by using the U.S. dollar as the functional currency and exchange gains and losses, as well as translation gains and losses, are reported in income and expenses. The resulting net exchange and translation gains (losses) for the years ended December 31, 1999 and 1998, and for the period from November 14, 1997 (inception) through December 31, 1997 were $20,000, $(79,000), and $(370,000), respectively.

  Comprehensive Income

     Comprehensive income is defined by SFAS No. 130, "Reporting Comprehensive Income," and is net income including direct adjustments to stockholders' equity. The cumulative translation adjustment of the Company's Canadian subsidiary is the only such direct adjustment applicable to the Company and is only applicable to the year ended December 31, 1999. All foreign operations of the Company utilized the U.S. dollar as the functional currency prior to 1999, and there were no other components of comprehensive income other than net income.

  Revenue Recognition

     The Company recognizes revenues from contracts as they are earned, either on the basis of the footage drilled or number of days worked at the contractual rate per day. Revenues from rental tools are recognized as they are earned, based on daily rental rates.

                  HWC ENERGY SERVICES, INC., AND SUBSIDIARIES

  Earnings Per Share

     Basic earnings per share is computed by dividing the net loss by the weighted average number of common shares outstanding during the period. Diluted earnings per share is determined on the assumption that outstanding stock options have been converted using the treasury stock method. Convertible preferred stock is included in diluted earnings per share using the "if-converted" method. For purposes of computing earnings per share in a loss year, common stock equivalents are excluded from the computation of weighted average common shares outstanding because their effect is antidilutive. In the years ended December 31, 1998 and 1999, potentially dilutive stock options and convertible preferred stock representing the right to acquire 717 and 9,828 shares, respectively, were excluded from the earnings per share calculation.

  Income Taxes

     The Company follows the liability method of accounting for income taxes in accordance with SFAS No. 109, "Accounting for Income Taxes." Under this method, deferred income taxes are recorded based upon the differences between the financial reporting and tax bases of assets and liabilities and are measured using the enacted tax rates and laws that will be in effect when the underlying assets or liabilities are recovered or settled.

  Recent Accounting Pronouncements

     In June 1998, the Financial Accounting Standards Board issued SFAS No. 133, "Accounting for Derivative Instruments and Hedging Activities." SFAS No. 133 establishes a new model for accounting for derivatives and hedging activities and supercedes and amends a number of existing accounting standards. The Company currently does not employ derivative instruments and believes that the adoption of SFAS No. 133, required originally in the year 2000, amended by SFAS No. 137 and extended into the year 2001, will not have a material impact on the Company's financial position or results of operations.

3. ACQUISITIONS

     On November 17, 1997, the Company acquired 100 percent of the common stock of Brazeal, Inc., which was conducting business as CapStar. The total purchase price was $12.0 million and consisted of cash of $10.0 million and notes issued to the former Brazeal, Inc. shareholders of $2.0 million.

     On November 20, 1997, the Company, through a wholly owned subsidiary, acquired 100 percent of the stock of Hydraulic Well Control, Inc., and affiliated companies (HWC) for total consideration of $34.4 million. The purchase consideration consisted of cash of $26.5 million, notes issued to the former shareholders of $5.0 million, stock of the Company valued at $3.6 million and assumed liabilities of $0.7 million. The transaction was accounted for using the purchase method of accounting. HWC operates hydraulic well control equipment worldwide.

     On May 1, 1998, the Company acquired all of the outstanding shares of Specialty, an unaffiliated company, for approximately $24.3 million, including transaction costs. The consideration for the shares was funded by a senior bank note of $12.5 million, approximately $2.8 million in subordinated promissory notes payable to the existing Specialty stockholders, assumption of approximately $1.2 million of debt and cash proceeds from the sale of stock of $6.0 million. Existing Specialty stockholders were also issued shares of the Company's common stock valued at $1.5 million.

     On June 14, 1998, Capstar acquired the assets of Peek and Rowan, Inc., and an affiliated company (Peek and Rowan), companies in a similar line of business as Capstar, for approximately $5.7 million, including transaction costs. The purchase price was funded by approximately $1.2 million in subordinated promissory notes payable to Peek and Rowan, a convertible promissory note in the amount of $500,000 and cash proceeds from the sale of stock of $4.0 million.

                  HWC ENERGY SERVICES, INC., AND SUBSIDIARIES

     On December 31, 1998, Specialty acquired the assets of A & B Rental Tools, Inc. (A & B), a company in a similar line of business as Specialty, for $1.8 million. The purchase price was funded by a subordinated promissory note payable to the former A & B stockholders and $900,000 in cash. For the year ended December 31, 1998, the operations of Peek and Rowan and Specialty have been included in the consolidated financial statements for the periods from their acquisition dates.

     On March 31, 1999, the Company completed the acquisition of all of the outstanding stock of C&H Rental Tools, Inc., and C&H Specialty Company, Inc. (collectively, C&H). The Company paid cash of approximately $2.4 million and $820,000 in subordinated promissory notes. C&H provides rental equipment for drilling and workover operations in Louisiana and offshore in the Gulf of Mexico. In addition, the C&H purchase agreement provides for the payment of contingent consideration based on the earnings of the acquired business during the period from January 1, 1999, through December 31, 2000. Payment on the contingent consideration is due by March 31, 2001. Any contingent consideration will be based on an agreed-upon percentage of earnings above targeted levels and could total a maximum of $2,120,000. The contingent consideration is not included in the acquisition cost total above but will be recorded when future earnings requirements are met.

     Effective on November 30, 1999, the Company completed the acquisition of 12 snubbing units and related equipment from two unrelated vendors for total consideration of $3.7 million cash and subordinated notes held by one of the vendors in the amount of $4.5 million. The snubbing units are similar to those currently operated by the Company and were located in Europe, Africa, the Middle East and Canada when acquired. The purchase agreement contained a preestablished rate which would be charged to the buyers upon future leasing of the equipment and such amounts paid by the buyers will be applied as payment of the debt obligations.

     The acquisitions during 1999 and 1998 were accounted for using the purchase method of accounting and have included the application of "pushdown" accounting to the individual company's financial statements. Accordingly, an allocation of the purchase price has been assigned to the assets and liabilities based upon the estimated fair value of those assets and liabilities as of the acquisition date. Such allocation is based on the Company's internal evaluation of such assets and supplemented by independent appraisals. The balances included in the Consolidated Balance Sheets related to the current year acquisitions are based upon preliminary information and are subject to change when additional information concerning final asset and liability valuations is obtained. Material changes in the preliminary allocations are not anticipated.

     The operations of the acquired businesses and assets are included in the Company's consolidated operations from the respective acquisition dates. The Company's revenues and net income on an unaudited pro forma basis, assuming the acquisitions occurred on January 1, 1998, would be as follows (in thousands):

                                                                 YEAR ENDED
                                                                DECEMBER 31,
                                                              -----------------
                                                               1999      1998
                                                              -------   -------
Revenues (unaudited)........................................  $50,570   $66,567
Net income (loss) (unaudited)...............................     (782)    1,862
Net income (loss) per share (unaudited) --
  Basic.....................................................   (23.35)    57.03
  Diluted...................................................   (23.35)    55.80

     The pro forma results include adjustments for the amortization of the intangibles presented above and interest expense on debt assumed to be issued to finance the purchases. The pro forma results are not necessarily indicative of what actually would have occurred if the acquisitions had been completed as of January 1, 1998, nor are they necessarily indicative of future consolidated results.

                  HWC ENERGY SERVICES, INC., AND SUBSIDIARIES

4. ALLOWANCE FOR DOUBTFUL ACCOUNTS

     The following table presents a detail of activity for the Company's allowance for doubtful accounts (in thousands):

                                                                            FOR THE
                                                                          PERIOD FROM
                                                                          NOVEMBER 14,
                                                                              1997
                                                           YEAR ENDED     (INCEPTION),
                                                          DECEMBER 31,      THROUGH
                                                          -------------   DECEMBER 31,
                                                          1999    1998        1997
                                                          -----   -----   ------------
Balance at beginning of period..........................  $ 204   $ 170       $ --
  Additions to cost and expenses........................    326     136        170
  Deductions for uncollectible receivables written
     off................................................   (234)   (102)        --
                                                          -----   -----       ----
Balance at end of period................................  $ 296   $ 204       $170
                                                          =====   =====       ====

5. PROPERTY AND EQUIPMENT:

     The Company's property and equipment consists of the following (in thousands):

                                                                        DECEMBER 31,
                                                         ESTIMATED    -----------------
                                                           LIVES       1999      1998
                                                         ----------   -------   -------
                                                         (IN YEARS)
Land...................................................       --      $   517   $   517
Rental tools...........................................      5-7       21,278    11,252
Equipment..............................................     5-13       33,232    27,739
Buildings and improvements.............................       25        4,143     3,771
Vehicles...............................................      3-5        2,052     2,332
Furniture, fixtures and equipment......................        5          926     2,733
                                                                      -------   -------
                                                                       62,148    48,344
Less- Accumulated depreciation.........................                (9,234)   (4,020)
                                                                      -------   -------
          Property and equipment, net..................               $52,914   $44,324
                                                                      =======   =======

     Depreciation expense recorded for the years ended December 31, 1999 and 1998, and for the period from November 14, 1997 (Inception), through December 31, 1997, was $5.6 million, $3.8 million and $0.3 million, respectively, and is included in the total cost of services section of the accompanying consolidated statements of operations.

                  HWC ENERGY SERVICES, INC., AND SUBSIDIARIES

6. LONG-TERM DEBT

     The Company's long-term debt consists of the following (in thousands):

                                                                 DECEMBER 31,
                                                              ------------------
                                                               1999       1998
                                                              -------    -------
Bank line of credit, up to $20.0 million available based
  upon a borrowing base consisting of a percentage of
  eligible accounts receivable, real estate and fixed
  assets. Interest payable monthly at the bank's prime rate
  or LIBOR plus from 1.00% to 3.00% and an unused commitment fee ranging from 0.25% to 0.50% based on the ratio of debt to earnings before depreciation, interest and taxes. The
  weighted average interest rate at December 31, 1999, was
  8.23%
Amounts outstanding are due May 1, 2003.....................  $10,750    $    --
Bank term debt. Interest is the same rate as the above bank
  line of credit. Principal of $762 is repayable quarterly
  through March 31, 2003. Balance due at maturity, May 1,
  2003......................................................   14,986     18,060
Bank line of credit, up to $500 (Canadian dollars) available at the Company's option. Interest is payable monthly at
  the bank's prime rate plus 0.25%. Amounts outstanding are
  due on demand.............................................       --         --
Bank term debt. Interest is payable monthly at the bank's
  prime rate plus 0.50%. Principal of $300 (Canadian
  dollars) is repayable consisting of $200 due at the end of
  April and $50 at the end of July and October each year.
  Balance due at maturity, December 2, 2004.................    1,038         --
Subordinated unsecured notes payable due March 31, 2000.
Interest payable annually at 7.00%..........................      690      1,190
Subordinated unsecured notes payable due $1,000, on March
  31, 1999, and the balance due November 7, 1999. Interest
  payable quarterly at 7.50%................................       --      2,000
Subordinated unsecured notes payable due January 31, 2001.
Interest payable quarterly at 7.00%.........................    4,215      4,215
Subordinated unsecured note payable due May 1, 2002.
Interest payable quarterly at 7.00%.........................    2,750      2,750
Subordinated note payable secured by rental tools purchased
  from A & B Rental Tools, Inc., on December 31, 1998.
  Interest at 8.00% due at maturity on June 30, 1999........       --        900
Subordinated notes payable due November 30, 2005. Interest
  accrues at 7.00% annually. Principal and interest are
  payable at a fixed amount for each day the acquired
  equipment is utilized.....................................    4,500         --
Subordinated note payable due September 30, 2003. Interest
  payable quarterly at 6.50%................................      820         --
Convertible subordinated unsecured note payable due June 15,
  2001. Interest payable quarterly at 5.00%. Convertible by
  holder into 200 shares of common stock....................      500        500
Notes payable to various credit corporations, payable in
  monthly installments of principal and interest at various
  interest rates, maturing through fiscal year 2001.........       84         --
                                                              -------    -------
          Total debt........................................   40,333     29,615
          Less -- Current portion...........................   (4,017)    (6,445)
                                                              -------    -------
          Long-term debt....................................  $36,316    $23,170
                                                              =======    =======

     Amounts owed the bank are secured by substantially all the assets of the Company and its subsidiaries. Each of the Company's subsidiaries as well as the Company are guarantors under the bank credit agreements. The bank credit agreement contains financial and other covenants that, among other things, restrict the

                  HWC ENERGY SERVICES, INC., AND SUBSIDIARIES amount of dividends the Company may pay and the amount of debt the Company can incur. The Company is required to pay an unused commitment fee ranging from 0.25% to 0.5% per annum of the amount of the unused commitment from the bank line of credit.

     Future maturities of long-term debt at December 31, 1999, are as follows (in thousands):

2000......................................................   $ 4,017
2001......................................................     8,126
2002......................................................     6,077
2003......................................................    17,707
2004......................................................       281
Thereafter................................................     4,125
                                                             -------
                                                             $40,333
                                                             =======

7. INVESTMENT IN AFFILIATE

     In January 1998, the Company purchased 28.6 percent of the outstanding common stock of Signa for approximately $760,000. The total amount paid was classified as goodwill at the acquisition date based on the book value of Signa on the acquisition date. Signa provides a complete range of comprehensive integrated petroleum engineering services to include feasibility studies, evaluations, planning, permitting, engineering, design, implementation, geotechnical, field operations, production services accounting, training, expert witness testimony, animated graphics, environmental engineering and project management to clients worldwide. The Company accounts for its investment in Signa using the equity method. During 1999 and 1998, the Company recognized its share of Signa's net income as equity in earnings of affiliate totaling $52,000 and $87,000, respectively.

8. REDEEMABLE PREFERRED STOCK

     In connection with the 1999 acquisition of C&H, the Company issued 2,145 shares of a new Series A class of redeemable convertible preferred stock (Redeemable Series A Preferred Stock). The shares are redeemable with a liquidation preference of $1,000 per share. The preferred shares accrue dividends at the rate of 6.5 percent per annum. As of December 31, 1999, 2,145 shares were outstanding. The Company elected to accrue the cumulative unpaid dividends totaling $106,000 at December 31, 1999. The Redeemable Series A Preferred Stock shall be redeemed as a whole by the Company on March 31, 2004, at a redemption price of $1,000 per share, plus all accrued and unpaid dividends to the date of the redemption. The holders of the Redeemable Series A Preferred Stock have the right to convert, at any time, all or any shares into common stock of the Company based on the liquidation value of the preferred stock, including accrued but unpaid dividends, on such date based upon preestablished formulas defined in the agreement.

     In connection with the 1999 acquisition of two unrelated vendors, the Company issued 2,650 shares of a new Series B class of redeemable convertible preferred stock (Redeemable Series B Preferred Stock). The shares are redeemable with a liquidation preference of $1,000 per share. The preferred shares accrue dividends at the rate of 6.5 percent per annum. As of December 31, 1999, 2,650 shares were outstanding. The Company elected to accrue the cumulative unpaid dividends totaling $15,000 at December 31, 1999. The Redeemable Series B Preferred Stock shall be redeemed as a whole by the Company on October 30, 2004, at a redemption price of $1,000 per share, plus all accrued and unpaid dividends to the date of the redemption. The holders of the Redeemable Series B Preferred Stock have the right to convert, at any time, all or any shares into common stock of the Company based on the liquidation value of the preferred stock, including accrued but unpaid dividends, on such date based upon preestablished formulas defined in the agreement.

                  HWC ENERGY SERVICES, INC., AND SUBSIDIARIES

9. INCOME TAXES

     Provision (benefit) for income taxes is as follows (in thousands):

                                                     YEAR ENDED      FOR THE PERIOD FROM
                                                    DECEMBER 31,      NOVEMBER 14, 1997
                                                   ---------------   (INCEPTION), THROUGH
                                                    1999      1998    DECEMBER 31, 1997
                                                   -------    ----   --------------------
Current --
  Federal......................................    $   (49)   $266           $486
  State........................................         (3)     --              7
  Non-U.S. ....................................         --     228            220
                                                   -------    ----           ----
                                                       (52)    494            713
Deferred, federal..............................       (701)     56            (71)
                                                   -------    ----           ----
          Total................................    $  (753)   $550           $642
                                                   =======    ====           ====

     Actual income tax expense differs from income tax expense computed by applying the U.S. federal statutory corporate tax rate to income before income taxes as follows (in thousands):

                                                     YEAR ENDED      FOR THE PERIOD FROM
                                                    DECEMBER 31,      NOVEMBER 14, 1997
                                                   ---------------   (INCEPTION), THROUGH
                                                    1999      1998    DECEMBER 31, 1997
                                                   -------    ----   --------------------
Federal provision (benefit) at the statutory
  rate.........................................    $(1,019)   $180           $415
State provision (benefit), net of federal
  benefit......................................        (59)     --             26
Increase (decrease) resulting from-
  Goodwill amortization not deductible.........        277     221             15
  Meals and entertainment......................        100      69             --
  Foreign taxes in excess of US statutory
     rate......................................         --      28            122
  Other, net...................................        (52)     52             64
                                                   -------    ----           ----
                                                   $  (753)   $550           $642
                                                   =======    ====           ====

     The acquisition transactions were not taxable, thus the resulting goodwill amortization is not deductible, causing permanent differences between income tax expense on both book and tax bases for the years ended December 31, 1999 and 1998, and future periods.

                  HWC ENERGY SERVICES, INC., AND SUBSIDIARIES

     Deferred income taxes reflect the net tax effects of temporary differences between the carrying amounts of assets and liabilities for financial reporting purposes and the amounts used for income tax purposes. The net deferred income tax liabilities consist primarily of the following (in thousands):

                                                                    DECEMBER 31,
                                                                --------------------
                                                                  1999        1998
                                                                --------    --------
Deferred income tax assets --
  Other.....................................................    $    107    $    343
                                                                --------    --------
          Total deferred income tax assets..................         107         343
                                                                --------    --------
Deferred income tax liabilities --
  Property and equipment....................................     (11,266)    (10,598)
  Other intangibles.........................................        (192)       (203)
  Other.....................................................         (50)        (32)
                                                                --------    --------
          Total deferred income tax liabilities.............     (11,508)    (10,833)
                                                                --------    --------
Net deferred income tax liabilities.........................    $(11,401)   $(10,490)
                                                                ========    ========

     The net deferred income tax assets and liabilities are comprised of the following (in thousands):

                                                                    DECEMBER 31,
                                                                --------------------
                                                                  1999        1998
                                                                --------    --------
Deferred income tax assets --
  Current...................................................    $     --    $     --
  Long-term.................................................         107         343
                                                                --------    --------
          Total deferred income tax assets..................         107         343
                                                                --------    --------
Deferred income tax liabilities --
  Current...................................................          --         (98)
  Long-term.................................................     (11,508)    (10,735)
                                                                --------    --------
          Total deferred income tax liabilities.............     (11,508)    (10,833)
                                                                --------    --------
  Net deferred income tax assets (liabilities)..............    $(11,401)   $(10,490)
                                                                ========    ========

10. STOCK OPTIONS

     At December 31, 1999, the Company had stock options outstanding as follows:

                                             NUMBER OF      EXERCISE       WEIGHTED AVERAGE
                                              OPTIONS      PRICE RANGE      EXERCISE PRICE
                                             ---------   ---------------   ----------------
Outstanding at December 31, 1997...........       --                  --            --
Granted....................................    2,640     $1,000 - $1,500        $1,083
                                               -----
Outstanding at December 31, 1998...........    2,640      1,000 -  1,500         1,083
Granted....................................      430      1,000 -  1,500         1,116
Forfeited..................................     (335)     1,000 -  1,500         1,090
                                               -----
Outstanding at December 31, 1999...........    2,735     $1,000 - $1,500        $1,097
                                               =====

     Options are exercisable based on a vesting period of three to four years.

     Options issued during the year ended December 31, 1999 and 1998, have a remaining life of six years and five years, respectively.

                  HWC ENERGY SERVICES, INC., AND SUBSIDIARIES

     The Company accounts for its stock option program in accordance with the provisions of Accounting Principles Board (APB) Opinion No. 25, "Accounting for Stock Issued to Employees," and related interpretations. As such, compensation expense would be recorded on the date of grant only if the current market price of the underlying stock exceeded the exercise price. The Company has adopted the Financial Accounting Standard Board's SFAS No. 123, "Accounting for Stock-Based Compensation," which requires entities to recognize as expense over the vesting period the fair value of all stock-based awards on the date of grant. Alternatively, SFAS No. 123 allows entities to continue to apply the provisions of APB Opinion No. 25 and provide pro forma net income disclosures for employee stock option grants made as if the fair value-based method defined in SFAS No. 123 had been applied. The Company has elected to continue to apply the provisions of ABP Opinion No. 25 and provide the pro forma disclosure provisions of SFAS No. 123. The fair value of each option grant is estimated on the date of grant using the Minimum Value option pricing model with the following assumptions used for grants in 1999 and 1998, respectively: risk-free interest rate of 7.5%, no volatility and expected lives of 6 years. Had compensation cost been recorded based on SFAS No. 123, the Company's net loss would have been $2.6 million ($77.65 per share) and $353,000 ($11.73 per share) for the years ended December 31, 1999 and 1998, respectively. No stock options were outstanding in the period from November 14, 1997 (inception), through December 31, 1997.

11. RELATED PARTY

     In accordance with prior purchase agreements, the Company made debt payments in 1999, 1998 and from November 14, 1997 (inception) through December 31, 1997, of approximately $--, $794,000 and $-- to a former owner of HWC, Inc., a subsidiary of the Parent. Additionally, the Company also paid consulting fees of approximately $353,000, $72,000 and $16,000 in 1999, 1998 and from November 14, 1997 (inception) through December 31, 1997, respectively, to three former owners of HWC, Inc., pursuant to the HWC, Inc., purchase agreement.

     In 1999, the Company incurred additional debt related to current-year acquisitions as discussed in Note 3.

     As of December 31, 1999 and 1998, the Company has an aggregate debt balance of approximately $13.5 million and $11.6 million, respectively, due to former owners.

12. LEASES

     The Company leases a portion of its vehicles and equipment under noncancelable operating leases expiring within the next three years. Rent expense was approximately $513,000, $497,000 and $13,000 for the years ended December 31, 1999 and 1998 and for the period from November 14, 1997 (Inception), through December 31, 1997, respectively.

     Future commitments under noncancelable operating leases as of December 31, 1999, are as follows (in thousands):

2000........................................................   $299
2001........................................................    153
2002........................................................     24
                                                               ----
                                                               $476
                                                               ====

                  HWC ENERGY SERVICES, INC., AND SUBSIDIARIES

13. COMMITMENTS AND CONTINGENCIES

  Litigation

     The Company is involved in legal actions arising in the ordinary course of business. Management does not believe the outcome of such legal actions will have a material adverse effect on the Company's financial position or results of operations.

  Insurance

     The Company carries a broad range of insurance coverage, including general and business auto liability, commercial property, workers' compensation and a general umbrella policy.

14. FINANCIAL INSTRUMENTS

     The Company's financial instruments consist of cash and cash equivalents, accounts receivable, accounts payable and debt. The carrying value of those instruments reported in the balance sheet are considered to estimate their respective fair values based on comparisons to market rates having the same or similar maturities and collateral requirements offered to the Company. Management believes the carrying amounts of these accounts approximate fair value as of December 31, 1999.

15. SIGNIFICANT CUSTOMERS AND RISK CONCENTRATION

     During the years ended December 31, 1999 and 1998, and for the period from November 14, 1997 (Inception), through December 31, 1997, the Company had sales to one customer which accounted for 12 percent, 13 percent and 8 percent, respectively, of total revenues.

     The Company has material receivables, denominated in U.S. dollars, from various Venezuelan customers. The Company's policy is to manage its exposure to credit risk through credit approvals and limits. Historically, write-offs for doubtful accounts have been insignificant.

16. INDUSTRY AND GEOGRAPHIC AREA SEGMENT INFORMATION

     The Company has three operating business segments: the hydraulic well control segment, the specialty rental tool segment, and the oil and gas well drilling segment. The hydraulic well control segment provides hydraulic workover (snubbing) units and crews for emergency well control situations and in selected markets, various hydraulic well control solutions involving well drilling and workover and completion activities. The specialty rental tool segment provides rental equipment for drilling and workover operations. The oil and gas well drilling segment includes the operation of 12 shallow well land drilling rigs with automated pipe handling. The Company's nonoperating segment consists of corporate activities and minority investment in an unconsolidated subsidiary. The segments of the Company are based on the groupings of similar businesses acquired since the inception of the Company in 1997.

                  HWC ENERGY SERVICES, INC., AND SUBSIDIARIES

     The accounting policies of the segments are the same as those described in the summary of significant accounting policies. There are no intersegment sales. Information about the Company's segments are as follows (in thousands):

                                                                          FOR THE PERIOD FROM
                                              YEAR ENDED DECEMBER 31,      NOVEMBER 14, 1997
                                              -----------------------     (INCEPTION), THROUGH
                                                1999          1998         DECEMBER 31, 1997
                                              ---------     ---------     --------------------
Revenues --
  Hydraulic well control....................   $15,956       $23,647            $ 5,348
  Specialty rental tools....................    17,253         9,939                 --
  Oil and gas well drilling.................     9,065         9,030              2,111
  General corporate.........................        --            --                 --
                                               -------       -------            -------
                                               $42,274       $42,616            $ 7,459
                                               =======       =======            =======
Income (loss) from operations --
  Hydraulic well control....................   $  (977)      $ 1,781            $ 1,491
  Specialty rental tools....................     1,209         1,478                 --
  Oil and gas well drilling.................      (170)          (18)               276
  General corporate.........................      (543)         (568)                --
                                               -------       -------            -------
                                               $  (481)      $ 2,673            $ 1,767
                                               =======       =======            =======
Capital expenditures --
  Hydraulic well control....................   $ 4,424       $ 1,985            $31,141
  Specialty rental tools....................     2,995        28,297                 --
  Oil and gas well drilling.................       322         6,323             13,638
  General corporate.........................         3           797                 --
                                               -------       -------            -------
                                               $ 7,744       $37,402            $44,779
                                               =======       =======            =======
Depreciation and amortization --
  Hydraulic well control....................   $ 2,522       $ 2,337            $   248
  Specialty rental tools....................     2,770         1,276                 --
  Oil and gas well drilling.................     1,173           991                 56
  General corporate.........................        78            46                 --
                                               -------       -------            -------
                                               $ 6,543       $ 4,650            $   304
                                               =======       =======            =======

                                                              YEAR ENDED DECEMBER 31,
                                                              ------------------------
                                                                 1999          1998
                                                              ----------     ---------
Total assets --
  Hydraulic well control....................................   $ 46,460       $34,569
  Specialty rental tools....................................     34,411        29,985
  Oil and gas well drilling.................................     19,586        19,913
  General corporate.........................................        271         1,201
                                                               --------       -------
                                                               $100,728       $85,668
                                                               ========       =======

                  HWC ENERGY SERVICES, INC., AND SUBSIDIARIES

     The following table presents consolidated revenues by country (in thousands):

                                                                          FOR THE PERIOD FROM
                                              YEAR ENDED DECEMBER 31,      NOVEMBER 14, 1997
                                              -----------------------     (INCEPTION), THROUGH
                                                1999          1998         DECEMBER 31, 1997
                                              ---------     ---------     --------------------
United States...............................   $35,545       $34,487             $4,133
Venezuela...................................     6,097         2,246                502
India.......................................        --         2,807              2,425
North Sea...................................        --         3,076                399
Other Non-U.S. .............................       632            --                 --
                                               -------       -------             ------
                                               $42,274       $42,616             $7,459
                                               =======       =======             ======

     The following table presents net long-lived assets by country (in thousands):

                                                                 DECEMBER 31,
                                                              ------------------
                                                               1999       1998
                                                              -------    -------
United States...............................................  $75,093    $74,220
Venezuela...................................................      953        850
India.......................................................       --         32
North Sea...................................................       --        232
Other Non-U.S. .............................................    8,651         --
                                                              -------    -------
                                                              $84,697    $75,334
                                                              =======    =======

                         REPORT OF INDEPENDENT AUDITORS

To the Stockholders of Sooner Inc.

     We have audited the accompanying consolidated balance sheets of Sooner Inc. as of June 30, 2000 and 1999, and the related consolidated statements of operations, stockholders' equity and cash flows for the years then ended. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

     We conducted our audits in accordance with auditing standards generally accepted in the United States. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

     In our opinion, the financial statements referred to above present fairly, in all material respects, the consolidated financial position of Sooner Inc. at June 30, 2000 and 1999, and the consolidated results of its operations and its cash flows for the years then ended in conformity with accounting principles generally accepted in the United States.

                                            ERNST & YOUNG LLP

Tulsa, Oklahoma
August 14, 2000

                                  SOONER INC.

                          CONSOLIDATED BALANCE SHEETS
                    (IN THOUSANDS, EXCEPT FOR SHARE AMOUNTS)

                                                           SEPTEMBER 30,          JUNE 30,
                                                           -------------    --------------------
                                                               2000           2000        1999
                                                           -------------    --------    --------
                                                            (UNAUDITED)
                                       ASSETS

Current assets:
  Cash and cash equivalents..............................    $  2,487       $  1,878    $  4,852
  Accounts receivable -- trade, net of allowance for
     doubtful accounts of $250 (unaudited), $250 and
     $196................................................      21,562         32,278      16,955
  Tubular goods inventories..............................      62,727         52,039      56,928
  Refundable income taxes................................          --             --          32
  Deferred taxes.........................................         708            779         802
  Prepaid expenses and other.............................         566            746       1,339
                                                             --------       --------    --------
          Total current assets...........................      88,050         87,720      80,908
                                                             --------       --------    --------
Property, plant and equipment............................       5,782          5,768       5,497
Accumulated depreciation.................................      (1,135)          (974)       (412)
                                                             --------       --------    --------
                                                                4,647          4,794       5,085
                                                             --------       --------    --------
Goodwill, net of accumulated amortization of $1,752
  (unaudited), $1,491 and $526...........................      13,519         14,066      13,953
Accounts and notes receivable............................       1,585          1,014       1,609
Investments, at cost.....................................       2,207          2,204       2,204
Debt issuance costs, net of accumulated amortization of
  $67 (unaudited), $60 and $30...........................          82             89         119
Deposits and other assets................................         176            381         273
                                                             --------       --------    --------
          Total assets...................................    $110,266       $110,268    $104,151
                                                             ========       ========    ========

                        LIABILITIES AND STOCKHOLDERS' EQUITY

Current liabilities:
  Accounts payable -- trade..............................    $ 30,788       $ 25,546    $  9,802
  Income taxes payable...................................         778            309         203
  Accrued liabilities....................................         786          1,544       1,147
  Accrued taxes other than income taxes..................       1,198            917       1,257
  Current portion of long-term notes payable.............          --            156         156
  Current portion of subordinated long-term notes payable
     to related parties..................................         535          2,155       4,000
                                                             --------       --------    --------
          Total current liabilities......................      34,085         30,627      16,565
                                                             --------       --------    --------
Long-term notes payable..................................      21,786         27,545      41,093
Long-term subordinated notes payable to related
  parties................................................      26,512         26,116      33,243
                                                             --------       --------    --------
          Total long-term liabilities....................      48,298         53,661      74,336
                                                             --------       --------    --------
Stockholders' equity:
  Common stock, $.01 per value; 100,000 shares
     authorized, 26,178 and 23,703 shares issued and
     outstanding.........................................          --             --          --
  Capital in excess of par value.........................      26,176         26,176      23,701
  Retained earnings (accumulated deficit)................       1,707           (196)    (10,451)
                                                             --------       --------    --------
          Total stockholders' equity.....................      27,883         25,980      13,250
                                                             --------       --------    --------
          Total liabilities and stockholders' equity.....    $110,266       $110,268    $104,151
                                                             ========       ========    ========

                            See accompanying notes.

                                  SOONER INC.

                     CONSOLIDATED STATEMENTS OF OPERATIONS
              (IN THOUSANDS, EXCEPT SHARES AND EARNINGS PER SHARE)

                                                  THREE-MONTH PERIOD ENDED    FOR THE YEAR ENDED
                                                        SEPTEMBER 30,              JUNE 30,
                                                  -------------------------   -------------------
                                                     2000          1999         2000       1999
                                                  -----------   -----------   --------   --------
                                                  (UNAUDITED)   (UNAUDITED)
Net sales.......................................    $58,926       $44,680     $258,985   $108,768
Operating costs and expenses:
  Cost of sales.................................     53,252        40,619      235,134    108,613
  Selling, general and administrative
     expenses...................................      2,253         2,194        9,306      7,365
                                                    -------       -------     --------   --------
                                                     55,505        42,813      244,440    115,978
                                                    -------       -------     --------   --------
Operating income (loss).........................      3,421         1,867       14,545     (7,210)
                                                    -------       -------     --------   --------
Other income (expense):
  Investment and other income...................         (2)          133          538        613
  Interest expense..............................       (974)       (1,313)      (4,583)    (4,450)
                                                    -------       -------     --------   --------
                                                       (976)       (1,180)      (4,045)    (3,837)
                                                    -------       -------     --------   --------
Income (loss) before income taxes...............      2,445           687       10,500    (11,047)
                                                    -------       -------     --------   --------
Provision for (benefit from) income taxes:
  Current.......................................        470            17          223        173
  Deferred......................................         72            --           22       (769)
                                                    -------       -------     --------   --------
                                                        542            17          245       (596)
                                                    -------       -------     --------   --------
Net income (loss)...............................    $ 1,903       $   670     $ 10,255   $(10,451)
                                                    =======       =======     ========   ========
Income (loss) per common share:
  Basic and diluted.............................    $ 72.69       $ 28.26     $ 421.88   $(589.62)
                                                    =======       =======     ========   ========
  Weighted average shares outstanding...........     26,178        23,706       24,308     17,725
                                                    =======       =======     ========   ========

                            See accompanying notes.

                                  SOONER INC.

                CONSOLIDATED STATEMENTS OF STOCKHOLDERS' EQUITY
                      (IN THOUSANDS, EXCEPT SHARE AMOUNTS)

                                                                               RETAINED
                                                                               EARNINGS
                                                       COMMON   ADDITIONAL   (ACCUMULATED
                                                       STOCK     PAID-IN       DEFICIT)      TOTAL
                                                       ------   ----------   ------------   --------
Issuance of 17,183 shares of common stock at
  formation of Company...............................   $--      $17,182       $     --     $ 17,182
Issuance of 6,520 shares of common stock.............    --        6,519             --        6,519
Net loss.............................................    --           --        (10,451)     (10,451)
                                                        ---      -------       --------     --------
Balance at June 30, 1999.............................    --       23,701        (10,451)      13,250
Issuance of 25 shares of common stock................    --           25             --           25
Repurchase and cancellation of 50 shares of common
  stock..............................................    --          (50)            --          (50)
Exercise of warrants to purchase 2,500 shares of
  common stock.......................................    --        2,500             --        2,500
Net income...........................................    --           --         10,255       10,255
                                                        ===      =======       ========     ========
Balance at June 30, 2000.............................   $--      $26,176       $   (196)    $ 25,980
                                                        ===      =======       ========     ========
Net income (unaudited)...............................    --           --          1,903        1,903
                                                        ---      -------       --------     --------
Balance at September 30, 2000 (unaudited)............    --      $26,176       $  1,707     $ 27,883
                                                        ===      =======       ========     ========

                            See accompanying notes.

                                  SOONER INC.

                     CONSOLIDATED STATEMENTS OF CASH FLOWS
                      (IN THOUSANDS, EXCEPT SHARE AMOUNTS)

                                                   THREE-MONTH PERIOD ENDED          FOR THE
                                                         SEPTEMBER 30,         YEAR ENDED JUNE 30,
                                                   -------------------------   --------------------
                                                      2000          1999         2000       1999
                                                   -----------   -----------   --------   ---------
                                                   (UNAUDITED)   (UNAUDITED)
Operating activities
  Net income (loss)..............................    $ 1,903       $   670     $10,255    $(10,451)
  Adjustments to reconcile net loss to net cash
     provided by operating activities:
     Depreciation and amortization expense.......        435           399       1,641       1,055
     (Gain) loss on disposition of assets........         16             2        (345)       (256)
     Noncash interest expense recorded as
       additional notes payable principal due
       related parties...........................        395           356       2,161       2,065
     Changes in assets and liabilities:
       Accounts and accrued interest
          receivable.............................     10,145           437     (14,728)      5,382
       Tubular goods inventories.................    (10,688)        4,739       4,889      36,428
       Accounts payable and accrued
          liabilities............................      4,765         4,072      15,802     (16,111)
       Income taxes..............................        540            40         160        (630)
       Prepaid expenses and other................        384           (28)        466         296
                                                     -------       -------     -------    --------
Net cash provided by operating activities........      7,895        10,687      20,301      17,778
                                                     -------       -------     -------    --------
Investing activities
Purchases of property, plant and equipment.......        (36)         (119)       (782)       (622)
Proceeds from sale of assets.....................          1            21         791       2,905
Purchases of businesses, less cash acquired of
  $459...........................................         --            --          --     (96,235)
Other............................................         (3)           --          --          84
                                                     -------       -------     -------    --------
Net cash provided by (used in) investing
  activities.....................................        (38)          (98)          9     (93,868)
                                                     -------       -------     -------    --------
Financing activities
Proceeds from issuance of notes payable and draws
  on line of credit..............................         --            --       4,000      53,921
Proceeds from issuance of notes payable from
  related parties................................         --            --          --      34,548
Payment of debt issuance costs...................         --            --          --        (149)
Issuance of shares of common stock...............         --            25          25      21,486
Repurchase and cancellation of shares of common
  stock..........................................         --           (50)        (50)         --
Debt payments on notes payable and line of
  credit.........................................     (5,915)       (8,710)    (17,548)    (25,494)
Debt payments on notes payable to related
  parties........................................     (1,333)       (1,764)     (9,711)     (3,370)
                                                     -------       -------     -------    --------
Net cash provided by (used in) financing
  activities.....................................     (7,248)      (10,499)    (23,284)     80,942
                                                     -------       -------     -------    --------
Net increase (decrease) in cash and cash
  equivalents....................................        609            90      (2,974)      4,852
Cash and cash equivalents at beginning of
  period.........................................      1,878         4,852       4,852          --
                                                     -------       -------     -------    --------
Cash and cash equivalents at end of period.......    $ 2,487       $ 4,942     $ 1,878    $  4,852
                                                     =======       =======     =======    ========
Cash paid during year for interest...............    $   574       $   952     $ 2,467    $  2,355
                                                     =======       =======     =======    ========
Cash paid during year for income taxes...........    $    --       $    --     $    85    $     --
                                                     =======       =======     =======    ========

                            See accompanying notes.

                                  SOONER INC.

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

1. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

  Business

     Sooner Inc. is a distributor of oilfield tubular products and was formed to acquire Sooner Pipe and Supply Corporation and subsidiaries (collectively the "Company"). The Company's operations are located primarily in the United States ("U.S."). In addition, the Company has sales and marketing subsidiaries located in the United Kingdom ("U.K."), Canada, Nigeria and Venezuela. The majority of sales are to large fully integrated and independent oil companies headquartered in the U.S. The Company generally does not require collateral on trade receivables from these companies.

  Recent Developments

     On July 31, 2000, the Company entered into a Combination Agreement with Oil States International, Inc. ("OSII") whereby OSII will acquire the Company in a stock-for-stock merger and the Company will become a wholly-owned subsidiary of OSII. The transaction is subject to various conditions which must be satisfied prior to closing, including closing of an initial public offering of shares of OSII. The merger is expected to close prior to December 31, 2000. Certain debt agreements, unless repaid, may require amendment or waivers from lenders before the transaction can be completed.

  Consolidation

     The accompanying financial statements include Sooner Inc. and all wholly-owned subsidiaries. All significant intercompany balances and transactions, including any profits in inventory, are eliminated in consolidation.

  Use of Estimates

     Preparation of the financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts in the financial statements and accompanying notes. Actual results could differ from these estimates.

  Cash Equivalents

     The Company includes as cash equivalents all certificates of deposit and U.S. treasury securities with original maturities of 90 days or less.

  Inventories

     Inventories are priced at lower of cost or market using the first-in, first-out (FIFO) cost method.

  Property, Plant and Equipment

     Depreciation is computed on the straight-line method at varying rates by asset classification. Assets of foreign subsidiaries are depreciated on straight-line and accelerated methods over their estimated useful lives. Amortization of leasehold improvements is computed on the straight-line method over the life of the lease. Depreciation expense was $626,000 and $499,000 for the years ended June 30, 2000 and 1999, respectively.

     Capital additions and major renewals and betterments are capitalized as incurred and are depreciated over the estimated useful lives of the assets. When assets are retired or otherwise disposed of, the cost and related accumulated depreciation are removed, and any resulting gain or loss is reflected in other income for the period. Normal repairs and maintenance are expensed to current operations as incurred.

                                  SOONER INC.

  Goodwill and Other Intangible Assets

     Goodwill, which represents the excess of cost over fair value of assets of businesses acquired, is amortized on a straight-line basis over a 15-year period. Debt issuance costs are amortized as interest expense on a straight-line basis, which does not differ materially from the results had the interest method been used, over the life of the Company's revolving credit agreement which expires on July 2, 2003. Total amortization costs were $1,015,000 and $556,000 for the years ended June 30, 2000 and 1999, respectively.

  Impairment of Long-Lived Assets

     The Company evaluates the long-lived assets, including related intangibles, of identifiable business activities for impairment when events or changes in circumstances indicate, in management's judgment, that the carrying value of such assets may not be recoverable. The determination of whether an impairment has occurred is based on management's estimate of undiscounted future cash flows attributable to the assets as compared to the carrying value of the assets. If an impairment has occurred, the amount of the impairment recognized is determined by estimating the fair value for the assets and recording a provision for loss if the carrying value is greater than fair value.

     For assets identified to be disposed of in the future, the carrying value of these assets is compared to the estimated fair value less the cost to sell to determine if an impairment is required. Until the assets are disposed of, an estimate of the fair value is redetermined when related events or circumstances change.

  Incentive Stock Options

     The Company has elected to follow Accounting Principles Board Opinion No. 25, "Accounting for Stock Issued to Employees," ("APB No. 25") and related interpretations in accounting for its employee stock options because the alternative fair value accounting provided for under Statement of Financial Accounting Standard ("SFAS") No. 123, "Accounting for Stock-Based Compensation," requires use of option valuation models that were not developed for use in valuing employee stock options. Under APB No. 25, when the exercise price of the Company's employee stock options equals the market price of the underlying stock on the date of grant, no compensation expense is recognized.

  Foreign Currency Translation

     The Company has foreign subsidiaries operating in the United Kingdom, Canada, Nigeria and Venezuela. For its foreign subsidiaries, the functional currency is considered to be the U.S. dollar. The foreign currency transaction adjustments are included in determining net income or loss.

  Income Taxes

     The Company provides deferred income taxes on temporary differences between the financial statement and tax bases of assets and liabilities. No deferred U.S. income taxes have been provided on the undistributed earnings (approximately $6,191,000 and $4,320,000 at June 30, 2000 and 1999,
respectively) of the foreign subsidiaries since it is the Company's intention to indefinitely reinvest those earnings to finance the continued growth and development of those entities. Under present tax law, such an amount would be subject to U.S. income taxes at prevailing tax rates less foreign tax credits if remitted to the parent company.

  Revenue Recognition

     Net sales are recognized when oilfield tubular products are shipped or, if terminal services are also provided by the Company, when risk of ownership has passed to a customer. Terminal fees of $3,819,000 and $2,500,000 were recognized for the years ended June 30, 2000 and 1999, respectively, on a monthly basis as earned.

                                  SOONER INC.

  Earnings Per Share

     Basic earnings per share is computed by dividing the net income (loss) by the weighted average number of common shares outstanding during the period. Diluted earnings per share is determined on the assumption that outstanding stock options have been converted using the treasury stock method. For purposes of computing earnings per share in a loss period, common stock equivalents are excluded from the computation of weighted average common shares outstanding because their effect is antidilutive.

  New Accounting Standards

     In March 1998, Statement of Position ("SOP") No. 98-1, "Accounting for the Costs of Software Developed or Obtained for Internal Use," was issued. This SOP requires capitalization of specified costs incurred in connection with an internal-use software project. The Company adopted the SOP on July 1, 1999. Neither the Company's financial position, results of operations nor cash flows were significantly impacted by this SOP.

     In April 1998, the AICPA issued SOP 98-5, "Reporting the Costs of Start-Up Activities." The SOP is effective for fiscal years beginning after December 15, 1998, and requires start-up costs capitalized prior to that date be written off and any future start-up costs to be expensed as incurred. The Company adopted the SOP on July 1, 1999. The adoption of the SOP did not have a material impact on the Company's financial position, results of operations or cash flows.

     In June 1998, SFAS No. 133, "Accounting for Derivative Instruments and Hedging Activities," was issued which requires that all derivative instruments be recorded as assets or liabilities on the balance sheet at fair value. The Company adopted SFAS No. 133 on July 1, 2000. The Company's financial position, results of operations or cash flows were not significantly impacted by the adoption of this SFAS.

2. ACQUISITIONS

     During 1999, the Company acquired four oilfield tubular products distribution businesses for $115,627,000. The acquisitions were accounted for using the purchase method in which the Company allocated the purchase price based on the estimated fair values of the assets acquired. The excess of the purchase price over the fair value of the acquired net assets of $14,479,000 was recorded as goodwill. Results of operations from the acquisitions are included in the accompanying consolidated financial statements from the dates of acquisition.

     The following selected unaudited pro forma information (in thousands, except per share amounts) is provided to present a summary of the combined results of the Company as if the acquisitions discussed above had occurred at the beginning of 1999, giving effect to purchase accounting adjustments. The pro forma data is for informational purposes only and may not necessarily reflect the results of operations had the acquired businesses operated as part of the Company for the full year ended June 30, 1999.

                                                             FOR THE
                                                            YEAR ENDED
                                                             JUNE 30,
                                                               1999
                                                            ----------
Net sales................................................    $271,784
Net loss.................................................      (8,554)
Basic and diluted loss per share.........................     (360.90)

                                  SOONER INC.

     The acquisitions were financed with cash and noncash proceeds from the issuance of debt and equity. Cash proceeds were as follows (in thousands):

Revolving line of credit..................................   $48,921
Term note payable.........................................     5,000
Junior subordinated notes payable.........................    21,387
Issuance of 21,386 shares of common stock of the
  Company.................................................    21,386
                                                             -------
                                                             $96,694
                                                             =======

     Noncash proceeds reflect debt and equity issued to the former owner of one of the acquired companies and were as follows (in thousands):

Senior subordinated note payable..........................   $10,000
Senior subordinated contingent note payable...............     4,840
Junior subordinated note payable..........................     2,047
Issuance of 2,046 shares of common stock of the Company...     2,046
                                                             -------
                                                             $18,933
                                                             =======

     One of the acquisitions included a contingent payment provision. The Company estimated the total contingent payment at the acquisition date to be $4,840,000. At June 30, 2000, the Company reevaluated its estimate of the total contingent payment and increased the senior subordinated contingent note payable by $1,000,000 as a non-cash transaction. Goodwill was also increased $1,000,000 and will be amortized over 13 years, which is the remaining amortization period related to this acquisition.

3. INVESTMENTS

     Investments consist primarily of a 20% interest in common stock of an oilfield tubular products company. The investment is carried at cost ($2,059,000 at June 30, 2000 and 1999), as the Company does not have the ability to exercise significant influence over the operating and financial policies of the company. The investment was obtained by the Company in the year ended June 30, 1999 in a noncash transaction in exchange for a note receivable and accrued interest owed the Company from a related party who purchased inventory and real estate from the Company for $3,804,000. A cash payment of $1,850,000 was made by the related party on August 31, 1998 with the remaining balance represented by a $1,954,000 subordinated 6% note receivable.

4. PROPERTY, PLANT AND EQUIPMENT

     Property, plant and equipment, at cost, and related estimated useful lives consists of the following (in thousands):

                                              SEPTEMBER 30,   JUNE 30,   JUNE 30,    ESTIMATED
                                                  2000          2000       1999     USEFUL LIVES
                                              -------------   --------   --------   ------------
                                               (UNAUDITED)
Land........................................     $  544        $  544     $  689
Land improvements...........................        132           132        134          20
Buildings...................................        901           901      1,012        9-40
Machinery and equipment.....................      1,948         1,948      1,978        6-10
Office equipment and software...............      1,593         1,602        961        6-10
Automotive equipment........................        238           227        380           5
Improvements to leased premises.............        426           414        343           9
                                                 ------        ------     ------
                                                 $5,782        $5,768     $5,497
                                                 ======        ======     ======

                                  SOONER INC.

5. COMMITMENTS

     The Company leases office space for periods to 2002. The related rent expense for the year ended June 30, 2000 and 1999 totaled $1,080,000 and $815,000, respectively. At June 30, 2000, minimum annual rentals under noncancelable leases are as follows (in thousands):

2001........................................................   $ 404
2002........................................................       3
                                                               -----
                                                                 407
Less: noncancelable sublease to stockholder.................    (138)
                                                               -----
                                                               $ 269
                                                               =====

6. STOCK AGREEMENTS

     The Company adopted a Stock Option Plan (the "Plan") that provides for the issuance of options to key employees to purchase the Company's common stock. The exercise price of all the outstanding options is $1,000, which has been determined to be not less than the fair value of a share of common stock at the grant date. Options under the Plan vest and become exercisable in four annual installments beginning one year after the grant date, and expire six years after the grant date. The Company granted 1,300 and 875 options in the years ended June 30, 2000 and 1999, respectively. The Company canceled 400 options in the year ended June 30, 2000. The weighted average remaining life of the options is
5.1 years. There were 119 options exercisable at June 30, 2000. At June 30, 2000, there were 1,225 shares of the Company's common stock reserved for future grants of options.

     The Company also issued during the years ended June 30, 2000 and 1999 common stock options to key employees to purchase 350 and 325 shares, respectively, of common stock of the Company for $1,000 per share. These options vested upon grant. Two employees purchased a total of 100 shares of common stock during the year ended June 30, 1999 for $100,000. Options to purchase a total of 225 shares expired unexercised in July 1999. At June 30, 2000, options to purchase a total of 350 shares were outstanding and expire during 2001 if not exercised.

     SFAS No. 123 requires pro forma disclosures of net income as if the Company has accounted for employee stock options under the fair value method of SFAS No.
123. The fair value of these options are estimated at the date of grant using the "minimum value" option pricing model with the following weighted average assumptions for the years ended June 30, 2000 and 1999, respectively: risk-free interest rate of 5.78% and 5.75%, dividend yield of zero and expected life of each option of four years.

     Option valuation models require the input of highly subjective assumptions. Because the Company's employee stock options have characteristics significantly different from those of traded options, and because changes in the subjective input assumptions can materially affect the fair value estimate, in management's opinion, the existing models do not necessarily provide a reliable single measure of the fair value of its employee stock options. Using the "minimum value" option valuation model, the weighted average grant date value of options granted during the years ended June 30, 2000 and 1999 was $206.40 and $205.45 per option, respectively.

     For purposes of pro forma disclosures, the estimated fair value of the options is amortized to expense over the options' vesting period. The Company's pro forma net income (loss) and basic and diluted earnings (loss) per share for the years ended June 30, 2000 and 1999 is as follows:

                                                              2000            1999
                                                           -----------    ------------
Pro forma net income (loss)..............................  $10,176,000    $(10,480,000)
Basic and diluted earnings (loss) per share..............  $    418.63    $    (591.26)

                                  SOONER INC.

     During 1999, the Company issued 26,104 warrants to purchase common stock to its stockholders. These warrants were issued in conjunction with other stockholder transactions, including the funding of the junior subordinated notes payable and the modifications to the senior subordinated notes payable and the senior subordinated contingent note payable. The warrants are exercisable at $1,000 per share and expire between July 2, 2000 and June 30, 2008. In April 2000, a shareholder of the Company exercised warrants to acquire 2,500 shares of common stock. The shareholder paid for the shares in a non-cash exchange for $2,500,000 in outstanding senior subordinated notes payable, including interest and principal due the shareholder.

7. PROFIT SHARING PLANS

     The Company has a contributory profit sharing plan in which substantially all U.S. employees are eligible to participate. The plan provides for annual Company contributions of a discretionary amount determined by the Board of Directors, provided however that the amount of such contribution shall not exceed the maximum amount deductible by the Company under the provisions of the Internal Revenue Code. Company contributions to the plan were $128,000 and $104,000 during the years ended June 30, 2000 and 1999, respectively.

8. INCOME TAXES

     The components of the provision for (benefit from) income taxes for the year ended June 30, are as follows (in thousands):

                                                              2000    1999
                                                              ----    -----
Current:
  Federal...................................................  $154    $  --
  State.....................................................    29       --
  Foreign...................................................    40      173
                                                              ----    -----
                                                               223      173
Deferred....................................................    22     (769)
                                                              ----    -----
Total provision (benefit)...................................  $245    $(596)
                                                              ====    =====

     A reconciliation of the U.S. statutory tax rate for the year ended June 30 to the consolidated provision for (benefit from) income taxes is as follows (in thousands):

                                                               2000       1999
                                                              -------    -------
Expected federal income tax provision (benefit) at current
  statutory rates...........................................  $ 3,570    $(3,756)
Increase (decrease) in valuation allowance..................   (3,700)     3,700
State income tax (benefit), net of federal benefit..........      415       (582)
Income of foreign subsidiaries taxed at different rates,
  including foreign net operating loss carryforwards
  utilized..................................................      (93)       (40)
Other.......................................................       53         82
                                                              -------    -------
Provision for (benefit from) income taxes...................  $   245    $  (596)
                                                              =======    =======

                                  SOONER INC.

     Significant components of the Company's deferred tax liabilities and assets as of June 30 are as follows (in thousands):

                                                              2000    1999
                                                              ----   -------
Deferred tax assets:
  Book over tax accrued liabilities.........................  $212   $   245
  Book over tax reserves for inventory and accounts
     receivable.............................................   531     2,114
  Tax over book inventory capitalization....................    36       112
  Net operating loss carryforward...........................    --     2,031
                                                              ----   -------
  Total deferred tax assets.................................   779     4,502
Less valuation allowance....................................    --    (3,700)
                                                              ----   -------
Net deferred tax assets.....................................  $779   $   802
                                                              ====   =======

     The Company had a U.S. net operating loss carryforward of $5,109,000 which was utilized in 2000. The Company reversed the valuation allowance of $3,700,000 in 2000 as the Company expects the deferred tax assets at June 30, 2000 to be fully realizable.

9. LONG-TERM NOTES PAYABLE

     Long-term debt and notes payable consist of the following (in thousands):

                                                       SEPTEMBER 30,   JUNE 30,   JUNE 30,
                                                           2000          2000       1999
                                                       -------------   --------   --------
                                                        (UNAUDITED)
Revolving line of credit.............................     $21,786      $27,545    $41,093
Term note payable....................................          --          156        156
Senior subordinated notes payable....................          38        1,160      9,772
Senior subordinated contingent note payable..........         497          995      2,845
Junior subordinated notes payable....................      26,512       26,116     24,626
                                                          -------      -------    -------
                                                           48,833       55,972     78,492
Less current portion.................................         535        2,311      4,156
                                                          -------      -------    -------
                                                           48,298      $53,661    $74,336
                                                          =======      =======    =======

     The Company has a $50,000,000 credit agreement, with priority to the senior subordinated notes payable, senior subordinated contingent note payable and junior subordinated notes payable. Total borrowings under the revolving line of credit, the term note payable and any letters of credit cannot exceed $50,000,000. Aggregate letters of credit cannot exceed $5,000,000. The amounts available under the line of credit at June 30, 2000 and 1999 were approximately $13,200,000 and $3,000,000, respectively. The credit agreement is secured by all of the accounts receivable, inventory and property, plant and equipment of the Company as defined in the credit agreement ($89,111,000 and $78,968,000 at June 30, 2000 and 1999, respectively) plus all common stock of the subsidiaries of the Company. The credit agreement terminates on July 2, 2003 and bears interest at the First Union National prime rate (7.75% at June 30, 2000), or adjusted Eurodollar rate as defined in the agreement plus, in either case, 1.75% (8.4% at June 30, 2000). The credit agreement also requires the Company to maintain a minimum net worth and restricts the payment of cash dividends, incurrence of additional debt or sale of property, plant and equipment as defined in the credit agreement. A 1/4% per annum unused commitment fee is charged monthly on the unused portion of the credit agreement plus a $2,000 monthly service fee.

     The Company had a $10,000,000 senior subordinated note payable and a $7,500,000 senior subordinated contingent note payable as defined in the stock purchase agreement ("Agreement") between the former

                                  SOONER INC.

owner of Sooner Pipe & Supply Corporation and the Company. The senior subordinated note payable was subsequently amended and restated later in the year ended June 30, 1999 into two senior subordinated notes payable (Notes A and B) of $5,000,000 each. Principal payments on Note A are due in five equal quarterly installments of $1,000,000 on the first day of January, April, July and October, commencing July 1, 1999. Accrued interest is payable on October 1, 2000. At June 30, 2000, $119,000 was outstanding on Note B and is due on July 31, 2000. The senior subordinated notes payable have priority over the senior subordinated contingent note payable and junior subordinated notes payable and bear interest at a rate dependent upon the existence of outstanding borrowings on the credit agreement discussed above. If a balance is outstanding on the credit agreement, the senior subordinated note payable bears interest at that rate plus .25% (8% at June 30, 2000). If no amounts are outstanding against the credit agreement, the notes bear interest at an annual rate of 7.7%. However, the interest rate shall never be lower than that of any indebtedness incurred in conjunction with a designated transaction as defined by the Agreement. In the event of default, the notes will bear an interest rate of 9.7%.

     The senior subordinated contingent note payable bears interest at a non-compounding rate of 6% per annum and has priority over the junior subordinated notes payable. Principal and interest payments on the senior subordinated contingent note payable are limited to 37.5% of the quarterly proceeds from the previous calendar quarter's sale of any portion of $20,000,000 of designated inventory, as defined in the Agreement. The other 62.5% of the proceeds from the sale of the designated inventory must be applied as payment against the senior subordinated Note B as identified above. The lender has the option, with ten days written notice, of demanding final payment of $150,000 on the senior subordinated contingent note payable when the value of the designated inventory has been reduced to $2,000,000. The value of the designated inventory at June 30, 2000 for purposes of this note was $2,038,000.

     At formation, the Company entered into two junior subordinated notes payable with its stockholders for $17,184,000. During May and June 1999, the Company entered into additional junior subordinated notes payable to its stockholders for $6,250,000. All junior subordinated notes bear an interest rate of 6% compounded annually and are due on June 30, 2008. A $169,000 junior subordinated note payable and 170 shares of $.01 par value common stock were issued in exchange for a portion of the scheduled July 1, 1999 payment on the senior subordinated Note A described above and represents a noncash transaction. The unpaid interest on the senior and junior subordinated notes payable is capitalized as additional principal in a noncash transaction until due.

     At June 30, 2000, annual maturities of long-term notes payable were as follows (in thousands):

2001......................................................   $ 2,311
2002......................................................        --
2003......................................................        --
2004......................................................    27,545
2005......................................................        --
Thereafter................................................    26,116
                                                             -------
                                                             $55,972
                                                             =======

10. FINANCIAL INSTRUMENTS

     The following methods and assumptions were used by the Company in estimating its fair-value disclosures for financial instruments:

     Cash and cash equivalents: The carrying amounts reported in the balance sheet approximate fair value due to the short-term maturity of these instruments.

                                  SOONER INC.

     Noncurrent accounts and notes receivable: As the maturity of these receivables is less than three years, fair value is estimated to approximate historically recorded amounts.

     Investments at cost: Fair value is estimated to approximate historically recorded amounts as the investments are primarily in a non-publicly traded company for which it is not practicable to estimate its fair value.

     Long-term notes payable: The fair value of the Company's long-term notes payable is based on the prices of similar securities with similar terms and credit ratings. The carrying amount and fair value of the Company's long-term notes payable is $55,972,000 and $55,391,000, respectively, at June 30, 2000 and $78,492,000 and $79,197,000, respectively, at June 30, 1999.

11. LEGAL CONTINGENCIES

     The Company is involved in various claims and legal actions arising in the ordinary course of business. Management does not believe that the ultimate resolution of these matters will have a material impact on the Company's financial position, results of operations or cash flows.

12. SEGMENT DISCLOSURES

     The Company evaluates performance based upon segment income (loss) before income taxes which includes revenues from external and internal customers, operating costs and expenses, and depreciation and amortization. The accounting policies of the segments are the same as those described in Note 1. Intersegment sales are generally accounted for at the cost of the selling segment.

     The Company's geographical reporting segments are based on product shipment origin for revenues and physical location for other items. Other includes operations in Venezuela and Canada. Long-lived assets are comprised of property, plant and equipment, goodwill and other intangible and non-current assets (in thousands).

                                          AS OF AND FOR THE QUARTER ENDED SEPTEMBER 30, 2000
                                    --------------------------------------------------------------
                                      U.S.     NIGERIA    U.K.    OTHER    ELIMINATIONS    TOTAL
                                    --------   -------   ------   ------   ------------   --------
                                                             (UNAUDITED)
Revenues:
  External........................  $ 57,450   $  831    $  650   $   (5)    $     --     $ 58,926
  Intersegment....................       894       --        --       --         (894)          --
                                    --------   ------    ------   ------     --------     --------
  Total...........................    58,344      831       650       (5)        (894)      58,926
Income (loss) before income
  taxes...........................     4,734      153        76       22       (2,540)       2,445
Total assets......................   168,233    6,785     2,965    2,097      (69,814)     110,266
Long-lived assets.................    86,308    1,700       355       --      (66,147)      22,216
Additions to long-lived assets....        25       --        11       --           --           36
Depreciation and amortization.....       390       39         6       --           --          435

                                  SOONER INC.

                                          AS OF AND FOR THE QUARTER ENDED SEPTEMBER 30, 1999
                                     -------------------------------------------------------------
                                       U.S.     NIGERIA    U.K.    OTHER    ELIMINATIONS    TOTAL
                                     --------   -------   ------   ------   ------------   -------
                                                              (UNAUDITED)
Revenues:
  External.........................  $ 40,957   $1,846    $1,698   $  179     $     --     $44,680
  Intersegment.....................       546       --        --       --         (546)         --
                                     --------   ------    ------   ------     --------     -------
  Total............................    41,503    1,846     1,698      179         (546)     44,680
Income (loss) before income
  taxes............................     1,702      319        96       (4)      (1,426)        687
Total assets.......................   139,807    9,091     3,841    3,079      (57,023)     98,796
Long-lived assets..................    69,148    2,365        52       --      (48,182)     23,383
Additions to long-lived assets.....       100       19        --       --           --         119
Depreciation and amortization......       357       37         5       --           --         399

                                             AS OF AND FOR THE YEAR ENDED JUNE 30, 2000
                                   --------------------------------------------------------------
                                     U.S.     NIGERIA    U.K.    OTHER    ELIMINATIONS    TOTAL
                                   --------   -------   ------   ------   ------------   --------
Revenues:
  External.......................  $242,582   $12,263   $3,759   $  381     $     --     $258,985
  Intersegment...................     3,414        --       --       --       (3,414)          --
                                   --------   -------   ------   ------     --------     --------
  Total..........................   245,996    12,263    3,759      381       (3,414)     258,985
Income before income taxes.......    22,943     1,555      300       55      (14,353)      10,500
Total assets.....................   166,233    11,659    2,442    2,112      (72,178)     110,268
Long-lived assets................    84,635     1,245      276       --      (63,608)      22,548
Additions to long-lived assets...     1,715        37       30       --           --        1,782
Depreciation and amortization....     1,455       170       16       --           --        1,641

                                            AS OF AND FOR THE YEAR ENDED JUNE 30, 1999
                                  ---------------------------------------------------------------
                                    U.S.     NIGERIA    U.K.     OTHER    ELIMINATIONS    TOTAL
                                  --------   -------   -------   ------   ------------   --------
Revenues:
  External......................  $ 77,256   $14,726   $12,134   $4,652     $     --     $108,768
  Intersegment..................     3,421        --        --       --       (3,421)          --
                                  --------   -------   -------   ------     --------     --------
  Total.........................    80,677    14,726    12,134    4,652       (3,421)     108,768
Income (loss) before income
  taxes.........................   (20,647)    2,894       645      (21)       6,082      (11,047)
Total assets....................   142,063    10,844     5,554    4,010      (58,320)     104,151
Long-lived assets...............    67,819     2,152        29       --      (46,757)      23,243
Additions to long-lived
  assets........................    21,913     2,338        45        2           --       24,298
Depreciation and amortization...       851       185        16        3           --        1,055

     The Company had net sales greater then 10% of total net sales to the following customers by segment:

                                                              2000    1999
                                                              ----   -------
Nigeria -- Mobil Producing Nigeria..........................   --    $14,723
U.K. -- Mobil North Sea.....................................   --     12,134
U.S. -- ARCO Alaska, Inc. ..................................   --     11,925
U.S. -- UNOCAL..............................................   --     11,072

                         REPORT OF INDEPENDENT AUDITORS

To the Stockholder of
Sooner Pipe & Supply Corporation

     We have audited the accompanying consolidated balance sheet of Sooner Pipe & Supply Corporation as of July 2, 1998 and the related consolidated statements of operations, stockholder's equity, and cash flows for the period from August 1, 1997 to July 2, 1998. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audit.

     We conducted our audit in accordance with auditing standards generally accepted in the United States. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.

     In our opinion, the financial statements referred to above, present fairly, in all material respects, the consolidated financial position of Sooner Pipe & Supply Corporation at July 2, 1998 and the consolidated results of its operations and its cash flows for the period from August 1, 1997 to July 2, 1998, in conformity with accounting principles generally accepted in the United States.

                                            ERNST & YOUNG LLP

Tulsa, Oklahoma
August 14, 1998

                        SOONER PIPE & SUPPLY CORPORATION

                           CONSOLIDATED BALANCE SHEET
                                  JULY 2, 1998
                    (IN THOUSANDS, EXCEPT FOR SHARE AMOUNTS)

                                ASSETS
Current assets:
  Cash and cash equivalents.................................   $    459
  Accounts receivable:
     Trade, net of allowance for doubtful accounts of
      $250..................................................     19,809
     Affiliates.............................................         57
  Accrued interest receivable...............................          3
  Deferred income taxes.....................................         76
  Income tax receivable.....................................        491
  Inventories...............................................     27,695
  Prepaid expenses and other................................      1,599
                                                               --------
          Total current assets..............................     50,189
Property, plant and equipment...............................     17,664
Accumulated depreciation and amortization...................    (12,297)
                                                               --------
                                                                  5,367
Investments and other assets:
  Accounts and notes receivable.............................      3,037
  Deposits and other assets.................................        502
                                                               --------
                                                                  3,539
                                                               --------
          Total assets......................................   $ 59,095
                                                               ========
                 LIABILITIES AND STOCKHOLDER'S EQUITY
Current liabilities:
  Accounts payable -- trade.................................   $ 23,215
  Accrued liabilities.......................................      1,343
  Accrued taxes other than income taxes.....................      1,589
                                                               --------
          Total current liabilities.........................     26,147
Stockholder's equity:
  Common stock, $100 par value; 10,000 shares authorized,
     7,000 shares issued....................................        700
  Capital in excess of par value............................          1
  Retained earnings.........................................     34,017
  Treasury stock............................................     (1,770)
                                                               --------
          Total stockholder's equity........................     32,948
                                                               --------
          Total liabilities and stockholder's equity........   $ 59,095
                                                               ========

                            See accompanying notes.

                        SOONER PIPE & SUPPLY CORPORATION

                      CONSOLIDATED STATEMENT OF OPERATIONS
                   PERIOD FROM AUGUST 1, 1997 TO JULY 2, 1998
              (IN THOUSANDS, EXCEPT SHARES AND EARNINGS PER SHARE)

Net sales...................................................   $185,098
Operating costs and expenses:
  Cost of sales.............................................    161,774
  Terminal operating expenses...............................      3,725
  Selling, general and administrative expenses..............     21,828
                                                               --------
                                                                187,327
                                                               --------
Operating loss..............................................     (2,229)
Other income (expense):
  Investment income.........................................        863
  Interest expense..........................................        (52)
  Other.....................................................        498
                                                               --------
                                                                  1,309
                                                               --------
Loss before income taxes....................................       (920)
Provision for income taxes:
  Current...................................................       (334)
  Deferred..................................................        338
                                                               --------
                                                                      4
                                                               --------
Net loss....................................................   $   (924)
                                                               ========
Loss per common share:
  Basic and diluted.........................................   $(132.00)
  Weighted average shares outstanding.......................      7,000

                            See accompanying notes.

                        SOONER PIPE & SUPPLY CORPORATION

                 CONSOLIDATED STATEMENT OF STOCKHOLDER'S EQUITY
               FOR THE PERIOD AUGUST 1, 1997 THROUGH JULY 2, 1998
                                 (IN THOUSANDS)

                                           CAPITAL IN
                                           EXCESS OF
                                  COMMON      PAR       RETAINED   TRANSLATION   TREASURY
                                  STOCK      VALUE      EARNINGS   ADJUSTMENT     STOCK      TOTAL
                                  ------   ----------   --------   -----------   --------   --------
Balance at August 1, 1997.......   $700        $1       $ 54,024      $ 14       $(1,770)   $ 52,969
Net loss........................     --        --           (924)       --            --        (924)
Dividends Declared..............     --        --        (19,083)       --            --     (19,083)
Currency Translation
  Adjustment....................     --        --             --       (14)           --         (14)
                                   ----        --       --------      ----       -------    --------
Balance at July 2, 1998.........   $700        $1       $ 34,017      $ --       $(1,770)   $ 32,948
                                   ====        ==       ========      ====       =======    ========

                            See accompanying notes.

                        SOONER PIPE & SUPPLY CORPORATION

                      CONSOLIDATED STATEMENT OF CASH FLOWS
                   PERIOD FROM AUGUST 1, 1997 TO JULY 2, 1998
                                 (IN THOUSANDS)

Operating activities
  Net loss from operations..................................   $   (924)
  Adjustments to reconcile net loss to net cash used in
     operating activities:
     Depreciation...........................................        889
     Gain on disposition of assets..........................        (53)
     Changes in assets and liabilities:
       Accounts and accrued interest receivable.............      1,660
       Inventories..........................................    (10,461)
       Accounts payable and accrued liabilities.............      1,717
       Income taxes.........................................        328
       Other................................................     (1,246)
                                                               --------
          Net cash used in operating activities.............     (8,090)
Investing activities
  Purchases of investment securities........................    (13,507)
  Maturities and sales of investment securities.............      8,512
  Purchases of property, plant and equipment................     (2,180)
  Proceeds from sale of assets..............................      1,019
  Other.....................................................     (2,280)
                                                               --------
          Net cash used in investing activities.............     (8,436)
Financing activities
  Dividends paid............................................     (5,000)
                                                               --------
  Net decrease in cash and cash equivalents.................    (21,526)
  Cash and cash equivalents at beginning of period..........     21,985
                                                               --------
  Cash and cash equivalents at end of period................   $    459
                                                               ========
Supplemental disclosure of cash flows:
  Income taxes refunded, net................................   $    618
  Noncash dividends declared and paid.......................   $ 14,083

                            See accompanying notes.

                        SOONER PIPE & SUPPLY CORPORATION

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

1. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

  Business

     The Company is a distributor of oilfield tubular and general products. The Company's operations are located primarily in the United States ("U.S."). In addition, the Company has sales and marketing subsidiaries located in the United Kingdom ("U.K."), Canada, Nigeria and Barbados. The majority of sales are to large fully-integrated and independent oil companies headquartered in the U.S. The Company generally does not require collateral on trade receivables from these companies.

  Consolidation

     The accompanying financial statements include Sooner Pipe & Supply Corporation and all subsidiaries (collectively the "Company"). All significant intercompany balances and transactions, including any profits in inventory, are eliminated in consolidation.

  Use of Estimates

     Preparation of the financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts in the financial statements and accompanying notes. Actual results could differ from these estimates.

  Cash Equivalents

     The Company includes as cash equivalents all certificates of deposit and U.S. treasury securities with original maturities of 90 days or less.

  Inventories

     Inventories are priced at lower of cost or market. Inventories held in the U.S. are valued primarily at LIFO and those held outside the U.S. are valued primarily at FIFO.

  Property, Plant and Equipment

     Depreciation is computed on the straight-line and declining balance methods at varying rates by asset classification. Assets of foreign subsidiaries are depreciated on straight-line and accelerated methods over their estimated useful lives. Amortization of leasehold improvements is computed on the straight-line method over the life of the lease.

     Capital additions and major renewals and betterments are capitalized as incurred and are depreciated over the estimated useful lives of the assets. When assets are retired or otherwise disposed of, the cost and related accumulated depreciation are removed, and any resulting gain or loss is reflected in other income for the period. Normal repairs and maintenance are expensed to current operations as incurred.

  Impairment of Long-Lived Assets

     The Company evaluates the long-lived assets of identifiable business activities for impairment when events or changes in circumstances indicate, in management's judgment, that the carrying value of such assets may not be recoverable. The determination of whether an impairment has occurred is based on management's estimate of undiscounted future cash flows attributable to the assets as compared to the carrying value of the assets. If an impairment has occurred, the amount of the impairment recognized is determined by estimating the fair value for the assets and recording a provision for loss if the carrying value is greater than fair value.

                        SOONER PIPE & SUPPLY CORPORATION

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                                  (CONTINUED)

     For assets identified to be disposed of in the future, the carrying value of these assets is compared to the estimated fair value less the cost to sell to determine if an impairment is required. Until the assets are disposed of, an estimate of the fair value is redetermined when related events or circumstances change.

  Foreign Currency Remeasurement

     The Company has foreign subsidiaries operating in the United Kingdom, Canada, Nigeria and Barbados. For its foreign subsidiaries, the functional currency is considered to be the U.S. dollar, and therefore inventory, fixed assets and stockholder's equity are translated into U.S. dollars at historical exchange rates while other balance sheet accounts are remeasured into U.S. dollars at exchange rates in effect at year-end. The resulting remeasurement adjustments are included in determining net income or loss. Income and expense accounts are remeasured at average rates of exchange during the period, except depreciation, which is translated at historical exchange rates. The foreign currency transaction adjustments are also included in determining net income or loss. Included in loss before income taxes is net foreign exchange remeasurement and transaction expense of $186,000 for the period from August 1, 1997 to July 2, 1998.

  Income Taxes

     The Company is included in its ultimate parent's consolidated U.S. federal income tax return. Provision for income taxes is computed at existing statutory rates without regard to separate return limitations.

     The Company provides deferred income taxes on temporary differences between the financial statement and tax bases of assets and liabilities. No deferred U.S. income taxes have been provided on the undistributed earnings (approximately $833,000 at July 2, 1998) of the foreign subsidiaries since it is the Company's intention to indefinitely reinvest those earnings to finance the continued growth and development of those entities. Under present tax law, such an amount would be subject to U.S. income taxes at prevailing tax rates less foreign tax credits if remitted to the parent company.

  Revenue Recognition

     Net sales are recognized when oilfield tubular products are shipped or, if terminal services are also provided by the Company, when risk of ownership has passed to a customer. Terminal fees of $3,395,000 were recognized in the period from August 1, 1997 to July 2, 1998 on a monthly basis as earned.

  Investment Securities

     Management determines the appropriate classification of government debt securities at the time of purchase and reevaluates such designation as of each balance sheet date. Debt securities are designated as held-to-maturity as the Company has the positive intent and ability to hold the securities to maturity. Held-to-maturity securities are stated at amortized cost, adjusted for amortization of premiums and accretion of discounts to maturity. Such amortization is included in investment income. Interest on securities classified as held-to-maturity is also included in investment income. All of the Company's investment securities were paid to the Company's parent as a noncash dividend in the period from August 1, 1997 to July 2, 1998.

  Earnings Per Share

     Basic earnings per share is computed by dividing the net loss by the weighted average number of common shares outstanding during the period. Diluted earnings per share is determined on the assumption that outstanding stock options have been converted using the treasury stock method. For purposes of computing earnings per share in a loss year, common stock equivalents are excluded from the computation of weighted average common shares outstanding because their effect is antidilutive.

                        SOONER PIPE & SUPPLY CORPORATION

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                                  (CONTINUED)

  New Accounting Standards

     In March 1998, Statement of Position ("SOP") No. 98-1, "Accounting for the Costs of Software Developed or Obtained for Internal Use," was issued. This SOP requires capitalization of specified costs incurred in connection with an internal-use software project. Adoption of this SOP is not required until fiscal 2000. Neither the Company's financial position, results of operations nor cash flows are expected to be significantly impacted by this SOP.

     In April 1998, the AICPA issued SOP 98-5, "Reporting the Costs of Start-Up Activities". The SOP is effective for fiscal years beginning after December 15, 1998, and requires start-up costs capitalized prior to that date be written off and any future start-up costs to be expensed as incurred. The Company has determined that the impact of the adoption of the SOP will not materially impact the Company's financial position, results of operations or cash flows.

     In June 1998, Statement of Financial Accounting Standard ("SFAS") No. 133, "Accounting for Derivative Instruments and Hedging Activities," was issued which requires that all derivative instruments be recorded as assets or liabilities on the balance sheet at fair value. SFAS No. 133 is not required to be adopted by the Company until July 1, 2000. The Company's financial position, results of operations or cash flows are not expected to be significantly impacted by this SFAS when adopted.

2. INVENTORIES

     Inventories consist of the following at July 2, 1998 (in thousands):

Tubular goods...............................................   $26,429
Oilfield supplies...........................................     1,266
                                                               -------
                                                               $27,695
                                                               =======

     During the period from August 1, 1997 to July 2, 1998, LIFO inventory quantities were reduced resulting in a partial liquidation of the LIFO bases, the effect of which decreased the net loss, after income taxes, by $1,912,000. Inventories stated under the LIFO method were $14,996,000 at July 2, 1998. If the FIFO method had been used, inventories would have been $45,405,000 higher than reported at July 2, 1998.

3. PROPERTY, PLANT AND EQUIPMENT

     Property, plant and equipment, at cost, and related estimated useful lives consists of the following at July 2, 1998:

                                                                   COST         ESTIMATED
                                                              (IN THOUSANDS)   USEFUL LIVES
                                                              --------------   ------------
Land........................................................     $ 1,295
Land improvements...........................................       2,096             20
Buildings...................................................       3,729           9-40
Machinery and equipment.....................................       6,088           6-10
Office equipment............................................       2,764           6-10
Automotive equipment........................................       1,286              5
Improvements to leased premises.............................         406              9
                                                                 -------
                                                                 $17,664
                                                                 =======

                        SOONER PIPE & SUPPLY CORPORATION

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                                  (CONTINUED)

4. COMMITMENTS

     The Company leases office space, store buildings and land for periods to 2002. The related rent expense for the period from August 1, 1997 to July 2, 1998 totaled $1,328,000. At July 2, 1998 minimum annual rentals under noncancellable leases are as follows (in thousands):

1999.......................................................   $1,004
2000.......................................................      920
2001.......................................................      685
2002.......................................................       74
                                                              ------
                                                              $2,683
                                                              ======

5. PROFIT SHARING PLANS

     The Company has a contributory profit sharing plan in which substantially all U.S. employees are eligible to participate. The plan provides for annual Company contributions of a discretionary amount determined by the Board of Directors, provided however that the amount of such contribution shall not exceed the maximum amount deductible by the Company under the provisions of the Internal Revenue Code. Company contributions to the plan of $256,000 were charged against earnings in the period from August 1, 1997 to July 2, 1998.

6. FOREIGN OPERATIONS

     The following is a summary of the financial data of the foreign subsidiaries as of July 2, 1998 and for the period from August 1, 1997 to July 2, 1998 (in thousands):

Current assets..............................................   $19,136
Intercompany receivable.....................................       612
Property, plant and equipment, net of accumulated
  depreciation..............................................       529
Other assets................................................     3,197
                                                               -------
          Total assets......................................   $23,474
                                                               =======
Current liabilities.........................................   $ 3,262
Intercompany payable........................................    18,252
Stockholder's equity........................................     1,960
                                                               -------
          Total liabilities and stockholder's equity........   $23,474
                                                               =======
Sales (net of intercompany).................................   $22,927
                                                               =======
Net income..................................................   $ 1,101
                                                               =======

7. FOREIGN CURRENCY HEDGES

     The Company enters into forward exchange contracts to hedge some of its foreign currency transactions for periods consistent with the terms of the underlying transactions. The Company does not engage in speculation, nor does the Company hedge non-transaction related balance sheet exposure. While the forward contracts affect the Company's results of operations, they do so only in connection with the underlying transactions. As a result, they do not subject the Company to risk from exchange rate movements because gains and losses on these contracts offset losses and gains on the transactions being hedged. At July 2, 1998, the Company had $1,700,000 of foreign exchange contracts outstanding in Canadian dollars.

                        SOONER PIPE & SUPPLY CORPORATION

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                                  (CONTINUED)

     The forward exchange contracts generally have maturities that do not exceed six months. Based on July 2, 1998 exchange rates and the various maturity dates of the foreign currency forward contracts, the Company estimates the aggregate contract value to be representative of the fair value of these items at July 2, 1998.

8. INCOME TAXES

     The components of the provision (benefit) for income taxes for the period from August 1, 1997 to July 2, 1998 is as follows (in thousands):

Current:
  Federal...................................................  $(691)
  State.....................................................      3
  Foreign...................................................    354
                                                              -----
                                                               (334)
Deferred -- federal.........................................    338
                                                              -----
Total provision.............................................  $   4
                                                              =====

     Significant components of the Company's deferred tax liabilities and assets at July 2, 1998 consist of the following (in thousands):

Deferred tax assets:
  Book over tax accrued liabilities.........................  $71
  Other.....................................................    5
                                                              ---
          Total deferred tax assets.........................  $76
                                                              ===

     A reconciliation of the U.S. Statutory tax rate at July 2, 1998 to the consolidated provision for income taxes is as follows (in thousands):

Expected federal income tax benefit at current statutory
  rates.....................................................  $(313)
State income tax provision, net of federal impact...........      1
Nondeductible expenses......................................    155
Income of foreign subsidiaries, taxed at different rates....    234
Other.......................................................    (73)
                                                              -----
Provision for income taxes..................................  $   4
                                                              =====

9. FINANCIAL INSTRUMENTS

     The following methods and assumptions were used by the Company in estimating its fair value disclosures for financial instruments:

        Cash and cash equivalents: The carrying amounts reported in the balance sheet approximate fair value due to the short-term maturity of these instruments.

        Noncurrent accounts and notes receivable: As the maturity of these receivables is less than three years, fair value is estimated to approximate historically recorded amounts.

                        SOONER PIPE & SUPPLY CORPORATION

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                                  (CONTINUED)

10. LEGAL CONTINGENCIES

     The Company is involved in various claims and legal actions arising in the ordinary course of business. Management does not believe that the ultimate resolution of these matters will have a material impact on the Company's financial position, results of operations or cash flows.

11. SEGMENT DISCLOSURES

     The Company evaluates performance based upon segment income (loss) before income taxes which includes revenues from external and internal customers, operating costs and expenses, and depreciation and amortization. The accounting policies of the segments are the same as those described in Note 1. Intersegment sales are generally accounted for at the cost of the selling segment.

     The Company's geographical reporting segments are based on product shipment origin for revenues and physical location for other items. Long-lived assets are comprised of property, plant and equipment and other non-current assets.

                                 U.S.     NIGERIA    U.K.    CANADA    BARBADOS   ELIMINATIONS    TOTAL
                               --------   -------   ------   -------   --------   ------------   --------
                                                             (IN THOUSANDS)
Revenues:
  External...................  $162,172   $ 2,766   $3,323   $16,837   $    --      $     --     $185,098
  Intersegment...............     9,409        --       --        --        --        (9,409)          --
                               --------   -------   ------   -------   -------      --------     --------
          Total..............   171,581     2,766    3,323    16,837        --        (9,409)     185,098
Income (loss) before income
  taxes......................    (1,679)      297      (95)      677       778          (898)        (920)
  Total assets...............    60,101    14,783    6,257     2,365        68       (24,479)      59,095
Long-lived assets............    10,910     3,578       93        21        --        (5,696)       8,906
Additions to long-lived
  assets.....................     1,504     2,934        7        15        --            --        4,460
Depreciation and
  amortization...............       708       164       12         5        --            --          889

     During fiscal 1999, the Company had net sales greater than 10% of total sales to the following customers by segment (in thousands):

U.S. -- G.B. Tubulars, Inc. ................................  $23,990
U.S. -- UNOCAL..............................................   23,480

12. IMPACT OF YEAR 2000 (UNAUDITED)

     The Year 2000 Issue is the result of computer programs being written using two digits rather than four to define the applicable year. Various computer and other equipment may also have embedded Year 2000 issues.

     The Company has completed an assessment and will have to modify or replace portions of its software so that its computer systems will function properly with respect to dates in the year 2000 and thereafter. The Company estimates that approximately 91% of the required conversions are complete, and based on the current plan of action, the Company does not believe the Year 2000 project costs will be significant.

     Management estimates that the Year 2000 project will be completed no later than December, 1998, which is prior to any anticipated impact on its operating systems.

     The Company believes that with modifications to existing software and conversions to new software, the Year 2000 Issue will not pose significant operational problems for its computer systems. However, if such

                        SOONER PIPE & SUPPLY CORPORATION

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                                  (CONTINUED)

modifications and conversions are not made, or are not completed timely, the Year 2000 Issue could have a material impact on the operations of the Company.

     In addition, communications are ongoing with other companies with which the Company's systems interface or rely on to determine the extent to which those companies are addressing their Year 2000 compliance.

13. SUBSEQUENT EVENTS

     As a result of the sale of the Company on July 2, 1998, the Company has entered into or guaranteed various debt agreements to finance the acquisition of the Company by the new owners ("Sooner Inc."). The Company entered into a $50,000,000 credit agreement which is guaranteed by Sooner Inc. and includes a $40,000,000 revolving line of credit (a borrowing of $35,000,000 occurred on July 2, 1998), a $5,000,000 term note payable in monthly installments with final maturity on June 30, 2000, and $5,000,000 in letter of credit accommodations. Interest is payable at the First Union National Bank Prime Rate, or adjusted Eurodollar rate as defined in the agreement plus 1.75%, per annum depending on whether the revolver loans are Prime Rate or Eurodollar Rate loans when borrowed, as defined in the agreement. The revolving line of credit and letter of credit accommodations expire on July 2, 2003.

     The Company also guaranteed and assumed a $10,000,000 senior subordinated note and a $7,500,000 senior subordinated contingent note, as defined in the sale agreement, between Sooner Inc. and the Company's parent. The $10,000,000 note bears interest at the same rate as the $50,000,000 credit agreement noted above and matures on July 2, 1999. The $7,500,000 note bears interest at 6% per annum and is payable in quarterly installments based on 37.5% of the quarterly proceeds from the sale of $20,000,000 of designated inventory as identified in the sale agreement. The other 62.5% of the quarterly proceeds from the sale of such inventory must be applied as payment against the $5,000,000 term note and the $10,000,000 note as identified above.

     The Company also sold inventory and real estate to a related party of Sooner Inc. on July 31, 1998 for $3,804,000. This amount is contingent upon settlement of the valuation of the inventory sold. A payment of $1,850,000 will be made on August 31, 1998 with the remainder being represented by a $1,954,000 subordinated 6% note due to the Company in annual installments of $977,000, plus interest, with final maturity on July 31, 2000.

--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

     Through and including             , 2001 (the 25th day after the date of
this prospectus), all dealers effecting transactions in these securities, whether or not participating in this offering, may be required to deliver a prospectus. This is in addition to the dealers' obligation to deliver a prospectus when acting as underwriters and with respect to their unsold allotments or subscriptions.


                               14,600,000 SHARES


                     [OIL STATES INTERNATIONAL, INC. LOGO]

                                  COMMON STOCK

                             ---------------------

                                   PROSPECTUS
                             ---------------------

                              MERRILL LYNCH & CO.

                           CREDIT SUISSE FIRST BOSTON

                               SIMMONS & COMPANY
                                 INTERNATIONAL


                                           , 2001

--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

                 [ALTERNATE PAGES FOR INTERNATIONAL PROSPECTUS]

      The information in this prospectus is not complete and may be changed. We may not sell these securities until the registration statement filed with the Securities and Exchange Commission is effective. This prospectus is not an offer to sell these securities and it is not soliciting an offer to buy these securities in any state where the offer or sale is not permitted.

                             SUBJECT TO COMPLETION

                 PRELIMINARY PROSPECTUS DATED JANUARY 19, 2001

PROSPECTUS

                               14,600,000 SHARES


                     [OIL STATES INTERNATIONAL, INC. LOGO]

                                  COMMON STOCK
                             ----------------------


     This is Oil States International, Inc.'s initial public offering. Oil States International is selling 12,500,000 shares, and Oil States International stockholders are selling 2,100,000 shares. The international managers are offering 2,920,000 shares outside the U.S. and Canada, and the U.S. underwriters are offering 11,680,000 shares in the U.S. and Canada.



     We expect the public offering price to be between $11.00 and $13.00 per share. Currently, no public market exists for the shares. The shares have been approved for listing on the New York Stock Exchange under the symbol "OIS."


     INVESTING IN THE COMMON STOCK INVOLVES RISKS THAT ARE DESCRIBED IN THE "RISK FACTORS" SECTION BEGINNING ON PAGE 9 OF THIS PROSPECTUS.
                             ----------------------

                                                              PER SHARE           TOTAL
                                                              ---------           -----
Public offering price.......................................     $                 $
Underwriting discount.......................................     $                 $
Proceeds, before expenses, to Oil States International......     $                 $
Proceeds, before expenses, to the selling stockholders......     $                 $


     The international managers may also purchase up to an additional 438,000 shares from Oil States International at the public offering price, less the underwriting discount, within 30 days from the date of this prospectus to cover over-allotments. The U.S. underwriters may similarly purchase up to an additional 1,752,000 shares from Oil States International.


     Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.


     The shares will be ready for delivery on or about             , 2001.


                             ----------------------

MERRILL LYNCH INTERNATIONAL                           CREDIT SUISSE FIRST BOSTON

                               SIMMONS & COMPANY
                                 INTERNATIONAL
                             ----------------------

           The date of this prospectus is                     , 2001.

                                  UNDERWRITING


     We intend to offer the shares outside the U.S. and Canada through the international managers and in the U.S. and Canada through the U.S. underwriters. Merrill Lynch International, Credit Suisse First Boston (Europe) Limited and Simmons & Company International are acting as lead managers for the international managers named below. Subject to the terms and conditions described in an international purchase agreement among us, the selling stockholders and the international managers, and concurrently with the sale of 11,680,000 shares to the U.S. underwriters, we and the selling stockholders have agreed to sell to the international managers, and each of the international managers has agreed to purchase from us and the selling stockholders, the number of shares listed opposite its name below.



                                                                NUMBER
                   INTERNATIONAL MANAGER                       OF SHARES
                   ---------------------                       ---------
Merrill Lynch International.................................
Credit Suisse First Boston (Europe) Limited.................
Simmons & Company International.............................
                                                               ---------
             Total..........................................   2,920,000
                                                               =========



     We and the selling stockholders have also entered into a U.S. purchase agreement with the U.S. underwriters for sale of the shares in the U.S. and Canada for whom Merrill Lynch, Pierce, Fenner & Smith Incorporated, Credit Suisse First Boston Corporation and Simmons & Company International are acting as U.S. representatives. Subject to the terms and conditions in the U.S. purchase agreement, and concurrently with the sale of 2,920,000 shares to the international managers under the international purchase agreement, we and the selling stockholders have agreed to sell to the U.S. underwriters, and the U.S. underwriters severally have agreed to purchase from us and the selling stockholders, an aggregate of 11,680,000 shares in the offering. The initial public offering price per share and the total underwriting discount per share are identical under the international purchase agreement and the U.S. purchase agreement.


     The international managers and the U.S. underwriters have agreed to purchase all of the shares sold under the international and U.S. purchase agreements if any of these shares are purchased. If an underwriter defaults, the U.S. and international purchase agreements provide that the purchase commitments of the nondefaulting underwriters may be increased or the purchase agreements may be terminated. The closings for the sale of shares to be purchased by the international managers and the U.S. underwriters are conditioned on one another.

     We, some of our subsidiaries and the selling stockholders have agreed to indemnify the international managers and the U.S. underwriters against liabilities under the Securities Act or to contribute to payments the international managers and U.S. underwriters may be required to make in respect of those liabilities.

     The underwriters are offering the shares, subject to prior sale, when, as and if issued to and accepted by them, subject to approval of legal matters by their counsel, including the validity of the shares, and other conditions contained in the purchase agreements, such as the receipt by the underwriters of officer's certificates and legal opinions. The underwriters reserve the right to withdraw, cancel or modify offers to the public and to reject orders in whole or in part.

     Merrill Lynch will be facilitating Internet distribution for this offering to some of its Internet subscription customers. Merrill Lynch intends to allocate a limited number of shares for sale to its online brokerage customers. An electronic prospectus is available on the Internet Web sites maintained by Merrill Lynch and Credit Suisse First Boston Corporation. Other than the prospectus in electronic format, the information on the Web sites of Merrill Lynch and Credit Suisse First Boston Corporation is not part of this prospectus.

COMMISSIONS AND DISCOUNTS

     The lead managers have advised us and the selling stockholders that the international managers propose initially to offer the shares to the public at the initial public offering price listed on the cover page of this prospectus
and to dealers at that price less a concession not in excess of $     per share.
The international
managers may allow, and the dealers may reallow, a discount not in excess of
$     per share to other dealers. After the initial public offering, the public offering price, concession and discount may be changed.

     The following table shows the public offering price, underwriting discount and proceeds before expenses to Oil States and the selling stockholders. The information assumes either no exercise or full exercise by the international managers and the U.S. underwriters of their over-allotment options.

                                                   PER SHARE   WITHOUT OPTION   WITH OPTION
                                                   ---------   --------------   -----------
Public offering price............................     $             $               $
Underwriting discount............................     $             $               $
Proceeds, before expenses, to Oil States.........     $             $               $
Proceeds, before expenses, to the selling
  stockholders...................................     $             $               $


     The expenses of the offering, not including the underwriting discount, are estimated at $3,700,000 and are payable by Oil States.


OVER-ALLOTMENT OPTION


     We have granted an option to the international managers to purchase up to 438,000 additional shares at the public offering price less the underwriting discount. The international managers may exercise this option for 30 days from the date of this prospectus solely to cover any over-allotments. If the international managers exercise this option, each international manager will be obligated, subject to conditions contained in the purchase agreements, to purchase a number of additional shares proportionate to that international manager's initial amount reflected in the above table.



     We have also granted an option to the U.S. underwriters, exercisable for 30 days from the date of this prospectus, to purchase up to 1,752,000 additional shares to cover any over-allotments on terms similar to those granted to the international managers.


INTERSYNDICATE AGREEMENT

     The international managers and the U.S. underwriters have entered into an intersyndicate agreement that provides for the coordination of their activities. Under the intersyndicate agreement, the international managers and the U.S. underwriters may sell shares to each other for purposes of resale at the initial public offering price, less an amount not greater than the selling concession. Under the intersyndicate agreement, the international managers and any dealer to whom they sell shares will not offer to sell or sell shares to U.S. or Canadian persons or to persons they believe intend to resell to U.S. or Canadian persons, except in the case of transactions under the intersyndicate agreement. Similarly, the U.S. underwriters and any dealer to whom they sell shares will not offer to sell or sell shares to persons who are non-U.S. or non-Canadian persons or to persons they believe intend to resell to persons who are non-U.S. or non-Canadian persons, except in the case of transactions under the intersyndicate agreement.

NO SALES OF SIMILAR SECURITIES

     We, the selling stockholders, our executive officers and directors, current stockholders of Oil States and other stockholders receiving shares in the Combination have agreed, with exceptions, not to sell or transfer any common stock for 180 days after the date of this prospectus without first obtaining the written consent of Merrill Lynch. Specifically, we and these other individuals have agreed not to directly or indirectly:

     - offer, pledge, sell, or contract to sell any common stock,

     - sell any option or contract to purchase any common stock,

     - purchase any option or contract to sell any common stock,


     - grant any option, right or warrant for the sale of any common stock, other than under our 2001 Equity Participation Plan,


     - lend or otherwise dispose of or transfer any common stock,

     - request or demand that we file a registration statement related to the common stock, or

     - enter into any swap or other agreement that transfers, in whole or in part, the economic consequence of ownership of any common stock whether any such swap or transaction is to be settled by delivery of shares or other securities, in cash or otherwise.

     This lockup provision applies to common stock and to securities convertible into or exchangeable or exercisable for or repayable with common stock. It also applies to common stock owned now or acquired later by the person executing the agreement or for which the person executing the agreement later acquires the power of disposition.

NEW YORK STOCK EXCHANGE LISTING


     The shares have been approved for listing on the New York Stock Exchange, subject to notice of issuance, under the symbol "OIS." In order to meet the requirements for listing on that exchange, the U.S. underwriters and the international managers have undertaken to sell a minimum number of shares to a minimum number of beneficial owners as required by that exchange.


     Before this offering, there has been no public market for our common stock. The initial public offering price will be determined through negotiations among us and the U.S. representatives and lead managers. In addition to prevailing market conditions, the factors to be considered in determining the initial public offering price are:

     - the valuation multiples of publicly traded companies that the U.S. representatives and the lead managers believe to be comparable to us,

     - our financial information,

     - the history of, and the prospects for, our company and the industry in which we compete,

     - an assessment of our management, our past and present operations, and the prospects for, and timing of, our future revenues,

     - the present state of our development, and

     - the above factors in relation to market values and various valuation measures of other companies engaged in activities similar to ours.

     An active trading market for the shares may not develop. It is also possible that after the offering the shares will not trade in the public market at or above the initial public offering price.

     The underwriters do not expect to sell more than 5% of the shares in the aggregate to accounts over which they exercise discretionary authority.

PRICE STABILIZATION, SHORT POSITIONS AND PENALTY BIDS

     Until the distribution of the shares is completed, SEC rules may limit underwriters and selling group members from bidding for and purchasing our common stock. However, the U.S. underwriters may engage in transactions that stabilize the price of our common stock, such as bids or purchases to peg, fix or maintain that price.

     The U.S. underwriters may purchase and sell our common stock in the open market. These transactions may include short sales, stabilizing transactions and purchases to cover positions created by short sales. Short sales involve the sale by the U.S. underwriters of a greater number of shares than they are required to purchase in the offering. "Covered" short sales are sales made in an amount not greater than the underwriters' option to purchase additional shares from the issuer in the offering. The U.S. underwriters may close out any covered short position by either exercising their option to purchase additional shares or purchasing shares in the open market. In determining the source of shares to close out the covered short position, the U.S. underwriters will consider, among other things, the price of shares available for purchase in the open market as compared to the price at which they may purchase shares through the over-allotment option. "Naked" short sales are any sales in excess of such option. The U.S. underwriters must close out any naked short position by purchasing shares in the open market. A naked short position is more likely to be created if the U.S. underwriters are concerned that there may be downward pressure on the price of our common stock in the open market after pricing that could adversely affect investors who purchase in the offering. Stabilizing transactions consist of various bids for or purchases of common stock made by the U.S. underwriters in the open market prior to the completion of the offering.

     The U.S. underwriters may also impose a penalty bid. This occurs when a particular underwriter repays to the other underwriters a portion of the underwriting discount received by it because the U.S. underwriters have repurchased shares sold by or for the account of that underwriter in stabilizing or short covering transactions.

     Similar to other purchase transactions, the U.S. underwriters' purchases to cover the syndicate short sales may have the effect of raising or maintaining the market price of our common stock or preventing or retarding a decline in the market price of our common stock. As a result, the price of our common stock may be higher than the price that might otherwise exist in the open market.

     Neither we nor any of the underwriters makes any representation or prediction as to the direction or magnitude of any effect that the transactions described above may have on the price of our common stock. In addition, neither we nor any of the underwriters makes any representation that the U.S. underwriters will engage in these transactions or that these transactions, once commenced, will not be discontinued without notice.

UK SELLING RESTRICTIONS

     Each international manager has agreed that:

     - it has not offered or sold and will not offer or sell any shares of common stock to persons in the United Kingdom, except to persons whose ordinary activities involve them in acquiring, holding, managing or disposing of investments, as principal or agent, for the purposes of their businesses or otherwise in circumstances which do not constitute an offer to the public in the United Kingdom within the meaning of the Public Offers of Securities Regulations 1995;

     - it has complied and will comply with all applicable provisions of the Financial Services Act 1986 with respect to anything done by it in relation to the common stock in, from or otherwise involving the United Kingdom; and

     - it has only issued or passed on and will only issue or pass on in the United Kingdom any document received by it in connection with the issuance of common stock to a person who is of a kind described in
       Article 11(3) of the Financial Services Act 1986 (Investment Advertisements) (Exemptions) Order 1996 as amended by the Financial Services Act 1986 (Investment Advertisements) (Exemptions) Order 1997 or is a person to whom such document may otherwise lawfully be issued or passed on.

NO PUBLIC OFFERING OUTSIDE THE UNITED STATES

     No action has been or will be taken in any jurisdiction, except in the United States, that would permit a public offering of the shares of common stock, or the possession, circulation or distribution of this prospectus or any other material relating to our company, the selling stockholders or shares of our common stock in any jurisdiction where action for that purpose is required. Accordingly, the shares of our common stock may not be offered or sold, directly or indirectly, and neither this prospectus nor any other offering material or advertisements in connection with the shares of common stock may be distributed or published, in or from any country or jurisdiction except in compliance with any applicable rules and regulations of any such country or jurisdiction.

     Purchasers of the shares offered by this prospectus may be required to pay stamp taxes and other charges in accordance with the laws and practices of the country of purchase in addition to the offering price on the cover page of this prospectus.

OTHER RELATIONSHIPS


     Some of the underwriters and their affiliates have engaged in, and may in the future engage in, investment banking and other commercial dealings in the ordinary course of business with us. They have received customary fees and commissions for these transactions. Credit Suisse First Boston, New York branch, an affiliate of Credit Suisse First Boston Corporation, will act as administrative agent, collateral agent, book manager and lead arranger for our new revolving credit facility. Credit Suisse First Boston Canada, an affiliate of Credit Suisse First Boston Corporation, will act as Canadian administrative agent, collateral agent, book manager and lead arranger for this facility.

--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

     Through and including             , 2001 (the 25th day after the date of
this prospectus), all dealers effecting transactions in these securities, whether or not participating in this offering, may be required to deliver a prospectus. This is in addition to the dealers' obligation to deliver a prospectus when acting as underwriters and with respect to their unsold allotments or subscriptions.


                               14,600,000 SHARES


                     [OIL STATES INTERNATIONAL, INC. LOGO]

                                  COMMON STOCK

                             ---------------------

                                   PROSPECTUS
                             ---------------------

                          MERRILL LYNCH INTERNATIONAL

                           CREDIT SUISSE FIRST BOSTON

                               SIMMONS & COMPANY
                                 INTERNATIONAL


                                          , 2001

--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

                                    PART II

                     INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 13. OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION

     The following table sets forth the costs and expenses, other than underwriting discounts and commissions, payable in connection with the sale of common stock being registered. All amounts are estimates except the SEC registration fee and the NASD filing fees.


Securities and Exchange Commission registration fee.........   $   57,552
NASD filing fee.............................................       22,327
NYSE listing fee............................................      249,100
Legal fees and expenses.....................................    1,350,000
Tax advice fees.............................................      400,000
Accounting fees and expenses................................      750,000
Fairness Opinion............................................      300,000
Blue Sky fees and expenses (including legal fees)...........       25,000
Printing expenses...........................................      400,000
Transfer Agent fees.........................................       10,000
Miscellaneous...............................................      136,021
                                                               ----------
          Total.............................................   $3,700,000
                                                               ==========


---------------

* To be provided by amendment.

ITEM 14. INDEMNIFICATION OF DIRECTORS AND OFFICERS

     Section 145 of the Delaware General Corporation Law ("DGCL") provides that a corporation may indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding whether civil, criminal, administrative or investigative, other than an action by or in the right of the corporation by reason of the fact that he is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, against expenses, including attorney's fees, judgments, fines and amounts paid in settlement actually and reasonably incurred by him in connection with such action, suit or proceeding if he acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal action or proceeding, had no reasonable cause to believe his conduct was unlawful. Section 145 further provides that a corporation similarly may indemnify any such person serving in any such capacity who was or is a party or is threatened to be made a party to any threatened, pending or completed action or suit by or in the right of the corporation to procure a judgment in its favor by reason of the fact that he is or was a director, officer, employee or agent of the corporation or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, against expenses, including attorneys' fees, actually and reasonably incurred in connection with the defense or settlement of such action or suit if he acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interests of the corporation and except that no indemnification shall be made in respect of any claim, issue or matter as to which such person shall have been adjudged to be liable to the corporation unless and only to the extent that the Delaware Court of Chancery or such other court in which such action or suit was brought shall determine upon application that, despite the adjudication of liability but in view of all of the circumstances of the case, such person is fairly and reasonably entitled to indemnity for such expenses which the Delaware Court of Chancery or such other court shall deem proper.

     The Company's certificate of incorporation provides that indemnification shall be to the fullest extent permitted by the DGCL for all current or former directors or officers of the Company.

     As permitted by the DGCL, the certificate of incorporation provides that directors of the Company shall have no personal liability to the Company or its stockholders for monetary damages for breach of fiduciary duty as a director, except (1) for any breach of the director's duty of loyalty to the Company or its stockholders, (2) for acts or omissions not in good faith or which involve intentional misconduct or knowing violation of law, (3) under Section 174 of the DGCL or (4) for any transaction from which a director derived an improper personal benefit.


     In addition, we have entered into indemnity agreements with our directors and executive officers containing provisions which are in some respects broader than the specific indemnification provisions contained in the DGCL. The form of these indemnity agreements is filed as Exhibit 10.14 hereto.



     The U.S. and international purchase agreements that we will enter into in connection with the offering will contain certain provisions for the indemnification against certain civil liabilities under the Securities Act of our directors, certain of our officers, the selling stockholders and any person who controls us within the meaning of Section 15 of the Securities Act or
Section 20 of the Securities Exchange Act of 1934.


ITEM 15. RECENT SALES OF UNREGISTERED SECURITIES

     The Company has not sold any securities, registered or otherwise, within the past three years, except as set forth below. The information set forth below reflects the Company's 50 for 1 stock split effected on January 8, 1998 and the proposed reverse three for one stock split to be effected in connection with the Combination.

      1. In November 1997, the Company issued 333,333 shares of Common Stock to the Huntfield Trust Limited ("Huntfield") in consideration for the purchase of 400 shares of the common stock of a wholly owned subsidiary of the Company, which shares were issued to Huntfield as partial consideration for the purchase of assets from Huntfield in May 1996. The Company assigned an aggregate value of $10,000,000 to these shares in its financial statements.

      2. In December 1997, the Company issued a total of 277,250 shares of Common Stock to ten of its shareholders who subscribed to the Company's offering of Common Stock (the "December 1997 Subscription"). The aggregate consideration paid by such shareholders was $8,317,500.

      3. In connection with the December 1997 Subscription, the Company issued a total of 3,666 shares of Common Stock to eight of the former stockholders of HydroTech Systems, Inc. who held shares of preferred stock of a subsidiary of the Company in satisfaction of pre-emptive rights held by such persons. The aggregate consideration paid by such persons was $110,000.

      4. Also in December 1997, the Company issued a total of 44,433 shares of Common Stock to three of the former shareholders of Gregory Rig Service and Sales, Inc. ("Gregory") in partial consideration for the purchase of all of the issued and outstanding shares of common stock of Gregory. The Company assigned an aggregate value of $1,333,000 to these shares in its financial statements.

      5. In January 1998, the Company issued 5,000 shares of Common Stock to James Cauble ("Cauble") pursuant to the terms of an employment agreement for aggregate proceeds of $150,000. In so doing, the Company relied on the provisions of Rule 701 promulgated under the Securities Act in claiming exemption for the offering, sale and delivery of such securities from registration under the Securities Act. Pursuant to the terms of an employment severance agreement with Cauble, the Company repurchased such shares in November 1999.

      6. Also in January 1998, the Company issued 14,966 shares of Common Stock to Huntfield pursuant to the December 1997 Subscription for aggregate proceeds of $449,000.

      7. In February 1998, the Company issued a total of 141,389 shares of Common Stock to 23 of its shareholders who subscribed to the Company's offering of Common Stock (the "February 1998 Subscription"). The aggregate consideration paid by such shareholders was $4,241,670.

      8. Also in February 1998, the Company issued a total of 33,333 shares of Common Stock to the four former shareholders of Subsea Ventures, Inc. ("Subsea Ventures") in partial consideration for the purchase of all of the issued and outstanding shares of common stock of Subsea Ventures. The Company assigned an aggregate value of $1,000,000 to these shares in its financial statements.

      9. In March 1998, the Company issued a total of 166,666 shares of Common Stock to SCF-III, L.P., Chase Manhattan Investment Holdings, L.P. and Bovaird Supply Company in consideration for outstanding options held by such entities to purchase the common stock of CE Franklin Ltd., a former majority owned subsidiary of the Company (the "CE Franklin Transaction"). The Company assigned an aggregate value of $5,000,000 to these shares in its financial statements.

     10. Also in March 1998, the Company issued a total of 216,252 shares of Common Stock to 26 of its shareholders who subscribed to the Company's offering of Common Stock (the "March 1998 Subscription"). The aggregate consideration paid by such shareholders was $6,487,560.

     11. In April 1998, the Company issued a total of 25,000 shares of Common Stock to Klaper (UK) Limited ("Klaper") in partial consideration for the purchase of all of the assets of Klaper. In so doing, the Company relied on the exemption for offshore sales of securities provided by Regulation S under the Securities Act in claiming exemption for the offering, sale and delivery of such securities from registration under the Securities Act. The Company assigned an aggregate value of $750,000 to these shares in its financial statements.

     12. In May 1998, the Company issued 258,333 shares of Common Stock to Chase Manhattan Investment Holdings, L.P. in exchange for 775,000 shares of the Company's Class B common stock, which were issued in 1995. In so doing, the Company relied on the exchange of existing securities provisions of Section 3(a)(9) of the Securities Act in claiming exemption for the offering, sale and delivery of such securities from registration under the Securities Act.

     13. From November 1998 to October 1999, the Company issued a total of 47,255 shares of Common Stock to employees upon the exercise of employment stock options held by such employees. The exercise price of such options was $6.282 per share, resulting in aggregate proceeds to the Company of $296,671. In so doing, the Company relied on the provisions of Rule 701 promulgated under the Securities Act in claiming exemption for the offering, sale and delivery of such securities from registration under the Securities Act.

     14. Also in January 2000, the Company issued 38 shares of Common Stock to Oran Tarlton for aggregate consideration of $281.

     15. In February 2000, the Company issued a total of 1,430,437 shares of Common Stock to its shareholders who purchased shares in the February 1998 Subscription and the March 1998 Subscription, pursuant to performance conditions specified in such subscriptions which were not attained. No additional consideration was received for such shares.

     16. Also in February 2000, the Company issued 166,666 shares of Common Stock to SCF-III, L.P., Chase Manhattan Investment Holdings, L.P. and Bovaird Supply Company in accordance with performance conditions specified in the CE Franklin Transaction which were not attained. No additional consideration was received for such shares.

Except as specifically stated otherwise in the preceding paragraphs, in offering, selling and issuing the securities described above, the Company relied on, among other things, the private placement provisions of Section 4(2) of the Securities Act.

     In connection with the closing of the Combination, the Company will issue a total of 7,600,830, 7,606,110 and 5,933,703 shares of Common Stock to the former shareholders of HWC Energy Services, Inc. ("HWC") and Sooner Inc. ("Sooner") and the former shareholders of PTI Group Inc. ("PTI") resident in the United States in consideration for all of the issued and outstanding shares of common stock of HWC and Sooner and the common shares of PTI held by such shareholders, respectively. In so doing, the Company will rely on the private placement provisions of Rule 506 of Regulation D promulgated under the Securities Act in claiming exemption for the offering, sale and delivery of such securities from registration under the Securities Act.

ITEM 16. EXHIBITS AND FINANCIAL STATEMENT SCHEDULES

    (a) Exhibits


           1.1           -- Form of U.S. Purchase Agreement
           1.2**         -- Form of International Purchase Agreement
           3.1           -- Form of Amended and Restated Certificate of Incorporation
           3.2*          -- Form of Amended and Restated Bylaws
           3.3*          -- Form of Certificate of Designations of Special Preferred
                            Voting Stock of Oil States International, Inc.
           4.1*          -- Form of common stock certificate
           4.2*          -- Form of Amended and Restated Registration Rights
                            Agreement
           5.1           -- Opinion of Vinson & Elkins L.L.P.
          10.1*          -- Combination Agreement dated as of July 31, 2000 by and
                            among Oil States International, Inc., HWC Energy
                            Services, Inc., Merger Sub-HWC, Inc., Sooner Inc., Merger
                            Sub-Sooner, Inc. and PTI Group Inc.
          10.2*          -- Form of Plan of Arrangement of PTI Group Inc.
          10.3*          -- Form of Support Agreement between Oil States
                            International, Inc. and PTI Holdco
          10.4*          -- Form of Voting and Exchange Trust Agreement by and among
                            Oil States International, Inc., PTI Holdco and Montreal
                            Trust Company of Canada
          10.5*          -- Form of 2001 Equity Participation Plan
          10.6*          -- Form of Deferred Compensation Plan
          10.7*          -- Form of Annual Incentive Compensation Plan
          10.8*          -- Form of Executive Agreement between Oil States
                            International, Inc. and Douglas E. Swanson
          10.9*          -- Form of Executive Agreement between Oil States
                            International, Inc., and Cindy B. Taylor
          10.10*         -- Form of Executive Agreement between Oil States
                            International, Inc. and all other Named Executive
                            Officers
          10.11*         -- Form of Change of Control Severance Plan for Selected
                            Members of Management
          10.12          -- Form of Credit Agreement among Oil States International,
                            Inc., PTI Group Inc., the Lenders named therein, Credit
                            Suisse First Boston, Credit Suisse First Boston Canada,
                            Hibernia National Bank and Royal Bank of Canada.
          10.13*         -- Form of Restricted Stock Agreement between Oil States
                            International, Inc. and Douglas E. Swanson.
          10.14          -- Form of Indemnification Agreement
          16.1*          -- Letter Regarding Change in Certifying Accountant
          21.1*          -- List of subsidiaries of the Company
          23.1           -- Consent of Ernst & Young LLP
          23.2           -- Consent of Arthur Andersen LLP (Houston, Texas)
          23.3           -- Consent of Arthur Andersen LLP (Dallas, Texas)
          23.4           -- Consent of PricewaterhouseCoopers LLP (Edmonton, Alberta)
          23.5           -- Consent of Vinson & Elkins L.L.P. (contained in Exhibit
                            5.1 hereto)
          23.6*          -- Consent of Mark G. Papa to serve as director
          23.7*          -- Consent of Gary L. Rosenthal to serve as director
          23.8*          -- Consent of Martin Lambert to serve as director
          23.9           -- Consent of PricewaterhouseCoopers LLP (Calgary, Alberta)
          24.1*          -- Powers of Attorney for Directors
          27.1*          -- Financial Data Schedule


---------------


*  Previously filed.



**To be filed by amendment.

  (b) Financial Statement Schedule

     All schedules are omitted because the information is contained in the Financial Statements or Notes.

ITEM 17. UNDERTAKINGS

     The undersigned registrant hereby undertakes:

        (a) Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the undersigned registrant pursuant to the foregoing provisions described in Item 14 or otherwise, the undersigned registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the undersigned registrant of expenses incurred or paid by a director, officer or controlling person of the undersigned registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the undersigned registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

        (b) To provide to the underwriter at the closing specified in the underwriting agreements, certificates in such denominations and registered in such names as required by the underwriters to permit prompt delivery to each purchaser.

        (c) For purposes of determining any liability under the Securities Act, the information omitted from the form of prospectus filed as part of this registration statement in reliance upon Rule 430A and contained in a form of prospectus filed by the undersigned registrant pursuant to Rule 424(b)(1) or (4) or 497(h) under the Securities Act shall be deemed to be part of this registration statement as of the time it was declared effective.

        (d) For purposes of determining any liability under the Securities Act, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the Offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

                                   SIGNATURES


     Pursuant to the requirements of the Securities Act of 1933, as amended, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Houston, State of Texas, on the 18th day of January, 2001.


                                            Oil States International, Inc.

                                            By:   /s/ DOUGLAS E. SWANSON
                                              ----------------------------------
                                            Name: Douglas E. Swanson
                                            Title: President and Chief Executive
                                            Officer

     Pursuant to the requirements of the Securities Act of 1933, as amended, this registration statement has been signed below by the following persons in the capacities and on the dates indicated.


                      SIGNATURE                                   TITLE                    DATE
                      ---------                                   -----                    ----

               /s/ DOUGLAS E. SWANSON                  President, Chief Executive    January 18, 2001
-----------------------------------------------------    Officer and Director
                 Douglas E. Swanson                      (Principal Executive
                                                         Officer)

                 /s/ CINDY B. TAYLOR                   Chief Financial Officer       January 18, 2001
-----------------------------------------------------    (Principal Financial
                   Cindy B. Taylor                       Officer)

                /s/ ROBERT W. HAMPTON                  Vice President -- Finance     January 18, 2001
-----------------------------------------------------    and Accounting (Principal
                  Robert W. Hampton                      Accounting Officer)

                    L.E. SIMMONS*                      Chairman of the Board         January 18, 2001
-----------------------------------------------------
                    L.E. Simmons

                   DAVID ALTHOFF*                      Director                      January 18, 2001
-----------------------------------------------------
                    David Althoff

                                                       Director
-----------------------------------------------------
                   Russell Hawkins

                   DENNIS PROCTOR*                     Director                      January 18, 2001
-----------------------------------------------------
                   Dennis Proctor

                  ANDREW L. WAITE*                     Director                      January 18, 2001
-----------------------------------------------------
                   Andrew L. Waite

                  STEPHEN A. WELLS*                    Director                      January 18, 2001
-----------------------------------------------------
                  Stephen A. Wells

                      SIGNATURE                                   TITLE                    DATE
                      ---------                                   -----                    ----
                   JAMES D. WOODS*                     Director                      January 18, 2001
-----------------------------------------------------
                   James D. Woods

*By: /s/ CINDY B. TAYLOR
     ------------------------------------------------
     Cindy B. Taylor, pursuant to a power of attorney
     filed with the Registration Statement NO.
     333-43400, filed with the Security and Exchange
     Commission on August 10, 2000.

                               INDEX TO EXHIBITS


           1.1           -- Form of U.S. Purchase Agreement
           1.2**         -- Form of International Purchase Agreement
           3.1           -- Form of Amended and Restated Certificate of Incorporation
           3.2*          -- Form of Amended and Restated Bylaws
           3.3*          -- Form of Certificate of Designations of Special Preferred
                            Voting Stock of Oil States International, Inc.
           4.1*          -- Form of common stock certificate
           4.2*          -- Form of Amended and Restated Registration Rights
                            Agreement
           5.1           -- Opinion of Vinson & Elkins L.L.P.
          10.1*          -- Combination Agreement dated as of July 31, 2000 by and
                            among Oil States International, Inc., HWC Energy
                            Services, Inc., Merger Sub-HWC, Inc., Sooner Inc., Merger
                            Sub-Sooner, Inc. and PTI Group Inc.
          10.2*          -- Form of Plan of Arrangement of PTI Group Inc.
          10.3*          -- Form of Support Agreement between Oil States
                            International, Inc. and PTI Holdco
          10.4*          -- Form of Voting and Exchange Trust Agreement by and among
                            Oil States International, Inc., PTI Holdco and Montreal
                            Trust Company of Canada
          10.5*          -- Form of 2001 Equity Participation Plan
          10.6*          -- Form of Deferred Compensation Plan
          10.7*          -- Form of Annual Incentive Compensation Plan
          10.8*          -- Form of Executive Agreement between Oil States
                            International, Inc. and Douglas E. Swanson
          10.9*          -- Form of Executive Agreement between Oil States
                            International, Inc., and Cindy B. Taylor
          10.10*         -- Form of Executive Agreement between Oil States
                            International, Inc. and all other Named Executive
                            Officers
          10.11*         -- Form of Change of Control Severance Plan for Selected
                            Members of Management
          10.12          -- Form of Credit Agreement among Oil States International,
                            Inc., PTI Group Inc., the Lenders named therein, Credit
                            Suisse First Boston, Credit Suisse First Boston Canada,
                            Hibernia National Bank and Royal Bank of Canada.
          10.13*         -- Form of Restricted Stock Agreement between Oil States
                            International, Inc. and Douglas E. Swanson.
          10.14          -- Form of Indemnification Agreement
          16.1*          -- Letter Regarding Change in Certifying Accountant
          21.1*          -- List of subsidiaries of the Company
          23.1           -- Consent of Ernst & Young LLP
          23.2           -- Consent of Arthur Andersen LLP (Houston, Texas)
          23.3           -- Consent of Arthur Andersen LLP (Dallas, Texas)
          23.4           -- Consent of PricewaterhouseCoopers LLP (Edmonton, Alberta)
          23.5           -- Consent of Vinson & Elkins L.L.P. (contained in Exhibit
                            5.1 hereto)
          23.6*          -- Consent of Mark G. Papa to serve as director
          23.7*          -- Consent of Gary L. Rosenthal to serve as director
          23.8*          -- Consent of Martin Lambert to serve as director
          23.9           -- Consent of PricewaterhouseCoopers LLP (Calgary, Alberta)
          24.1*          -- Powers of Attorney for Directors
          27.1*          -- Financial Data Schedule


---------------


*  Previously filed.



**To be filed by amendment.